Use these links to rapidly review the document

INDEX—FINANCIAL STATEMENTS

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERVAL LEISURE GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	8600 (Primary Standard Industrial Classification Code Number)	26-2590997 (IRS Employer Identification No.)

6262 Sunset Drive
Miami, Florida 33143
Telephone: (305) 666-1861
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Victoria J. Kincke
General Counsel
Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, Florida 33143
(305) 666-1861
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Michele L. Keusch, Esq. AGC—Securities, Mergers & Acquisitions Interval Leisure Group, Inc. 6262 Sunset Drive Miami, Florida 33143 (305) 666-1861	Michael E. Lubowitz, Esq. Weil, Gotshal & Manges LLP 767 Fifth Ave New York, New York 10153 (212) 310-8000

           Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, par value $0.01 per share	72,371,970 shares(1)	N/A	$1,116,913,971(2)	$112,473.24(3)

(1)
This Registration Statement relates to shares of common stock, par value $0.01 per share, of Interval Leisure Group, Inc. ("ILG," and such stock, "ILG common stock") issuable to holders of common stock, par value $0.01 per share, of Vistana Signature Experiences, Inc. ("Vistana", and such stock, the "Vistana common stock") pursuant to the proposed merger of Iris Merger Sub, Inc., a direct, wholly owned subsidiary of ILG ("Merger Sub"), with and into Vistana. The amount of ILG common stock to be registered represents the estimate of the maximum number of shares that ILG will issue, upon consummation of the merger, to holders of common stock, par value $0.01 per share, of Starwood Hotels & Resorts Worldwide, Inc. ("Starwood") entitled to receive shares of Vistana common stock in the distribution described in this registration statement. Based on the formula set forth in the merger agreement this amount is expected to be 72,371,970 shares of ILG common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 457(f)(2) of the Securities Act, the proposed maximum aggregate offering price of the registrant's common stock was calculated based upon the book value of all shares of Vistana common stock to be exchanged in the merger as of September 30, 2015, the most recent date for which such information is available.

(3)
Computed in accordance with Rule 457(f) and Section 6(b) under the Securities Act to be $112,473.24, which is equal to 0.0001007 multiplied by the proposed maximum aggregate offering price of $1,116,913,971.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        ILG is filing this registration statement on Form S-4 to register shares of ILG common stock that will be issued in connection with the merger of Merger Sub with and into Vistana, which is currently a direct, wholly owned subsidiary of Starwood, but which will be spun off to Starwood stockholders immediately prior to the merger. Pursuant to the instructions of Form S-4, the proxy statement/prospectus which forms a part of this registration statement is also deemed filed pursuant to ILG's obligations under Regulation 14A in connection with ILG's special meeting of ILG stockholders to approve the issuance of shares of ILG common stock in connection with the merger. As part of the distribution, the holders of SLC Operating Limited Partnership units, which are entitled to the distribution, will also receive 121,000 shares of Vistana common stock. In addition, Vistana will file a registration statement on Form 10 to register shares of Vistana common stock which will be distributed to Starwood stockholders pursuant to the spin-off immediately prior to the merger. Upon distribution, the outstanding shares of Vistana common stock will be immediately converted into shares of ILG common stock in connection with the merger.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell or exchange securities and is not soliciting an offer to buy or exchange securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—
SUBJECT TO COMPLETION, DATED DECEMBER 15, 2015

[ILG LETTERHEAD]

[    •    ], 2016

Dear Fellow Stockholders:

         As previously announced, Interval Leisure Group, Inc., which we refer to as ILG, and Starwood Hotels & Resorts Worldwide, Inc., which we refer to as Starwood, have entered into a merger agreement, dated as of October 27, 2015, as may be amended from time to time, which we refer to as the Merger Agreement, under which ILG will acquire Starwood's vacation ownership business, which we refer to as the Vistana Vacation Ownership Business (including five hotels that will be transferred to one or more subsidiaries of Vistana Signature Experiences, Inc., which we refer to as Vistana). The Vistana Vacation Ownership Business operates under the Westin® and Sheraton® brands and uses the St. Regis® and The Luxury Collection® brands in connection with certain St. Regis® and The Luxury Collection® fractional residence properties. Prior to the closing of the proposed merger, Starwood will cause certain assets and liabilities to be conveyed to its wholly owned subsidiary, Vistana, to separate the Vistana Vacation Ownership Business from Starwood's other businesses. In connection with such conveyance, Vistana will make a cash distribution of $132 million to Starwood, which is subject to certain adjustments with respect to capital spend for, and net operating cash flow of, the Vistana Vacation Ownership Business. After such conveyance, Starwood will spin off Vistana to Starwood stockholders by distributing all of the Vistana common stock owned by Starwood to Starwood stockholders on a pro rata basis, which we refer to as the Distribution. Immediately after the Distribution, Iris Merger Sub, Inc., a newly formed, direct, wholly owned subsidiary of ILG, which we refer to as Merger Sub, will merge with and into Vistana, which we refer to as the Merger, with Vistana surviving as a direct, wholly owned subsidiary of ILG. As a result of the Merger, Starwood stockholders will receive ILG common stock in exchange for the shares of Vistana common stock to which they are entitled in the Distribution. In connection with the Merger, we currently expect, based on the exchange ratio formula set forth in the Merger Agreement, that Starwood stockholders entitled to shares of Vistana common stock in the Distribution, in addition to retaining their shares of common stock, par value $0.01 per share, of Starwood, which we refer to as Starwood common stock, will receive approximately 55% of the shares of ILG common stock on a fully diluted basis as a result of the transactions or approximately [    •    ] shares of ILG common stock for every one share of Starwood common stock that they own on the record date of the Distribution. However, no fractional shares of ILG common stock will be issued in the Merger, and Starwood stockholders entitled to fractional shares of Vistana common stock in the Distribution will receive a cash payment in lieu of fractional shares. ILG common stock is traded on The NASDAQ Stock Market Global Select Market under the ticker symbol "IILG." On December 14, 2015, the closing price of ILG common stock was $15.51 per share.

         After consideration, the board of directors of ILG, which we refer to as the ILG Board of Directors or ILG Board, has unanimously determined that the Merger and the issuance of ILG common stock in connection therewith, which we refer to as the Share Issuance, are in the best interests of ILG and its stockholders and has approved the Merger Agreement, the Merger and the Share Issuance. In order to complete the Merger, ILG must obtain the requisite approval of its stockholders for the Share Issuance. Our largest stockholder, Liberty Interactive Corporation, which owns approximately 29% of our common stock, and our chief executive officer, chief operating officer and chief financial officer have agreed to vote in favor of the Share Issuance. You will be asked to vote on proposals at a special meeting of the stockholders of ILG to approve the Share Issuance, and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Share Issuance, which we refer to as the meeting adjournment proposal, at a special meeting of ILG stockholders to be held on [    •    ] at [    •    ] at [    •    ]. The ILG Board of Directors unanimously recommends that you vote FOR the proposal to approve the Share Issuance and FOR the meeting adjournment proposal.

         Your vote is very important, regardless of the number of shares you own.    We cannot complete the Merger unless the Share Issuance is approved by our stockholders at the special meeting. Only stockholders who owned shares of ILG common stock at the close of business on [    •    ], 2016 will be entitled to vote at the special meeting. Whether or not you plan to be present at the special meeting, please complete, sign, date and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with your proxy card. If you hold your shares in "street name," you should instruct your broker how to vote your shares in accordance with your voting instruction form.

         This proxy statement/prospectus explains the Merger, the Share Issuance, the Merger Agreement and the transactions contemplated thereby and provides specific information concerning the special meeting. Please review this document carefully. You should carefully consider, before voting, the matters discussed under the heading "Risk Factors" beginning on page 36 of this proxy statement/prospectus.

         On behalf of the ILG Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Cordially,

Craig M. Nash

Chairman, Chief Executive Officer and President

         Neither the U.S. Securities and Exchange Commission nor any state securities regulator has approved or disapproved the transactions described in this proxy statement/prospectus, including the Merger and the Share Issuance, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The date of this proxy statement/prospectus is [    •    ], 2016, and it is being mailed to ILG stockholders on or about [    •    ], 2016.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell or exchange securities and is not soliciting an offer to buy or exchange securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—
SUBJECT TO COMPLETION, DATED DECEMBER 15, 2015

[STARWOOD LETTERHEAD]

[    •    ], 2016

To the Stockholders of Starwood Hotels & Resorts Worldwide, Inc.:

         On October 28, 2015, we announced that Starwood Hotels & Resorts Worldwide, Inc., which we refer to as Starwood, entered into definitive agreements to spin off its vacation ownership business, which we refer to as the Vistana Vacation Ownership Business, and then combine it with Interval Leisure Group, Inc., which we refer to as ILG. As a Starwood stockholder, you are receiving this document as an information statement from Starwood to inform you of the spin-off and from ILG as a prospectus for the issuance of ILG common stock in connection with the proposed transactions.

         The principal transactions described in this document include the following:

  •
  Separation—Starwood and certain of Starwood's subsidiaries will engage in a series of restructuring transactions in which certain assets, including five properties that will be converted, in whole or in part, into vacation ownership properties, which we refer to as the Transferred Properties, and certain liabilities will be conveyed to Vistana Signature Experiences, Inc., which we refer to as Vistana, and entities that will become Vistana subsidiaries, to separate the Vistana Vacation Ownership Business from Starwood's other businesses. As part of the restructuring transactions, Starwood will contribute certain specified assets and liabilities related to the Vistana Vacation Ownership Business to Vistana, which we refer to as the Contribution.

  •
  Distribution—Starwood will distribute all of the outstanding Vistana common stock to Starwood stockholders as a dividend, which we refer to as the Distribution.

  •
  Merger—Immediately after the Distribution, Vistana will merge with an ILG subsidiary and continue as a wholly owned subsidiary of ILG, which we refer to as the Merger, and the Vistana common stock to which the Starwood stockholders are entitled in the Distribution will be automatically converted into ILG common stock. ILG will continue as a publicly traded company, owning both its current business and the Vistana Vacation Ownership Business.

         We believe that the combination of ILG and the Vistana Vacation Ownership Business will create a leading, integrated vacation ownership and exchange company with complementary product offerings, significantly increase scale to support domestic and international growth leveraging ILG's global infrastructure and generate additional revenue and operational synergies leveraging each company's existing platforms.

         At the close of the proposed transactions, Starwood stockholders entitled to shares of Vistana common stock in the Distribution will own approximately 55% of ILG common stock and ILG stockholders will own approximately 45% of ILG common stock, in each case, on a fully diluted basis. We currently expect, based on the exchange ratio formula set forth in the Merger Agreement, that ILG will issue, and Starwood stockholders entitled to shares of Vistana common stock in the Distribution will receive (in addition to retaining their Starwood common stock), 72,371,970 shares of ILG common stock as a result of the proposed transactions, or approximately [    •    ] shares of ILG common stock for every share of Starwood common stock they own on the record date of the distribution. The actual number of shares of ILG common stock that Starwood stockholders will receive for each share of Starwood common stock will be determined based on the number of shares of Starwood common stock entitled to receive Vistana common stock in the distribution and the exchange ratio set forth in the Merger Agreement. No fractional shares of ILG common stock will be issued. While we expect that the receipt of ILG common stock in the Merger will be tax-free to Starwood stockholders for U.S. federal income tax purposes, they will be required to pay tax on any payment that they receive in cash in lieu of fractional shares. Holders of Starwood common stock will retain all of their shares of Starwood common stock and will not be required to pay for any shares of ILG common stock they receive in exchange for the shares of Vistana common stock to which they are entitled in the Distribution.

         ILG common stock is currently traded on The NASDAQ Stock Market Global Select Market under the ticker symbol "IILG." On December 14, 2015, the closing price of ILG common stock was $15.51 per share.

         The boards of directors of each of ILG and Starwood have unanimously approved the proposed transactions, and Starwood has approved the proposed transactions as the current sole stockholder of Vistana. Starwood stockholders are not required to vote on the proposed transactions and are not being asked to vote on the proposed transactions. Starwood is not asking Starwood stockholders for a proxy, and Starwood stockholders are requested not to send Starwood a proxy.

         This document explains the proposed transactions and the definitive agreements entered into by Starwood and provides specific information about ILG and the Vistana Vacation Ownership Business. Please review this document carefully, particularly the matters discussed under the heading "Risk Factors" beginning on page 36.

         We look forward to completing the proposed transactions and to the exciting opportunities they present for our stockholders.

Sincerely,

Adam Aron

Chief Executive Officer on an interim basis

         Neither the U.S. Securities and Exchange Commission nor any state securities regulator has approved or disapproved the Merger described in this proxy statement/prospectus or the ILG common stock to be issued pursuant to the Merger Agreement, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

         The date of this proxy statement/prospectus is [    •    ], 2016.

INTERVAL LEISURE GROUP, INC.
6262 Sunset Drive
Miami, Florida 33143

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Interval Leisure Group, Inc.:

        NOTICE IS HEREBY GIVEN of a special meeting of stockholders of Interval Leisure Group, Inc., a Delaware corporation ("ILG"), which will be held at [    •    ], on [    •    ], 2016 at [    •    ], local time, for the following purposes:

          1.     to vote on a proposal to approve the issuance of ILG common stock in connection with the Agreement and Plan of Merger, dated as of October 27, 2015, as it may be amended from time to time, among Interval Leisure Group, Inc., Iris Merger Sub, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Vistana Signature Experiences, Inc., which we refer to as the Share Issuance; and

          2.     to vote on a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Share Issuance, which we refer to as the meeting adjournment proposal.

        The approval of the proposal set forth in item 1 above is required for completion of the merger. ILG will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof.

        The ILG Board of Directors has fixed the close of business on [    •    ], 2016 as the record date for the special meeting. Only ILG stockholders of record as of the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available for inspection by any ILG stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the special meeting at ILG's offices at 6262 Sunset Drive, Miami, Florida 33143. The eligible ILG stockholder list will also be available at the special meeting for examination by any stockholder present at such meeting.

        THE ILG BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE SHARE ISSUANCE AND UNANIMOUSLY RECOMMENDS THAT ILG STOCKHOLDERS VOTE FOR THE SHARE ISSUANCE AND FOR THE MEETING ADJOURNMENT PROPOSAL.

        Your vote is very important. Whether or not you expect to attend the special meeting in person, to ensure your representation at the special meeting, we urge you to authorize the individuals named on your proxy card to vote your shares as promptly as possible by (1) accessing the internet site listed on the proxy card, (2) calling the toll-free number listed on the proxy card or (3) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. If you hold your shares in "street name," you should instruct your broker how to vote your shares in accordance with your voting instruction form. ILG stockholders may revoke their proxy in the manner described in the accompanying proxy statement/prospectus before it has been voted at the special meeting.

By Order of the Board of Directors,

Victoria J. Kincke
 Secretary
Miami, Florida

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference important business and financial information about ILG from documents filed with the U.S. Securities and Exchange Commission ("SEC") that have not been included herein or delivered herewith. ILG files reports (including annual, quarterly and current reports which may contain audited financial statements), proxy statements and other information with the SEC. Copies of ILG's filings with the SEC are available to investors without charge by request made to ILG in writing, by telephone or by email with the following contact information or through ILG's website at www.iilg.com:

        Interval Leisure Group, Inc.
Attn: Lily Arteaga
6262 Sunset Drive
Miami, Florida 33143
Telephone: (305) 666-1861
Email: investorrelations@iilg.com

        In order to receive timely delivery of these materials, you must make your requests no later than five business days before the date of the special meeting.

        You may also obtain ILG's SEC reports at www.iilg.com or Starwood's SEC reports at www.starwoodhotels.com/corporate/investor_relations.html. ILG's filings with the SEC are available to the public over the internet at the SEC's website at www.sec.gov, or at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference facilities.

        The SEC allows certain information to be "incorporated by reference" into this proxy statement/prospectus. This means that ILG can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information modified or superseded by information contained directly in this proxy statement/prospectus or in any document subsequently filed by ILG that is also incorporated or deemed to be incorporated by reference herein. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC and any future filings by ILG under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from the date of this proxy statement/prospectus to the date that the ILG special meeting is held, except, in any such case, for any information therein which has been furnished rather than filed, which shall not be incorporated herein. Subsequent filings with the SEC will automatically modify and supersede information in this proxy statement/prospectus. These documents contain important information about ILG and its financial condition.

        This proxy statement/prospectus, and the registration statement of which this proxy statement/prospectus forms a part, hereby incorporate by reference the following documents which ILG has filed with the SEC:

  •
  ILG's annual report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015;

  •
  Amendment No. 1 to ILG's annual report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 20, 2015;

  •
  ILG's quarterly report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 8, 2015;

  •
  ILG's quarterly report on Form 10-Q for the quarter ended June 30, 2015, filed with the SEC on August 6, 2015;

  •
  ILG's quarterly report on Form 10-Q for the quarter ended September 30, 2015, filed with the SEC on November 9, 2015;

  •
  ILG's current reports on Form 8-K, filed with the SEC on February 24, 2015, February 26, 2015 (except with respect to Item 2.02 thereof), March 27, 2015, April 2, 2015, April 10, 2015, May 6, 2015, May 7, 2015 (except with respect to Item 2.02 thereof), May 22, 2015, August 5, 2015 (except with respect to Item 2.02 thereof), October 28, 2015 (as amended), November 9, 2015 (except with respect to Items 2.02 and 7.01 thereof), and November 17, 2015; and

  •
  the description of ILG's common stock contained in its Registration Statement on Form 8-A (File No. 001-34062) filed with the SEC on August 5, 2008, including any amendments or reports filed for the purpose of updating such description.

        If you are an ILG stockholder and you have any questions about the proposed transactions, please contact ILG's Investor Relations Department at (305) 666-1861.

        If you are a Starwood stockholder and you have any questions about the proposed transactions, please contact Starwood's Investor Relations Department at (203) 351-3500.

        NONE OF ILG, MERGER SUB, STARWOOD OR VISTANA HAS AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE PROPOSED TRANSACTIONS OR ABOUT ILG, MERGER SUB, STARWOOD OR VISTANA THAT DIFFERS FROM OR ADDS TO THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR THE DOCUMENTS THAT ILG PUBLICLY FILES WITH THE SEC, THEREFORE, IF ANYONE GIVES YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

        IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU. IF YOU ARE IN A JURISDICTION WHERE SOLICITATIONS OF A PROXY ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE SOLICITATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO YOU.

        THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE HEREOF. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF SUCH DOCUMENT. ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS DOCUMENT WILL BE DEEMED TO BE MODIFIED OR SUPERSEDED TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT THAT ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS DOCUMENT MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED WILL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS DOCUMENT. NEITHER THE MAILING OF THIS DOCUMENT TO THE RESPECTIVE STOCKHOLDERS OF ILG AND STARWOOD, NOR THE TAKING OF ANY ACTIONS CONTEMPLATED HEREBY BY ILG OR STARWOOD AT ANY TIME WILL CREATE ANY IMPLICATION TO THE CONTRARY.

 ABOUT THIS DOCUMENT

        Starwood has supplied all information contained in this proxy statement/prospectus relating to Starwood and Vistana. ILG has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to ILG and Merger Sub and has provided certain purchase accounting adjustments. Starwood and ILG have both contributed information to this proxy statement/prospectus relating to the proposed transactions.

        This proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-[    •    ]) filed by ILG with the SEC to register with the SEC the issuance of shares of ILG common stock to be issued pursuant to the merger agreement. It constitutes a prospectus of ILG under Section 5 of the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder, which we refer to as the Securities Act, with respect to the shares of ILG common stock to be issued to Starwood stockholders in exchange for the shares of Vistana common stock to which they are entitled in the Distribution. It also constitutes a proxy statement under Section 14(a) of the Exchange Act and a notice of meeting and action to be taken with respect to the ILG special meeting of stockholders at which ILG stockholders will consider and vote on the proposal to approve the issuance of shares of ILG common stock in connection with the Merger Agreement. In addition, it constitutes an information statement relating to the proposed Separation and Distribution.

        As allowed by the SEC rules, this proxy statement/prospectus does not contain all of the information you can find in ILG's registration statement or its exhibits. For further information pertaining to ILG and the shares of ILG common stock to be issued in connection with the proposed transactions, reference is made to that registration statement and its exhibits. Statements contained in this document or in any document incorporated in this document by reference as to the contents of any contract or other document referred to within this document or other documents that are incorporated by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement contained in this document is qualified in its entirety by reference to the underlying documents. We encourage you to read the registration statement. You may obtain copies of the Form S-4 (and any amendments to those documents) by following the instructions under "Where You Can Find Additional Information."

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

        The following are some of the questions that stockholders of Interval Leisure Group, Inc., which we refer to as ILG, and stockholders of Starwood Hotels & Resorts Worldwide, Inc., which we refer to as Starwood, may have regarding the Transactions (as defined below) and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, see "The Transactions" beginning on page 67 and "The Transaction Agreements" beginning on page 103. These questions and answers, as well as the summary beginning on page 14, are not meant to be a substitute for the information contained in the remainder of this proxy statement/prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement/prospectus. Stockholders of ILG and stockholders of Starwood are urged to read this proxy statement/prospectus in its entirety. Additional important information is also contained in the annexes to this proxy statement/prospectus. You should pay special attention to the "Risk Factors" beginning on page 36 and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 61.

Q:
What are the transactions described in this proxy statement/prospectus?

A:
References to the "Transactions" means the transactions contemplated by the Agreement and Plan of Merger, dated as of October 27, 2015, as it may be amended from time to time, which we refer to as the Merger Agreement, among Starwood, Vistana Signature Experiences, Inc., which we refer to as Vistana, ILG and Iris Merger Sub, Inc., which we refer to as Merger Sub, and the Separation Agreement, dated as of October 27, 2015, as it may be amended from time to time, which we refer to as the Separation Agreement, among Starwood, Vistana and ILG, which provide, among other things, for the separation of the Vistana Vacation Ownership Business from the other businesses of Starwood, which we refer to as the Separation, the distribution by Starwood of 100% of the shares of Vistana common stock to Starwood stockholders on a pro rata basis, which we refer to as the Distribution, and the merger of Merger Sub with and into Vistana, which we refer to as the Merger, with Vistana continuing as the surviving company and as a wholly owned subsidiary of ILG, as contemplated by the Merger Agreement and as described in "The Transactions" and elsewhere in this proxy statement/prospectus.

Q:
What will happen in the Separation?

A:
Pursuant to and in accordance with the terms and conditions of the Separation Agreement, Starwood and certain of Starwood's subsidiaries will engage in a series of internal restructuring transactions in which certain assets and liabilities not currently owned by Vistana and its subsidiaries will be conveyed to Vistana and entities that will become Vistana subsidiaries, to separate the Vistana Vacation Ownership Business from Starwood's other businesses. As part of the restructuring transactions, Starwood will contribute certain specified assets and liabilities related to the Vistana Vacation Ownership Business to Vistana (which we refer to as the Contribution). In consideration for the Contribution, Vistana will:

•
issue to Starwood shares of Vistana common stock; and

•
make a distribution to Starwood, which we refer to as the Distribution Payment. The Separation Agreement provides for an adjustment at closing to the Distribution Payment to the extent that estimated capital spend for the Vistana Vacation Ownership Business for the period from October 1, 2015, until the earlier of March 31, 2016 and the date of the Distribution is greater or less than the target capital spend for such period as agreed among the parties. In addition, if the Separation and Distribution occur after March 31, 2016, the Distribution Payment is also subject to a post-closing adjustment to the extent that the actual amount of capital spend for the Vistana Vacation Ownership Business from April 1, 2016, until the date of the Distribution is greater or less than the total amount of operating cash flow of the Vistana Vacation Ownership Business during such period.

  Vistana expects to consummate certain financing transactions to make the Distribution Payment to Starwood. For a more complete discussion of these financing transactions, see "Debt Financing."

Q:
What will happen in the Distribution?

A:
Pursuant to and in accordance with the terms and conditions of the Separation Agreement, after the Separation, Starwood will distribute all of the shares of Vistana common stock that it holds to its stockholders as of the record date of the Distribution that are entitled to shares of Vistana common stock in the Distribution on a pro rata basis by delivering such shares to the distribution agent. The distribution agent will hold such shares for the benefit of Starwood stockholders who are entitled to the Vistana common stock.

Q:
What will happen in the Merger?

A:
Pursuant to and in accordance with the terms and conditions of the Merger Agreement, in the Merger, Merger Sub will merge with and into Vistana. Vistana will survive the Merger as a wholly owned subsidiary of ILG. Following completion of the Merger, ILG will continue to be a separately traded public company and will own and operate the combined businesses of the Vistana Vacation Ownership Business and ILG. At the close of the proposed transactions, Starwood stockholders entitled to shares of Vistana common stock in the Distribution will own approximately 55% of the common stock, par value $0.01 per share, of ILG, which we refer to as ILG common stock, and current ILG stockholders will own approximately 45% of ILG common stock, in each case, on a fully diluted basis. We currently expect, based on the exchange ratio formula set forth in the Merger Agreement and the number of outstanding shares of Starwood common stock as of [    •    ], that ILG will issue, and Starwood stockholders entitled to shares of Vistana common stock in the Distribution will receive (in addition to retaining their Starwood common stock) approximately [    •    ] shares of ILG common stock for every one share of Starwood common stock they own on the record date of the Distribution. The actual number of shares of ILG common stock that Starwood stockholders entitled to shares of Vistana common stock in the Distribution will receive will be determined based on the number of shares of Starwood common stock entitled to shares of Vistana common stock in the Distribution. See "The Transaction Agreements—The Merger Agreement—Merger Consideration."

Q:
Will the Distribution and Merger occur on the same day?

A:
Yes. The Merger will occur immediately after the Distribution.

Q:
Who will serve on the ILG Board of Directors following completion of the Merger?

A:
Effective as of the closing of the Merger, the ILG Board of Directors will be increased in size by two members to thirteen total and is expected to be comprised of nine of the current eleven ILG directors plus four directors who have been designated by Starwood, approved by the nominating committee of the ILG Board of Directors and appointed to the ILG Board of Directors by the current ILG Board of Directors to fill the vacancies created.

Q:
Will ILG's current senior management team manage the business of ILG after the Transactions?

A:
Yes. ILG anticipates that its senior management team will continue to manage the business of ILG after the Transactions. See "The Transactions—Board of Directors and Executive Officers of ILG Following the Merger; Operations Following the Merger." In addition, it is anticipated that the executive officers of Vistana following the Merger will consist of a combination of members of the ILG senior management team and current officers of Vistana.

Q:
Will ILG and Vistana incur indebtedness in connection with the Separation, the Distribution and the Merger?

A:
It is anticipated that Vistana will incur or cause to be incurred indebtedness of approximately $135 million in connection with the Distribution Payment, which includes the payment of certain fees and expenses in connection with the Transactions. ILG may incur indebtedness itself in connection with the Transactions, subject to the terms and conditions of the Merger Agreement and the Separation Agreement.

  Following the Merger, ILG will continue to be obligated with respect to ILG's other existing indebtedness, which has not been refinanced in connection with the Transactions.

Q:
How will the rights of stockholders of Starwood and ILG change after the Merger?

A:
The rights of stockholders of Starwood will remain the same as prior to the Merger, except that stockholders of Starwood entitled to shares of Vistana common stock in the Distribution will receive shares of ILG common stock and cash paid in lieu of fractional shares in connection with the Merger. See "Description of Capital Stock of ILG Before and After the Merger—Description of Capital Stock of ILG" and "Comparison of the Rights of Stockholders Before and After the Transactions."

  The rights of stockholders of ILG will also not change as a result of the Merger. ILG will not amend its amended and restated certificate of incorporation or its amended and restated bylaws in connection with the Merger.

Q:
What are the material tax consequences to ILG stockholders and Starwood stockholders resulting from the Distribution and the Merger?

A:
ILG stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger. Starwood stockholders are also not expected to recognize any gain or loss as a result of the Distribution or the Merger, except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of ILG common stock. The U.S. federal income tax consequences of the Distribution and the Merger are described in more detail under "U.S. Federal Income Tax Consequences of the Distribution and Merger."

Q:
Does ILG have to pay anything to Starwood if the Share Issuance is not approved by the ILG stockholders or if the Merger Agreement is otherwise terminated?

A:
If ILG's stockholders do not approve the Share Issuance at the ILG special meeting of stockholders and the Merger Agreement is terminated by either Starwood or ILG, ILG must reimburse Starwood's out-of-pocket fees and expenses in connection with the Transactions in an amount up to $15 million. Under other circumstances, depending on the reasons for termination of the Merger Agreement, the maximum amount of out-of-pocket fees and expenses that ILG may be required to reimburse Starwood for is $30 million.

  In specified circumstances, depending on the reasons for termination of the Merger Agreement, ILG may have to pay Starwood a termination fee of $40 million, which includes any reimbursement described above. For a discussion of the circumstances under which the termination fee is payable by ILG or the requirement to reimburse expenses applies, see "The Transaction Agreements—The Merger Agreement—Termination Fee and Expenses Payable in Certain Circumstances."

Q:
Does Starwood have to pay anything to ILG if the Merger Agreement is terminated?

A:
Depending on the reasons for termination of the Merger Agreement, Starwood may have to reimburse ILG for its out-of-pocket fees and expenses in connection with the transactions in an amount not to exceed $30 million. For a discussion of the circumstances under which Starwood is required to reimburse expenses, see "The Transaction Agreements—The Merger Agreement—Termination Fee and Expenses Payable in Certain Circumstances."

Q:
Are there risks associated with the Transactions?

A:
Yes. ILG and Vistana may not realize the expected benefits of the Transactions because of the risks and uncertainties discussed in the section entitled "Risk Factors" beginning on page 36 and the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 61. These risks include, among others, risks relating to the uncertainty that the Transactions will close, the uncertainty that ILG will be able to integrate Vistana successfully, and uncertainties relating to the performance of ILG after the Transactions.

Q:
Can ILG or Starwood stockholders demand appraisal of their shares?

A:
No. Neither ILG nor Starwood stockholders have appraisal rights under Delaware or Maryland law in connection with the Separation, Distribution or Merger.

Q:
When will the Transactions be completed?

A:
We expect to complete the Transactions in the second quarter of 2016.

Q:
What is the impact of Starwood's entry into a definitive agreement with Marriott?

A:
On November 16, 2015, Starwood announced that it had entered into a definitive merger agreement pursuant to which Starwood will be acquired by Marriott International, Inc., which we refer to as the Marriott transaction. The Marriott transaction does not alter Starwood's obligations to consummate the Transactions. In addition, the consummation of the Marriott transaction is expressly conditioned on the Separation of Vistana from Starwood and the subsequent distribution of Vistana common stock to the stockholders of Starwood as of the record date of the Distribution as contemplated by the Separation Agreement or, if the Transactions are not consummated, another spin-off, split-off or analogous distribution of Vistana or any sale of Vistana by Starwood. Furthermore, the merger agreement governing the Marriott transaction obligates Starwood to use reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the Transactions as promptly as practicable on the terms and conditions described in the agreements and documents contemplated by the Merger Agreement.

 QUESTIONS AND ANSWERS FOR ILG STOCKHOLDERS

        The following are some of the questions that ILG stockholders may have regarding the special meeting of ILG stockholders, and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, see "The ILG Special Meeting" beginning on page 63. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this proxy statement/prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement/prospectus. ILG urges its stockholders to read this proxy statement/prospectus in its entirety prior to making any decision. You should pay special attention to the "Risk Factors" beginning on page 36 and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 61.

Q:
What are ILG stockholders being asked to vote on at the special meeting?

A:
ILG stockholders are being asked to approve the issuance of ILG common stock in connection with the Merger. ILG stockholder approval of the Share Issuance proposal is required under NASDAQ rules and is a condition to the completion of the Distribution and the Merger.

  ILG stockholders are also being asked to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Share Issuance, which we refer to as the meeting adjournment proposal. The approval by ILG stockholders of the meeting adjournment proposal is not a condition to the completion of the Distribution or the Merger.

Q:
When and where is the special meeting of ILG stockholders?

A:
The special meeting of ILG stockholders will be held on [    •    ] at [    •    ], local time, at [    •    ].

Q:
Who can vote at the special meeting of ILG stockholders?

A:
Only stockholders who own ILG common stock of record at the close of business on [    •    ], 2016 are entitled to vote at the special meeting. Each holder of ILG common stock is entitled to one vote per share. There were [    •    ] shares of ILG common stock outstanding on the record date.

Q:
How does the ILG Board of Directors recommend that ILG stockholders vote?

A:
The ILG Board of Directors has determined that the Merger, the Share Issuance and the Merger Agreement are advisable, fair to, and in the best interests of ILG and its stockholders. Accordingly, the ILG Board of Directors has unanimously approved the Merger Agreement, the Merger and the Share Issuance. The ILG Board of Directors unanimously recommends that ILG stockholders vote "FOR" the proposal to approve the Share Issuance and "FOR" the meeting adjournment proposal.

Q:
What vote is required to approve each proposal?

A:
In accordance with the rules of the NASDAQ, the Delaware General Corporation Law, which we refer to as the DGCL, ILG's organizational documents and the Merger Agreement, the approval by ILG stockholders of the Share Issuance requires the affirmative vote of a majority of the total votes cast on the Share Issuance by holders of ILG common stock present or represented by proxy at the special meeting at which a quorum is present. The approval of the meeting adjournment proposal requires the affirmative vote of the holders of a majority of the shares of ILG common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Q:
What is a quorum?

A:
The holders of a majority of the voting power of all outstanding shares of ILG common stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the special meeting.

Q:
Have any ILG stockholders agreed to vote in favor of the Share Issuance proposal?

A:
Yes. Liberty Interactive Corporation, which we refer to as Liberty, and Liberty USA Holdings LLC, which we refer to as Liberty Holdings, as well as ILG's chief executive officer, chief operating officer and chief financial officer, have entered into voting and support agreements with ILG and Starwood in which they have agreed to vote their shares of ILG common stock in favor of the Share Issuance. See "Additional Agreements Related to the Separation, the Distribution and the Merger—Voting Agreements."

  These shares represent approximately 31% of the aggregate voting power of all outstanding shares of ILG common stock.

Q:
What should ILG stockholders do now in order to vote on the proposals being considered at the ILG special meeting?

A:
ILG stockholders may submit a proxy by filling out the accompanying proxy card and returning it as instructed on the proxy card. ILG stockholders can also authorize the individuals named on the proxy card to vote their shares by telephone or the internet by following the instructions printed on the proxy card.

  Submitting a proxy means that a stockholder gives someone else the right to vote his or her shares in accordance with his or her instructions. In this way, the stockholder ensures that his or her vote will be counted even if he or she is unable to attend the ILG special meeting. If an ILG stockholder executes a proxy, but does not include specific instructions on how to vote, the individuals named as proxies will vote the ILG stockholders' shares as follows:

  •
  "FOR" the proposal to approve the Share Issuance; and

  •
  "FOR" the meeting adjournment proposal.

  If an ILG stockholder holds shares in "street name," which means the shares are held of record by a broker, bank or nominee, please see "Q: If an ILG stockholder's shares are held in 'street name' by his broker, will the broker vote the shares for the stockholder?" below.

  ILG stockholders may also vote in person at the meeting. If an ILG stockholder plans to attend the ILG special meeting and wishes to vote in person, he or she will be given a ballot at the ILG special meeting. Please note, however, that if an ILG stockholder's shares are held in "street name," and he or she wishes to vote in person at the ILG special meeting, the ILG stockholder must bring a proxy from the record holder of the shares authorizing him or her to vote at the ILG special meeting. Whether or not an ILG stockholder plans to attend the ILG special meeting, he or she is encouraged to authorize his or her proxy as described in this proxy statement/prospectus.

Q:
If an ILG stockholder is not going to attend the special meeting, should the stockholder return his proxy card or otherwise vote his shares?

A:
Yes. Completing, signing, dating and returning the proxy card by mail or submitting a proxy by calling the toll-free number shown on the proxy card or submitting a proxy by visiting the website shown on the proxy card ensures that the stockholder's shares will be represented and voted at the special meeting, even if the stockholder is unable to or does not attend.

Q:
If an ILG stockholder's shares are held in "street name" by his broker, will the broker vote the shares for the stockholder?

A:
If an ILG stockholder's shares are held in "street name," which means such shares are held of record by a broker, bank or nominee, the ILG stockholder will receive instructions from his or her broker, bank or other nominee that he or she must follow in order to have his or her shares of ILG common stock voted. If an ILG stockholder has not received such voting instructions or requires further information regarding such voting instructions, the ILG stockholder should contact his or her bank, broker or other nominee. Brokers, banks or other nominees who hold shares of ILG common stock for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers, banks and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are "non-routine," such as approval of the Share Issuance, without specific instructions from the beneficial owner. All proposals for the ILG special meeting are non-routine and non-discretionary. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the meeting but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal, and the broker, bank or other nominee does not have discretionary voting power on such proposal. If an ILG stockholder's broker, bank or other nominee holds the ILG stockholder's shares of ILG common stock in "street name," the ILG stockholder's bank, broker or other nominee will vote the ILG stockholder's shares only if the ILG stockholder provides instructions on how to vote by filling out the voter instruction form sent to him by his bank, broker or other nominee with this proxy statement/prospectus.

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE ENCOURAGED TO GRANT YOUR PROXY AS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.

Q:
Can ILG stockholders change their vote?

A:
Yes. Holders of record of ILG common stock who have properly completed and submitted their proxy card or have submitted their proxy by telephone or internet can change their vote before the proxy is voted at the ILG special meeting in any of the following ways:

•
sending a written notice that is received prior to the special meeting stating that the stockholder revokes his proxy to the corporate secretary of ILG at 6262 Sunset Drive, Miami, Florida 33143;

•
properly completing, signing and dating a new proxy card bearing a later date and properly submitting it so that it is received prior to the special meeting;

•
visiting the website shown on the proxy card and submitting a new proxy in the same manner that the stockholder would submit his proxy via the internet or by calling the toll-free number shown on the proxy card to submit a new proxy by telephone; or

•
attending the special meeting in person and voting their shares.

        Simply attending the special meeting, without voting your shares, will not revoke a proxy.

  An ILG stockholder whose shares are held in "street name" by his or her broker and who has directed that person to vote his or her shares should instruct that person to change his or her vote.

Q:
What will happen if ILG stockholders abstain from voting, fail to vote or do not direct how to vote on their proxy?

A:
The failure of an ILG stockholder to vote or to instruct his or her broker to vote if his or her shares are held in "street name" may have a negative effect on the ability of ILG to obtain the number of votes necessary for approval of the proposals. For purposes of the stockholder vote, an abstention, which occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting, will have the same effect as voting against the proposal to approve the Share Issuance and voting against the meeting adjournment proposal. The failure of an ILG stockholder to vote or to instruct his broker, bank or nominee to vote if his or her shares are held in "street name" will not affect the proposal to approve the Share Issuance (assuming a quorum is present) or the meeting adjournment proposal. All properly signed proxies that are received prior to the special meeting and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies. If a proxy is returned without an indication as to how shares of ILG common stock represented are to be voted with regard to a particular proposal, the shares of ILG common stock represented by the proxy will be voted in accordance with the recommendation of the ILG Board of Directors and therefore, "FOR" the proposal to approve the Share Issuance and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:
Will ILG's Stockholder Rights Plan be Triggered by the Transactions?

A:
ILG has in place a stockholder rights plan pursuant to its Rights Agreement, dated as of June 10, 2009, between ILG and The Bank of New York Mellon, as rights agent, which we refer to as the Rights Agreement, whereby ILG's stockholders hold rights with respect to their outstanding shares of ILG common stock to acquire from ILG units of Series A Junior Participating Preferred Stock upon the occurrence of certain triggering events. Stockholders' rights under the Rights Agreement will not be triggered by the consummation of the Transactions. See "Certain Anti-Takeover Effects of Various Provisions of Delaware Law and ILG's Certificate of Incorporation, Bylaws and Rights Agreement—Stockholder Rights Plan."

 QUESTIONS AND ANSWERS FOR STARWOOD STOCKHOLDERS

        The following are some of the questions that Starwood stockholders may have regarding the Transactions, and brief answers to those questions. For more detailed information about the matters discussed in these questions and answers, see "The Transactions" beginning on page 67. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this proxy statement/prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement/prospectus. Starwood's stockholders are urged to read this proxy statement/prospectus in its entirety. You should pay special attention to the "Risk Factors" beginning on page 36 and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 61.

Q:
What will Starwood stockholders be entitled to receive pursuant to the Distribution and the Merger?

A:
As a result of the Distribution and the Merger, it is currently estimated, based on the assumptions under the heading "Transactions—Calculation of Merger Consideration," that Starwood stockholders entitled to shares of Vistana common stock in the Distribution will be entitled to receive at the closing of the Merger approximately 55% of the shares of ILG common stock on a fully diluted basis as a result of the proposed transactions, or approximately [    •    ] shares of ILG common stock for every one share of Starwood common stock they own on the record date of the Distribution. However, this amount will be finally determined at the effective time of the Merger based on the exchange ratio formula set forth in the Merger Agreement and the number of shares of Starwood common stock outstanding immediately prior to the Distribution that are entitled to shares of Vistana common stock in the Distribution. The actual number of shares of ILG common stock that Starwood stockholders entitled to shares of Vistana common stock in the Distribution are entitled to receive in the Merger will change if the number of shares of Starwood common stock outstanding changes because of any increase or decrease in share amounts for any reason. See "The Transaction Agreements—The Merger Agreement—Merger Consideration." Under no circumstances will any shares of Vistana common stock be physically distributed to Starwood stockholders.

  Based on the closing price of ILG common stock on [    •    ], [    •    ] of $[    •    ], as reported by the NASDAQ, and the assumptions described under the heading "The Transactions—Calculation of Merger Consideration," the approximate value Starwood stockholders entitled to shares of Vistana common stock in the Distribution will receive in the Merger will equal $[    •    ] in the aggregate and $[    •    ] per share of Starwood common stock they own on the record date for the Distribution. However, any change in the market value of ILG common stock or the number of shares of Starwood common stock outstanding and entitled to receive Vistana common stock in the Distribution will cause the estimated per share value Starwood stockholders will receive in the Merger to change. Also, those Starwood stockholders entitled to shares of Vistana common stock in the Distribution who would otherwise receive a fractional share of ILG common stock in the Merger may receive a different per share value with respect to fractional shares when those fractional shares are sold on the NASDAQ by the distribution agent. See "The Transaction Agreements—The Merger Agreement—Merger Consideration."

Q:
Has Starwood set a record date for the Distribution?

A:
No. Starwood will publicly announce the record date for the Distribution when the record date has been determined. This announcement will be made prior to the completion of the Separation, the Distribution and the Merger.

Q:
What will happen to the shares of Starwood common stock owned by Starwood stockholders?

A:
Holders of Starwood common stock will retain all of their shares of Starwood common stock.

Q:
How will shares of ILG common stock be distributed to Starwood stockholders?

A:
Holders of Starwood common stock on the record date for the Distribution will receive at the closing of the Merger shares of ILG common stock in book-entry form in exchange for the shares of Vistana common stock they received in the Distribution. Starwood stockholders of record will receive additional information from ILG's transfer agent shortly after the closing of the Merger. Beneficial holders will receive information from their brokerage firms or other nominees.

Q:
Will Starwood stockholders who sell their shares of Starwood common stock shortly before the completion of the Distribution and the Merger still be entitled to receive shares of ILG common stock with respect to the shares of Starwood common stock that were sold?

A:
It is currently expected that beginning two business days before the record date to be established for the Distribution, and continuing through the closing date of the Merger (or the previous business day, if the Merger closes before the opening of trading in Starwood common stock and ILG common stock on the NYSE and NASDAQ, respectively, on the closing date), there will be two markets in Starwood common stock on the NYSE: a "regular way" market and an "ex-distribution" market.

  If a Starwood stockholder sells shares of Starwood common stock in the "regular way" market under the ticker symbol "HOT" during this time period, that Starwood stockholder will be selling both his shares of Starwood common stock and the right (represented by a "due-bill") to receive shares of Vistana common stock that will be converted into shares of ILG common stock, and cash in lieu of fractional shares (if any), at the closing of the Merger. Starwood stockholders should consult their brokers before selling their shares of Starwood common stock in the "regular way" market during this time period to be sure they understand the effect of the NYSE "due-bill" procedures. The "due-bill" process is not managed, operated or controlled by Starwood or ILG.

  If a Starwood stockholder sells shares of Starwood common stock in the "ex-distribution" market during this time period, that Starwood stockholder will be selling only his shares of Starwood common stock, and will retain the right to receive shares of Vistana common stock that will be converted into shares of ILG common stock, and cash in lieu of fractional shares (if any), at the closing of the Merger. It is currently expected that "ex-distribution" trades of Starwood common stock will settle within three business days after the closing date of the Merger and that if the Merger is not completed all trades in this "ex-distribution" market will be cancelled.

  After the closing date of the Merger, shares of Starwood common stock will no longer trade in this "ex-distribution" market, and shares of Starwood common stock that are sold in the "regular way" market will no longer reflect the right to receive shares of Vistana common stock that will be converted into shares of ILG common stock, and cash in lieu of fractional shares (if any), at the closing of the Merger.

Q:
How may Starwood stockholders sell the shares of ILG common stock which they are entitled to receive in the Merger prior to receiving those shares of ILG common stock?

A:
It is currently expected that beginning two business days before the record date to be established for the Distribution, and continuing through the closing date of the Merger (or the previous business day, if the Merger closes before the opening of trading in Starwood common stock and ILG common stock on the NASDAQ on the closing date), there will be two markets in ILG common stock on the NASDAQ: a "regular way" market and a "when issued" market.

  The "regular way" market will be the regular trading market for issued shares of ILG common stock under the ticker symbol "IILG."

  The "when issued" market will be a market for the shares of ILG common stock that will be issued at the closing of the Merger to Starwood stockholders entitled to shares of Vistana common stock in the Distribution. If a Starwood stockholder sells shares of ILG common stock in the "when issued" market during this time period, that Starwood stockholder will be required to deliver the number of shares of ILG common stock so sold in settlement of the sale after ILG common stock is issued upon completion of the Merger. It is currently expected that "when issued" trades of ILG common stock will settle within five business days after the closing date of the Merger and that if the Merger is not completed, all trades in this "when issued" market will be canceled. After the closing date of the Merger, shares of ILG common stock will no longer trade in this "when issued" market.

Q:
Are Starwood stockholders required to do anything?

A:
Starwood stockholders are not required to take any action to approve the Separation, the Distribution or the Merger. However, Starwood stockholders should carefully read this proxy statement/prospectus, which contains important information about the Separation, the Distribution, the Merger, Vistana and ILG. After the Merger, ILG will cause its transfer agent to mail to holders of Starwood common stock who are entitled to receive shares of ILG common stock book-entry statements evidencing their ownership of ILG common stock, cash payments in lieu of fractional shares (if any) and related tax information, and other information regarding their receipt of shares of ILG common stock in exchange for the shares of Vistana common stock they received in the Distribution.

  STARWOOD STOCKHOLDERS WILL NOT BE REQUIRED TO SURRENDER THEIR SHARES OF STARWOOD COMMON STOCK IN THE SEPARATION, THE DISTRIBUTION OR THE MERGER, AND THEY SHOULD NOT RETURN THEIR STARWOOD STOCK CERTIFICATES. THE SEPARATION, THE DISTRIBUTION AND THE MERGER WILL NOT RESULT IN ANY CHANGE FOLLOWING THE MERGER IN STARWOOD STOCKHOLDERS' OWNERSHIP OF STARWOOD COMMON STOCK THAT SUCH STOCKHOLDERS HELD IMMEDIATELY PRIOR TO THE MERGER.

SUMMARY

        This summary, together with the sections titled "Questions and Answers About the Transactions," "Questions and Answers for ILG Stockholders" and "Questions and Answers for Starwood Stockholders" immediately preceding this summary, provide a summary of the material terms of the Separation, the Distribution and the Merger. These sections highlight selected information contained in this proxy statement/prospectus and may not include all the information that is important to you. To better understand the proposed Separation, the Distribution and the Merger, and the risks related to the Transactions, and for a more complete description of the legal terms of the Separation, the Distribution and the Merger, you should read this entire proxy statement/prospectus carefully, including the annexes, as well as those additional documents to which we refer you. See also "Where You Can Find Additional Information."

The Companies (Page 144)

Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, Florida 33143
(305) 666-1861

        ILG, a Delaware corporation, became an independent, publicly traded company in August 2008, following its spin-off from IAC/InterActiveCorp. ILG is a leading global provider of non-traditional lodging, with a portfolio of leisure businesses that range from exchange and vacation rental to vacation ownership. ILG operates an exchange and rental segment as well as a vacation ownership segment. The exchange and rental segment operates under Interval International and Trading Places International to offer vacation exchange and travel-related products worldwide. In addition, the exchange and rental segment includes the Hyatt® Residence Club, which provides exchanges among Hyatt® Vacation Ownership branded resorts and through the Hyatt® Gold Passport program, as well as Aqua-Aston Hospitality, which provides hotel and condominium rentals and resort management. ILG's vacation ownership segment provides management services to timeshare resorts and clubs, as well as homeowners associations. Hyatt® Vacation Ownership, also sells, markets and finances vacation ownership interests.

Iris Merger Sub, Inc.
c/o Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, Florida 33143
(305) 666-1861

        Iris Merger Sub, Inc., which we refer to as Merger Sub, is a direct, wholly owned subsidiary of ILG. Merger Sub was organized in the State of Delaware on October 26, 2015 for the purposes of merging with and into Vistana in the Merger. Merger Sub has not carried on any activities other than in connection with the Merger Agreement. For more information on Merger Sub, see "Information About Merger Sub and ILG."

Starwood Hotels & Resorts Worldwide, Inc.
One StarPoint
Stamford, Connecticut 06902
(203) 964-6000

        Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 1,200 properties in some 100 countries and over 180,000 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences under the renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®,

Le Méridien®, Sheraton®, Tribute Portfolio™, Four Points® by Sheraton, Aloft®, Element®, along with an expanded partnership with Design Hotels™. The Company also boasts one of the industry's leading loyalty programs, Starwood Preferred Guest (SPG®).

Vistana Signature Experiences, Inc.
c/o Starwood Hotels & Resorts Worldwide, Inc.
One StarPoint
Stamford, Connecticut 06902
(203) 964-6000

        Vistana Signature Experiences, Inc., which we refer to as Vistana, is a recently formed corporation, organized in the State of Delaware on June 10, 2015, that is currently a direct, wholly owned subsidiary of Starwood and will hold the Vistana Vacation Ownership Business at the time of the Distribution. In connection with the Separation, Starwood will cause certain assets and liabilities to be conveyed to Vistana, to separate the Vistana Vacation Ownership Business from Starwood's other businesses, and will then distribute all of the shares of Vistana common stock pro rata to Starwood stockholders entitled to shares of Vistana common stock in the Distribution.

        The Vistana Vacation Ownership Business currently operates within Starwood and through certain subsidiaries of Starwood. The Vistana Vacation Ownership Business operates vacation ownership resorts and fractional-residential properties throughout the United States, Mexico and the Caribbean under some of the hospitality industry's most recognized brands, including the Westin® and Sheraton® brands. Vistana or its subsidiaries will also own the Transferred Properties after the Separation.

        In connection with the Separation and the Distribution, ILG, Vistana and Starwood have entered or will enter into a number of agreements that will govern the relationship between ILG, Vistana and Starwood following the Distribution. Starwood will not retain any ownership interest in Vistana following the Distribution. Later in this proxy statement/prospectus, the Vistana Vacation Ownership Business that will be separated from Starwood will be described in detail. Following the Merger, Vistana will become a wholly owned subsidiary of ILG.

        For more information on Vistana and the Vistana Vacation Ownership Business, see "Information About The Vistana Vacation Ownership Business."

The Transactions (See "The Transactions" beginning on page 67)

        On October 28, 2015, ILG and Starwood announced that they had entered into a Merger Agreement pursuant to which ILG will acquire the spun-off Vistana Vacation Ownership Business through the Merger on the terms and conditions set forth therein. As a result of and immediately following the transactions contemplated by the Merger Agreement, Starwood stockholders as of the record date of the Distribution entitled to shares of Vistana common stock in the Distribution will own approximately 55% of ILG common stock after the Merger and current ILG stockholders will own approximately 45% of ILG common stock after the Merger in each case on a fully diluted basis. Starwood stockholders will retain the shares of Starwood common stock that they held prior to the Merger.

        In connection with the Transactions, ILG, Starwood and Vistana have entered into a Separation Agreement to effect the Separation and Distribution and have or will enter into several other agreements to provide a framework for their relationship after the Distribution. These agreements provide for the allocation between Starwood and Vistana of certain assets, liabilities and obligations related to the Vistana Vacation Ownership Business and will govern the relationship between Starwood, Vistana and ILG after the Distribution (including with respect to employee matters, intellectual property rights, data access and tax matters). In connection with the transactions contemplated by the Separation Agreement, Vistana and Starwood will also enter into (1) a Transition Services Agreement, which will provide for, among other things, the provision of certain transition services by Starwood to Vistana, (2) a Tax Matters Agreement, which will provide for, among other things, the allocation between Starwood and Vistana of certain tax assets and obligations, (3) a License Agreement, which will grant Vistana a limited exclusive license to use Starwood's Westin®, and Sheraton®, marks in connection with the Vistana Vacation Ownership Business and its exclusive right to use specified St. Regis® and the Luxury Collection® marks in connection with existing fractional properties that are part of the Vistana Vacation Ownership Business and an associated Noncompetition Agreement containing covenants of Starwood and Vistana not to compete with respect to the vacation ownership and hotel lodging and franchising businesses, respectively, and (4) certain commercial and operating agreements, which will provide for, among other things, the operation of five U.S. and Mexican hotels previously owned by Starwood that will be transferred to Vistana as part of the Separation and managed by Starwood as they are converted, in whole or in part, into vacation ownership properties and become managed by Vistana.

        ILG, Merger Sub, Starwood and Vistana also entered into an Employee Matters Agreement.

        For a more complete discussion of the agreements related to the Transactions, see "The Transaction Agreements" and "Additional Agreements Related to the Separation, the Distribution and the Merger."

  •
  Overview (See "The Transactions—Transaction Sequence" beginning on page 67)

        Below is a step-by-step list illustrating the sequence of material events relating to the Separation, the Distribution and the Merger:

          Step 1: Starwood and certain Starwood subsidiaries will engage in a series of internal restructuring transactions to separate the Vistana Vacation Ownership Business from Starwood's other businesses pursuant to which (a) certain assets and liabilities not currently owned by Vistana and its subsidiaries will be transferred to Vistana and entities that will become Vistana subsidiaries and (b) certain assets and liabilities currently owned by entities that will become Vistana subsidiaries will be transferred to subsidiaries of Starwood. As part of the restructuring transactions, Starwood will engage in the Contribution, pursuant to which Starwood will contribute certain specified assets and liabilities related to the Vistana Vacation Ownership Business to Vistana.

          Step 2: Vistana expects to incur or cause to be incurred indebtedness to fund the Distribution Payment.

          Step 3: In exchange for the Contribution in Step 1, Vistana will issue shares of Vistana common stock to Starwood and make the Distribution Payment to Starwood.

          Step 4: Immediately upon the completion of Step 3, Starwood will effect the Distribution by distributing on a pro rata basis all of the shares of Vistana common stock it holds to Starwood stockholders entitled to shares of Vistana common stock in the Distribution as of the record date for the Distribution. Such shares of Vistana common stock will be delivered to the distribution agent, who will hold such shares for the benefit of Starwood stockholders.

          Step 5: Immediately following the Distribution, Merger Sub will merge with and into Vistana with Vistana being the surviving corporation of the Merger as a wholly owned subsidiary of ILG. In the Merger, the shares of Vistana common stock held by the distribution agent for the benefit of Starwood stockholders will be automatically converted into a number of shares of ILG common stock such that Starwood stockholders will collectively own approximately 55% of the shares of ILG common stock after the Merger, and ILG stockholders immediately prior to the Merger will collectively own approximately 45% of the shares of ILG common stock after the Merger, in each case, on a fully diluted basis.

          Step 6: ILG's transfer agent will distribute to Starwood stockholders entitled to shares of Vistana common stock in the Distribution shares of ILG common stock in the form of a book-entry authorization and cash in lieu of fractional shares in accordance with the terms of the Separation Agreement and the Merger Agreement.

        Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Separation and the Distribution but before the Merger, and the corporate structure immediately following the consummation of the Merger.

Existing Structure	Structure Following the Separation and the Distribution but Before the Merger

Structure Following the Merger

  •
  The Separation and the Distribution (See "The Transactions—The Separation and Distribution" beginning on page 69)

  •
  Pursuant to and in accordance with the terms and conditions of the Separation Agreement, Starwood and certain subsidiaries of Starwood will engage in a series of internal restructuring transactions in which certain assets and liabilities not currently owned by Vistana and its subsidiaries will be conveyed to Vistana and entities that will become Vistana subsidiaries, to separate the Vistana Vacation Ownership Business from Starwood's other businesses. As part of the restructuring transactions, Starwood will contribute certain specified assets and liabilities related to the Vistana Vacation Ownership Business to Vistana (which we refer to as the Contribution). Vistana is currently a wholly owned subsidiary of Starwood that was formed on June 10, 2015, in connection with the planned spin-off of the Vistana Vacation Ownership Business from Starwood.

    In consideration for the Contribution, Vistana will:

    •
    issue to Starwood shares of Vistana common stock; and

    •
    make the Distribution Payment consisting of $132 million in cash, which is subject to certain adjustments with respect to capital spend for, and net operating cash flow of, the Vistana Vacation Ownership Business.

    Also in connection with the Separation, Vistana will consummate certain financing transactions to make the Distribution Payment to Starwood. For a more complete discussion of these financing transactions, see "Debt Financing."

    After the Separation, Starwood will distribute all of the shares of Vistana common stock it holds to Starwood stockholders entitled to shares of Vistana common stock in the Distribution as of the record date of the Distribution on a pro rata basis. As of the date of this proxy statement/prospectus, Starwood's Board of Directors, which we refer to as the Starwood Board of Directors or the Starwood Board, has not set a record date for the Distribution. Starwood will publicly announce the record date for the Distribution when the record date has been determined. This announcement will be made prior to the completion of the Separation, the Distribution and the Merger.

    Starwood will effect the Distribution by delivering the shares of Vistana common stock to the distribution agent. The distribution agent will hold such shares for the benefit of Starwood stockholders that are entitled to the Vistana common stock in the Distribution and pending the effective time of the Merger. After the Distribution, Starwood will not own any shares of Vistana common stock.

  •
  Conditions to the Separation and the Distribution (See "The Transaction Agreements—The Separation Agreement—Conditions to the Distribution" beginning on page 126)

    Starwood's obligation to effect the Distribution is subject to the satisfaction, or waiver, of the following conditions:

    •
    Vistana having received proceeds from its debt financing sufficient to make, and having made, the Distribution Payment to Starwood;

    •
    Starwood and Vistana having prepared and mailed to holders of record of Starwood common stock on the record date for the Distribution any information concerning Vistana that Starwood determines is required by law; and

    •
    ILG, Merger Sub, Starwood and Vistana having irrevocably confirmed that the conditions precedent to their effecting the Merger have been satisfied or waived (other than the consummation of the Distribution and the conditions that by their terms are to be satisfied at the effective time of the Merger, but subject to the satisfaction or waiver of such conditions) and the Merger will be consummated immediately following the Distribution on the date of the Distribution.
  •
  The Merger; Merger Consideration (See "The Transactions—The Merger" beginning on page 70)

    Pursuant to and in accordance with the terms and conditions of the Merger Agreement, immediately after the Distribution, Merger Sub will merge with and into Vistana. Vistana will survive the Merger as a wholly owned subsidiary of ILG. After the Merger, ILG will continue to be a separately traded public company and will own and operate the combined businesses of ILG and the Vistana Vacation Ownership Business.

    At the effective time of the Merger, each issued and outstanding share of Vistana common stock (except for such shares held as treasury stock or by ILG, which will be cancelled) will be automatically converted into a number of shares of ILG common stock equal to the exchange ratio provided for in the Merger Agreement. As a result of the Merger, ILG's transfer agent will distribute to Starwood stockholders that received Vistana common stock in the Distribution, in lieu of shares of Vistana common stock, shares of ILG common stock that the shares of Vistana common stock automatically converted into at the effective time of the Merger and cash in lieu of fractional shares (if any). Holders of Starwood common stock entitled to shares of Vistana common stock in the Distribution will not be required to pay for the shares of ILG common stock they receive in the Merger and will also retain all of the shares of Starwood common stock they held prior to the Merger.

    The Merger Agreement provides that the exchange ratio is equal to 72,371,970 divided by the number of shares of Vistana common stock issued and outstanding immediately prior to the effective time of the Merger. The exchange ratio is subject to a true-up mechanism that will only apply if the percentage of outstanding shares of ILG common stock after the Merger to be owned by Starwood stockholders entitled to shares of Vistana common stock in the Distribution would be less than 50.5% of all outstanding ILG common stock after the Merger, in which case the exchange ratio would be adjusted such that Starwood stockholders entitled to shares of Vistana common stock in the Distribution would receive the number of shares of ILG common stock that would represent 50.5% of the outstanding shares of ILG common stock after the Merger. The exchange ratio is structured so that when the Merger is completed, Starwood stockholders entitled to shares of Vistana common stock in the Distribution will collectively own approximately 55% of the shares of common stock of ILG after the Merger, and ILG stockholders immediately prior to the Merger will collectively own approximately 45%, of the shares of common stock of ILG after the Merger, in each case, on a fully diluted basis. No fractional shares of ILG common stock will be issued to Starwood stockholders in the Merger. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds, net of any of the distribution agent's fees, from the sales pro rata to each holder who would otherwise have been entitled to receive a fractional share in the Merger. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payments made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders as described in "The Transactions—Calculation of Merger Consideration" and "U.S. Federal Income Tax Consequences of the Distribution and Merger—The Merger."

    It is currently estimated, based on the assumptions described under the heading "The Transactions—Calculation of Merger Consideration," that Starwood stockholders entitled to shares of Vistana common stock in the Distribution will be entitled to receive approximately [    •    ] shares of ILG common stock for every one share of Starwood common stock that they own as of the record date for the Distribution. However, this amount will be finally determined at the effective time of the Merger based on the number of shares of Starwood common stock outstanding immediately prior to the Distribution that are entitled to shares of Vistana common stock in the Distribution. Therefore, the actual number of shares of ILG common stock that Starwood stockholders are entitled to receive for each share of Vistana common stock will change if the number of shares of Starwood common stock outstanding changes because of any increase or decrease in share amounts for any reason. We do not expect the number calculated above to change significantly because we do not expect that the number of shares of Starwood common stock that will be entitled to shares of Vistana common stock in the Distribution will change significantly. See "The Transactions—Calculation of Merger Consideration."

  •
  Conditions to the Merger (See "The Transaction Agreements—The Merger Agreement—Conditions to the Merger" beginning on page 117)

    As more fully described in this proxy statement/prospectus and in the Merger Agreement, each of ILG's, Merger Sub's, Starwood's and Vistana's obligations to effect the Merger is subject to the satisfaction, or to the extent permitted by law or by waiver by ILG and Starwood of the following conditions, which we refer to as the Joint Conditions to the Merger:

    •
    the consummation of the Separation and Distribution in accordance with the Separation Agreement;

    •
    the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act;

    •
    the clearing by the Mexican Federal Economic Competition Commission of the transactions contemplated by the Merger Agreement, or the expiration or termination of any applicable waiting period under the Mexican Federal Law on Economic Competition;

    •
    the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the absence of any stop order or proceedings seeking a stop order;

    •
    the effectiveness of the registration on Form 10 to be filed by Starwood with respect to the registration of shares of Vistana common stock to be distributed pursuant to the Distribution and the absence of any stop order or proceedings seeking a stop order;

    •
    the receipt of all necessary permits, consents and authorizations under applicable securities laws for the Share Issuance and trading of shares issued pursuant thereto on the NASDAQ;

    •
    the approval for listing on the NASDAQ of the shares of ILG common stock to be issued in the Share Issuance;

    •
    the approval by ILG's stockholders of the Share Issuance; and

    •
    the absence of any law or other action by a court of competent jurisdiction or other governmental authority that is in effect and restrains, enjoins or prohibits the Separation, the Distribution or the Merger.

    Starwood's and Vistana's obligation to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver by Starwood of the following additional conditions:

    •
    the performance or compliance in all material respects by ILG of all obligations and covenants under the Merger Agreement required to be performed or complied with by it on or prior to the effective time of the Merger;

    •
    the truth and correctness in all material respects of ILG's representations and warranties with respect to organization and authorization as of the date of the Merger Agreement and as of the closing date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date);

    •
    the truth and correctness in all respects of ILG's representations and warranties with respect to the capital stock of ILG, the absence of a "material adverse effect" with respect to ILG and receipt of board approval as of the date of the Merger Agreement and as of the date of the Merger (except that the truth and correctness representation and warranty with respect to the capitalization of ILG may have de minimis deviations from the "in all respects" standard and except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date);

    •
    the truth and correctness in all respects of all other representations and warranties made by ILG in the Merger Agreement (without giving effect to any materiality, material adverse effect or similar qualifiers) as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date), except as would not have a material adverse effect;

    •
    the receipt by Starwood of a certificate, dated as of the closing date of the Merger, signed by a senior officer of ILG certifying the satisfaction by ILG of the conditions described in the immediately preceding four bullets; and

    •
    the entry by ILG and Merger Sub into all applicable other transaction documents contemplated by the Merger Agreement, which we refer to as the Transaction Documents, and the performance in all material respects of all covenants thereunder required to be performed or complied with prior to the effective time of the Merger.

    ILG's and Merger Sub's obligation to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver by ILG of the following additional conditions:

    •
    the performance or compliance in all material respects by Starwood and Vistana of all obligations and covenants under the Merger Agreement required to be performed or complied with by them on or prior to the effective time of the Merger;

    •
    the truth and correctness in all material respects of Starwood's representations and warranties and representations and warranties relating to Vistana with respect to organization, authorization and brokers' fees as of the date of the Merger Agreement and as of the closing date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date);

    •
    the truth and correctness in all respects of Starwood's representations and warranties with respect to Vistana capital stock, the absence of a "material adverse effect" with respect to Vistana and receipt of board and stockholder approval as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date);

    •
    the truth and correctness in all respects of all other representations and warranties made by Starwood in the Merger Agreement (without giving effect to any materiality, material adverse effect or similar qualifiers) as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date), except as would not have a material adverse effect;

    •
    the receipt by ILG of a certificate, dated as of the closing date of the Merger, signed by a senior officer of Starwood certifying the satisfaction by Starwood and Vistana of the conditions described in the immediately preceding four bullets; and

    •
    the entry by Starwood and Vistana into all applicable other Transaction Documents and the performance in all material respects of all covenants thereunder required to be performed or complied with prior to the effective time of the Merger.

  •
  Voting by ILG Directors and Executive Officers (See "The ILG Special Meeting—Voting by ILG Directors and Executive Officers" beginning on page 65)

    At the close of business on the record date for ILG's special meeting, ILG directors and executive officers and their affiliates were entitled to vote approximately [    •    ]% of the shares of ILG common stock outstanding on the record date. In addition, ILG's chief executive officer, chief operating officer and chief financial officer, who collectively hold approximately 2% of the outstanding ILG common stock, each entered into voting and support agreements with ILG and Starwood in connection with the Merger Agreement in which they agreed to vote all shares of ILG common stock held by them in favor of the Share Issuance (see "Additional Agreements Related to the Separation, the Distribution and the Merger—Voting Agreements" beginning on page 143). ILG currently expects that all ILG directors and executive officers will vote their shares in favor of both the Share Issuance and meeting adjournment proposals.

    In addition, Liberty and Liberty Holdings, which beneficially own approximately 29% of the issued and outstanding ILG common stock, also entered into a voting and support agreement with ILG and Starwood pursuant to which they have agreed to vote all such shares of ILG common stock in favor of the Share Issuance (see "Additional Agreements Related to the Separation, the Distribution and the Merger—Voting Agreements" beginning on page 143).

    No vote of Starwood stockholders is required in connection with the Transactions, and the only vote required with respect to Vistana is by Starwood as its sole stockholder, which stockholder approval was obtained on October 27, 2015. No directors, executive officers or affiliates of Vistana or Starwood will have voting rights in connection with the Transactions with respect to their ownership of any Starwood common stock or Vistana common stock.

  •
  Opinion of Financial Advisor to ILG (See "The Transactions—Opinion of ILG's Financial Advisor" beginning on page 87)

    On October 27, 2015, the ILG Board of Directors received an oral opinion (subsequently confirmed in writing) from Moelis & Company LLC, which we refer to as Moelis, that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the exchange ratio in the Merger was fair to ILG. The full text of Moelis's written opinion, dated as of October 27, 2015, is attached as Annex A to this proxy statement/prospectus and incorporated into this document by reference. Moelis's written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Moelis in rendering its opinion. The summary of Moelis's written opinion is qualified in its entirety by reference to the full text of the opinion. Moelis's opinion was addressed to ILG's Board of Directors for its use in connection with its evaluation of the Transactions. Moelis's opinion relates only to the fairness, from a financial point of view, to ILG of the exchange ratio and does not constitute a recommendation to any stockholder of ILG as to how such stockholder should vote or act with respect to the Share Issuance or any other matter. You are urged to read the opinion of Moelis carefully and in its entirety.

  •
  Board of Directors and Management of ILG and Vistana After the Merger (See "Information about Merger Sub and ILG—Directors and Executive Officers of ILG Before and After the Merger" beginning on page 149)

    Prior to the effective time of the Merger, the ILG Board of Directors shall take all action necessary such that, at the effective time of the Merger, the ILG Board of Directors will consist of thirteen members. The directors of ILG following the closing of the Merger are expected to be nine of the eleven directors of ILG immediately prior to the closing of the Merger in addition to four directors selected by Starwood (and reasonably satisfactory to the nominating committee of ILG), who will be appointed by the ILG Board of Directors effective as of the effective time of the Merger. Liberty has agreed that one of its director designees will resign from the ILG Board of Directors in connection with the Transactions. The four directors designated by Starwood, or replacement individuals designated by Starwood, will be nominated and recommended for election to the ILG Board of Directors by the ILG Board of Directors at the next two annual meetings of ILG stockholders following the effective time of the Merger. The officers of ILG immediately prior to the Merger will continue to be the officers of ILG immediately following the effective time of the Merger.

    The directors of Merger Sub immediately prior to the closing of the Merger will be the initial directors of Vistana following the closing of the Merger. The officers of Vistana immediately following the effective time of the Merger will be comprised of current officers from ILG and entities comprising the Vistana Vacation Ownership Business.

  •
  Interests of Certain Persons in the Merger

    Certain of ILG's directors and executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of ILG's stockholders generally, including transaction bonuses. The members of the ILG Board of Directors were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Merger, and in recommending to ILG's stockholders that they vote to approve the Share Issuance.

  •
  Risk Factors (See "Risk Factors" beginning on page 36)

    ILG stockholders and Starwood stockholders should carefully consider the matters described in the section "Risk Factors," as well as other information included in this proxy statement/prospectus and the other documents to which they have been referred.

  •
  Regulatory Approvals (See "The Transactions—Regulatory Approvals" beginning on page 97)

    Under the HSR Act and related rules, the Merger may not be completed until the parties have filed notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice, which we refer to as the Antitrust Division, and observed a specified statutory waiting period. ILG and Starwood filed the requisite notification and report forms with the Federal Trade Commission and Antitrust Division on November 25, 2015 and on December 10, 2015, early termination of the waiting period under the HSR Act was granted. In addition, the parties filed the required notification of concentration with the Mexican Federal Economic Competition Commission on [    •    ].

  •
  Financing (See "Debt Financing" beginning on page 129)

    Vistana expects to incur indebtedness to fund the cash payment of the Distribution Payment as described in the section "Debt Financing".

  •
  Termination (See "The Transaction Agreements—The Merger Agreement—Termination" beginning on page 119)

    The Merger Agreement may be terminated at any time prior to the completion of the Merger by the mutual written consent of Starwood and ILG. In addition, subject to specified qualifications and exceptions, either Starwood or ILG may terminate the Merger Agreement at any time prior to the completion of the Merger if:

    •
    the Merger has not occurred on or prior to October 27, 2016;

    •
    any law has been promulgated, entered, enforced, enacted or issued or deemed applicable to the Merger or the transactions contemplated by the Merger Agreement by a governmental authority that permanently prohibits, restrains or makes illegal the Merger or the transactions contemplated by the Merger Agreement; or

    •
    ILG's stockholders fail to approve the Share Issuance at the special meeting of ILG stockholders (including any adjournment or postponement thereof).

    In addition, subject to specified qualifications and exceptions, Starwood may terminate the Merger Agreement if:

    •
    ILG has breached any representation, warranty, covenant or agreement of ILG contained in the Merger Agreement that would cause the Joint Conditions to the Merger or the conditions to Starwood's obligation to consummate the Merger not to be satisfied, and such breach is not cured by the earlier of 60 days after notice of the breach and October 27, 2016, or is incapable of cure prior to October 27, 2016;

    •
    The ILG Board of Directors has withheld, withdrawn, modified or qualified or publicly proposed to withdraw, withhold, modify or qualify, in a manner adverse to Starwood or Vistana, the approval, determination of advisability or recommendation by the ILG Board of Directors of the Share Issuance, which we refer to as the ILG Board Recommendation, the ILG Board of Directors has made or permitted any director or executive officer to make any public statement in connection with the ILG special meeting that would reasonably be expected to have the same effect, or the ILG Board of Directors has approved, determined to be advisable, or recommended or publicly proposed to approve or determine to be advisable or recommend a competing acquisition proposal, each of the foregoing of which we refer to as a Change in Recommendation; or

    •
    ILG has failed to comply with its obligations under the Merger Agreement relating to non-solicitation or to holding the ILG special meeting.

    ILG, subject to specified qualifications and exceptions, may terminate the Merger Agreement if:

    •
    Starwood or Vistana has breached any representation, warranty, covenant or agreement of Starwood or Vistana contained in the Merger Agreement, which breach (i) would result in any of the Joint Conditions to the Merger or any conditions to ILG's obligation to consummate the Merger not to be satisfied and (ii) is not cured by the earlier of 60 days after notice of the breach and October 27, 2016, or is incapable of cure prior to October 27, 2016; or

    •
    the ILG Board of Directors or any committee thereof authorizes ILG's entry into a definitive agreement with respect to a superior acquisition proposal at any time prior to the ILG stockholder approval of the Share Issuance, and ILG concurrently enters into such agreement, in those circumstances where ILG is permitted to terminate the Merger Agreement and accept such superior acquisition proposal and, provided, that ILG pays to Starwood the termination fee described in "The Transaction Agreements—The Merger Agreement—Termination Fee and Expenses Payable in Certain Circumstances."

  •
  Termination Fees (See "The Transaction Agreements—The Merger Agreement—Termination Fee and Expenses Payable in Certain Circumstances" beginning on page 120)

    The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, a termination fee of $40 million may be payable by ILG to Starwood. The circumstances under which ILG may be required to pay the termination fee include:

    •
    if Starwood terminates the Merger Agreement following a Change in Recommendation by the ILG Board of Directors;

    •
    if Starwood terminates the Merger Agreement after ILG has materially breached its obligations under the non-solicitation provisions of the Merger Agreement or its obligation to hold a special meeting of ILG stockholders to vote on the Share Issuance proposal;

    •
    if ILG terminates the Merger Agreement to enter into a definitive written agreement with a third party that the ILG Board of Directors has determined, in good faith after consultation with its outside financial and legal advisors, taking into account the various legal, financial and regulatory aspects of the competing proposal, is reasonably likely to be consummated on a timely basis and is more favorable to the ILG stockholders, from a financial point of view, than the Merger. However, it is a condition of any such termination that ILG have paid the termination fee; and

    •
    if (1) a competing acquisition proposal with respect to ILG is publicly made and not withdrawn five business days prior to specified events, (2) the Merger Agreement is terminated under any of the circumstances listed below and (3) ILG consummates, or enters into a definitive agreement with respect to and subsequently consummates, a competing acquisition proposal within twelve months of the termination of the Merger Agreement:

    •
    in the event the Merger Agreement is terminated by either Starwood or ILG after the failure to obtain approval from ILG stockholders of the Share Issuance at the ILG special meeting;

    •
    in the event the Merger Agreement is terminated by Starwood because the transactions contemplated by the Merger Agreement have not been consummated prior to October 27, 2016; or

    •
    in the event the Merger Agreement is terminated by Starwood because ILG has committed an uncured or incurable breach of any representation, warranty, covenant or agreement in the Merger Agreement such that the conditions to the closing of the Merger would not be satisfied.

    In other circumstances where a termination fee is not payable, the Merger Agreement provides that ILG must reimburse Starwood's out-of-pocket fees and expenses in connection with the Transaction in an amount up to $15 million in the event the Merger Agreement is terminated by either Starwood or ILG because ILG's stockholders do not approve the Share Issuance at the ILG special meeting, or up to $30 million in the event the Merger Agreement is terminated by Starwood as a result of an uncured or incurable breach of ILG's representations, warranties and covenants in the Merger Agreement that frustrates the conditions to the closing of the Merger. Starwood must reimburse ILG's expenses in an amount up to $30 million in the event the Merger Agreement is terminated by ILG as a result of an uncured breach of Starwood's representations, warranties and covenants in the Merger Agreement that frustrates the conditions to the closing of the Merger.

  •
  Expenses (See "The Transaction Agreements—The Merger Agreement—Termination Fee and Expenses Payable in Certain Circumstances" beginning on page 120)

    Except for expenses in connection with the termination of the Merger Agreement, which are discussed immediately above, and certain other specified fees and expenses that are to be shared equally by Starwood and ILG, the Merger Agreement provides that each party will pay all of its own fees and expenses.

  •
  Certain Adjustments to Payments Pursuant to Separation Agreement (See "The Transaction Agreements—The Separation Agreement—Distribution Payment Adjustment" beginning on page 125)

    The Separation Agreement provides for an adjustment at closing to the Distribution Payment to the extent that estimated capital spend for the Vistana Vacation Ownership Business for the period from October 1, 2015, until the earlier of March 31, 2016 and the date of the Distribution is greater or less than the target capital spend for such period as agreed among the parties. In addition, if the Separation and Distribution occur after March 31, 2016, the Distribution Payment is also subject to a post-closing adjustment to the extent that the actual amount of capital spend for the Vistana Vacation Ownership Business from April 1, 2016, until the date of the Distribution is greater or less than the total amount of operating cash flow of the Vistana Vacation Ownership Business during such period.

  •
  U.S. Federal Income Tax Consequences of the Distribution and Merger (See "U.S. Federal Income Tax Consequences of the Distribution and Merger" beginning on page 99)

    ILG stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger. Starwood stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Distribution or the Merger except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of ILG common stock.

  •
  No Dissenters' or Appraisal Rights (See "The Transactions—Rights of Appraisal" beginning on page 98)

    Neither ILG nor Starwood stockholders have appraisal rights under Delaware law or Maryland law, as applicable, in connection with the Separation, the Distribution or the Merger.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ILG

        The following table sets forth summary historical financial data of ILG. The summary consolidated financial data as of December 31, 2014, 2013 and 2012, and for the three years ended December 31, 2014, 2013 and 2012 are derived from ILG's audited consolidated financial statements. ILG's consolidated financial statements for the years ended 2014, 2013 and 2012 were audited by Ernst & Young LLP, independent registered public accounting firm. The summary unaudited consolidated interim financial data as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 are derived from ILG's unaudited condensed consolidated financial statements. The summary historical financial data below should be read in conjunction with the consolidated financial statements that are incorporated by reference in this document and their accompanying notes. See "Selected Historical Consolidated Financial Information of ILG" beginning on page 206.

	Year ended December 31,			Nine months ended September 30, (Unaudited)
(Dollar amounts in millions, except per share data)	2014	2013	2012	2015	2014
Statement of Income Data
Total revenues	$614	$501	$473	$532	$447
Net income attributable to common stockholders	$79	$81	$41	$61	$63
Adjusted net income(1)	$82	$81	$54	$60	$65
Adjusted EBITDA(2)	$173	$166	$157	$144	$136
Earnings per Share
Basic	$1.38	$1.42	$0.72	$1.06	$1.10
Diluted	$1.36	$1.40	$0.71	$1.05	$1.09
Adjusted Earnings per Share(3)
Basic	$1.43	$1.42	$0.94	$1.05	$1.13
Diluted	$1.41	$1.41	$0.93	$1.04	$1.12
Dividends Declared
Dividends declared per share of common stock	$0.44	$0.33	$0.50	$0.36	$0.33
Balance Sheet Data (as of end of period)
Total assets	$1,324	$1,025	$907	$1,302	$1,049
Long-term debt, net of current portion	$484	$253	$260	$415	$258

(1)
Adjusted net income is defined as net income attributable to common stockholders, excluding the impact of (a) acquisition related and restructuring costs, (b) other non-operating foreign currency remeasurements, and (c) other special items. Special items are presented to exclude (1) loss on extinguishment of debt in 2012, (2) the effect of correcting an immaterial prior period item in 2013, (3) the recognition of prior period (pre-acquisition) sales at the Hyatt Vacation Ownership business's Maui joint venture upon receiving the temporary certificate of occupancy in the fourth quarter of 2014 and (4) the settlement of a certain legal proceeding in the second quarter of 2015.

  Below is a reconciliation of adjusted net income for the periods presented:

	Year ended December 31,			Nine months ended September 30,
(Dollar amounts in millions, except per share data)	2014	2013	2012	2015	2014
Net income attributable to common stockholders	$79	$81	$41	$61	$63
Acquisition related and restructuring costs	7	4	—	2	3
Other non-operating foreign currency remeasurements	(2)	(1)	2	(4)	—
Other special items(a)	—	(3)	19	—	—
Income tax impact of adjusting items[1]	(2)	—	(8)	1	(1)

Adjusted net income	$82	$81	$54	$60	$65

Adjusted earnings per share:
Basic	$1.43	$1.42	$0.94	$1.05	$1.13
Diluted	$1.41	$1.41	$0.93	$1.04	$1.12

(a)
Special items are presented to exclude (1) loss on extinguishment of debt in 2012, (2) the effect of correcting an immaterial prior period item in 2013, (3) the recognition of prior period (pre-acquisition) sales at the Hyatt Vacation Ownership business's Maui joint venture upon receiving the certificate of occupancy in the fourth quarter of 2014 and (4) the settlement of a certain legal proceeding in the second quarter of 2015.
(2)
"Adjusted EBITDA" is defined as net income attributable to common stockholders excluding, without duplication, if applicable: (a) non-operating interest income and interest expense, (b) income taxes, (c) depreciation expense, (d) amortization expense of intangibles, (e) non-cash compensation expense, (f) goodwill and asset impairments, (g) acquisition related and restructuring costs, (h) other non-operating income and expense, (i) the impact of the application of purchase accounting, (j) the deferral adjustment associated with percentage of completion accounting guidelines reflecting its impact on GAAP revenues and expenses, and (k) other special items described in footnote (a) below.

1
Tax rate utilized is the applicable effective tax rate respective to the period to the extent amounts are deductible.

ILG's presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. Below is a reconciliation of Adjusted EBITDA for the periods presented:

	Year ended December 31,			Nine months ended September 30,
(Dollar amounts in millions)	2014	2013	2012	2015	2014
Adjusted EBITDA	$173	$166	$157	$144	$136
Non-cash compensation expense	(12)	(10)	(11)	(10)	(8)
Other non-operating income (expense), net	2	—	(3)	3	—
Acquisition related and restructuring costs	(7)	(5)	—	(2)	(3)
Impact of purchase accounting	(1)	—	—	(1)	—
Special items(a)	4	4	(19)	—	—
Amortization expense of intangibles	(12)	(8)	(23)	(11)	(9)
Depreciation expense	(16)	(15)	(13)	(13)	(12)
Interest, net	(7)	(6)	(23)	(14)	(4)
Income tax provision	(45)	(45)	(24)	(35)	(37)

Net income attributable to common stockholders	$79	$81	$41	$61	$63

(a)
Special items are presented to exclude (1) loss on extinguishment of debt in 2012, (2) the effect of correcting an immaterial prior period item in 2013, (3) the recognition of prior period (pre-acquisition) sales at the Hyatt Vacation Ownership business's Maui joint venture upon receiving the temporary certificate of occupancy in the fourth quarter of 2014 and (4) the settlement of a certain legal proceeding in the second quarter of 2015.
(3)
Adjusted earnings per share is defined as adjusted net income divided by the weighted average number of shares of common stock outstanding during the period for basic EPS and, additionally, inclusive of dilutive securities for diluted EPS. The reconciliation of adjusted earnings per share for the periods presented is included in (1) above.

 SUMMARY HISTORICAL COMBINED FINANCIAL INFORMATION OF THE VISTANA VACATION OWNERSHIP BUSINESS

        The following table sets forth summary historical financial data of the Vistana Vacation Ownership Business. The summary combined financial data as of December 31, 2014 and 2013 and for the three years ended December 31, 2014, 2013 and 2012 are derived from the Vistana audited combined financial statements that are included on pages F-2 to F-38 in this proxy statement/prospectus. The Vistana combined financial statements for the years ended 2014, 2013, and 2012 were audited by Ernst &Young LLP, independent registered public accounting firm. The summary combined interim financial data for the nine months ended September 30, 2015 and 2014 are derived from the Vistana unaudited combined financial statements that are included on pages F-2 to F-38 in this proxy statement/prospectus. The summary historical financial data below should be read in conjunction with the combined financial statements and related notes that are included in this proxy statement/prospectus on the pages noted above. See "Selected Historical Combined Financial Information of the Vistana Vacation Ownership Business" on page 204.

	Year ended December 31,			Nine months ended September 30,
(Dollar amounts in millions, except per share data)	2014	2013	2012	2015	2014
Statement of Income Data
Total revenues	$921	$1,152	$1,541	$705	$694
Income before income taxes	$127	$229	$256	$87	$92
Adjusted EBITDA(1)	$158	$152	$138	$143	$118
Balance Sheet Data (as of end of period)
Total assets	$1,562	$1,574	$1,820	$1,516	$1,568
Securitized debt from VIEs	$249	$355	$533	$188	$272

(1)
The Vistana Vacation Ownership Business's Adjusted EBITDA, a financial measure that is not prescribed by GAAP, excludes the impact of non-operating interest income and interest expense, income taxes, depreciation expense, amortization expense of intangibles, non-cash compensation expense, restructuring charges/(credits), losses/(gains) on asset dispositions, impairments, the deferral adjustment associated with percentage of completion accounting guidelines reflecting the impact on the Vistana Vacation Ownership Business GAAP revenues and expenses, and the operations of its residential business.

        Vistana's presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. Below is a reconciliation of adjusted EBITDA for the periods presented:

	Year ended December 31,			Nine months ended September 30,
(Dollar amounts in millions)	2014	2013	2012	2015	2014
Adjusted EBITDA	$158	$152	$138	$143	$118
Non-cash compensation expense	(4)	(4)	(6)	(3)	(3)
Restructuring (credits)/charges, net	—	(1)	(1)	7	(1)
Loss on asset dispositions and impairments, net	—	—	(2)	(32)	—
Residential segment earnings	12	120	160	—	12
Percentage of completion deferral adjustment	(1)	(3)	2	1	(5)
Depreciation and amortization	(38)	(35)	(35)	(29)	(29)
Interest, net	—	—	—	—	—
Income tax expense	(52)	(90)	(100)	(33)	(39)
Net income attributable to common stockholders	$75	$139	$156	$54	$53

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following table sets forth summary unaudited pro forma condensed combined financial information which combines the condensed consolidated financial information of ILG and the Vistana Vacation Ownership Business for the nine months ended September 30, 2015 and for the year ended December 31, 2014, in each case, after giving effect to the Merger and the other Transactions. The summary unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined financial information, which are included elsewhere in this proxy statement/prospectus. The pro forma amounts in the table below are presented for illustrative purposes only and do not indicate what the financial position or the results of operations of the combined company would have been had the Merger and the other Transactions occurred as of the date or for the periods presented. The pro forma amounts also do not indicate what the financial position or future results of operations of the combined company will be. In the opinion of management of ILG, all adjustments considered necessary for a fair presentation have been included. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies that ILG expects to result from the Merger.

        This information is only a summary and should be read in conjunction with "Unaudited Pro Forma Combined Financial Information", "Selected Historical Combined Financial Information of the Vistana Vacation Ownership Business", "Selected Historical Consolidated Financial Information of ILG", "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Vistana Vacation Ownership Business" and the consolidated and condensed consolidated financial statements and related notes of ILG, which are incorporated by reference in this proxy statement/prospectus, and of the Vistana Vacation Ownership Business, which are included elsewhere in this proxy statement/prospectus.

        The unaudited pro forma condensed combined financial information was prepared using purchase accounting with ILG considered the acquirer for accounting purposes of the Vistana Vacation Ownership Business. Under purchase accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The unaudited pro forma purchase price allocation was based on a preliminary estimate of the fair values of the tangible and intangible assets and liabilities of the Vistana Vacation Ownership Business. Following the effective date of the Merger, ILG expects to complete the purchase price allocation after considering the fair value of the Vistana Vacation Ownership Business's assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. Accordingly, the unaudited pro forma purchase price allocations are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The final purchase price allocation may be different than that reflected in the unaudited pro forma purchase price allocation presented herein, and this difference may be material.

        The tax amounts reflected in the unaudited pro forma condensed combined financial information are based on the assumption that the Distribution, followed by the Merger, are tax-free in accordance with the terms of the Merger Agreement. However, certain potential transactions may occur following the Merger that may cause the Distribution to be taxable to Starwood, in which case Starwood may make certain elections which would cause a step-up in the tax basis of the assets in Vistana to their fair market value. In this case, Vistana will receive a fair market value tax basis in such assets, rather than carryover tax basis, and will be required, under provisions of the Tax Matters Agreement, to pay Starwood for the associated tax benefit.

(Dollar amounts in millions, except per share data)	Pro Forma Combined Nine Months Ended September 30, 2015 (Unaudited)	Pro Forma Combined Year Ended December 31, 2014 (Unaudited)
Statement of Income Data
Total revenues	$1,235	$1,510
Net income attributable to common stockholders	$82	$101
Adjusted net income(2)	$85	$106
Adjusted EBITDA(1)	$258	$279
Earnings per Share
Basic	$0.63	$0.78
Diluted	$0.63	$0.77
Adjusted earnings per share(2)
Basic	$0.66	$0.82
Diluted	$0.65	$0.81
Dividends Declared
Dividends declared per share of common stock	$0.36	$0.44
Balance Sheet Data (as of September 30, 2015)
Total assets	$3,217	N/A
Long-term debt, net of current portion	$559	N/A
Securitized debt from VIEs	$138	N/A

(1)
Adjusted EBITDA is defined as net income attributable to common stockholders excluding, without duplication, if applicable: (1) non-operating interest income and interest expense, (2) income taxes, (3) depreciation expense, (4) amortization expense of intangibles, (5) non-cash compensation expense, (6) goodwill and asset impairments, (7) acquisition related and restructuring costs, (8) other non-operating income and expense, (9) the impact of the application of purchase accounting, (10) the deferral adjustment associated with percentage of completion accounting guidelines reflecting its impact on GAAP revenues and expenses, and (11) other special items described in footnote (a) below. ILG's presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. Below is a reconciliation of adjusted EBITDA for the periods presented:

	Year ended December 31, 2014	Nine months ended September 30, 2015
	(In millions)
Adjusted EBITDA	$279	$258
Non-operating interest expense, net	(7)	(14)
Income taxes	(65)	(48)
Depreciation expense	(60)	(46)
Amortization expense of intangibles	(21)	(18)
Non-cash compensation expense	(16)	(13)
Goodwill and asset impairments	—	(32)
Acquisition related and restructuring costs	(7)	5
Other non-operating income, net	2	3
Impact of purchase accounting	(19)	(14)
Percentage of completion deferral adjustment	(1)	1
Special items(a)	16	—

Net income attributable to common stockholders	$101	$82

Footnote:

(a)
Excludes the recognition of prior period (pre-acquisition) sales at the Hyatt Vacation Ownership business's Maui joint venture upon receiving the temporary certificate of occupancy in the fourth quarter of 2014, the settlement of a certain legal proceeding in the second quarter of 2015, and the operations of Vistana's residential business.

(2)
Adjusted net income is defined as net income attributable to common stockholders, excluding the impact of (a) acquisition related and restructuring costs, (b) other non-operating foreign currency remeasurements, (c) the impact of the application of purchase accounting, and (d) other special items described in note (a) below. Adjusted earnings per share is defined as adjusted net income divided by ILG historical basic and diluted weighted average shares outstanding for the respective periods plus the 72,371,970 Share Issuance.

Below is a reconciliation of adjusted net income and adjusted earnings per share for the periods presented.

	Year ended December 31, 2014	Nine months ended September 30, 2015
	(Dollars in millions, except per share data)
Pro forma net income attributable to common stockholders	$101	$82
Acquisition related and restructuring costs	7	(5)
Other non-operating foreign currency remeasurements	(2)	(4)
Impact of purchase accounting	19	14
Other special items(a)	(16)	—
Income tax impact of adjusting items(b)	(3)	(2)

Adjusted pro forma net income attributable to common stockholders	$106	$85

Adjusted earnings per share:
Basic	$0.82	$0.66
Diluted	$0.81	$0.65
Weighted average number of shares of common stock outstanding:
Basic	130	130
Diluted	130	130

(a)
Excludes the recognition of prior period (pre-acquisition) sales at the Hyatt Vacation Ownership business's Maui joint venture upon receiving the temporary certificate of occupancy in the fourth quarter of 2014, the settlement in the second quarter of 2015 of a certain legal proceeding, and the operations of Vistana's residential business

(b)
Pro forma tax rate utilized represents an estimated statutory blended U.S. rate of 37.5% and 37.2% for the twelve months ended December 31, 2014 and nine months ended September 30, 2015, respectively

 SUMMARY COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

        The summary below sets forth certain historical per share information for ILG and unaudited pro forma per share information of the combined company as if Vistana and ILG had been combined for the periods shown. The unaudited pro forma combined per share data presented below for the nine months ended September 30, 2015 and the year ended December 31, 2014 presents per share financial data based on the results of operations and financial condition of the Vistana Vacation Ownership Business and ILG. The following table should be read together with the combined financial statements and accompanying notes of the Vistana Vacation Ownership Business included elsewhere in this proxy statement/prospectus and the consolidated financial statements and accompanying notes of ILG, which are incorporated by reference in this proxy statement/prospectus. The pro forma amounts in the table below are presented for illustrative purposes only and are not necessarily indicative of what the financial position or the results of operations of the combined company would have been had the Merger occurred as of the date or for the periods presented. The pro forma amounts also do not indicate what the financial position or future results of operations of the combined company will be. In the opinion of management of ILG, all adjustments considered necessary for a fair presentation have been included. No adjustment has been included in the pro forma amounts for any anticipated cost savings or other synergies that ILG expects to result from the Merger.

	Historical		Pro Forma
	Nine Months Ended September 30, 2015	Year Ended December 31, 2014	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Earnings per Share
Basic	$1.06	$1.38	$0.63	$0.78
Diluted	$1.05	$1.36	$0.63	$0.77
Dividends Declared
Dividends declared per share of common stock	$0.36	$0.44	$0.36	$0.44
Book Value per Share
Book value per share of common stock	$7.41	$6.73	$13.17	N/A

 HISTORICAL MARKET PRICE AND DIVIDEND INFORMATION OF ILG COMMON STOCK

        ILG common stock currently trades on The NASDAQ Stock Market Global Select Market under the ticker symbol "IILG." On October 21, 2015, the last trading day before market speculation about the Merger occurred, the closing price of ILG common stock was $18.49 per share. On October 27, 2015, the last trading day before the announcement of the signing of the Merger Agreement, the closing price of ILG common stock was $20.77 per share. On December 14, 2015, the last practicable trading day for which information is available as of the date of this proxy statement/prospectus, the closing price of ILG common stock was $15.51 per share. The following table sets forth the high and low prices per share of ILG common stock for the periods indicated. For current price information, ILG and Starwood stockholders are urged to consult publicly available sources.

	ILG Common Stock
	High	Low
Year Ending December 31, 2015
Fourth Quarter (through December 14, 2015)	$21.98	$13.98
Third Quarter	$23.19	$18.29
Second Quarter	$26.78	$22.75
First Quarter	$27.45	$20.75
Year Ending December 31, 2014
Fourth Quarter	$24.48	$18.83
Third Quarter	$22.85	$19.05
Second Quarter	$27.51	$18.96
First Quarter	$31.04	$25.39
Year Ending December 31, 2013
Fourth Quarter	$32.13	$23.00
Third Quarter	$23.85	$19.95
Second Quarter	$22.24	$18.82
First Quarter	$22.20	$19.35
Year Ending December 31, 2012
Fourth Quarter	$20.38	$16.90
Third Quarter	$20.70	$17.62
Second Quarter	$20.24	$15.76
First Quarter	$17.70	$12.67

        ILG has generally declared and paid a dividend quarterly since the second quarter of 2012. ILG has paid a dividend of $0.12 in each of the first three (3) quarters of 2015 and has declared a dividend of $0.12 for the fourth quarter of 2015. Any determination as to the declaration of dividends is at the ILG Board of Directors' sole discretion, based on factors it deems relevant, including the results of ILG's operations, financial condition, legal requirements and any other factors that ILG's Board of Directors deems relevant. In addition, ILG's existing credit facilities contain certain financial and operating covenants that may restrict ILG's ability to pay dividends in the future.

        Market price data for Vistana common stock has not been presented, as Vistana is a wholly owned subsidiary of Starwood, and shares of Vistana common stock do not trade separately from shares of Starwood common stock.

RISK FACTORS

        You should carefully consider the following risk factors, together with the other information contained or incorporated by reference in this proxy statement/prospectus, including the factors discussed in Part I, Item 1A—Risk Factors, in ILG's annual report on Form 10-K for the year ended December 31, 2014. The risks described below are the material risks, although not the only risks relating to the Separation, the Merger and ILG after the Transactions. The risks described below are not the only risks that ILG currently faces or will face after the consummation of the Transactions. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect ILG's business, financial condition or results of operations or the price of ILG common stock following the consummation of the Transactions.

        If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on ILG's business, financial condition or results of operations after the Transactions. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Transactions

         ILG may not realize the anticipated cost synergies and growth opportunities.

        ILG expects that it will realize cost and revenue synergies, growth opportunities, and other financial and operating benefits as a result of the Transactions. ILG's success in realizing these benefits, and the timing of their realization, depends on the successful integration of the business operations of the Vistana Vacation Ownership Business with ILG. Even if ILG is able to integrate the Vistana Vacation Ownership Business successfully, ILG cannot predict with certainty if or when these cost and revenue synergies, growth opportunities and benefits will occur, or the extent to which they actually will be achieved. For example, the benefits from the Transactions may be offset by costs incurred in integrating the companies or in required capital expenditures related to the acquired Vistana Vacation Ownership Business. Realization of any benefits and synergies could be affected by the factors described in other risk factors and a number of factors beyond ILG's control, including, without limitation, general economic and travel conditions, further consolidation in the vacation ownership industry, increased construction and operating costs, and regulatory developments.

         The integration of the Vistana Vacation Ownership Business with ILG following the Transactions may present significant challenges.

        There is a significant degree of difficulty inherent in the process of integrating the Vistana Vacation Ownership Business with ILG. These difficulties include:

  •
  the integration of the Vistana Vacation Ownership Business with ILG's current businesses while carrying on the ongoing operations of all businesses;

  •
  the challenge of integrating the business cultures of each of the Vistana Vacation Ownership Business and ILG, which may prove to be incompatible;

  •
  the challenge and cost of integrating certain information technology systems and other systems currently provided by Starwood with each of the Vistana Vacation Ownership Business and ILG; and

  •
  the potential difficulty in retaining key officers and personnel of ILG and the Vistana Vacation Ownership Business.

        The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of ILG's businesses. Members of ILG's or the Vistana Vacation Ownership Business's senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage the business of ILG or the

Vistana Vacation Ownership Business, service existing ILG or the Vistana Vacation Ownership Business businesses, and develop new products or strategies. If ILG's or the Vistana Vacation Ownership Business's senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, ILG's or the Vistana Vacation Ownership Business's business could suffer.

        ILG's successful or cost-effective integration of the Vistana Vacation Ownership Business cannot be assured. The failure to do so could have a material adverse effect on ILG's business, financial condition or results of operations after the Transactions.

         The Vistana Vacation Ownership Business may be negatively impacted if ILG is unable to provide benefits and services, or access to equivalent financial strength and resources, to the Vistana Vacation Ownership Business that historically have been provided by Starwood.

        The Vistana Vacation Ownership Business has historically received benefits and services from Starwood and has benefited from Starwood's financial strength and extensive network of service offerings. After the Transactions, Vistana, including the Vistana Vacation Ownership Business, will be a subsidiary of ILG, and Vistana will no longer benefit from Starwood's services, financial strength or business relationships to the extent not otherwise addressed in the Transaction Documents. While Starwood has agreed to provide certain transition services to Vistana for a period of up to 24 months following the Transactions, depending on the service, and, although Starwood, ILG and Vistana will enter into certain other agreements that will provide for continued services to be provided from Starwood to Vistana, including the continued participation of Vistana in Starwood's Starwood Preferred Guest loyalty program and centralized services provided by Starwood in connection with the Westin®, Sheraton®, St. Regis® and The Luxury Collection® licensed brands, it cannot be assured that ILG will be able to adequately replace or provide resources formerly provided by Starwood, or replace them at the same or lower cost. If ILG is not able to replace the resources provided by Starwood or is unable to replace them without incurring significant additional costs or is delayed in replacing the resources provided by Starwood, or if the potential purchasers, homeowners' associations or other partners of the Vistana Vacation Ownership Business do not view ILG's financial strength and business relationships as equivalent to Starwood's, ILG's results of operations may be negatively impacted.

         The Vistana Vacation Ownership business will have an ongoing relationship with Starwood after the Transactions and, as a result, the future state or actions of Starwood or any successor of Starwood could impact ILG's reputation, business, financial condition or results of operations.

        Certain additional agreements related to the Separation, Distribution and Merger, which we refer to as Additional Agreements, provide for ongoing services by Starwood as well as the license of the licensed marks under the License Agreement. Changes in the strategic direction of Starwood, or any successor of Starwood, could, over time, impact the positioning and offerings of Starwood's brands and programs, including those being made available to the Vistana Vacation Ownership business. As part of its ongoing evaluation of business and strategic planning alternatives, the Starwood Board of Directors and Starwood's senior management regularly review Starwood's businesses, its strategic direction, performance and prospects in the context of developments in the industries in which it operates and the competitive landscape in the markets in which it operates. In particular, in April 2015, Starwood announced that it was exploring strategic alternatives with respect to its business and in November 2015 entered into a definitive merger agreement to be acquired by Marriott International, Inc. in the Marriott transaction. Any uncertainty regarding the closing of the Marriott transaction or the future state or actions of Starwood or any successor of Starwood could affect the reputation of the licensed marks and the offerings of Starwood's brands and programs, thus impacting the business, financial conditions or results of operations of ILG.

         The historical combined financial information of the Vistana Vacation Ownership Business may not be representative of its results if it had been operated independently of Starwood and as a result, may not be a reliable indicator of the results that it will achieve as a wholly owned subsidiary of ILG.

        The Vistana Vacation Ownership Business is currently operated through various subsidiaries of Starwood. Consequently, the financial information of the Vistana Vacation Ownership Business included in this proxy statement/prospectus has been derived from the consolidated financial statements and accounting records of Starwood and reflects assumptions and allocations made by Starwood. The financial position, results of operations and cash flows of the Vistana Vacation Ownership Business presented may be different from those that would have resulted if the Vistana Vacation Ownership Business had been operated as a standalone company or by a company other than Starwood. For example, in preparing the financial statements of the Vistana Vacation Ownership Business, Starwood made an allocation of Starwood costs and expenses that are attributable to the Vistana Vacation Ownership Business. However, these costs and expenses reflect the costs and expenses attributable to the Vistana Vacation Ownership Business as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by the Vistana Vacation Ownership Business had it been operated independently, and may not reflect costs and expenses that would have been incurred had the Vistana Vacation Ownership Business been operated as a subsidiary of ILG. As a result, the historical financial information of the Vistana Vacation Ownership Business may not be a reliable indicator of the Vistana Vacation Ownership Business's future results or the results that it will achieve as a wholly owned subsidiary of ILG.

         The unaudited pro forma combined financial information of ILG and the Vistana Vacation Ownership Business is not intended to reflect what actual results of operations and financial condition would have been had ILG and the Vistana Vacation Ownership Business been a combined company for the periods presented, and therefore these results may not be indicative of ILG's future operating performance.

        Because ILG will acquire the Vistana Vacation Ownership Business only upon completion of the Transactions, it has no available historical financial information that consolidates the financial results for the Vistana Vacation Ownership Business and ILG. The historical financial statements contained or incorporated by reference in this document consist of the separate financial statements of the Vistana Vacation Ownership Business and ILG, respectively. The unaudited pro forma combined financial information presented in this document is for illustrative purposes only and is not intended to, and does not purport to, represent what ILG's actual results or financial condition would have been if the Transactions had occurred on the relevant date. In addition, such unaudited pro forma combined financial information is based in part on certain assumptions regarding the Transactions that ILG believes are reasonable. These assumptions, however, are only preliminary and will be updated only after the consummation of the Transactions.

        Following the effective date of the Merger, ILG expects to complete the purchase price allocation after considering the fair value of the Vistana Vacation Ownership Business's assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the unaudited pro forma purchase price allocation presented herein, and this difference may be material.

        The unaudited pro forma combined financial information does not reflect the costs of any integration activities or transaction-related costs or incremental capital spend that ILG management believes are necessary to realize the anticipated synergies from the Transactions. Accordingly, the pro forma financial information included in this document does not reflect what ILG's results of operations or operating condition would have been had ILG and the Vistana Vacation Ownership Business been a consolidated entity during all periods presented, or what ILG's results of operations and financial condition will be in the future.

         ILG will incur significant costs related to the Transactions that could have a material adverse effect on its liquidity, cash flows and operating results.

        ILG expects to incur significant one-time costs in connection with the Transactions, including approximately (1) $[    •    ] to $[    •    ] million of advisory, legal, accounting, integration and other professional fees incurred by ILG related to the Transactions, (2) a $10 million advance payment on future royalties associated with maintaining the exclusivity of the Hyatt® Vacation Ownership license, and (3) amounts for transition-related services costs during the first two years following the consummation of the Transactions. The incurrence of these costs may have a material adverse effect on ILG's liquidity, cash flows and operating results in the periods in which they are incurred.

         Current ILG stockholders' percentage ownership interest in ILG will be substantially diluted in the Merger.

        After the consummation of the Merger, the ILG common stock outstanding immediately prior to the consummation of the Merger will represent, in the aggregate, approximately 45 percent of ILG's shares of common stock on a fully diluted basis. See "The Transaction Agreements—the Merger Agreement—Merger Consideration." Consequently, ILG's pre-Merger stockholders, as a group, will be able to exercise less influence over the management and policies of ILG following the consummation of the Merger than immediately prior to the consummation of the Merger.

         Sales of ILG common stock after the Transactions may negatively affect the market price of ILG common stock.

        The shares of ILG common stock to be issued in the Merger to holders of Vistana common stock (following the Distribution) will generally be eligible for immediate resale. The market price of ILG common stock could decline as a result of sales of a large number of shares of ILG common stock in the market after the consummation of the Transactions, or even the perception that these sales could occur.

        Currently, Starwood stockholders may include index funds that have performance tied to the Standard & Poor's 500 Index or other stock indices, and institutional investors subject to various investing guidelines. Because ILG may not be included in these indices or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide or may be required to sell the ILG common stock that they receive in the Merger. In addition, the investment fiduciaries of Starwood's defined benefit pension plans may decide to sell any ILG common stock that the trusts for these plans receive in the Transactions in response to their fiduciary obligations under applicable law. These sales, or the possibility that these sales may occur, may also make it more difficult for ILG to obtain additional capital by selling equity securities in the future at a time and at a price that it deems appropriate.

         ILG and the Vistana Vacation Ownership Business may have difficulty attracting, motivating and retaining executives and other employees in light of the Transactions.

        Uncertainty about the effect of the Transactions on ILG and the Vistana Vacation Ownership Business employees may have an adverse effect on ILG and the Vistana Vacation Ownership Business. This uncertainty may impair ILG's and the Vistana Vacation Ownership Business's ability to attract, retain and motivate personnel until the Transactions are completed. Employee retention may be particularly challenging during the pendency of the Transactions, as employees may feel uncertain about their future roles with ILG or the Vistana Vacation Ownership Business after their combination. If employees of ILG or the Vistana Vacation Ownership Business depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of ILG after the Transactions, ILG's ability to realize the anticipated benefits of the Transactions could be reduced.

         The Transactions may not be completed.

        The consummation of the Transactions is subject to numerous conditions, including (1) the receipt of clearance, or the expiration or termination of the applicable waiting period, under the Mexican Federal Law on Economic Competition, (2) the effectiveness of registration statements filed with the SEC by Starwood and Vistana in connection with the Distribution, (3) the approval by ILG's stockholders of the Share Issuance and the approval of the shares of ILG common stock to be issued in the Share Issuance for listing on the NASDAQ, (4) the payment by Vistana of the Distribution Payment, (5) the consummation of the Separation and Distribution pursuant to the Separation Agreement, and (6) other customary closing conditions. See "The Transaction Agreements—the Merger Agreement—Conditions to the Merger."

        If the Transactions are not completed for any reason, including the failure to complete the Merger by October 27, 2016, the price of ILG common stock may decline to the extent that the market price of ILG common stock reflects positive market assumptions that the Transactions will be completed and the related benefits will be realized. In addition, ILG and Starwood have expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory, printing and financial services fees related to the Transactions. These expenses must be paid regardless of whether the Transactions are consummated. If the Transactions are not consummated because the Merger Agreement is terminated, ILG may be required under certain circumstances to pay Starwood a termination fee of $40 million or may under other circumstances be required to reimburse Starwood for its expenses in connection with the Transactions in an amount up to $30 million. If ILG's stockholders do not approve the Share Issuance at the ILG special meeting and the Merger Agreement is terminated by either Starwood or ILG, ILG must reimburse Starwood's out-of-pocket fees and expenses in connection with the Transactions in an amount up to $15 million. There is no assurance that the Transactions will be consummated.

        In addition, Vistana is expected to obtain debt financing to complete the Transactions, and remains in discussions with various third party lenders as to the type and terms of such financing. The obligations of any lender to provide financing to Vistana are expected to be subject to the satisfaction or waiver of customary conditions, including, among others, the financial condition of the Vistana Vacation Ownership Business. Accordingly, there can be no assurance that these conditions will be satisfied or, if not satisfied, waived by any lenders. If market conditions prevent Vistana from being able to obtain debt financing sufficient to make the Distribution Payment, then ILG may be required to contribute the cash required for Vistana to make the Distribution Payment, in exchange for shares of Vistana common stock (which will not be entitled to receive shares of ILG common stock in the Merger). ILG's requirement to make such a cash contribution in the event that financing is unavailable to Vistana could materially and adversely affect ILG's business, liquidity, financial condition or results of operations.

         A delay in the completion of the Transactions may diminish the anticipated benefits of the Transactions.

        Completion of the Transactions is conditioned upon the receipt of certain governmental consents and approvals as well as on the approval of the Share Issuance by ILG's stockholders. The requirement to receive these consents and approvals before the Transactions could delay the completion of the Transactions if, for example, government agencies request additional information from the parties in order to facilitate their review of the Transactions or require any conditions precedent to granting their approval of the Transactions, and ILG could incur additional costs in connection with complying with any such requests.

        In addition, these governmental agencies may attempt to condition their approval of the Transactions on the imposition of conditions that could have a material adverse effect on ILG after the Transactions, including but not limited to, its operating results or the value of ILG common stock. Any delay in the completion of the Transactions could diminish the anticipated benefits of the Transactions or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Transactions. Any uncertainty over the ability of the companies to complete the Transactions could make it more difficult for ILG and the Vistana Vacation Ownership Business to retain key employees or to pursue business strategies. In addition, until the Transactions are completed, the attention of ILG and the Vistana Vacation Ownership Business management may be diverted from ongoing business concerns and regular business responsibilities to the extent management is focused on matters relating to the Transactions.

         The transaction structure may discourage other companies from trying to acquire ILG before or for a period of time following completion of the Transactions.

        The "no solicitation" provisions in the Merger Agreement prohibit ILG from soliciting any acquisition proposal for ILG. If the Merger Agreement is terminated in circumstances that obligate ILG to pay Starwood a termination fee of $40 million, such payment might deter third parties from proposing alternative business combination proposals. This feature of the transaction structure may discourage third parties from submitting acquisition proposals to ILG that might result in greater value to ILG stockholders than the Transactions.

        In addition, certain provisions of the Tax Matters Agreement, which are intended to preserve the intended U.S. federal income tax treatment of the Contribution, the Distribution, the Merger and certain related transactions consummated in connection with Starwood's internal restructuring, may discourage acquisition proposals and limit ILG's ability to pursue certain strategic transactions or engage in other transactions, including mergers or consolidations for a period of time following the Transactions. ILG and Vistana will be unable to take certain actions for a period of time after the Transactions because such actions could adversely affect the intended tax treatment of the Contribution, Distribution or Merger to Starwood and/or Starwood stockholders, and such restrictions could be significant. See "Additional Agreements Related to the Separation, the Distribution and the Merger—Tax Matters Agreement" on page 132.

         While the receipt by Starwood stockholders of shares of Vistana common stock in the Distribution followed by the conversion of those shares into shares of ILG common stock in the Merger are expected to be tax-free, there can be no assurance of that treatment.

        Starwood stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Distribution or the Merger, except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of ILG common stock. However, there can be no assurance that the IRS will not successfully assert that either or both of the Distribution and the Merger are taxable transactions, and that a court will not sustain such assertion, which could result in tax being incurred by Starwood stockholders. See "U.S. Federal Income Tax Consequences of the Distribution and Merger" beginning on page 99.

         If the Contribution and Distribution do not qualify as a reorganization under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code, then Starwood may be required to pay material U.S. federal income taxes, and Vistana may be obligated to indemnify Starwood for such taxes.

        If the Contribution and Distribution do not qualify as a reorganization under Sections 355 and Section 368(a)(1)(D) of the Code, or if Section 355(e) of the Internal Revenue Code were to apply to the Distribution, whereby the Distribution would be tax-free to the Starwood stockholders but would result in recognition of taxable income by Starwood, Starwood would have taxable gain, which could result in Starwood incurring material U.S. federal income taxes. Under the Tax Matters Agreement, Vistana and ILG may be obligated, in certain cases, to indemnify Starwood for the taxes of Starwood, if Vistana's or ILG's actions, or failure to act, caused such disqualification. See "U.S. Federal Income Tax Consequences of the Distribution and Merger" beginning on page 99 and "Additional Agreements

Related to the Separation, the Distribution and the Merger—Tax Matters Agreement" beginning on page 132.

         Under the Tax Matters Agreement, ILG and Vistana will be restricted from taking certain actions that could adversely affect the intended U.S. federal income tax treatment of the Contribution, Distribution, Merger and certain related transactions consummated in connection with Starwood's internal restructuring, and such restrictions could significantly impair ILG's and Vistana's ability to implement strategic initiatives that otherwise would be beneficial.

        The Tax Matters Agreement generally restricts ILG and Vistana from taking certain actions after the Transactions that could adversely affect the intended U.S. federal income tax treatment of the Contribution, Distribution, Merger and certain related transactions consummated in connection with Starwood's internal restructuring. Failure to adhere to these restrictions could result in tax being imposed on Starwood for which Vistana and ILG could bear responsibility and for which Vistana could be obligated to indemnify Starwood. In each case, ILG's and Vistana's obligation to indemnify Starwood would not apply if these transactions would otherwise fail to qualify for their intended tax treatment; in such a situation, some or all of these restrictions could become inapplicable. Because of these restrictions, ILG and Vistana will be restricted from taking certain actions, particularly for the two years following the Merger, including (among other things) the ability to freely issue stock, to make acquisitions and to raise additional capital. These restrictions could have a material adverse effect on ILG's liquidity and financial condition, and otherwise could impair ILG's and Vistana's ability to implement strategic initiatives. Also, Vistana's and ILG's indemnity obligation to Starwood might discourage, delay or prevent a change of control of ILG that stockholders of ILG may consider favorable. See "Additional Agreements Related to the Separation, the Distribution and the Merger—Tax Matters Agreement."

         ILG will have more shares of its common stock outstanding after the Transactions, which may discourage other companies from trying to acquire ILG.

        ILG expects to issue 72,371,970 shares of its common stock in the Merger. See "The Transaction Agreements—The Merger Agreement—Merger Consideration." Because ILG will be a significantly larger company and have significantly more shares of common stock outstanding after the consummation of the Transactions, an acquisition of ILG may become more expensive. As a result, some companies may not seek to acquire ILG, and the reduction in potential parties that may seek to acquire ILG could negatively impact the prices at which ILG's common stock trades.

Risks Related to the ILG Business, Including the Vistana Vacation Ownership Business, After the Transactions

         Adverse Events and Trends—Adverse events and trends in the vacation ownership, vacation rental and travel industries could adversely affect ILG's business, financial condition or results of operations.

        The success of ILG and its businesses, including the Vistana Vacation Ownership Business, depends, in substantial part, upon the health of the worldwide vacation ownership, vacation rental and travel industries. Travel expenditures are sensitive to business and personal discretionary spending levels and tend to decline during general economic downturns. Economic conditions may cause decreased interest in purchases of vacation ownership interests, may increase default rates among current owners, and may increase refund requests from ILG's members. Members and other consumers may be unable or unwilling to travel to certain destinations where vacation ownership resorts and vacation rental properties are located based on one or more of the following factors:

  •
  inclement weather,

  •
  natural or manmade disasters, such as earthquakes, hurricanes, fires, floods, volcanic eruptions, drought, tsunamis, typhoons, radiation releases and oil spills,

  •
  epidemics, pandemics or other health concerns,

  •
  terrorism, regional violence, enhanced travel security measures and/or geopolitical conflicts,

  •
  price increases for travel related services,

  •
  financial instability of the airline industry and associated air carrier bankruptcies,

  •
  decreased airlift to relevant markets,

  •
  job actions and strikes, and

  •
  increased costs of transportation based on increased fuel prices.

        The occurrence of any of these factors could result in a decrease and/or delay in demand for travel to ILG's and the Vistana Vacation Ownership Business's managed hotels and resorts and for exchanges and getaways to, and purchases of, vacation ownership interests in affected regions. This decrease and/or delay in demand, depending on its scope and duration, could adversely affect ILG's business and financial performance. Similarly, these factors could result in a decrease in the number of resort accommodations or vacation rentals available for use in ILG or Vistana Vacation Ownership Business exchange programs or as vacation rentals. The matters described above could result in a decrease in the number of members of ILG's principal exchange network, which we refer to as the Interval Network, and could have a material adverse effect on the vacation ownership and vacation rental industries, which in turn could have a material adverse effect on ILG's business, financial condition or results of operations.

         Availability of Financing and Developer Insolvency—Lack of available financing for vacation ownership property developers and the resultant potential for insolvency and bankruptcy of developers could adversely affect ILG's business, financial condition or results of operations.

        Vacation ownership property developers, including the Hyatt® Vacation Ownership business, which we refer to as HVO, and the Vistana Vacation Ownership Business rely on the credit markets for receivables financing used to fund their sales and marketing efforts and for financing new development. If receivables financing, vacation ownership asset backed securitizations, or financing for development of resorts is unavailable or is only available on unacceptable terms, developers may scale back or even cease operations, including sales and marketing efforts and development of resorts. In addition to adversely affecting HVO and the Vistana Vacation Ownership Business, a slowdown in sales of vacation ownership interests decreases the sources of new members for ILG's exchange networks, and developers may seek to extend or adjust payment terms with ILG.

        Inability to obtain financing on acceptable terms, or at all, previously caused and may in the future cause insolvency of resort developers affiliated with ILG's exchange networks, which in turn could reduce or stop the flow of new members from their resorts and also could adversely affect the operations and desirability of exchange with those resorts if the developer's insolvency impacts the management of the resorts. In some cases a developer in bankruptcy could terminate its existing relationship with ILG. Insolvency of one or more developers that in the aggregate have significant obligations owed to ILG could cause impairments to certain receivables and assets which could have a material adverse effect on ILG's results of operations.

        Insolvency of a number of vacation ownership properties managed by ILG, particularly several of ILG's largest managed properties, could materially adversely affect the vacation ownership segment's business, financial condition or results of operations.

         Availability of Financing—Lack of available financing for consumers could adversely affect ILG's business, financial condition or results of operations.

        A lack of available credit for consumers could result in a decrease in potential purchasers of vacation interests, which would negatively impact ILG's and the Vistana Vacation Ownership Business's vacation ownership sales and membership in ILG's exchange networks. This may also cause a decrease in potential purchasers of interests at vacation properties ILG manages, which could lead to loss of management agreements. A lack of available consumer credit could have a material adverse effect on ILG's business, financial condition or results of operations.

         Consolidation of Developers—Consolidation of developers could adversely affect ILG's business, financial condition or results of operations.

        The industry has been in a period of consolidation, which is expected to continue. When developers that have affiliation agreements with the Interval Network are acquired, they may choose not to renew at the end of the current term or may only continue on terms less favorable to ILG than the existing agreements. If ILG is unable to obtain or retain business relationships with the resultant resort developers, its results of operations may be materially adversely affected.

         Competition—The industries in which ILG's and the Vistana Vacation Ownership Business's businesses operate are highly competitive, and these businesses are subject to risks relating to competition that may adversely affect ILG's performance.

        ILG's businesses and the Vistana Vacation Ownership Business will be adversely impacted if they cannot compete effectively in their respective industries, each of which is highly competitive. Some of ILG's competitors have significantly greater financial, marketing and other resources than ILG has. In particular, in the case of the Interval Network, its primary competitor, RCI, is larger. Through the resources of its corporate affiliates, particularly, Wyndham Vacation Ownership, Inc., itself engaged in vacation ownership sales, RCI may have greater access to a significant segment of new vacation ownership purchasers and a broader platform for participating in industry consolidation. ILG's Exchange and Rental business also competes for rentals with other leisure lodging operators, including both independent and branded properties as well as with alternative lodging marketplaces such as Airbnb and HomeAway, which operate websites that market available furnished, privately-owned residential properties in locations throughout the world, including homes and condominiums, that can be rented on a nightly, weekly or monthly basis. Competitive pressures may cause ILG to reduce its fee structure or potentially modify its business models, which could adversely affect its business, financial condition or results of operations.

        ILG believes that developers will continue to create, operate and expand internal exchange and vacation club systems, which decreases their reliance on external vacation ownership exchange programs, including those offered by ILG, and adversely impacts the supply of resort accommodations available through ILG's external exchange networks. The effects on ILG's business are more pronounced as the proportion of vacation club corporate members in the Interval Network increases. The vacation ownership industry has and may continue to experience consolidation through the acquisition of vacation ownership developers by other developers, which may result in the diversion of exchange membership and other business.

        ILG's vacation ownership business and the Vistana Vacation Ownership Business compete with other vacation ownership developers for sales of vacation ownership interests based principally on location, quality of accommodations, price, financing terms, quality of service, terms of property use, opportunity for vacation ownership owners to exchange into time at other vacation ownership properties or other program benefits as well as brand name recognition and reputation. A number of ILG's and the Vistana Vacation Ownership Business's competitors are significantly larger with greater access to capital resources and broader sales, marketing and distribution capabilities than ILG has. ILG and the Vistana Vacation Ownership Business also compete with other timeshare management companies on the basis of quality and types of services offered, price and relationship. ILG's and the Vistana Vacation Ownership Business's ability to attract and retain purchasers of vacation ownership interests and management services depends on their success in distinguishing the quality and value of their vacation ownership offerings from those offered by others. If ILG or the Vistana Vacation

Ownership Business is unable to do so, their ability to compete effectively for sales of timeshare interests and management contracts could be adversely affected.

         Third Party Relationships— ILG depends on relationships with developers, members and other vacation property owners, and any adverse changes in these relationships could adversely affect ILG's business, financial condition or results of operations.

        The Interval Network business is dependent upon vacation ownership developers for new members and upon members and participants to renew their existing memberships and otherwise engage in transactions. Developers and members also supply resort accommodations for use in exchanges and getaways. ILG's vacation rental businesses are dependent upon vacation property and hotel owners for vacation properties to rent to vacationers. The Interval Network has established relationships with numerous developers pursuant to exclusive multi-year affiliation agreements and ILG believes that relationships with these entities are generally strong, but these historical relationships may not continue in the future. During each year, the affiliation agreements for several of the Interval Network's new member-producing developers are scheduled to renew. The non-renewal of an affiliation agreement will adversely affect ILG's ability to secure new members for its programs from the non-renewing resort or developer, and will result in the loss of existing Interval Network members (and their vacation interests) at the end of their current membership to the extent that ILG does not secure membership renewals directly from such members. In addition, ILG may be unable to negotiate new affiliation agreements with resort developers or secure renewals with existing members in its exchange programs, and its failure to do so would result in decreases in the number of new and/or existing members, the supply of resort accommodations available through its exchange networks and related revenue. The loss or renegotiation on less favorable terms of several of ILG's largest affiliation agreements could materially impact ILG's business, financial condition or results of operations.

        If ILG is unable to obtain sufficient renewals of affiliations with resorts and memberships with consumers or to enter into new affiliation agreements, this could have a material adverse effect on ILG's business, financial condition or results of operations. ILG's ability to maintain existing or negotiate new affiliation agreements on terms as favorable as currently in place may be adversely impacted by the continued creation and operation of internal reservation and exchange networks by developers and vacation clubs, as well as by consolidation in the vacation ownership industry. This could materially adversely affect ILG's business, financial condition or results of operations.

        Similarly, the failure of ILG's or the Vistana Vacation Ownership Business's businesses to maintain existing or negotiate new rental services arrangements and related management agreements with hotel and vacation property owners, as a result of the sale of property to third parties, contract dispute or otherwise, or the failure of vacationers to book vacation rentals through these businesses would result in a decrease in related revenue, which would have an adverse effect on ILG's or the Vistana Vacation Ownership Business's business, financial condition or results of operations.

        ILG may be unable to obtain and maintain management agreements with the homeowners' associations or other parties that control management of vacation ownership resorts. The loss of several of ILG's largest vacation ownership management agreements could materially impact the business, financial condition or results of operations of ILG's vacation ownership businesses.

         Inventory—Insufficient availability of inventory may adversely affect ILG's profits.

        ILG's exchange networks' transaction levels are influenced by the supply of inventory in the system and the demand for such available inventory. The availability of exchange inventory is dependent on it being deposited into the system directly by a member in support of a current or future exchange request or by a developer on behalf of its owners to support their anticipated exchanges.

        A number of factors may impact the supply and demand of inventory. For example, economic conditions may negatively impact ILG's members' desire to travel, often resulting in an increase in the number of deposits made as a means of preserving the inventory's value for exchange at a later date when the member is ready to travel, while reducing the demand for inventory which is then available for exchange. Also, destination-specific factors such as regional health and safety concerns, the occurrence or threat of natural disasters and weather may decrease ILG's members' desire to travel or exchange to a given destination, resulting in an increased supply of, but a decreased demand for, inventory from this destination. Additionally, inventory may not be as available to the Interval system because owners are choosing to travel to their home resort/vacation club system or otherwise not depositing with the Interval Network. In these instances, the demand for exchange and getaway inventory may be greater than the inventory available. The supply of available inventory may also be affected by the occurrence of natural disasters, such as floods, earthquakes or hurricanes. For example, in 2014, one of the Transferred Properties, The Westin® Resort & Spa Los Cabos in Mexico, was severely damaged by Hurricane Odile and, as of the date of this proxy statement/prospectus, is not yet operational. Where the supply and demand of inventory do not keep pace, transactions may decrease or ILG may elect to purchase additional inventory to fulfill the demand, which could negatively affect ILG's profits and margin.

        If ILG or the Vistana Vacation Ownership Business fail to develop vacation ownership properties, expand existing properties or are unsuccessful in entering into new agreements with third-party developers, ILG and the Vistana Vacation Ownership Business may experience declines in vacation ownership interest inventory available to be sold by them, which could result in a decrease in ILG's revenues. In addition, a decline in vacation ownership interest inventory could result in both a decrease of financing revenues that are generated from purchasers of vacation ownership interests and fee revenues that are generated by providing club, management, sales and marketing services.

         Licensing—The exclusive licenses for the Hyatt®, Westin® and Sheraton® brands in connection with ILG's and Vistana's vacation ownership businesses could be terminated.

        If ILG defaults as specified in the Master License Agreement, dated October 1, 2014, with Hyatt® Franchising, L.L.C., which we refer to as the Hyatt® master license agreement, ILG could lose its exclusive right to use the Hyatt® brand in the timeshare business. The loss of this right along with the right to use Hyatt®'s marketing channels, including its existing hotel loyalty program, could result in the reduction of revenue and profits derived from ILG's vacation ownership business. In addition, the Hyatt® Gold Passport Participation Agreement would terminate upon termination of the Hyatt® master license agreement, and ILG would not be able to offer Hyatt® Gold Passport Points to owners and potential owners, which could impair ILG's ability to sell its products and reduce the flexibility and options available in connection with its products. Under the Hyatt® master license agreement, ILG is required to make an advance cash payment on future royalties equal to $10 million in connection with the consummation of the Transactions in order to maintain the exclusivity of its license.

        If Vistana defaults as specified in the License Agreement to be entered into with Starwood, Vistana could lose its exclusive right to use the Westin® and Sheraton® brands in connection with the Vistana Vacation Ownership Business and its exclusive right to use specified St. Regis® and The Luxury Collection® marks in connection with existing fractional properties that are part of the Vistana Vacation Ownership Business. The loss of this right, along with the right to use Starwood's marketing channels and other centralized services, including the Starwood Preferred Guest loyalty program, could result in the reduction of revenue and profits derived from the Vistana Vacation Ownership Business. In addition, the Starwood Preferred Guest Affiliation Agreement would terminate upon termination of the License Agreement and Vistana would not be able to offer SPG Starpoints to vacation property owners and potential owners, which would impair the marketability of these properties and Vistana's ability to sell its products and reduce the flexibility and options available in connection with its products.

        The termination of the Hyatt® master license agreement, the License Agreement or the SPG Affiliation Agreement would materially harm ILG's business and results of operations and impair its ability to market and sell products and maintain a competitive position, and could have a material adverse effect on ILG's financial position, results of operations or cash flows. For example, ILG and Vistana would not be able to rely on the strength of the Hyatt®, Westin® and Sheraton® brands, as applicable, to attract qualified prospects in the marketplace, which could cause ILG's and Vistana's revenue and profits to decline and their marketing and sales expenses to increase.

         Hyatt® Brand—The Hyatt® Vacation Ownership business depends on the quality and reputation of the Hyatt® brand, and any deterioration in the quality or reputation of the Hyatt® brand could adversely affect ILG's market share, reputation, business, financial condition or results of operations.

        ILG offers vacation ownership products under the Hyatt® brand name, and intends to continue to develop and offer products and services under the Hyatt® brand in the future. If the quality of the Hyatt® brand deteriorates, or the reputation of the Hyatt® brand declines, ILG's market share, reputation, business, financial condition or results of operations could be materially adversely affected.

         Westin®, Sheraton®, St. Regis® and The Luxury Collection® Brands and SPG Program—The Vistana Vacation Ownership Business depends on the quality and reputation of the Westin®, Sheraton®, St. Regis® and The Luxury Collection® Brands and affiliation, and any deterioration in the quality or reputation of the Westin®, Sheraton®, St. Regis® and The Luxury Collection® Brands or the SPG Program could adversely affect ILG's market share, reputation, business, financial condition or results of operations.

        The Vistana Vacation Ownership Business offers vacation ownership products under the Westin®, Sheraton®, St. Regis® and The Luxury Collection® brand names and affiliation with the Starwood Preferred Guest Program, which we refer to as the SPG Program, and intends to continue to offer products and services under the Westin®, Sheraton®, St. Regis® and The Luxury Collection® brands in the future. If the quality of the Westin®, Sheraton®, St. Regis® or The Luxury Collection® brands or the SPG Program deteriorate, or the reputation of the Westin®, Sheraton®, St. Regis® or The Luxury Collection® brands or the SPG Program decline, ILG's market share, reputation, business, financial condition or results of operations could be materially adversely affected.

         ILG's and the Vistana Vacation Ownership Business's ability to expand the vacation ownership business and remain competitive could be harmed if brand licensors do not consent to ILG's or the Vistana Vacation Ownership Business's use of their trademarks at new resorts that are acquired, developed or proposed to be franchised in the future.

        Under the terms of its Hyatt® master license agreement, ILG must obtain Hyatt® Franchising's approval, to use the Hyatt® brand in connection with shared ownership projects it acquires, develops or proposes to franchise in the future. Hyatt® may reject a proposed project if, among other things, the project does not meet applicable brand standards or is reasonably likely to breach applicable contractual or legal restrictions. If Hyatt® does not permit ILG to use the brand in connection with its development or acquisition plans, its ability to expand the HVO business and remain competitive may be materially adversely affected. The requirement to obtain consent to its expansion plans, or the need to identify and secure alternative expansion opportunities if it does not obtain approval, may delay implementation of ILG's expansion plans and cause it to incur additional expense.

        Under the terms of the License Agreement, Vistana must obtain Starwood's approval to use the Westin® and Sheraton® brands in connection with new properties ILG or Vistana acquires, develops or proposes to use in connection with the Vistana Vacation Ownership Business. Starwood may reject a proposed project if, among other things, the project does not meet applicable brand standards or violates geographic restrictions or is reasonably likely to breach other applicable contractual or legal restrictions. If Starwood does not permit Vistana to use the brand in connection with its development or acquisition plans, its ability to expand the Vistana Vacation Ownership Business and remain competitive may be materially adversely affected. The requirement to obtain consent to expansion plans, or the need to identify and secure alternative expansion opportunities if it does not obtain approval, may delay implementation of ILG's and the Vistana Vacation Ownership Business's expansion plans and cause the incurrence of additional expense.

         Maintenance of Brand Standards—The maintenance and refurbishment of Hyatt® Residence Club and Vistana properties in accordance with brand standards depends on maintenance fees paid by the owners of vacation ownership interests.

        Owners of vacation ownership interests at Hyatt® Residence Club and Vistana resorts must pay maintenance fees levied by property owners' association boards. These maintenance fees are used to maintain and refurbish the vacation ownership properties and to keep the properties in compliance with Hyatt®, Westin® and Sheraton® brand standards, as applicable. If property owners' association boards do not levy sufficient maintenance fees or special assessments, or if owners of vacation ownership interests do not pay these fees, not only would ILG's management fee revenue be adversely affected, but the vacation ownership properties could fail to comply with applicable brand standards. If any vacation ownership property fails to comply with the brand standards, Hyatt® could terminate ILG's rights under the Hyatt® master license agreement or Starwood could terminate ILG's rights under the License Agreement to use its trademarks at such noncompliant property, which could result in the loss of management fees, decrease customer satisfaction and impair ILG's ability to market and sell its products at the non-compliant locations.

         Timing, budgeting and other risks could result in delays or cancellations of ILG's and/or the Vistana Vacation Ownership Business's efforts to develop the vacation ownership developments that they undertake, or make these activities more expensive, which could reduce ILG's profits or impair our ability to compete effectively.

        ILG and the Vistana Vacation Ownership Business plan to selectively undertake, in some cases with joint venture partners and including the Transferred Properties, construction of vacation ownership developments which may span multiple phases and often take years to complete. These efforts are subject to a number of risks, including:

  •
  construction delays or cost overruns (including labor and materials) that may increase project costs;

  •
  obtaining zoning, occupancy and other required permits or authorizations;

  •
  changes in economic conditions that may result in weakened or lack of demand or negative project returns;

  •
  governmental restrictions on the size or kind of development;

  •
  force majeure events, including earthquakes, tornados, hurricanes, floods or tsunamis; and

  •
  design defects that could increase costs.

        Additionally, developing new properties often involves lengthy development periods during which significant amounts of capital must be funded before sales proceeds are available to defray costs. If the cost of funding new development exceeds budgeted amounts, and/or the time period for development is longer than initially anticipated, ILG's profits could be reduced. Further, due to the lengthy development cycle, adverse economic conditions may alter or impede ILG's and/or the Vistana Vacation Ownership Business's development plans, thereby resulting in incremental costs to ILG or potential impairment charges.

         Vacation Rental Revenue—ILG's success is dependent, in part, on revenue from vacation rentals and, if consumer demand for vacation rentals falls materially below historic levels, ILG's business, financial condition or results of operations could be adversely affected.

        General economic conditions can negatively affect demand for ILG's rentals of vacation accommodations to its members and other vacationers, leading ILG to decrease pricing and resulting in reduced revenue from vacation rentals. Failure of ILG's rental businesses to secure a sufficient number of vacationers for accommodations ILG offers could also result in increased obligations under guaranteed dollar amount or specified percentage provisions of certain hotel and resort management agreements and, ultimately, could affect ILG's ability to obtain and maintain rental management agreements with vacation property owners. ILG also actively seeks to provide vacation rental services to resorts participating in ILG's exchange networks and rent units for developers and associations that are part of the Hyatt® Residence Club or managed by other ILG businesses, such as Trading Places International ("TPI") and Vacation Resorts International ("VRI"). Any material or prolonged decrease in demand and/or pricing for vacation rentals would further impact ILG's revenue and, if materially below historical levels, could have a material adverse effect on ILG's business, financial condition or results of operations.

         Marketing of Vacation Ownership Interests—The future growth of ILG's and the Vistana Vacation Ownership Business's vacation ownership business depends on their ability to market vacation ownership interests successfully and efficiently.

        ILG and the Vistana Vacation Ownership Business compete for customers with hotel and resort properties and with other vacation ownership resorts and other vacation options such as cruises. The identification of prospective purchasers, and the marketing of ILG's and the Vistana Vacation Ownership Business's products to them, are essential to ILG's and the Vistana Vacation Ownership Business's success. ILG and the Vistana Vacation Ownership Business incur significant expenses associated with marketing programs in advance of closing sales. If these marketing efforts are not successful and the businesses are unable to convert prospects to a sufficient number of sales, ILG and the Vistana Vacation Ownership Business may be unable to recover the expense of their marketing programs and grow the business.

         The sale of vacation ownership interests ("VOIs") in the secondary market by existing owners could cause ILG's sales revenues and profits to decline.

        Existing owners have offered, and are expected to continue to offer, their VOIs for sale on the secondary market. The prices at which these interests are sold are typically less than the prices at which ILG would sell the interests. As a result, these sales create additional pricing pressure on ILG's sale of VOIs, which could cause ILG's sales revenues and profits to decline. In addition, if the secondary market for VOIs becomes more organized or financing for such resales becomes more available, ILG's ability to sell VOIs could be adversely impacted and/or the resulting availability of VOIs (particularly where the VOIs are available for sale at lower prices than the prices at which ILG would sell them) could cause the volume of VOI inventory that ILG is able to repurchase to decline, which could adversely affect ILG's sales revenues. Further, unlawful or deceptive third-party vacation ownership interest resale schemes involving vacation ownership interests in ILG's resorts could damage ILG's reputation and brand value or impact ILG's ability to collect management fees, which may adversely impact its sales revenues and results of operations.

         Debt Covenants—Restrictive covenants in ILG's and Vistana's debt documents could limit ILG's and Vistana's flexibility or otherwise restrict their business activities.

        As of September 30, 2015, ILG had total debt of approximately $425 million borrowed under ILG's revolving credit facility. ILG also had an additional $516.7 million, net of any letters of credit, available for borrowing under the credit facility at that date. ILG may also incur significant additional indebtedness in the future, and may ultimately incur additional indebtedness under its debt documents in connection with the Transactions. In addition, the Vistana Vacation Ownership Business is expected to incur debt in connection with the financing of the Transactions. ILG's and Vistana's indebtedness and the restrictive covenants contained in, or expected to be contained in, the documents evidencing such indebtedness may, among other things:

  •
  limit ILG's or Vistana's ability to borrow additional funds for working capital, capital expenditures, investments, acquisitions or other general business purposes;

  •
  limit ILG's or Vistana's ability to use their cash flow or obtain additional financing for future working capital, capital expenditures, investments, acquisitions or other general business purposes;

  •
  require ILG or Vistana to use a substantial portion of their cash flow from operations to make debt service payments;

  •
  limit ILG's or Vistana's flexibility to plan for, or react to, changes in its businesses and industry;

  •
  place ILG or Vistana at a competitive disadvantage compared to less leveraged competitors;

  •
  increase ILG's or Vistana's vulnerability to the impact of adverse economic and industry conditions; and

  •
  expose ILG or Vistana to the risk of increased interest rates, because ILG's borrowings under its credit facility are at variable interest rates.

         Key Personnel—Loss of one or more of ILG's or the Vistana Vacation Ownership Business's key personnel could adversely affect ILG's and the Vistana Vacation Ownership Business's relationships with third parties, business, financial condition or results of operations.

        ILG's and the Vistana Vacation Ownership Business's operations require managerial, operational, sales and marketing expertise as well as the maintenance of relationships with resort developers, homeowners' associations, vacation property owners and other third parties. In particular, ILG and the Vistana Vacation Ownership Business are dependent upon the management skills and continued services of several members of their senior management teams. The failure of such key personnel to continue to be active in the management of the businesses could have a material adverse effect on relationships with third parties, business, financial condition or results of operations. In addition, ILG's failure to attract and retain key personnel will adversely impact its ability to grow the HVO business and the Vistana Vacation Ownership Business. ILG does not maintain key employee insurance for any of its officers and employees.

         Adverse Events and Trends in Key Vacation Destinations—Events and trends in key vacation destinations could adversely affect ILG's business, financial condition or results of operations.

        A substantial percentage of the vacation ownership resorts currently participating in Interval's exchange networks (including HVO and Vistana resorts) are located in Florida, Hawaii, Las Vegas, Mexico and Southern California, a large number of vacation properties for which ILG provides rental services are located in Hawaii, a significant portion of ILG's European management revenue derives from Costa del Sol, Spain and Tenerife, Canary Islands and the Vistana Vacation Ownership Business conducts substantial business in Mexico. Approximately $211.1 million, $146.6 million, and $133.3 million of ILG's 2014, 2013, and 2012 revenue, respectively, which excludes the pass-through revenue and does not account for pro forma revenue from the Vistana Vacation Ownership Business, was generated from travel to properties in these key vacation destinations as well as hotel, resort and homeowners' association management services performed in these locations. As a result, ILG's ongoing ability to successfully process exchange vacations for members, as well as ILG's ability to find vacationers for accommodations marketed or managed by it, is largely dependent on the continued desirability of these areas as key vacation destinations. Any significant shift in travel demand for one or more of these key destinations or any adverse impact on transportation to them, such as decreased airlift, natural disasters, regional violence, terrorism or increased travel costs, could have a material adverse effect on ILG's business, financial condition or results of operations.

        In addition, the same events that affect demand to one or more of these key destinations could significantly reduce the number of accommodations available for exchanges, getaways or rental to vacationers, as well as the need for vacation rental and property management services generally. Accordingly, any such event could have a material adverse effect on ILG's business, financial condition or results of operations, the impact of which could be prolonged. Similarly, the effects of climate change may cause these locations to become less appealing to vacation owners as a result of temperature changes, more severe weather or changes to coastal areas which could adversely affect ILG's business.

        A substantial percentage of the HVO business' vacation ownership interests available for sale are located in Florida and Hawaii, and a substantial percentage of the Vistana Vacation Ownership Business's vacation ownership interests are located in Florida, Hawaii and Mexico. These same events could affect sales of vacation ownership interests and other revenues related to those properties.

         International Operations—ILG and the Vistana Vacation Ownership Business operate in a number of international markets, which exposes them to additional risks that could adversely affect ILG's business, financial condition or results of operations.

        Revenue from international operations for ILG for the years ended December 31, 2014, 2013, and 2012 was $131.4 million $96.3 million, and $87.4 million, respectively. The Vistana Vacation Ownership Business revenue over the same period from its operations in Mexico was $110 million, $127 million and $134 million, respectively. ILG continues to seek to invest in various international markets.

        In order to achieve widespread acceptance in international markets, ILG and the Vistana Vacation Ownership Business must continue to successfully tailor their services to the unique customs and cultures of relevant countries and markets. Learning the customs and cultures of various countries and markets can be difficult and costly, and the failure to do so could slow international growth. Operating in international markets also exposes ILG and the Vistana Vacation Ownership Business to additional risks, including, among others, non-compliance with applicable U.S. and foreign laws including economic sanctions, embargoes and anti-corruption laws (including the U.S. Foreign Corrupt Practices Act of 1977, as amended), changes in regulatory requirements including taxation, limits on ILG's and the Vistana Vacation Ownership Business's ability to sell products and services and enforce intellectual property rights and difficulties in managing operations due to distance, language and cultural differences, including issues associated with staffing and managing foreign operations. ILG's failure to comply with these laws and regulations could result in substantial civil and criminal penalties being imposed.

        ILG is also exposed to risks associated with the repatriation of cash from certain of its foreign operations to the United States where currency restrictions exist, such as Venezuela and Argentina, which limits ILG's ability to immediately access cash through repatriations. As of December 31, 2014, ILG had $5.2 million of unrealized loss in other comprehensive loss within stockholders' equity pertaining to ILG's Venezuela entity, until such time ILG sells or liquidates its investment. Furthermore, other countries in which ILG maintains operations may impose limitations on the repatriation of cash from such countries now or in the future. Any limitation on ILG to transfer significant cash across borders from its international operations pertaining to intercompany debt or intercompany trade payables, if any, could have a material adverse effect on ILG's business, financial condition or results of operations.

         Exchange Rate Changes—Material changes in foreign currency exchange rates could materially adversely affect ILG's results of operations.

        ILG's operations in international markets are exposed to potentially volatile movements in currency exchange rates. The economic impact of currency exchange rate movements on ILG is often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. These changes, if material, could cause ILG to adjust its financing, operating and hedging strategies. In particular, significant fluctuations in the value of the U.S. dollar relative to the Euro and the British Pound, among other foreign currencies, could have an adverse effect on ILG's results of operations due to the effects of translation of local currency balances and results into U.S. dollars. ILG does not currently engage in hedging transactions designed to reduce its exposure to foreign currency risk.

         Acquisitions and Strategic Arrangements—ILG may experience financial and operational risks in connection with acquisitions and strategic arrangements.

        In October 2014, ILG purchased the HVO business. During the fourth quarter of 2013, ILG's subsidiary VRI Europe Limited, which we refer to as VRI Europe, purchased the European shared ownership resort management business of CLC World Resorts and Hotels, or CLC, and ILG also purchased the Aqua business in Hawaii. These acquisitions are in addition to the February 2012 acquisition of VRI and the November 2010 acquisition of TPI. In addition to the Transactions, ILG intends to continue selectively pursuing other acquisitions. However, ILG may be unable to identify attractive acquisition candidates or complete transactions on favorable terms. In addition, in the case of acquired businesses, ILG will need to:

  •
  successfully integrate the operations, as well as the accounting, financial controls, management information, technology, human resources and other administrative systems, of acquired businesses with existing operations and systems;

  •
  maintain third-party relationships previously established by acquired companies;

  •
  attract and retain senior management and other key personnel at acquired businesses; and

  •
  successfully manage new business lines, as well as acquisition-related workload.

        ILG may not be successful in addressing these challenges or any others encountered in connection with historical and future acquisitions. In addition, the anticipated benefits of one or more acquisitions may not be realized and future acquisitions could result in potentially dilutive issuances of equity securities and/or the assumption of contingent liabilities. The occurrence of any of these events could adversely affect ILG's business, financial condition or results of operations. For specific risks related to the Transactions, including the Merger with Vistana, see "Risk Factors—Risks Related to the Transactions."

        ILG also intends to selectively enter into joint ventures and other strategic arrangements to provide new products and services complementary to those currently offered by ILG's businesses. However, ILG may be unable to successfully enter into these arrangements on favorable terms or launch related products and services or such products and services may not gain market acceptance or be profitable. The failure to develop and execute any such initiatives on a cost-effective basis could have an adverse effect on ILG's business, financial condition or results of operations.

         Impairment of Assets—Goodwill and other intangible and long-lived assets associated with businesses ILG acquires may become impaired which could adversely affect ILG's business, financial condition or results of operations.

        The performance of the businesses that ILG has acquired or will acquire may not meet the financial projections anticipated at acquisition or may be impacted by one or more unfavorable events or circumstances. This could negatively affect the value of goodwill and other intangible assets, as well as long-lived assets, and may require ILG to test the applicable reporting unit and/or asset/asset group for impairment. If following the test, ILG determines that it should record an impairment charge, ILG's business or financial condition may be adversely affected.

         Estimates and Assumptions—ILG is required to make a number of significant judgments in applying its accounting policies, and its use of different estimates and assumptions in the application of these policies could result in material changes to ILG's financial condition or results of operations. In addition, changes in accounting standards or their interpretation could significantly impact ILG's results of operations.

        ILG's accounting policies are critical to the manner in which ILG presents its results of operations and financial condition. Many of these policies, including those with respect to ILG's recently acquired vacation ownership business, are highly complex and involve many subjective assumptions, estimates and judgments. ILG is required to review these estimates regularly and revise them when necessary. ILG's actual results of operations vary from period to period based on revisions to these estimates. In addition, the regulatory bodies that establish accounting and reporting standards, including the SEC and the Financial Accounting Standards Board, periodically revise or issue new financial accounting and reporting standards that govern the preparation of ILG's consolidated financial statements. Changes to these standards or their interpretation could significantly impact ILG's results in future periods. For example, the Financial Accounting Standards Board recently released a final, converged, principles-based standard on revenue recognition that will modify revenue recognition in periods after December 15, 2017.

         Third Party Relationships—ILG and the Vistana Vacation Ownership Business depend on third parties to process certain fulfillment services.

        In connection with providing benefits and services, ILG and Vistana rely on third-party service providers for processing certain fulfillment services. If these third parties are unable to continue to provide the services, the ability of ILG or the Vistana Vacation Ownership Business to deliver expected benefits and services to its customers may be adversely affected. This may cause dissatisfaction and may damage ILG's and the Vistana Vacation Ownership Business's reputation.

         Advances and Extensions of Credit—ILG's results may be adversely affected if third parties who receive loans, advances or other credit from ILG or the Vistana Vacation Ownership Business are unable to repay.

        In connection with obtaining or extending business relationships with its clients, on occasion ILG provides loans, advances and other credit. To the extent that these clients are unable to repay these amounts and they are not fully secured by collateral, ILG's results of operations could be materially adversely affected.

        In connection with its vacation ownership business, both ILG and the Vistana Vacation Ownership Business provide loans to purchasers to finance their purchase of vacation ownership interests. If purchasers default on the loans that are provided to finance their purchases of vacation ownership interests, the revenues and profits that ILG derives from the vacation ownership business could be reduced. Providing secured financing to some purchasers of vacation ownership interests subjects ILG to the risk of purchaser default. As of December 31, 2014, ILG had approximately $36.5 million and the Vistana Vacation Ownership Business had approximately $608 million of net timeshare financing receivables outstanding. ILG could incur material losses if there is a significant increase in the delinquency rate applicable to the ILG and the Vistana Vacation Ownership Business portfolio of consumer loans. An increased level of delinquencies could result from changes in economic or market conditions, increases in interest rates, adverse employment conditions and other factors beyond ILG's control. Increased delinquencies could also result from the inability to evaluate accurately the credit worthiness of the customers to whom financing is extended. If default rates for ILG's or the Vistana

Vacation Ownership Business's borrowers were to increase, ILG may be required to increase its provision for loan losses. In addition, increased delinquency rates may cause buyers of, or lenders whose loans are secured by, these consumer loans to reduce the amount of availability under ILG's financing or loan sale facilities, or to increase the interest costs associated with such facilities. In such an event, ILG's cost of financing would increase, and ILG may not be able to secure financing on terms acceptable to it, if at all.

        If a purchaser defaults under the financing that ILG or the Vistana Vacation Ownership Business provides, ILG could be forced to write off the loan and reclaim ownership of the timeshare interest through foreclosure or deed in lieu of foreclosure. If the timeshare interest has declined in value, ILG may incur impairment losses that reduce its profits. In addition, ILG may be unable to resell the property in a timely manner or at the same price, or at all. Also, if a purchaser of a timeshare interest defaults on the related loan during the early part of the amortization period, ILG may not have recovered the marketing, selling and general and administrative costs associated with the sale of that timeshare interest. If ILG or the Vistana Vacation Ownership Business is unable to recover any of the principal amount of the loan from a defaulting purchaser, or if the allowances for losses from such defaults are inadequate, the revenues and profits that ILG derives from the vacation ownership business could be reduced.

         Volatility in Credit Markets—Volatility in the credit markets may adversely impact ILG's and the Vistana Vacation Ownership Business's ability to finance the loans that ILG's vacation ownership business and the Vistana Vacation Ownership Business generate.

        ILG's vacation ownership business and the Vistana Vacation Ownership Business provide financing to purchasers of their respective vacation ownership interests, and ILG or Vistana may seek to obtain third-party lender receivables financing. Volatility in the credit markets may impact the timing and volume of the timeshare loans, and the related loan terms such as advance rate, that ILG or Vistana is able to finance which could adversely affect sales of vacation ownership interests.

         Sufficiency of Maintenance Fee Collection and Budgeting—ILG's and the Vistana Vacation Ownership Business's continued management of homeowners' associations depends on their ability to collect sufficient maintenances fees.

        ILG's and the Vistana Vacation Ownership Business's management fees from homeowners' associations are derived from maintenance fees levied on the owners by the associations. These maintenance fees also fund the operation, maintenance and improvements for the property. Many of the properties that ILG and the Vistana Vacation Ownership Business manage do not receive subsidies or resale services for foreclosed inventory from the developer. Once an association begins to experience a high default rate, if it is unable to foreclose and resell units to paying owners, the situation worsens as the maintenance fees on remaining owners continually increase to cover expenses. If the homeowners' associations that ILG and the Vistana Vacation Ownership Business manage are unable to levy and collect sufficient maintenance fees to cover the costs to operate and maintain the resort properties, such properties may be forced to close or file bankruptcy and may terminate their management agreements.

        Most of ILG's VRI Europe properties in Spain operate on a fixed fee basis, and VRI Europe has a responsibility to maintain the properties. To the extent the costs of maintenance and operation exceed historic and planned amounts, ILG may be required to fund the deficit.

         Control of Managed Resorts—ILG's and the Vistana Vacation Ownership Business's management agreements with homeowners' associations may not be renewed if an entity that offers management services acquires sufficient interests in the resort.

        The homeowners' associations that engage ILG and the Vistana Vacation Ownership Business to manage their resorts are operated through an elected board. Entities that offer management services have acquired, or may acquire, a number of vacation ownership interests that may be voted to influence the composition of the homeowners' association board. To the extent that an entity offering management services is able to influence the membership or decision-making of the homeowners' association board based on their ownership of interests at the resort, ILG's and the Vistana Vacation Ownership Business's management agreements may not be renewed and ILG's business and results of operations may be adversely affected.

         New Products and Services—ILG and the Vistana Vacation Ownership Business may not be able to achieve their strategic objectives through new products and initiatives.

        In order to support its strategic objectives, ILG and the Vistana Vacation Ownership Business have introduced new products and services and expect to continue to do so in the future. Launching new products and services involves a number of risks including the ability to achieve the anticipated level of market acceptance and to manage the costs and timeliness of rolling out the product or service. If ILG or the Vistana Vacation Ownership Business is unable to gain market acceptance, experience substantial delays or is required to expend significantly more than expected, ILG's business and results of operations may be materially adversely affected.

         Property Renovations—A significant decrease in the supply of available vacation accommodations due to ongoing property renovations could adversely affect ILG's business, financial condition or results of operations.

        The vacation properties for which ILG and the Vistana Vacation Ownership Business provide rental and/or management services are expected to undergo significant renovations periodically. These renovations may result in a decrease in the supply of vacation accommodations available to vacationers during the applicable renovation periods. Furthermore, ongoing renovations at a particular property may negatively impact the desirability of the property as a vacation destination. A significant decrease in the supply of available vacation accommodations during renovation periods, coupled with the inability to attract vacationers to properties undergoing renovations, could have an adverse effect on ILG's business, financial condition or results of operations.

         Compliance and Changing Laws, Rules and Regulations—The failure of ILG's and the Vistana Vacation Ownership Business's businesses to comply with extensive regulatory requirements, or to obtain and maintain required licenses and rights, could adversely affect ILG's and the Vistana Vacation Ownership Business's business, financial condition or results of operations.

        The ILG and the Vistana Vacation Ownership Business businesses are subject to various laws, rules and regulations on a global basis, including those specific to the vacation ownership industry, as well as those applicable to businesses generally, such as licensing requirements and laws governing ILG's and the Vistana Vacation Ownership Business's marketing and sales activities, such as anti-fraud, sweepstakes, telemarketing, home solicitation sales, tour operator, seller of travel, consumer privacy, consumer protection, securities and sales, use, value-added and other tax laws, rules and regulations. Additionally, the businesses are subject to laws and regulations associated with hotel and resort management, including relating to the preparation and sale of food and beverages, liquor service and health, safety and accessibility of managed premises. While ILG and the Vistana Vacation Ownership Business believe that their operations and practices have been structured in a manner to ensure material compliance with applicable laws, rules and regulations, the relevant regulatory authorities may take a contrary position. The failure of the businesses to comply with applicable laws, rules and regulations, or to obtain required licenses or rights, could have a material adverse effect on ILG's business, financial condition or results of operations. In addition, unfavorable changes in the laws, rules and regulations applicable to ILG and the Vistana Vacation Ownership Business, including those related to the imposition of taxes, could decrease demand for the services offered by these businesses, increase costs and/or subject the businesses to additional liabilities, which could have an adverse effect on ILG's business, financial condition or results of operations.

         The failure of ILG's and the Vistana Vacation Ownership Business's businesses to comply with regulatory requirements applicable to real estate development and sales and marketing activities with respect to ownership interests could adversely affect ILG's and the Vistana Vacation Ownership Business's business, financial condition or results of operations.

        The vacation ownership industry is subject to extensive regulations in various jurisdictions in the United States and elsewhere, which generally require vacation ownership resort developers to follow certain procedures in connection with the development, sale and marketing of vacation interests, including the filing of offering statements with relevant governmental authorities for approval and the delivery to prospective purchasers of certain information relating to the terms of the purchase and use, including rescission rights. The preparation of vacation ownership interest registrations requires time and cost, and in many jurisdictions the exact date of registration approval cannot be accurately predicted. ILG's and the Vistana Vacation Ownership Business's real estate development activities are also subject to laws and regulations applicable to real estate development, subdivision and construction activities, zoning, land use restrictions, environmental regulation, title transfers, title insurance and taxation. Laws in some jurisdictions also impose liability on property developers for construction defects discovered or repairs made by future owners of property developed by the developer. In addition, ILG and the Vistana Vacation Ownership Business provide financing to some purchasers of vacation ownership interests and also service the resulting loans. This practice subjects ILG and the Vistana Vacation Ownership Business to various regulations, including those which require disclosure to borrowers regarding the terms of their loans as well as settlement, servicing and collection of loans. As a result, any negative change in the regulatory environment within the vacation ownership industry or failure to comply with applicable laws and regulations could have a material adverse effect on ILG's and the Vistana Vacation Ownership Business's business, financial condition or results of operations.

         The failure of ILG's and the Vistana Vacation Ownership Business's businesses to comply with applicable "do not call" legislation could adversely affect ILG's and the Vistana Vacation Ownership Business's business, financial condition or results of operations.

        In recent years, "do not call" legislation has significantly increased the costs associated with telemarketing. ILG and the Vistana Vacation Ownership Business have implemented procedures that they believe will help reduce the possibility that they will contact individuals on regulatory "do not call" lists, but there can be no assurance that such procedures will be effective in ensuring regulatory compliance. Additionally, because Vistana's relationship with Starwood will be changing as a result of the Transactions for purposes of "do not call" legislation in some jurisdictions, it may be more difficult for Vistana to utilize customer information it obtains from Starwood in the future, and as a result, maintain compliance with applicable legislation.

         Partnerships and Joint Ventures—Investing through partnerships or joint ventures decreases ILG's ability to manage risk.

        In addition to acquiring or developing resorts or acquiring companies that complement ILG's business directly, ILG has from time to time invested, and expects to continue to invest, as a co-venturer. Joint venturers often have shared control over the operation of the joint venture assets.

Therefore, joint venture investments may involve risks such as the possibility that the co-venturer in an investment might become bankrupt or not have the financial resources to meet its obligations, or have economic or business interests or goals that are inconsistent with ILG's business interests or goals, or be in a position to take action contrary to ILG's instructions or requests or contrary to its policies or objectives. Consequently, actions by a co-venturer might subject resorts or other businesses owned by the joint venture to additional risk. Further, ILG may be unable to take action without the approval of its joint venture partners. Alternatively, ILG's joint venture partners could take actions binding on the joint venture without its consent. Additionally, should a joint venture partner become bankrupt, ILG could become liable for its partner's share of joint venture liabilities.

         Maintenance of Systems and Infrastructure—ILG's and the Vistana Vacation Ownership Business's success depends, in part, on the integrity of their systems and infrastructure. System interruption and the lack of integration and redundancy in these systems and infrastructure may have an adverse impact on ILG's business, financial condition or results of operations.

        ILG's and/or the Vistana Vacation Ownership Business's success depends, in part, on their ability to maintain the integrity of their systems and infrastructure, including websites, information and related systems, call centers and distribution and fulfillment facilities. System interruption and any lack of integration and redundancy in information systems and infrastructure may adversely affect their ability to operate websites, process and fulfill transactions, respond to customer inquiries and generally maintain cost-efficient operations. ILG and the Vistana Vacation Ownership Business may experience occasional system interruptions that make some or all systems or data unavailable or prevent the businesses from efficiently providing services or fulfilling orders. The businesses also rely on third-party computer systems, broadband and other communications systems and service providers in connection with the provision of services generally, as well as to facilitate, process and fulfill transactions. Any interruptions, outages or delays in the systems and infrastructures of the businesses and/or third parties, or deterioration in the performance of these systems and infrastructure, could impair the ability of ILG's and/or the Vistana Vacation Ownership Business's businesses to provide services, fulfill orders and/or process transactions.

        Fire, flood, power loss, telecommunications failure, hurricanes, tornadoes, earthquakes, acts of war or terrorism, acts of God and similar events or disruptions may damage or interrupt computer, broadband or other communications systems and infrastructure at any time. Any of these events could cause system interruption, delays and loss of critical data, and could prevent ILG's and/or the Vistana Vacation Ownership Business's businesses from providing services, fulfilling orders and/or processing transactions. While the businesses have backup systems for certain aspects of their operations, these systems are not fully redundant and disaster recovery planning is not sufficient for all eventualities. In addition, there may not be adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect ILG's business, financial conditions or results of operations.

         Technology Projects—Business interruptions, cost overruns or project delays in connection with ILG's undertaking of significant technology projects may materially adversely affect ILG's business.

        ILG has several significant development projects related to its proprietary and third party technology. ILG has committed sizable resources to these projects, which are expected to be phased in over several years. These projects are extremely complex, in part, because of the wide range of processes and the legacy systems involved. ILG and the Vistana Vacation Ownership Business use both internal and external resources, and if these resources become unavailable, ILG's business and operations may be adversely affected. As ILG and the Vistana Vacation Ownership Business proceed with their existing projects, they are using controlled project plans and change control processes that it is believed will provide for the adequate allocation of resources. However, a divergence from these may result in cost overruns or project delays. If the systems do not operate as expected, this could impact ILG's and/or the Vistana Vacation Ownership Business's ability to perform necessary business operations, which could materially adversely affect ILG's business.

         Privacy—The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or requirements imposed by credit card companies.

        In the processing of consumer transactions, ILG's and/or the Vistana Vacation Ownership Business's businesses receive, transmit and store a large volume of personally identifiable information and other user data. The sharing, use, disclosure and protection of this information is governed by the privacy and data security policies maintained by the ILG and/or the Vistana Vacation Ownership Business businesses, as well as by contractual obligations with respect to data privacy. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. ILG could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect ILG's business, financial condition or results of operations.

        A company processing, storing, or transmitting payment card data must be compliant with Payment Card Industry-Data Security Standards, or PCI-DSS, or risk losing its ability to process credit card payments and being audited and/or fined. As of December 1, 2015, ILG believes its Interval, HVO, VRI, TPI, and VRI Europe businesses are compliant with these standards, and its Aqua-Aston Hospitality business is working to become fully compliant. ILG also believes that the Vistana Vacation Ownership Business is compliant and will continue to be compliant. Failure to obtain or maintain PCI-DSS compliance could result in ILG's inability to accept credit card payments or subject ILG to penalties and thus could have a material negative effect on ILG's operations. Changes in these security standards may cause ILG to incur significant unanticipated expenses to meet new requirements.

         Online Security Risks—ILG and the Vistana Vacation Ownership Business are subject to online security risks, including security breaches and identity theft and the related requirements imposed by credit card companies.

        ILG's and/or the Vistana Vacation Ownership Business's failure, and/or the failure by the various third party vendors and service providers with which they do business, to comply with applicable privacy policies or federal, state or similar international laws and regulations or any compromise of security that results in the unauthorized release of personally identifiable information or other user data could damage the reputation of the respective businesses, discourage potential users from trying ILG's and the Vistana Vacation Ownership Business's products and services, breach certain agreements pursuant to which ILG and the Vistana Vacation Ownership Business have obligations with respect to network security, and/or result in fines and/or proceedings by governmental agencies, service providers and/or consumers, one or all of which could adversely affect ILG's business, financial condition or results of operations. Any penetration of network security or other misappropriation or misuse of personal consumer information could cause interruptions in the operations of ILG's businesses and subject it to increased costs, litigation and other liabilities. Security breaches could also significantly damage ILG's and/or the Vistana Vacation Ownership Business's reputation with consumers and third parties with whom they do business. It is possible that advances in computer capabilities, new discoveries, undetected fraud, inadvertent violations of company policies or procedures or other developments could result in a compromise of information or a breach of the technology and security processes that are used to protect consumer transaction data. As a result, current security measures may not prevent any or all security breaches. ILG may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences.

         Intellectual Property—ILG and/or the Vistana Vacation Ownership Business may fail to adequately protect their intellectual property rights or may be accused of infringing intellectual property rights of third parties.

        ILG and/or the Vistana Vacation Ownership Business may fail to adequately protect their respective intellectual property rights or may be accused of infringing intellectual property rights of third parties. The failure to protect such intellectual property rights in a meaningful manner or challenges to related contractual rights could result in erosion of brand names and limit ILG's or the Vistana Vacation Ownership Business's ability to control marketing, which could adversely affect ILG's business, financial condition or results of operations.

        From time to time, ILG and/ or the Vistana Vacation Ownership Business may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks, copyrights, patents and other intellectual property rights of third parties. In addition, litigation may be necessary in the future to enforce ILG's and/or the Vistana Vacation Ownership Business's intellectual property rights, protect trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, will likely be protracted and expensive and could result in substantial costs and diversion of management and technical resources, any of which could adversely affect ILG's business, financial condition or results of operations.

         Environmental Matters—ILG and the Vistana Vacation Ownership Business are subject to certain requirements under applicable environmental laws and regulations and may be subject to potential liabilities.

        The resorts that ILG and the Vistana Vacation Ownership Business manage, the assets at vacation ownership resorts that are owned by ILG and the Vistana Vacation Ownership Business and the Transferred Properties are all subject to certain requirements and potential liabilities under national, state, and local laws and regulations that govern the discharge of materials into the environment or otherwise relate to protection of the environment or health and safety. The costs of complying with these requirements are generally covered by the homeowners' associations that operate the affected resort property and are the responsibility of ILG and the Vistana Vacation Ownership Business for assets they own. To the extent that ILG or the Vistana Vacation Ownership Business holds interests in a particular resort, ILG or the Vistana Vacation Ownership Business would be responsible for their pro rata share of losses sustained by such resort as a result of a violation of any such environmental laws and regulations.

         Insurance—Damage to, or other potential losses involving, properties that ILG owns or manages may not be covered by insurance.

        Market forces beyond ILG's control may limit the scope of the insurance coverage it can obtain or its ability to obtain coverage at reasonable rates. Certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, or terrorist acts, may be uninsurable or the price of coverage for such losses may be too expensive to justify obtaining insurance. As a result, the cost of insurance for ILG or the Vistana Vacation Ownership Business may increase and ILG's or the Vistana Vacation Ownership Business's coverage levels may decrease. In addition, in the event of a substantial loss, the insurance coverage ILG carries may not be sufficient to pay the full market value or replacement cost of its lost investment or that of owners of vacation ownership interests or in some cases may not provide a recovery for any part of a loss. In such event, ILG could lose some or all of the capital that has been invested in an affected property, as well as the anticipated future revenue from such property. In addition, ILG could lose the management contract for the property and, to the extent such property operates under a brand licensed by ILG, the property may lose operating rights under the associated brand.

         Takeover Defenses—ILG's rights plan, charter provisions and terms of ILG's debt documents may affect the likelihood of a takeover or change of control of ILG.

        ILG has in place a stockholders' rights plan and certain charter provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of ILG that are not approved by the ILG Board of Directors. In particular, ILG's charter provides that stockholders may not act by written consent and that the ILG Board of Directors has the power to issue shares of preferred stock with such designation, powers, preferences, and rights as the ILG Board of Directors shall determine. The transactions that may be deterred, delayed or prevented might have allowed ILG's stockholders to receive a premium for their shares over then-current market prices. In addition, under ILG's senior credit facility, a change of control (as defined in the credit agreement) constitutes an event of default, entitling ILG's lenders to terminate the facility and require it to repay outstanding borrowings. As a result, the provisions of this agreement also may affect the likelihood of a takeover or other change of control. Under the Hyatt® master license agreement, ILG needs Hyatt®'s written consent prior to a change of control (as defined in the agreement) of its subsidiary, S.O.I. Acquisition Corp. and, in certain cases, of ILG. In addition, under the License Agreement, ILG needs Starwood's consent prior to a change in control (as defined in the License Agreement) of Vistana or, subject to certain exceptions, ILG.

         Dividends—ILG may not continue paying dividends at the same rate or at all.

        While ILG began paying quarterly dividends in 2012, ILG may be unable to continue to pay dividends at the current rate or at all following the Transactions based on covenants in its credit agreement or if ILG does not have sufficient surplus under Delaware law. ILG's board of directors may determine not to declare dividends if the board deems this action to be in the ILG's best interests. Discontinuing payment of dividends could change the manner, timing and/or ability to realize gains on investment in ILG's common stock.

         ILG could be adversely affected by changes to or violations of sanctions laws.

        The United States has from time to time imposed sanctions that restrict U.S. companies from engaging in business activities with certain persons, foreign countries, or foreign governments that it determines are adverse to U.S. foreign policy interests. Other countries in which ILG operates may also impose such sanctions. Any restrictions on ILG's ability to conduct its business operations could negatively impact ILG's financial results. If ILG is found to be liable for violations of U.S. sanctions laws or equivalent laws of another country where ILG operates, either due to ILG's own acts or out of inadvertence, ILG could suffer monetary penalties and reputational harm which could have a material and adverse effect on ILG's results of operations and financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus, including information incorporated by reference into this proxy statement/prospectus, contains certain statements which may constitute "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward looking-statements, and are contained throughout this document. These forward-looking statements reflect management's views and assumptions as of the date of this proxy statement/prospectus regarding future events and operating performance. Some of the forward-looking statements in this document can be identified by the use of forward-looking terms such as "believes", "intends", "expects", "may", "will", "estimates", "should", "could", "anticipates", "plans", "projects", "forecasts" or other comparable terms. Forward-looking statements, such as certain pro forma information; any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; any statements of belief; any statements regarding the expected effect or outcome of contingencies and litigation; and any statements of assumptions underlying any of the foregoing, are subject to known and unknown risks and uncertainties, many of which may be beyond the control of Vistana, Starwood and/or ILG, that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by the forward-looking statements.

        You should understand that the following important factors, assumptions, risks and uncertainties that could affect the future results of ILG and/or Vistana and could cause actual results to differ materially from those expressed in the forward-looking statements:

  •
  ILG's ability to obtain requisite stockholder approval of the Share Issuance to complete the Transactions;

  •
  the requirement that the parties receive regulatory approvals or clearances under the Mexican Federal Law on Economic Competition;

  •
  other conditions to the closing of the Transactions not being satisfied;

  •
  the integration of the Vistana Vacation Ownership Business with ILG's business, operations and culture and the ability to operate as effectively and efficiently as expected, and ILG's ability to successfully manage and integrate acquisitions generally;

  •
  ILG's ability to realize the synergies and benefits expected to result from the Merger within the anticipated time frame;

  •
  ILG's ability to complete, in a timely manner or at all, contemplated development and construction projects relating to new or pre-existing vacation ownership properties, including conversion of existing properties;

  •
  changes in governmental regulations or the adoption of new laws or regulations applicable to the business that may make it more difficult or expensive to operate each company's business before or after the Merger;

  •
  adverse changes to, or interruptions in, relationships with third parties, including developers and franchisors, and the response of key suppliers and licensors to ILG's licensed brand expansion;

  •
  changes in the Starwood Preferred Guest® loyalty program affecting customers of the Vistana Vacation Ownership Business's use of the program;

  •
  the occurrence of a termination event under the Hyatt® master license agreement with Hyatt® or the License Agreement;

  •
  the lack of available financing for, or insolvency or consolidation of, developers;

  •
  the lack of available financing for securitization or other financing of vacation ownership interests;

  •
  commercial and consumer spending decisions during periods of economic uncertainty;

  •
  ILG's ability to market vacation ownership interests successfully and efficiently;

  •
  the loss or decrease of interest from prospective purchasers of vacation ownership interests;

  •
  potential disruption of management's time and attention from the ongoing business operations of ILG as a result of the Transactions;

  •
  changes in senior management, the loss of key employees or the ability of ILG to retain and hire key personnel and maintain relationships with key business partners;

  •
  the further consolidation of the vacation ownership industry;

  •
  increased construction costs at vacation ownership properties as a result of global competition for materials;

  •
  certain restrictive covenants in ILG's revolving credit facility and indenture;

  •
  non-payment by third parties of advances or extensions of credit;

  •
  the ability to offer new or alternative products and services in a cost-effective manner and customer acceptance of these products and services, including ILG's ability to provide customers the benefits and services of the Vistana Vacation Ownership Business on equivalent financial terms;

  •
  the operation of the Transferred Properties prior to their conversion to vacation ownership properties;

  •
  ILG's ability to expand successfully into international markets and to manage risks specific to international operations;

  •
  business interruptions in connection with ILG's or Vistana's technology systems;

  •
  third-party claims alleging infringement of intellectual property rights by ILG or ILG businesses, which could result in the expenditure of significant financial and managerial resources, injunctions or the imposition of damages;

  •
  general competition in the market, including product innovation, financing, marketing, and branding;

  •
  fluctuations in currency exchange rates;

  •
  adverse trends in the vacation ownership, vacation rental and travel industries;

  •
  adverse events or trends in key vacation destinations; and

  •
  travel advisories relating to epidemics or pandemics, natural disasters, acts of terrorism, war or political instability.

 THE ILG SPECIAL MEETING

General

        This proxy statement/prospectus is being provided to ILG stockholders as part of a solicitation of proxies by the ILG Board of Directors for use at the ILG special meeting. This proxy statement/prospectus provides ILG stockholders with important information they need to know to be able to vote, or instruct their brokers or other nominees to vote, at the ILG special meeting.

Date, Time and Place

        The ILG special meeting will be held on [    •    ], 2016 at [    •    ], local time, at [    •    ].

Matters for Consideration

        At the special meeting, ILG stockholders will be asked to vote on the following proposals:

  •
  a proposal to approve the issuance of ILG common stock in connection with the Merger, which we refer to as the Share Issuance; and

  •
  a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Share Issuance, which we refer to as the meeting adjournment proposal.

        Completion of the Merger is conditioned on approval by ILG stockholders of the Share Issuance, but is not conditioned on the approval of the meeting adjournment proposal. The Share Issuance becomes effective only if the Merger is completed.

        THE ILG BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE SHARE ISSUANCE AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT ILG STOCKHOLDERS VOTE FOR THE SHARE ISSUANCE.

        THE ILG BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT ILG STOCKHOLDERS VOTE FOR THE MEETING ADJOURNMENT PROPOSAL.

Record Date; Voting Information

        The record date for the special meeting is [    •    ], 2016. Only holders of record of ILG common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. As of the record date, approximately [    •    ] shares of ILG common stock were issued and outstanding and entitled to notice of, and to vote at, the special meeting, and there were approximately [    •    ] holders of record of ILG common stock. Each share of ILG common stock shall entitle the holder to one vote on each of the proposals to be considered at the special meeting. A complete list of stockholders entitled to vote at the special meeting will be open to the examination of stockholders on the special meeting date and for a period of ten days prior to the special meeting, during normal business hours, at the offices of Interval Leisure Group, Inc., 6262 Sunset Drive, Miami, Florida 33143.

        If you are a record holder of ILG common stock on the record date, you may vote your shares of ILG common stock in person at the special meeting or by proxy as described below under "—Voting by Proxy."

Quorum

        The holders of a majority of the issued and outstanding common stock of ILG present either in person or by proxy at the special meeting will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the special meeting for purposes of determining if a quorum is present. If a quorum is not present or if there are not sufficient votes for the approval of the Share Issuance, ILG expects to, and if reasonably requested by Starwood will, adjourn or postpone the ILG special meeting to solicit additional proxies, subject to approval of the meeting adjournment proposal by the affirmative vote of the holders of a majority of the shares of ILG common stock present in person or represented by proxy at the ILG special meeting. At any subsequent reconvening of the ILG special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the ILG special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Required Vote

        ILG stockholders of record on the record date for the ILG special meeting may vote "FOR" or "AGAINST," or may abstain from voting, on the proposal to approve the Share Issuance. Consummation of the Transactions requires the approval of the Share Issuance.

        In accordance with the DGCL, rules of the NASDAQ, ILG's organizational documents and the Merger Agreement, the approval by ILG stockholders of the Share Issuance proposal requires the affirmative vote of a majority of the votes cast by holders of ILG common stock present or represented by proxy at the special meeting at which a quorum is present. If you abstain, it will have the same effect as a vote "AGAINST" the proposal to approve the Share Issuance. If a quorum is present, a failure to vote will have no effect on the outcome of the Share Issuance proposal.

        The approval of the meeting adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of ILG stockholders present in person or represented by proxy at the special meeting. Therefore, if you abstain, it will have the same effect as a vote "AGAINST" the adoption of the meeting adjournment proposal and if you fail to vote, it will only affect the outcome of the proposal if you are present in person or represented by proxy at the special meeting.

Voting by Proxy

        If you were a record holder of ILG common stock at the close of business on the record date of the special meeting, a proxy card is enclosed for your use. ILG requests that you submit your proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of ILG common stock represented by it will be voted at the special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

        If a proxy is returned without an indication as to how the shares of ILG common stock represented are to be voted with regard to a particular proposal, the ILG common stock represented by the proxy will be voted in accordance with the recommendation of the ILG Board of Directors and, therefore, "FOR" the proposal to approve the Share Issuance and "FOR" the meeting adjournment proposal.

        At the date hereof, the ILG Board of Directors has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the matters set forth in the Notice of Special Meeting of Stockholders. If any other matter is properly presented at the special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

        If your broker, bank or other nominee holds your shares of ILG common stock in street name, you must either direct your nominee on how to vote your shares or obtain a proxy from your nominee to vote in person at the special meeting. Please check the voting form used by your nominee for information on how to submit your instructions to them.

        Your vote is important. Accordingly, if you were a record holder of ILG common stock on the record date of the special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone whether or not you plan to attend the special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m., Eastern Time, on [    •    ].

Revocation of Proxies

        If you are the record holder of ILG common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

  •
  timely delivering a signed written notice of revocation;

  •
  timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

  •
  attending the ILG special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the special meeting without voting will not revoke any proxy that you have previously given or change your vote.

        A registered ILG stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder's previous proxy.

        Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, Florida 33143
Attention: Senior Vice President, General Counsel and Secretary

        If your shares are held in street name through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Voting by ILG Directors and Executive Officers

        At the close of business on the record date of the special meeting, ILG directors and executive officers and their affiliates were entitled to vote approximately [    •    ]% of the shares of ILG common stock outstanding on the record date. ILG's chief executive officer, chief operating officer and chief financial officer, who collectively hold approximately 2% of the ILG common stock outstanding, have each entered into voting and support agreements whereby they have agreed to vote all shares held by them in favor of the Share Issuance proposal. ILG currently expects that all of its directors and executive officers and their affiliates will vote their shares in favor of all proposals.

        In accordance with the DGCL, rules of the NASDAQ, ILG's organizational documents and the Merger Agreement, the approval by ILG stockholders of the Share Issuance proposal requires the affirmative vote of a majority of the votes cast by holders of ILG common stock present or represented by proxy at the special meeting at which a quorum is present. The approval of the meeting adjournment proposal requires the affirmative vote of the holders of a majority of the shares of ILG common stock present in person or represented by proxy at the ILG special meeting and entitled to vote thereon.

        No vote of Starwood stockholders is required in connection with the Transactions, and the only vote required with respect to Vistana is by Starwood as its sole stockholder, which stockholder approval was obtained on October 27, 2015. No directors, executive officers or affiliates of Vistana or Starwood will have voting rights in connection with the Transactions with respect to their ownership of any Starwood common stock or Vistana common stock.

Solicitation of Proxies

        ILG is soliciting proxies for the special meeting and will bear all expenses in connection with solicitation of proxies, except that expenses incurred in connection with the printing and mailing of this proxy statement/prospectus will be shared equally by ILG and Starwood. ILG has retained D.F. King & Co., Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $7,500 plus expenses. Upon request, ILG will pay banks, brokers, nominees, fiduciaries or other custodians their reasonable out-of-pocket expenses for sending proxy materials to, and obtaining instructions from, persons for whom they hold shares. ILG expects to solicit proxies primarily by mail, but its directors, officers and other employees of ILG may also solicit in person or by internet, telephone or mail.

Other Matters

        As of the date of this proxy statement/prospectus, the ILG Board of Directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting of ILG stockholders, or any adjournments or postponements of the special meeting, and are properly voted upon, the enclosed proxies will give the individuals that ILG stockholders name as proxies therein discretionary authority to vote the shares represented by these proxies as to any of these matters; provided, however, that those individuals will only exercise this discretionary authority with respect to matters that were unknown a reasonable time before the solicitation of proxies.

Proxy Solicitor

        ILG stockholders who need assistance in voting their shares or need a copy of this proxy statement/prospectus should contact:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Call Toll Free: (866) 751-6309
Call Collect: (212) 269-5550
Email: iilg@dfking.com

Transfer Agent

        ILG stockholders should contact the transfer agent, at the phone number or address listed below, if they have questions concerning transfer of ownership or other matters pertaining to their stock accounts.

Computershare
PO Box 43006
Providence, RI 02940-3006
Telephone: 1-800-522-6645
International Telephone: 1-201-680-6578

THE TRANSACTIONS

General

        Vistana was incorporated in Delaware on June 10, 2015 for the purposes of holding the Vistana Vacation Ownership Business. On October 28, 2015, Starwood and ILG announced that they had entered into a transaction pursuant to which ILG will acquire the Vistana Vacation Ownership Business. In connection with the Transactions, Starwood will effect (1) the separation of the Vistana Vacation Ownership Business from Starwood's other businesses and the transfer of the Vistana Vacation Ownership Business to Vistana and its subsidiaries, (2) the distribution of all of the shares of Vistana common stock to Starwood's stockholders entitled to shares of Vistana common stock in the Distribution, and (3) immediately thereafter, the merger of Merger Sub with and into Vistana, with Vistana becoming a wholly owned subsidiary of ILG. Following the consummation of the Transactions, Starwood stockholders will continue to hold the shares of Starwood common stock they held prior to the Merger. Starwood stockholders entitled to shares of Vistana common stock in the Distribution will also hold approximately 55% of the ILG common stock immediately following the effective time of the Merger, on a fully diluted basis. Current ILG stockholders will hold approximately 45% of the ILG common stock immediately following the effective time of the Merger, on a fully diluted basis.

        In order to effect the Separation, the Distribution and the Merger, ILG, Starwood, Vistana and Merger Sub entered into a number of agreements, including the Merger Agreement and the Separation Agreement. These agreements, which are described in greater detail in this proxy statement/prospectus, provide for (1) the conveyance by Starwood to Vistana of certain assets and liabilities, to separate the Vistana Vacation Ownership Business from Starwood's other businesses, (2) the payment by Vistana of the approximately $132 million cash Distribution Payment in consideration therefor, subject to certain adjustments with respect to capital spend for, and net operating cash flow of, the Vistana Vacation Ownership Business, (3) the distribution of all of the shares of Vistana common stock to a distribution agent to be held collectively for the benefit of Starwood stockholders of record on the record date for the Distribution which stockholders are entitled to a pro rata distribution of such shares in the Distribution, (4) the merger of Merger Sub with and into Vistana, with Vistana being the surviving corporation of the Merger and a wholly owned subsidiary of ILG and (5) the automatic conversion of shares of Vistana common stock into shares of ILG common stock in the Merger, the distribution of book entry authorizations for such shares of ILG common stock to Starwood stockholders entitled to shares of Vistana common stock in the Distribution and the payment of cash in lieu of fractional shares of such ILG common stock.

Transaction Sequence

        Below is a step-by-step list illustrating the sequence of material events relating to the Separation, the Distribution and the Merger. Each of these events is discussed in more detail elsewhere in this proxy statement/prospectus. ILG and Starwood anticipate that the Separation, Distribution and Merger will occur in the following order:

          Step 1: Starwood and certain Starwood subsidiaries will engage in a series of internal restructuring transactions to separate the Vistana Vacation Ownership Business from Starwood's other businesses pursuant to which (a) certain assets and liabilities not currently owned by Vistana and its subsidiaries will be transferred to Vistana and entities that will become Vistana subsidiaries and (b) certain assets and liabilities currently owned by entities that will become Vistana subsidiaries will be transferred to subsidiaries of Starwood. As part of the restructuring transactions, Starwood will engage in the Contribution, pursuant to which Starwood will contribute certain specified assets and liabilities related to the Vistana Vacation Ownership Business to Vistana.

          Step 2: Vistana expects to incur or cause to be incurred indebtedness to fund the Distribution Payment.

          Step 3: In exchange for the Contribution in Step 1, Vistana will issue shares of Vistana common stock to Starwood and make the Distribution Payment to Starwood.

          Step 4: Starwood will effect the Distribution by distributing on a pro rata basis all of the shares of Vistana common stock it holds to Starwood stockholders entitled to shares of Vistana common stock in the Distribution as of the record date of the Distribution. Starwood will deliver the shares of Vistana common stock to the distribution agent, who will hold such shares for the benefit of Starwood stockholders.

          Step 5: Immediately following the Distribution, Merger Sub will merge with and into Vistana with Vistana being the surviving corporation of the Merger as a wholly owned subsidiary of ILG. In the Merger, the shares of Vistana common stock held by the distribution agent for the benefit of Starwood stockholders will be automatically converted into a number of shares of ILG common stock such that Starwood stockholders entitled to shares of Vistana common stock in the Distribution will collectively own approximately 55% of the shares of ILG common stock after the Merger, and ILG stockholders immediately prior to the Merger will collectively own approximately 45% of the shares of ILG common stock after the Merger, in each case, on a fully diluted basis.

          Step 6: ILG's transfer agent will distribute to Starwood stockholders entitled to shares of Vistana common stock in the Distribution shares of ILG common stock in the form of a book-entry authorization and cash in lieu of fractional shares in accordance with the terms of the Separation Agreement and the Merger Agreement.

        Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure of the parties to the Transactions, the corporate structure of the parties immediately following the Distribution but before the Merger, and the final corporate structure immediately following the consummation of the Merger.

Existing Structure	Structure Following the Separation and the Distribution but Before the Merger

Structure Following the Merger

The Separation and Distribution

        As part of the Separation and immediately prior to the Distribution, Starwood and certain Starwood subsidiaries will engage in a series of internal restructuring transactions in which certain assets and liabilities will be conveyed to Vistana as well as to entities that will become Vistana subsidiaries, to separate the Vistana Vacation Ownership Business from Starwood's other businesses prior to the Distribution. In connection with such internal restructuring and immediately prior to and as a condition of the Distribution, Vistana will make the Distribution Payment to Starwood. The Separation Agreement provides for an adjustment at closing to the Distribution Payment to the extent that estimated capital spend for the Vistana Vacation Ownership Business for the period from October 1, 2015, until the earlier of March 31, 2016 and the date of the Distribution is greater or less than the target capital spend for such period as agreed among the parties. In addition, if the Separation and Distribution occur after March 31, 2016, the Distribution Payment is also subject to a post-closing adjustment to the extent that the actual amount of capital spend for the Vistana Vacation Ownership Business from April 1, 2016 until the date of the Distribution is greater or less than the total amount of operating cash flow of the Vistana Vacation Ownership Business during such period. Also in connection with the Separation, Vistana expects to consummate certain financing transactions to make the Distribution Payment. For a more complete discussion of these financing transactions, see "Debt Financing."

        After the Separation, Starwood will distribute all of the shares of Vistana common stock it holds to its stockholders as of the record date of the Distribution that are entitled to shares of Vistana common stock in the Distribution on a pro rata basis. Starwood will effect the Distribution by delivering the shares of Vistana common stock to the distribution agent. The distribution agent will hold such shares for the benefit of Starwood stockholders that are entitled to shares of Vistana common stock pending the effective time of the Merger and the automatic conversion of such shares of Vistana common stock into shares of ILG common stock. After the Distribution, Starwood will not own any shares of Vistana common stock.

        As of the date of this proxy statement/prospectus, the Starwood Board of Directors has not set a record date for the Distribution. Starwood will publicly announce the record date for the Distribution when the record date has been determined, and prior to the completion of the Separation, the Distribution and the Merger.

The Merger

        Immediately after the Distribution, pursuant to and in accordance with the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Vistana whereby the separate corporate existence of Merger Sub will cease and Vistana will survive the Merger as a wholly owned subsidiary of ILG. After the Merger, ILG will continue its existence as a separately traded public company, owning the combined businesses of ILG and Vistana.

        In the Merger, each share of Vistana common stock (except for any such shares held as treasury stock or held by ILG, which will be cancelled) will be automatically converted into the right to receive ILG common stock based on the exchange ratio set forth in the Merger Agreement and described below under "—Calculation of Merger Consideration." Following the Merger, the transfer agent will distribute to each Starwood stockholder entitled to shares of Vistana common stock in the Distribution a book-entry authorization with respect to such Starwood stockholder's shares of ILG common stock as well as any cash payment to be received in lieu of fractional shares. Starwood stockholders entitled to shares of Vistana common stock in the Distribution will not be required to pay for the shares of ILG common stock that they will receive in the Merger, and they will also retain all of their shares of Starwood common stock that they held prior to the Merger.

Calculation of Merger Consideration

        The Merger Agreement provides that, at the effective time of the Merger, each share of Vistana common stock (except for any such shares held as treasury stock or by ILG, which will be cancelled) will be automatically converted into a number of shares of ILG common stock equal to the exchange ratio in the Merger Agreement. The exchange ratio in the Merger Agreement is defined as 72,371,970 divided by the number of shares of Vistana common stock issued and outstanding immediately prior to the effective time of the Merger. Therefore, ILG expects to issue 72,371,970 shares of ILG common stock in the Merger and it is presently estimated that Starwood stockholders entitled to shares of Vistana common stock in the Distribution will be entitled to receive [    •    ] shares of ILG common stock for each share of Starwood common stock that they held on the record date for the Distribution. The exchange ratio and calculation of the merger consideration as set forth in the Merger Agreement is expected to result in Starwood stockholders entitled to shares of Vistana common stock in the Distribution holding approximately 55% of the shares of ILG common stock on a fully diluted basis immediately following the Merger. However, the number of shares of ILG common stock to be received by each stockholder will not be finally determined until the effective time of the Merger based on the number of shares of Starwood common stock outstanding as of the record date for the Distribution and entitled to receive shares of Vistana common stock in the Distribution. Therefore, the number of shares of ILG common stock that Starwood stockholders entitled to shares of Vistana common stock in the Distribution will be entitled to receive in the Merger for each share of Vistana common stock will change if the number of shares of Starwood common stock outstanding changes because of any increase or decrease in share amounts for any reason. We do not expect the number calculated above to change significantly because we do not expect that the number of shares of Starwood common stock that will be entitled to shares of Vistana common stock in the Distribution will change significantly.

        The exchange ratio is subject to a true-up mechanism in limited circumstances. See "Transaction Agreements—Merger Agreement—Merger Consideration."

        Immediately after the Merger, the transfer agent will distribute to each Starwood stockholder entitled to shares of Vistana common stock in the Distribution the number of whole shares of ILG common stock to which the stockholder has a right based on the exchange ratio in the form of a book-entry authorization. No fractional shares of ILG common stock will be issued pursuant to the Merger. All fractional shares of ILG common stock that a holder of shares of Starwood common stock on the record date for the Distribution would otherwise be entitled to receive as a result of the Merger will be aggregated by the distribution agent. The distribution agent will then sell the aggregated fractional shares on the open market as soon as practicable after the effective time of the Merger. The transfer agent will then distribute the net proceeds from the sale, after deducting withholding taxes and any fees of the agent, on a pro rata basis, without interest, to the Starwood stockholders who would otherwise have been entitled to receive such fractional shares of ILG common stock in the Merger.

Trading Markets

  • Starwood Common Stock

        Following the Merger, Starwood stockholders will continue to hold their shares of Starwood common stock, subject to the same rights as prior to the Separation, the Distribution and the Merger, except that their shares of Starwood common stock will represent an interest in Starwood that no longer reflects the ownership and operation of the Vistana Vacation Ownership Business. Shares of Starwood common stock will continue to be traded publicly on the New York Stock Exchange. Starwood stockholders, to the extent they were holders of record on the Distribution date, will also hold shares of ILG common stock after the Transactions.

  • Vistana Common Stock

        There currently is no trading market for shares of Vistana common stock, and no such trading market is expected to be established in the future prior to the Merger. All outstanding shares of Vistana common stock will automatically be canceled and cease to exist at the effective time of the Merger and upon their conversion into shares of ILG common stock.

  • ILG Common Stock

        ILG common stock began trading on the NASDAQ under the ticker symbol "IILG" on August 21, 2008. After the Merger, shares of ILG will continue to trade on the NASDAQ.

Background of the Merger

        As part of its ongoing evaluation of business and strategic planning alternatives, the ILG Board of Directors, which we refer to as the ILG Board, and members of ILG senior management, which we refer to as ILG management, regularly review and assess strategic goals and available opportunities, prospects, industry developments and the competitive landscape in the markets in which ILG operates. The ILG Board and ILG management regularly review and discuss among themselves potential strategic alternatives, including potential transactions and business combinations to enhance stockholder value, as well as ILG's standalone business plans and prospects.

        In the ordinary course of business, the Starwood Board of Directors, which we refer to as the Starwood Board, and Starwood's senior management, which we refer to as Starwood management, regularly review Starwood's businesses, its strategic direction, performance and prospects in the context of developments in the industries in which it operates and the competitive landscape in the markets in which it operates. The Starwood Board and Starwood management regularly discuss potential strategic alternatives, including possible transactions that could maximize stockholder value of its various businesses, including the Vistana Vacation Ownership Business, and transactions that could enhance Starwood's strategic outlook.

        In January 2014, ILG and Starwood entered into a letter agreement with respect to confidential information of Starwood provided to ILG in connection with preliminary discussions regarding a potential transaction involving Starwood's legacy vacation ownership business. Starwood management provided certain financial information regarding such business to ILG.

        In March 2014, ILG management met with Starwood management to discuss potentially acquiring its vacation ownership business.

        On March 31, 2014, Starwood sent ILG a preliminary, non-binding term sheet with respect to the potential purchase by ILG of Starwood's vacation ownership business for $975 million in cash. On April 4, 2014, Starwood provided ILG a confidential information memorandum regarding its vacation ownership business. Over the next few months, ILG management reviewed information regarding the potential transaction and had conversations with Starwood management regarding such transaction and the potential terms of a license agreement that would be entered into in connection with the transaction. ILG management and the ILG Board discussed the status of discussions during several meetings of the ILG Board in 2014.

        On May 20, 2014, the executive committee of the ILG Board met with ILG management to review and discuss a proposed non-binding term sheet to be submitted to Starwood management in response to the earlier term sheet received from Starwood. On May 21, 2014, ILG submitted to Starwood a preliminary, non-binding term sheet proposing an acquisition transaction with respect to Starwood's vacation ownership business for $850 - $920 million, with up to 50% of the purchase price payable in ILG common stock, subject to adjustment based on capital requirements to maintain reasonable inventory levels. ILG also had discussions during such time with Liberty to determine its interest in participating in a potential transaction.

        In June 2014, each of Citigroup Global Markets Inc., which we refer to as Citi, and Credit Suisse Securities (USA) LLC, which we refer to as CS, gave presentations to Starwood's management regarding a separation of its vacation ownership business, following which Starwood instructed Citi and CS, which we refer to as Starwood's financial advisors, to explore divestiture opportunities for Starwood's vacation ownership business.

        In July 2014, in connection with Starwood's continued review of its businesses and strategy, Starwood management raised the possibility to the Starwood Board of separating Starwood's legacy vacation ownership business, as well as certain hotel properties to be converted into timeshare resorts, into an independent, publicly-traded company.

        On June 25, 2014 and July 25, 2014, the executive committee of the ILG Board met with ILG management to discuss the proposed transaction to acquire Starwood's vacation ownership business and the potential role for Liberty participation in such a transaction. During this period, ILG management had discussions with both Starwood management and Liberty management regarding a potential transaction.

        ILG and Starwood mutually determined not to pursue a transaction and discontinued discussions in respect thereof in October 2014.

        On November 20, 2014, the Starwood Board held an in-person meeting to discuss a possible transaction involving a pro rata distribution to Starwood's stockholders of a newly-formed spin-off company that would hold its vacation ownership business. At this meeting, Starwood's management presented to the Starwood Board its findings to date with respect to legal and commercial benefits and risks associated with a spin-off transaction, and representatives of Latham & Watkins LLP, counsel to Starwood, which we refer to as Latham, reviewed with the Starwood Board their fiduciary duties in relation to the spin-off transaction and consideration of alternative transactions. Following discussion among the directors of Starwood's Board and members of Starwood's management of the spin-off transaction, the Starwood Board unanimously authorized Starwood management to continue to pursue a divestiture of its vacation ownership business through a pro rata spin-off transaction.

        Following a review of strategic alternatives for the business by the Starwood Board, with the assistance of Starwood management and its external advisors, on February 2, 2015, the Starwood Board determined that it was in the best interests of Starwood and its stockholders to separate the Vistana

Vacation Ownership Business by means of a distribution to Starwood stockholders in order to accelerate the execution of Starwood's ongoing asset light strategy and create a new pure-play, premier, upscale vacation ownership company with a seasoned management team and a strong balance sheet to take advantage of increasing growth opportunities within the timeshare industry. In addition, the Starwood Board and Starwood management believed that the spin-off would provide various additional benefits, including: sharpened strategic fit and focus for each company; more efficient capital allocation for each company; increased management focus at each company; tailored recruiting, retention and incentive plans consistent with each company's priorities; and improved investor choice and understanding of the business strategy and operating results of each company. In February 2015, Starwood entered into written engagement letters with each of Citi and CS for financial advisory services in connection with the divestiture of its vacation ownership business.

        On February 10, 2015, Starwood issued a press release announcing that the Starwood Board had approved the plan to separate the Vistana Vacation Ownership Business into an independent publicly traded company. During Starwood's earnings call on such date, Starwood's Chief Executive Officer noted that Starwood would entertain discussions for alternative transactions to the spin-off.

        In the spring and summer of 2015, Starwood management, with the assistance of its financial advisors, continued to analyze alternative divestiture transactions. Starwood authorized its financial advisors to begin preparing for a sell-side auction process in April 2015 and on May 29, 2015, Starwood's financial advisors, on behalf of Starwood, began to distribute non-disclosure agreements to potential counterparties, including ILG, regarding a possible sale of the Vistana Vacation Ownership Business through an auction process, while simultaneously continuing to implement the planned spin-off.

        Following Starwood's announcements on February 10, 2015, ILG management contacted Starwood management to explore a potential acquisition as an alternative to the spin-off. Starwood management indicated that they expected to commence an auction process to evaluate sale transactions as an alternative to the spin-off following the filing of a Form 10 Registration Statement with the SEC. A potential transaction for Starwood's vacation ownership business was discussed between ILG management and the executive committee of the ILG Board on May 4, 2015.

        On May 19, 2015, ILG engaged Moelis & Company LLC, which we refer to as Moelis or ILG's financial advisor, to act as its financial advisor with respect to, and to assist the ILG Board and ILG management in their review of, a proposed transaction involving the Vistana Vacation Ownership Business. On May 20, 2015, representatives of Moelis met with the ILG Board to discuss a potential transaction involving ILG and the Vistana Vacation Ownership Business, and the ILG Board determined to pursue such opportunity. In June 2015, ILG engaged Weil, Gotshal & Manges LLP, which we refer to as Weil, to act as its legal advisor in connection with ILG's consideration of such potential transaction. Both Moelis and Weil were selected based on their expertise in transactions of the type contemplated with Vistana and previous representation of ILG.

        On June 11, 2015, Avy Stein, lead director of ILG, and a representative of Moelis met with Thomas Mangas, Chief Financial Officer of Starwood, and representatives of its financial advisors, to express ILG's interest in a potential transaction involving the Vistana Vacation Ownership Business. During such meeting, Mr. Stein and the representative of Moelis presented, and the parties discussed, a potential combination of ILG and the Vistana Vacation Ownership Business through the use of a stock-for-stock merger utilizing the Reverse Morris Trust transaction structure. Starwood and its representatives responded that they were familiar with this transaction structure, and Starwood indicated it was open to considering such a transaction in the context of a formal sale process for the Vistana Vacation Ownership Business.

        On June 12, 2015, Starwood entered into a confidentiality agreement with ILG with respect to a proposed transaction involving the Vistana Vacation Ownership Business.

        On June 16, 2015, Starwood filed an initial Form 10 Registration Statement with the SEC, amendments to which were later filed on August 7, 2015 and September 22, 2015. The press release issued in connection with the initial filing contemplated that the spin-off of the Vistana Vacation Ownership Business was expected to be completed in the fourth quarter of 2015.

        During June and July of 2015, a number of other potential bidders executed confidentiality agreements with Starwood. On June 29, 2015, a representative of Starwood's financial advisors delivered a letter to ILG that outlined the procedures for the first round of Starwood's auction process. In that letter, Starwood's financial advisors, on behalf of Starwood, requested that ILG submit a preliminary non-binding indication of interest regarding a potential acquisition of the Vistana Vacation Ownership Business by July 14, 2015. The process letter provided that the preliminary indication of interest should be based on the confidential information package made available to ILG, in addition to publicly-available information filed by Starwood in connection with the announced spin-off, and indicated that ILG would be given an opportunity to conduct further due diligence if it was invited to participate in the second round of the process. On June 29, 2015, a representative of Starwood's financial advisors delivered similar first round process letters and a comparable confidential information package was made available to these other potential bidders after they entered into confidentiality agreements with Starwood.

        On July 2, 2015, members of ILG management and representatives of Moelis participated in an initial due diligence call with Starwood's financial advisors regarding the Vistana Vacation Ownership Business. On July 4, 2015, ILG and its representatives were granted access to a preliminary electronic data room containing limited, non-public information about the Vistana Vacation Ownership Business and certain aspects of the proposed separation of the Vistana Vacation Ownership Business from Starwood, which we refer to as the Starwood data room.

        After receiving access to the Starwood data room, ILG and its representatives conducted preliminary due diligence with respect to the Vistana Vacation Ownership Business as well as potential operating and other synergies that could be achieved as a result of a potential transaction.

        On July 10, 2015, the executive committee of the ILG Board held a meeting attended by representatives of Weil and Moelis and members of ILG management and a Liberty designated director to review and discuss the potential transaction, including the proposed terms of an indication of interest that would be presented to Starwood. During the following several days, ILG and its representatives continued to review, discuss and revise such indication of interest.

        On July 14, 2015, at the direction of the ILG Board, representatives of Moelis, on behalf of ILG, delivered to Starwood's financial advisors ILG's non-binding initial indication of interest that provided for ILG's acquisition of the Vistana Vacation Ownership Business through a stock-for-stock merger utilizing a Reverse Morris Trust transaction structure and indicated, among other things, that Starwood stockholders would own at least 50.1% of the pro forma common stock of the combined company on a fully diluted basis after the closing of the transaction. ILG's indication of interest valued the Vistana Vacation Ownership Business at between $1.4 and $1.5 billion, subject to continued due diligence and the review of potential synergies.

        Following the submission of ILG's non-binding initial indication of interest, the Starwood Board and Starwood management reviewed ILG's proposal and the proposals of other bidders participating in the auction process with their financial and legal advisors.

        Between July 14, 2015 and July 22, 2015, members of ILG, Starwood and Vistana management and the respective financial advisors of ILG and Starwood engaged in discussions about various matters related to ILG's initial indication of interest and ongoing due diligence review of the Vistana Vacation Ownership Business. During such discussions, Starwood's financial advisors indicated to representatives of Moelis that Starwood had requested confirmation that ILG's largest stockholder, Liberty, would be supportive of the proposed transaction.

        On July 22, 2015, following authorization by Starwood's Board of Directors, Starwood's financial advisors reached out to several bidders who had submitted preliminary indications of interest, including ILG, and invited them to participate in the second round of the auction process.

        During the second round of the auction process, Starwood provided ILG and its representatives access to additional confidential information, including documents that had been added to an expanded Starwood data room. Beginning in late July 2015, ILG and its advisors conducted additional due diligence with respect to the Vistana Vacation Ownership Business and continued to analyze and review the potential transaction. The executive committee of the ILG Board met on July 27, 2015 to discuss with ILG management the status of the negotiations.

        In late July, ILG management began engaging in discussions with representatives of Liberty, who indicated that Liberty would be supportive of a potential transaction between ILG and Vistana, and that Liberty would be requesting certain modifications and amendments to its existing Spinco Agreement and Registration Rights Agreement with ILG. In the following weeks, representatives of Weil and Baker Botts LLP, legal counsel for Liberty, began negotiations around a voting and support agreement to be executed by Liberty in respect of the potential transaction with Vistana and Liberty's proposed revisions to the Spinco Agreement and Registration Rights Agreement.

        On August 13, 2015, members of ILG management and representatives of Moelis attended a management presentation in Orlando, Florida regarding the Vistana Vacation Ownership Business conducted by Matthew Avril, the Chief Executive Officer-elect of Vistana, Stephen Williams, the Chief Operating Officer of Vistana and Heather McGill, the Chief Financial Officer of Vistana, as well as representatives of Starwood management and Starwood's financial advisors. In addition, certain of the other potential bidders attended in-person presentations hosted by Starwood that were similar to the August 13, 2015 presentation to ILG during that week.

        The executive committee of the ILG Board met on August 18, 2015 to discuss with ILG management the status of the negotiations and the bid process.

        On August 21, 2015, representatives of Starwood's financial advisors delivered a second-round process letter to prospective bidders, including ILG, that outlined the procedures for the second round of the auction process, requesting that bidders submit their final bid proposals regarding a potential acquisition of the Vistana Vacation Ownership Business by September 14, 2015. In connection with the second round process letter, between August 19, 2015 and September 14, 2015, representatives of Starwood's financial advisors delivered drafts of a summary of proposed terms of a merger agreement in respect of the proposed Reverse Morris Trust transaction, disclosure schedules, a license agreement, a non-competition agreement, an SPG affiliation agreement, operating agreements, an employee matters agreement and a transition services agreement to ILG. During this period, representatives of Starwood's financial advisors also delivered to the other bidders drafts of definitive agreements relating to a potential acquisition of the Vistana Vacation Ownership Business. Starwood offered meetings with each bidder during the week of August 31, 2015, to discuss each bidder's view on the ongoing relationship between Vistana and Starwood following a potential sale, and the terms of the license agreement in particular.

        On August 30, 2015, representatives of Moelis, on behalf of ILG, delivered to Starwood ILG's issues list with respect to the draft license agreement to be entered into by the parties in connection with the proposed transaction.

        On September 1, 2015, ILG and Starwood entered into a letter agreement with respect to ILG's confidential information to be provided to Starwood.

        On September 2, 2015, Mr. Craig M. Nash, Chairman, President and Chief Executive Officer of ILG, Ms. Jeanette E. Marbert, Executive Vice President and Chief Operating Officer of ILG, and Mr. William L. Harvey, Executive Vice President and Chief Financial Officer of ILG, and representatives of Moelis and Weil, met with members of Starwood management and representatives of Starwood's financial advisors in Stamford, Connecticut to discuss a number of topics relating to the proposed transaction, including the strategic rationale, ILG's plans for operating the Vistana Vacation Ownership Business, outstanding due diligence matters and the proposed terms of various transaction agreements. During the meeting, Starwood indicated that given the complexity of the Reverse Morris Trust transaction structure proposed by ILG, ILG should submit its final bid in advance of the bid deadline to permit Starwood and its advisors additional time to review and consider the proposed transaction with ILG.

        On September 3, 2015, representatives of Moelis, on behalf of ILG, sent to representatives of Starwood's financial advisors a revised draft of the term sheet for the merger agreement, and the representatives discussed certain matters relating to the bid process.

        During September, ILG and its advisors continued their due diligence review of the Vistana Vacation Ownership Business. During August and September of 2015, other bidders also conducted their own due diligence investigations on the Vistana Vacation Ownership Business, which included, among other things, review of documents and materials relating to the Vistana Vacation Ownership Business that were made available in the Starwood data room, attendance at management presentations hosted by Starwood and its advisors and various follow-up discussions. In addition, Starwood, after executing the confidentiality agreement with ILG on September 1, 2015, began conducting due diligence with respect to ILG. In connection therewith, ILG made available to Starwood in an electronic data room certain information about the business, financial condition and operations of ILG. On September 4, 2015, in furtherance of the reciprocal due diligence process and at the direction of ILG, representatives of Moelis provided to Vistana management certain stand-alone projections related to the ILG business that were prepared by ILG management. During this time period, ILG and its advisors also prepared mark-ups of drafts of various transaction agreements that were provided by Starwood and its advisors and were contemplated to be executed in connection with the potential transaction.

        On September 9, 2015, Starwood's financial advisors held a telephonic due diligence discussion with members of ILG management to discuss the stand-alone projections regarding the ILG business. Representatives of Moelis also participated.

        On September 10, 2015, the ILG Board held a telephonic meeting to discuss the status of the proposed transaction and to review and discuss ILG's proposed final bid submission. Members of ILG management and representatives of Moelis and Weil also participated. Representatives of ILG management and Moelis discussed with the ILG Board an update on the auction process, a summary of significant deal terms expected to be submitted as part of ILG's final bid with respect to the proposed transaction, valuation parameters with respect to the Vistana Vacation Ownership Business and an overview of management's due diligence findings to date, including potential cost savings and other synergies that may be generated in connection with the proposed transaction, as well as certain areas that required additional due diligence including with respect to Vistana's financial projections. Representatives of Weil and ILG's in-house legal team reviewed and discussed with the directors the principal changes to the terms of the draft transaction agreements and ancillary agreements that would be part of the transactions. Following discussion with ILG's outside advisors and members of ILG management, the ILG Board authorized representatives of Moelis to submit to Starwood on behalf of ILG a final non-binding proposal for the acquisition of the Vistana Vacation Ownership Business, subject to continuing due diligence and negotiation of definitive transaction documents.

        On September 11, 2015, certain members of the executive committee of the ILG Board further discussed with ILG's financial and legal advisors the proposed terms of the potential transaction that would be included in ILG's final bid submission. Later that day, representatives of Moelis, on behalf of ILG, submitted to Starwood's financial advisors ILG's final, non-binding proposal for the proposed transaction that superseded the non-binding initial indication of interest submitted by ILG on July 14, 2015, which contemplated the combination of ILG and the Vistana Vacation Ownership Business through a stock-for-stock merger utilizing a Reverse Morris Trust transaction structure and provided, among other things, that Starwood would be entitled to designate three directors to the ILG Board after the closing of the proposed transaction. ILG's proposal valued the Vistana Vacation Ownership Business at $1.45 billion on an equity value basis and provided for a fixed exchange ratio that would be determined at or near the time of executing a definitive agreement with respect to the proposed transaction based on the ILG 60-day volume weighted average stock price, which we refer to as a "60-day VWAP", at such time. Based on ILG's 60-day VWAP as of September 10, 2015, ILG's proposal indicated that the $1.45 billion equity valuation implied that Starwood stockholders would own approximately 53% of the pro forma common stock of the combined company. ILG's proposal also indicated that ILG and its advisors would need to complete confirmatory diligence before entering into definitive agreements.

        Following the submission of bidders' final, non-binding proposals for the proposed transaction, including ILG's submission, the Starwood Board and Starwood management reviewed proposals of bidders submitted in the second round auction process with their financial and legal advisors.

        On September 16, 2015, Weil sent to Latham, on behalf of ILG, revised drafts of the merger agreement term sheet, license agreement, noncompetition agreement, SPG affiliation agreement and transition services agreement, as well as a draft of a voting and support agreement to be entered into with Liberty and certain members of ILG management.

        On September 19, 2015, Starwood's financial advisors communicated to representatives of Moelis preliminary feedback regarding ILG's final bid submission and indicated Starwood would require a cash distribution of $100 million to be made by Vistana to Starwood in connection with the proposed transaction, in addition to the purchase price proposed by ILG. Starwood's financial advisors also contacted the other bidders to discuss certain aspects of their bids.

        On September 20, 2015, the executive committee of the ILG Board held a telephonic meeting to discuss the feedback relating to ILG's final bid submission. One of the Liberty designees on the ILG Board as well as members of ILG management and representatives of Moelis and Weil also participated. Following a discussion by representatives of Moelis that outlined Starwood's request for an additional cash distribution and discussion among the directors, the executive committee authorized representatives of Moelis to communicate a revised bid proposal to Starwood's financial advisors comprised of: $1.40 billion in equity value, with the ownership split calculated using the then current 60-Day VWAP which would not be subject to adjustment at or near the time of signing of a definitive agreement with respect to the proposed transaction and which would result in Starwood stockholders owning 52.7% of ILG common stock on a fully diluted basis following the closing of the proposed transaction and current ILG stockholders owning 47.3% of ILG common stock, plus a $100 million cash distribution from Vistana to Starwood. Starwood would also be entitled to designate four directors to the ILG Board after the closing of the proposed transaction. Following further discussion among members of ILG management and the ILG Board and ILG's advisors, on September 21, 2015, representatives of Moelis communicated ILG's revised proposal to Starwood's financial advisors.

        On September 21, 2015, representatives of Starwood's financial advisors responded to ILG's revised proposal and proposed a fixed exchange ratio that would result in Starwood stockholders owning 55% of the outstanding ILG common stock and current ILG stockholders owning 45% of ILG common stock following the consummation of the proposed transaction, in each case, on a fully diluted basis (with no adjustment to the exchange ratio at or near signing of a definitive agreement with respect to the proposed transaction), plus the $100 million cash distribution.

        On September 22, 2015, the executive committee of the ILG Board held a telephonic meeting to discuss Starwood's revised proposal. One of the Liberty designees to the ILG Board as well as members of ILG management and representatives of Moelis and Weil also participated. Following further discussions among members of the executive committee, members of ILG management and ILG's advisors, the executive committee authorized ILG to proceed with accepting Starwood's September 21, 2015 revised proposal, subject to ILG's continued due diligence, including access to members of Vistana management, during a period of exclusivity. Later on September 22, 2015, Moelis communicated to Starwood's financial advisors that ILG was prepared to proceed with the proposed transaction on such basis.

        On September 22, 2015, following a review of the second round bid proposals received by Starwood, the Starwood Board unanimously authorized Starwood management to continue discussions with ILG on the basis that ILG and its representatives would complete its confirmatory due diligence on an expedited basis.

        On September 22, 2015, representatives of Starwood's financial advisors communicated to representatives of Moelis that Starwood was prepared to proceed with the potential transaction on the economic terms provided in Starwood's September 21, 2015 revised proposal, but on a priority, non-exclusive basis.

        Between September 22, 2015 and October 27, 2015, the parties and their respective legal and financial advisors negotiated the terms of the Merger Agreement, Separation Agreement and other Transaction Documents, beginning with the terms set forth in ILG's second round bid proposal, as revised. These negotiations were generally based on precedent transactions, along with advice from outside legal counsel and financial advisors with respect to current market conditions and Delaware and Maryland law, and were conducted primarily though draft documents, email correspondence and telephonic meetings but also included in-person meetings on October 15 and October 16, 2015, of representatives of ILG management and Starwood management, together with their respective legal and financial advisors, in Miami, Florida.

        In addition, between September 22, 2015 and October 27, 2015, management of ILG, with assistance from representatives of Moelis, Weil and Ernst & Young, LLP, undertook their confirmatory due diligence investigation of the Vistana Vacation Ownership Business. During this time period, Starwood, its financial advisors, Latham, Jones Day, Ballard Spahr and other advisors to Starwood also conducted a reverse due diligence investigation of ILG.

        On September 24, 2015, Starwood's financial advisors provided to representatives of Moelis a list of requested reciprocal due diligence matters regarding ILG and provided additional information regarding Vistana, including projections prepared by members of Vistana management with respect to the ten-year strategic plan for the Vistana Vacation Ownership Business and which included projections for Vistana's timeshare construction projects. Starwood had previously provided summary projections for the Vistana Vacation Ownership Business through 2020 which did not include such project level detail.

        On September 28, 2015 and September 29, 2015, as part of the parties' mutual due diligence review, members of ILG management and Vistana management and their respective financial advisors participated in in-person due diligence review meetings in Orlando, Florida. During these meetings, certain members of Starwood management and Vistana management attended a management presentation given by members of ILG management and discussed various diligence matters pertaining to the Vistana Vacation Ownership Business, including a review of the Vistana Vacation Ownership Business's 10-year projections and other financial information.

        Following the conclusion of the due diligence review sessions, on September 29, 2015, the ILG Board held a telephonic meeting to discuss the current status of the proposed transaction. Members of ILG management and representatives of Weil and Moelis participated in such meeting. Representatives of Moelis presented an update regarding developments with respect to the proposed transaction since the prior ILG Board meeting, including the status of ILG's due diligence review of the Vistana Vacation Ownership Business. Representatives of Weil and Moelis then reviewed and discussed with the ILG Board certain material terms in the current drafts of the proposed transaction agreements, and ILG management and representatives of Moelis reviewed ILG management's strategic rationale for the proposed transaction and their preliminary synergy estimates, as well as remaining open diligence matters. Representatives of Moelis also discussed Moelis's preliminary financial analysis of the potential transaction, based on information it had been provided by Starwood and ILG.

        On October 1, 2015, representatives of Latham circulated to representatives of Weil initial drafts of the merger agreement and separation agreement relating to the proposed transaction. The drafts indicated that Starwood would be seeking an additional cash amount in connection with the proposed transaction, above the $100 million cash distribution previously discussed between the parties and their representatives, which additional amounts related to certain amounts paid and costs to be incurred by Starwood with respect to the Vistana Vacation Ownership Business and dividends to be paid by ILG to its stockholders after September 30, 2015. The draft did not specifically identify the amounts of such additional proposed payments or the specific items to which such payments related.

        On October 4, 2015, representatives of Weil sent to representatives of Latham a list of material issues with respect to the merger agreement as well as revised drafts of the separation agreement, SPG affiliation agreement and license agreement.

        On October 7, 2015, Starwood's financial advisors delivered to representatives of Moelis Starwood's response with respect to the merger agreement issues list and a proposal detailing additional amounts referred to in the October 1, 2015 draft agreements. Starwood indicated that its rationale for the additional payment in Starwood's proposal was that it did not intend to finance the expected cash flow deficit with indebtedness at the Vistana Vacation Ownership Business (which indebtedness would have remained at Vistana in the transaction), as originally planned, but instead would fund such deficit at the Starwood level. Other components of the proposed payment included certain transaction fees and expenses, certain expected integration and separation costs, and dividends to be paid by ILG to its stockholders after September 30, 2015.

        Following receipt of Starwood's proposal, ILG management and representatives of Moelis reviewed the proposed cash payment and, on October 14, 2015, on behalf of ILG, representatives of Moelis sent to Starwood's financial advisors ILG's counterproposal.

        On October 15 and October 16, 2015, representatives of ILG management and Starwood management, together with their respective legal and financial advisors, met in Miami, Florida to discuss and negotiate the terms of the proposed additional cash payment, including ILG's counterproposal regarding the amount and terms of the payment, and to discuss and negotiate other matters relating to the economics of the proposed transaction, open items with respect to certain of the transaction agreements, including the material open issues in the draft merger agreement and a framework relating to insurance proceeds that Starwood expected to receive in connection with its hotel property in Los Cabos (a Transferred Property), which proceeds would be used to reconstruct the property.

        On October 19, 2015, the ILG executive committee held a telephonic meeting to discuss the status of the proposed transaction and material open items related thereto. A designee from Liberty on the ILG Board and representatives of Weil and Moelis also participated in the discussions.

        From October 16, 2015 to October 22, 2015, the parties and their respective financial advisors continued to discuss the economics of the additional cash payment and continued conducting due diligence.

        On October 22, 2015, ILG and Starwood reached agreement with respect to the amount and terms of the cash payment. The parties agreed to a $160 million cash payment at closing, that would be reduced by $28 million, reflecting Starwood's expected insurance proceeds from the Los Cabos property, with Starwood entitled to retain all insurance proceeds received. The parties also agreed that the cash payment payable at closing would be subject to adjustments (i) to the extent capital spend by the Vistana Vacation Ownership Business differed from an agreed upon targeted amount between October 1, 2015 until March 31, 2016 (or closing of the transaction, if earlier) and (ii) to the extent of any net operating cash flow deficit or surplus of the Vistana Vacation Ownership Business from April 1, 2016 until the closing of the transaction, if the transaction had not closed prior to April 1, 2016.

        On the evening of October 25, 2015, the ILG Board held a telephonic meeting to consider the proposed transaction and the terms of the draft merger agreement and the other agreements to be entered into in connection with such transaction. Members of ILG management reviewed with the ILG Board, among other things, the due diligence activities that had been undertaken by members of ILG management in connection with the proposed transaction, including ILG management's revised synergy estimates based on its additional due diligence. During the meeting, representatives of Moelis summarized the various proposals made by both ILG and Starwood since September 22, 2015, and also presented Moelis's financial analyses summarized under "The Transactions—Opinion of ILG's Financial Advisors," including a summary of changes relative to the preliminary financial analyses it had discussed at the September 29, 2015 meeting of the ILG Board. These changes were attributable to Moelis's use of (i) 10-year projections for the Vistana Vacation Ownership Business provided by Vistana (reflecting four additional years of projections), as adjusted by ILG management and (ii) projections reflecting higher normalized terminal free cash flows for Vistana prepared by ILG management, as more fully described under "The Transactions—Opinion of ILG's Financial Advisor—Other Factors—Preliminary DCF Analysis." A representative of Weil discussed and reviewed with the ILG Board a summary of the proposed transaction, including a description of the transaction structure, exchange ratio, interim operating covenants, termination fees and expense reimbursement obligations, certain closing conditions, the voting and support agreements to be entered into by Liberty and certain of ILG's executive officers, plans for the composition of the ILG Board following consummation of the proposed transaction and certain agreements to be entered into with Liberty in connection with the proposed transaction. Representatives of Weil reviewed with the members of the ILG Board their fiduciary duties in relation to the proposed transaction and, together with in-house legal counsel of ILG, reviewed the principal terms of the various agreements to be entered into in connection with the proposed transaction. Following discussion among the directors, members of ILG management and ILG's advisors, the meeting was then adjourned to allow the parties to complete negotiation of certain remaining issues and to finalize terms of the various transaction agreements.

        On October 26, 2015, the Starwood Board of Directors held a telephonic meeting to consider the proposed transaction and the terms of the draft merger agreement and other agreements to be entered into in connection with such transaction. Members of Starwood management directed the Starwood Board to certain materials prepared and provided for their review, including a presentation prepared by Starwood management and a presentation prepared by Starwood's financial advisors. A member of Starwood management outlined for the Starwood Board an overview of the process relating to the divestiture of the Vistana Vacation Ownership Business to date (including a summary of reverse due diligence of ILG) and the structure and key terms of the proposed transaction with ILG, as compared with prior proposals submitted by ILG and as compared with a stand-alone spin-off of the Vistana Vacation Ownership Business. A member of in-house legal counsel at Starwood then presented a summary of terms of the transaction documents pursuant to which the proposed transaction with ILG would be implemented. Following discussion, Starwood management recommended that the Starwood Board approve the proposed transaction with ILG. Following discussion among the directors of Starwood's Board and members of Starwood's management and Starwood's financial advisors of the proposed transaction, the Starwood Board unanimously approved the terms of the proposed transaction and authorized Starwood and its subsidiaries to enter into definitive agreements with respect to the proposed transaction.

        On the afternoon of October 27, 2015, the ILG Board held a telephonic meeting to review the final structure and terms of the proposed transaction, and to discuss developments and the resolution of material issues that had occurred since the ILG Board's previous meeting. Members of ILG management provided the ILG Board with an update regarding negotiations since the previous ILG Board meeting and, together with Weil, reviewed the proposed final terms of the proposed transaction. Representatives of Moelis then delivered to the ILG Board Moelis's oral opinion, which was subsequently confirmed by delivery of a written opinion, to the effect that, as of October 27, 2015, and based upon and subject to the conditions and limitations set forth in its written opinion, the exchange ratio in the Merger was fair, from a financial point of view, to ILG. In arriving at its opinion, Moelis took into account, among other things, the cash payment to be paid to Starwood in connection with the transaction. Following discussion with ILG management and ILG's legal and financial advisors, the ILG Board unanimously determined that the Transactions, including the Merger, the Share Issuance and the Merger Agreement and the other Transaction Documents, were advisable and in the best interests of ILG and its stockholders, approved the Merger Agreement and the other Transaction Documents and the Transactions, approved and authorized the Share Issuance and recommended that ILG stockholders approve the Share Issuance and approved certain other matters in connection with the Transactions.

        Following the board meetings, on October 27, 2015, the parties then finalized and entered into the Merger Agreement, the Separation Agreement and the other Transaction Documents to be entered into concurrently with the Merger Agreement and the Separation Agreement.

        On the morning of October 28, 2015, before the opening of trading on the NASDAQ, ILG and Starwood issued a joint press release announcing their entry into definitive agreements with respect to the Transactions.

ILG's Reasons for the Merger

        In reaching its decision to unanimously approve the Share Issuance, the Merger and the Merger Agreement, as well as the transactions contemplated thereby and the other Transaction Documents to which ILG is a party, and to recommend that the ILG stockholders approve the Share Issuance, the ILG Board of Directors considered, among other things, the strategic and financial benefits that could be achieved by combining ILG and the Vistana Vacation Ownership Business relative to the future prospects of ILG on a stand-alone basis, the relative actual results of operations of ILG and Vistana and the net synergies expected to be realized in the combination. The ILG Board of Directors also considered the success of similar transactions as well as the risks and uncertainties associated with the Transactions.

        Throughout the process, ILG's Board of Directors consulted with members of ILG's management as well as with its financial and legal advisors and carefully considered a variety of factors in reaching its decision to approve the Share Issuance, the Merger and the Merger Agreement as well as the transactions contemplated thereby, and in making its recommendation to the ILG stockholders that they approve the Share Issuance, including the following:

  •
  the enhanced competitive position of the ILG business as a result of increased scale, geographic presence; and diversity of revenue streams and product offerings in a consolidating industry;

  •
  the complementary asset and branding portfolios and strengths of ILG and Vistana and the expectation that the combination with Vistana would diversify ILG's product offerings as an integrated, upper-upscale vacation ownership and exchange company;

  •
  the expectation that ILG would achieve approximately $21 million from estimated annual cost savings and revenue synergies, anticipated to be realized within 3 years from the consummation of the Transactions, and approximately $26 million within 5 years, as more fully described under the caption "—Expected Synergies from the Transactions";

  •
  the expectation that adding the exclusive right to use the Westin® and Sheraton® brands in the vacation ownership business and the limited exclusive right to use St. Regis® and The Luxury Collection® marks in connection with existing St. Regis® and The Luxury Collection® fractional residence properties represents a strong strategic fit in conjunction with ILG's existing Hyatt® brand that enhances ILG's ability to deliver membership benefits and exchange offerings;

  •
  the expectation that ILG will be able to sell a wider range of products to a broader range of customers and geographies and build on its existing stable membership and exchange programs through an increased membership base and retention capacity;

  •
  the immediate availability of high-value vacation ownership inventory for ILG's membership exchange business;

  •
  the potential to leverage the Vistana Vacation Ownership Business's sales and marketing distribution capabilities to enter into additional asset light arrangements and generate enhanced returns;

  •
  the fact that substantially all of the consideration in the Merger consists of ILG's common stock, enabling ILG to acquire Vistana without incurring the high level of additional indebtedness that would be required to fund an all-cash transaction, thus allowing ILG to retain a strong balance sheet with substantial debt capacity for future growth, potential acquisitions and enhanced stockholder returns;

  •
  the expectation that ILG will benefit from an improved public company profile, including increased liquidity in its stock, as a result of the issuance of shares of ILG common stock to Starwood stockholders, benefitting all stockholders;

  •
  the expectation that the free cash flow from the combined businesses after the Transactions would be strong enough to allow ILG to maintain its current quarterly dividend;

  •
  the expectation that the free cash flow from ILG's membership, exchange, club and management businesses as well as the significant portfolio of recurring receivables available for securitization from the Vistana Vacation Ownership Business will be available to fund future growth initiatives;

  •
  the fact that Vistana's existing asset portfolio includes both high-value vacation ownership inventory, land available for development of additional phases and transferred properties that yield the potential for conversion into additional vacation ownership properties, providing a strong pipeline for future growth and revenue and an anticipated approximately $5 billion of future inventory yield;

  •
  the opinion of Moelis to the ILG Board of Directors, dated October 27, 2015, to the effect that, as of such date, the exchange ratio in the Merger was fair, from a financial point of view, to ILG, as more fully described below under the caption "The Transactions—Opinion of ILG's Financial Advisor"

  •
  that the experienced and proven executive officers of ILG prior to the closing of the Transactions are expected to be executive officers of ILG immediately following the closing of the Transactions, allowing the combined company to benefit from the demonstrated ability of such officers to perform throughout business cycles and their strong records of successful integrations of various acquisitions;

  •
  the fact that the ILG Board of Directors following the closing of the Transactions will be composed of substantially all of the current directors of ILG and four directors designated by Starwood;

  •
  that certain executive officers of Vistana who will remain with the combined company following the closing of the Transactions will complement the capabilities of ILG's executive officers with proven experience overseeing a robust development portfolio and sales and marketing infrastructure;

  •
  the ability of ILG to terminate the Merger Agreement in order to enter into a superior acquisition agreement, subject to payment of a $40 million termination fee;

  •
  the fact that ILG's largest stockholder and its chief executive officer, chief operating officer and chief financial officer agreed to enter into voting agreements to vote their shares of ILG common stock in favor of the Share Issuance; and

  •
  the fact that Starwood had announced the intention to spin off the Vistana Vacation Ownership Business as a stand-alone entity, and risks to ILG related to potential competition between ILG and such stand-alone business.

        The ILG Board of Directors also considered certain countervailing factors in its deliberations concerning the Merger and the other Transactions, including:

  •
  the possibility that the projected synergies, including enhanced revenues and cost savings, expected to result from the Transactions could fail to materialize, and that any failure could adversely impact the value to ILG stockholders;

  •
  the initial dilution of the ownership interests of ILG's current stockholders that would result from the issuance of ILG common stock in connection with the Merger;

  •
  the challenges and difficulties, foreseen and unforeseen, relating to the separation of the Vistana Vacation Ownership Business from the other businesses of Starwood;

  •
  the challenges inherent in the combination and integration of two businesses of the size and complexity of ILG and the Vistana Vacation Ownership Business;

  •
  the fact that the completion of the Merger is conditioned, among other things, on the Separation, the Distribution and the ability of Vistana to make the Distribution Payment;

  •
  the risk that the Vistana Vacation Ownership Business does not generate sufficient sales or otherwise fails to take action to maintain its exclusive right to use the Westin® and Sheraton® brands in the vacation ownership business and its limited exclusive right to use St. Regis® and The Luxury Collection® marks in connection with existing St. Regis® and The Luxury Collection® fractional residence properties;

  •
  the significant fees that Vistana will be required to pay to Starwood under the License Agreement, and the restrictions on transfer and change of control applicable to Vistana and ILG under the License Agreement;

  •
  the risk that the Transactions and subsequent integration may divert management's attention and resources away from other strategic opportunities and operational matters;

  •
  the significant one-time costs, including transaction-related expenses, expected to be incurred in connection with the Transactions;

  •
  the requirement that ILG make a $10 million advance payment on future royalties to Hyatt® under ILG's license agreement for the Hyatt® Vacation Ownership business to retain the exclusivity of its license for such business;

  •
  the risk that further consolidation in the vacation ownership industry could detrimentally impact the projections and results of the ILG business;

  •
  the risk that the combined ILG business will incur materially higher capital spend than projected, which could limit free cash flow;

  •
  the fact that integration of the Vistana Vacation Ownership Business is dependent on ongoing transition services from Starwood under the Transition Services Agreement;

  •
  the restrictions imposed on ILG's ability to take certain corporate actions under applicable federal income tax laws and the terms of the Tax Matters Agreement to be entered into by and among ILG, Starwood and Vistana;

  •
  the restrictions on the conduct of ILG's business during the period between the execution of the Merger Agreement and the consummation of the Merger;

  •
  the risk that ILG's stockholders may not approve the Share Issuance, which is a condition to the consummation of the Transactions;

  •
  the restrictions on ILG's ability to solicit possibly superior transactions and the required payment by ILG in certain circumstances of a termination fee or the reimbursement of Starwood's expenses under the Merger Agreement;

  •
  the risks inherent in requesting regulatory approvals from certain government agencies, as more fully described under the caption "—Regulatory Approvals"; and

  •
  the possibility that the Transactions may not be consummated and the potential adverse consequences if the Transactions are not completed, including substantial costs incurred and potential stockholder and market reaction.

        This explanation of the factors considered by the ILG Board of Directors is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this proxy statement/prospectus entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors."

        After consideration, on October 27, 2015, the ILG Board of Directors unanimously resolved that the Transactions, including the Merger Agreement, the Merger and the Share Issuance, are advisable, fair to and in the best interests of ILG and its stockholders and approved the Merger Agreement and the other transaction agreements and the Transactions and recommended the approval of the Share Issuance to the ILG stockholders.

Starwood's Reasons for the Separation, the Distribution and the Merger

        The Starwood Board of Directors and Starwood management periodically conduct reviews of Starwood's portfolio of assets to evaluate Starwood's current structure and composition, to determine whether changes might be advisable, and to look for attractive ways to add value for Starwood's stockholders. As part of such a review, the Starwood Board and Starwood management determined that separating the Vistana Vacation Ownership Business was in the best interests of Starwood, Vistana and Starwood's stockholders, and began the process that resulted in the entering into of the Merger Agreement among Starwood, Vistana, ILG and Merger Sub, pursuant to which the Vistana Vacation Ownership Business will be acquired by ILG and following the consummation of which Starwood's stockholders that received shares of Vistana common stock in the Distribution will own approximately 55% of ILG common stock on a fully diluted basis. The Starwood Board of Directors believes that the

Transactions will accomplish a number of important business objectives for Starwood, as well as provide enhanced opportunities for the resulting combined ILG and Vistana Vacation Ownership Business businesses. These important business objectives include:

  •
  The Transactions are expected to enable Starwood to better execute its asset-light strategy and optimize the value of its existing hotel business.

  •
  The Transactions are expected to increase management focus on Starwood's lodging business, which is expected to result, among other things, in improved operating efficiencies.

  •
  The Transactions are expected to result in, among other things, improved operating efficiencies to enable the Vistana Vacation Ownership Business, combined with ILG, to allocate capital and make investments more efficiently as its management elects, without being constrained by Starwood's asset light strategy or capital structure.

  •
  The Transactions are expected to enable both Starwood and the Vistana Vacation Ownership Business, combined with ILG, to be managed and make investment decisions more efficiently as separate entities in accordance with the characteristics and requirements of each business, which is expected to result in improved operating efficiencies for both businesses.

  •
  The Transactions are expected to allow Starwood and Vistana, combined with ILG, to align recruiting, retention and equity-based incentive plans with each company's specific operating and stock price performance and to implement different performance measurement metrics and incentive structures that will compensate each company's management team and employees in accordance with its particular strategic and financial priorities.

  •
  The Vistana Vacation Ownership Business is expected to benefit from ILG's commitment to invest in new properties to drive increased growth.

  •
  The Transactions will result in the combination of the Vistana Vacation Ownership Business with ILG, with Starwood stockholders entitled to shares of Vistana common stock in the Distribution owning approximately 55% of ILG common stock on a fully diluted basis after the Transactions. The resulting combined business will maintain an enhanced portfolio of properties, services and expertise to provide guests with the top, high-quality vacation ownership brands and best vacation experiences in the industry. In addition, with an even more diverse offering of leading properties and broader geographic reach and scale, the combined business is expected to strengthen its competitive position and ability to capitalize on revenue and profit growth opportunities over time.

  •
  The Transactions will result in a diversified and recurring revenue mix for Starwood stockholders across a vertically integrated timeshare and exchange business.

  •
  The Transaction will provide investors the choice to own the integrated timeshare and exchange business, the hotel business or both.

        In reaching its decision to approve the Transactions, the Starwood Board of Directors consulted with members of Starwood's management and Starwood's financial and legal advisors and considered a wide variety of additional factors in favor of the Transactions, including, but not limited to, the following:

  •
  the potential value to Starwood's stockholders of the approximately 55% of ILG common stock that they will own on a fully diluted basis after the consummation of the Transactions, including value resulting from: (1) the potential cost reductions attributable to efficiencies and synergies to be realized by combining the Vistana Vacation Ownership Business with ILG; and (2) the benefits of separating the Vistana Vacation Ownership Business from Starwood's other businesses;

  •
  the strategic alternatives available to Starwood's vacation ownership business and the potential risks and benefits of such alternatives, including retaining the Vistana Vacation Ownership Business, effecting a stand-alone spin, or engaging in a taxable transaction to stockholders;

  •
  the anticipated tax-efficient structure for Starwood's stockholders; and

  •
  the other terms and conditions of the Merger Agreement, the Separation Agreement and the other Transaction Documents, which are summarized in this proxy statement/prospectus.

        The Starwood Board of Directors also considered certain countervailing factors during its deliberations that did not favor the Separation, the Distribution and the Merger, including, without limitation, the possibility that the anticipated benefits of the Separation and the Merger would fail to materialize.

        The above discussion is not intended to be exhaustive. In view of the variety of factors and the amount of information considered, the Starwood Board of Directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Starwood Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Starwood Board of Directors may have given different weights to different factors.

Expected Synergies from the Transactions

        ILG's management prepared non-public, internal financial forecasts regarding the projected net synergies that it expects would result from the acquisition of the Vistana Vacation Ownership Business in the first five years following the consummation of the Transactions, which were derived, in part, from information provided by Starwood to ILG in connection with the due diligence review of the Vistana Vacation Ownership Business by ILG and adjustments made to such information that ILG's management deemed appropriate.

        ILG management anticipates that the combination of the Vistana Vacation Ownership Business with ILG will result in estimated Adjusted EBITDA (as defined with respect to ILG under "Certain Forecasts") synergies of approximately $26.0 million per year within five years from the consummation of the Transactions. These projections reflect estimated annualized cost-reduction synergies of approximately $20.5 million resulting from expected savings from consolidating office space and leveraging Vistana's in-house design and development, as well as from certain staffing efficiencies and IT-related savings. ILG management also projected approximately $5.5 million of incremental annualized Adjusted EBITDA from revenue synergies, driven by enhanced membership products and marketing access to Vistana's vacation ownership interest owners and revenue from making Vistana's unused inventory available to ILG's members. ILG's management estimates that it would take up to five years to achieve the full level of these revenue-driven synergies.

        ILG has included below a summary of these forecasts to provide its stockholders access to certain non-public information that was considered by the ILG Board of Directors for purposes of evaluating the Merger and the other Transactions, and which was also provided to and considered by Moelis,

ILG's financial advisor. A summary of these internal financial forecasts, which were initially prepared in September and October 2015, is set forth below.

	Estimated Adjusted EBITDA Synergies (in millions)
Type	Year 1	Year 2	Year 3	Year 4	Year 5
Adjusted EBITDA Impact of Revenue Synergies	$3.2	4.7	5.0	5.3	5.5
General & Administrative Savings	$3.6	7.1	16.4	16.2	20.5

Estimated Net Synergies (Adjusted EBITDA)	$6.8	11.8	21.4	21.5	26.0

        ILG management refined its initial synergies analysis based on supplemental information provided by Vistana and Starwood as well as diligence discussions between the parties, and the refined calculation is reflected in the above table, and was also presented to the ILG Board of Directors and to Moelis, ILG's financial advisor, prior to approval of the Transactions by ILG's Board of Directors. See "Cautionary Statement Regarding Forward-Looking Statements." Information regarding the uncertainties associated with realizing these anticipated synergies is described under the heading "Risk Factors—Risks Related to the Transactions—ILG may not realize the anticipated cost synergies and growth opportunities."

Opinion of ILG's Financial Advisor

        In connection with the Transactions, ILG retained Moelis to act as ILG's financial advisor. At a meeting of the ILG Board of Directors on October 27, 2015 to evaluate the Transactions, Moelis delivered to the ILG Board of Directors an oral opinion, which was confirmed by delivery of a written opinion, dated October 27, 2015, addressed to the ILG Board of Directors to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the exchange ratio in the Merger (determined by dividing 72,371,970 by the number of shares of Vistana common stock issued and outstanding immediately prior to the effective time of the Merger) was fair, from a financial point of view, to ILG.

        The full text of Moelis's written opinion, dated October 27, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex A and is incorporated herein by reference. ILG stockholders are urged to read Moelis's written opinion carefully and in its entirety. Moelis's opinion was provided for the use and benefit of the ILG Board of Directors (in its capacity as such) in its evaluation of the Transactions. Moelis's opinion is limited solely to the fairness of the exchange ratio in the Merger, from a financial point of view, to ILG and does not address ILG's underlying business decision to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to ILG. Moelis's opinion does not constitute a recommendation to any stockholder of ILG as to how such stockholder should vote or act with respect to the Transactions or any other matter. At the direction of the ILG Board of Directors, Moelis was not asked to, nor did Moelis, offer any opinion as to any terms of the Separation Agreement or the Merger Agreement or any aspect or implication of the Transactions, except for the exchange ratio in the Merger to the extent expressly specified in Moelis's opinion. Moelis's opinion took into account, among other things, the cash payment to be paid to Starwood pursuant to the Separation Agreement in connection with the Separation, which we refer to as the "Starwood cash payment." With the consent of the ILG Board of Directors, Moelis does not express an opinion as to what the value of ILG common stock actually will be when issued pursuant to the Transactions or the prices at which ILG common stock may trade at any time. Moelis's opinion was approved by a Moelis fairness opinion committee.

        In arriving at its opinion, Moelis, among other things:

  •
  reviewed certain publicly available business and financial information relating to Vistana and ILG;

  •
  reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Vistana furnished to Moelis by Starwood, including financial forecasts provided to or discussed with Moelis by the managements of Starwood and Vistana and adjusted by, and, as so adjusted, approved for Moelis's use by, the management of ILG (the "Vistana Forecasts");

  •
  reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of ILG furnished to Moelis by ILG, including financial forecasts provided to or discussed with Moelis by the management of ILG (the "ILG Forecasts");

  •
  reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the Transactions, which we refer to as the "expected synergies," and certain other pro forma effects of the Transactions furnished to Moelis by ILG;

  •
  conducted discussions with members of the senior managements and representatives of ILG, Starwood and Vistana concerning the information described in the preceding bullets, as well as the businesses and prospects of Vistana and ILG generally;

  •
  reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

  •
  reviewed drafts, dated October 26, 2015, of the Separation Agreement, the Merger Agreement and the voting and support agreement with Liberty and Liberty Holdings;

  •
  participated in certain discussions and negotiations among representatives of ILG, Starwood, Vistana and their respective advisors; and

  •
  conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

        A summary of the expected synergies Moelis reviewed is set forth above under "—Expected Synergies from the Transactions." A summary of the Vistana forecasts and ILG forecasts is set forth below under "—Certain Forecasts."

        In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by Moelis for the purpose of its opinion and has, with the consent of the ILG Board of Directors, relied on such information being complete and accurate in all material respects. In addition, with the consent of the ILG Board of Directors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Vistana or ILG, nor was Moelis furnished with any such evaluation or appraisal. With respect to the financial forecasts and other information relating to Vistana, ILG, expected synergies and other pro forma effects, Moelis assumed, at the direction of the ILG Board of Directors, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Starwood and Vistana or the management of ILG, as the case may be, as to the future performance of Vistana and ILG, expected synergies (including the amount, timing and achievability thereof) and such other pro forma effects. Moelis also assumed, at the direction of the ILG Board of Directors, that the future financial results (including expected synergies and other pro forma effects) reflected in such forecasts will be achieved at the times and in the amounts projected. In addition, Moelis assumed, at the direction of the ILG Board of Directors, that the exchange ratio in the Merger would result in ILG issuing in the Merger to holders of shares of Vistana common stock a number of shares of ILG common stock representing approximately 55% of the shares of ILG common stock on a fully diluted basis after giving effect to the Merger.

        Moelis's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion. Moelis's opinion did not address the fairness of the Transactions or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of ILG, Vistana or Starwood. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the exchange ratio in the Merger or otherwise. Moelis is not a tax, legal, regulatory or accounting expert and Moelis assumed and relied upon, without independent verification, the assessments of ILG and its other advisors with respect to tax, legal, regulatory and accounting matters. In rendering its opinion, Moelis assumed, with the consent of the ILG Board of Directors, that the final executed form of the Separation Agreement and the Merger Agreement would not differ in any material respect from the most recent drafts that Moelis reviewed, that the Transactions would be consummated in accordance with their terms and that the parties to the Separation Agreement and the Merger Agreement would comply with all the material terms of the Separation Agreement and the Merger Agreement. Moelis also assumed, with the consent of the ILG Board of Directors, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions would be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on Vistana or ILG or on the expected benefits to ILG of the Transactions.

        The following is a summary of the material financial analyses presented by Moelis to the ILG Board of Directors at its meeting held on October 25, 2015, and that were used in connection with rendering its opinion described above. A subsequent meeting of the ILG Board of Directors took place on October 27, 2015, and Moelis rendered its fairness opinion at that subsequent meeting.

        The following summary, however, does not purport to be a complete description of the financial analyses performed by Moelis, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Moelis.

Selected Public Companies Analysis

        Moelis reviewed certain financial and stock information of selected publicly listed vacation ownership companies. For purposes of the Selected Public Companies Analysis, Moelis used financial data for the selected companies based on publicly available consensus research analysts' estimates and publicly available information.

        For purposes of the foregoing description of Moelis's analyses:

  •
  the term "adjusted EBITDA" generally refers to the relevant company's earnings before interest, taxes, depreciation and amortization, or "EBITDA," for a specified time period, as adjusted to reflect the public presentation of adjusted EBITDA by the relevant company;

  •
  the term "equity value" generally refers to the market value of the relevant company's diluted common equity as of a specified date; and

  •
  the term "enterprise value" generally refers to the relevant company's equity value as of a specified date, plus its debt (excluding non-recourse debt), less cash and cash equivalents, less investments in unconsolidated entities plus book value of noncontrolling interests.

        Moelis reviewed financial and stock market information, as of October 21, 2015, the day prior to public market speculation regarding the Transactions, for the following selected publicly listed vacation ownership companies:

  •
  ILG

  •
  Diamond Resorts International, Inc.

  •
  Marriott Vacations Worldwide Corporation

  •
  Wyndham Worldwide Corporation

        Moelis calculated and reviewed, among other things, enterprise values of each of the selected companies as of October 21, 2015 as a multiple of estimated 2016 adjusted EBITDA for each company based on publicly available consensus research analysts' estimates. The mean and median multiples for the selected companies (excluding Diamond Resorts International, Inc., which Moelis deemed to be less relevant than the other selected companies primarily because it operates under a different business model) were 7.7x and 7.6x, respectively (the mean and median multiples for all of the selected companies (including Diamond Resorts International, Inc.) were 7.4x and 7.3x, respectively).

        Based on the foregoing and its professional judgment and experience, Moelis applied 2016 EBITDA multiples ranging from 7.0x to 8.0x to estimated 2016 adjusted EBITDA for ILG reflected in the ILG Forecasts to derive implied enterprise values for ILG ranging from $1,323 million to $1,512 million. Moelis then subtracted estimated net debt of ILG as of December 31, 2015, as reflected in the ILG Forecasts, to derive an indicative range of implied equity values for ILG of $997 million to $1,186 million.

        In addition, based on its review of the selected companies as described above and its professional judgment and experience, Moelis applied 2016 EBITDA multiples ranging from 7.5x to 8.5x to estimated 2016 adjusted EBITDA for Vistana reflected in the Vistana Forecasts to derive implied enterprise values for Vistana ranging from $1,108 million to $1,256 million. Moelis then adjusted for the Starwood cash payment to derive implied equity values for Vistana of $968 million to $1,116 million.

        Based upon the indicative ranges of implied equity values derived by Moelis for ILG and Vistana as described above, Moelis calculated a range of implied pro forma equity ownership in the combined company for the pre-Transactions holders of ILG common stock. For purposes of this analysis, Moelis assumed that the implied pro forma equity value of the combined company was the sum of the ranges of implied equity values for ILG and Vistana described above. Moelis calculated the low end of the implied pro forma equity ownership range by dividing the lowest implied equity value for ILG described above by the sum of the lowest implied equity value for ILG and the highest implied equity value for Vistana, and calculated the high end of the implied pro forma equity value ownership range by dividing the highest implied equity value for ILG described above by the sum of the highest implied equity value for ILG and the lowest implied equity value for Vistana. This analysis resulted in an indicative range of implied pro forma equity ownership in the combined company for the pre-Transactions holders of ILG common stock of 47.2% to 55.1%, as compared to the approximately 45% equity ownership interest in the combined company that will be held by the pre-Transactions holders of ILG common stock immediately after the Transactions based on the exchange ratio in the Merger. Moelis observed that this analysis did not reflect the benefit to pre-Transactions holders of ILG common stock of the expected synergies from the Merger.

Discounted Cash Flow Analysis—Implied Ownership Splits

        Moelis performed discounted cash flow ("DCF") analyses for ILG and Vistana to, among other things, determine ranges of implied equity values for ILG and Vistana.

        Moelis performed a DCF analysis for ILG, utilizing unlevered free cash flows for ILG for the five-year period ending December 31, 2020 reflected in the ILG Forecasts. For purposes of this analysis, Moelis derived a range of implied enterprise values of ILG by applying a range of discount rates from 8.00% to 10.00%, based on an estimated weighted average cost of capital for ILG, to calculate estimated present values of (1) the estimated unlevered free cash flows of ILG for the five-year period ending December 31, 2020, as reflected in the ILG Forecasts, and (2) an estimated terminal value of ILG as of December 31, 2020 derived by applying a range of estimated perpetuity growth rates from 1.00% to 2.00%, reflecting an estimated long-term general economic growth rate and ILG management's guidance regarding ILG's long-term business prospects, to the estimated normalized terminal unlevered free cash flows of ILG reflected in the ILG Forecasts. Moelis then subtracted estimates of ILG net debt and investments in unconsolidated entities, plus minority interests as of

December 31, 2015 (as reflected in the ILG Forecasts) to derive an indicative range of implied equity values for ILG of $1,244 million to $1,910 million.

        Moelis performed a DCF analysis for Vistana, utilizing unlevered free cash flows for Vistana for the nine-year period ending December 31, 2024 reflected in the Vistana Forecasts. For purposes of this analysis, Moelis derived a range of implied enterprise values for Vistana by applying a range of discount rates from 8.00% to 10.00%, based on an estimated weighted average cost of capital for Vistana, to calculate estimated present values of (1) the estimated unlevered free cash flows of Vistana for the nine-year period ending December 31, 2024, as reflected in the Vistana Forecasts, and (2) an estimated terminal value of Vistana as of December 31, 2024 derived by applying a range of estimated perpetuity growth rates from 1.50% to 2.50%, reflecting an estimated long-term general economic growth rate and ILG management's guidance regarding Vistana's long-term business prospects, to the estimated normalized terminal unlevered free cash flows of Vistana (reflecting unlevered free cash flows for 2024, adjusted by ILG management to reflect a normalized level of timeshare construction spend), as reflected in the Vistana Forecasts. Moelis then adjusted for the Starwood cash payment to derive an indicative range of implied equity values for Vistana of $1,913 million to $2,848 million.

        Moelis conducted its DCF analysis for Vistana using longer-term projections than it used for its DCF analysis for ILG in light of ILG management's view that a longer-term projection period is more appropriate for Vistana given the time horizon over which identified Vistana construction projects are to be completed according to the Vistana Forecasts and Vistana's long-term development opportunities, which ILG management indicated were greater than ILG's identified long-term development opportunities. ILG management did not prepare longer-term projections for ILG because it believed that the five-year projections in the ILG Forecasts that were used in the DCF analysis were sufficient for ILG given that the forecasted ILG cash flows are predominantly from ILG's non-vacation ownership sales and marketing businesses, which largely comprise stable, recurring membership, exchange and management fees.

        Based upon the indicative ranges of implied equity values derived by Moelis for ILG and Vistana based on DCF analyses as described above, Moelis calculated a range of implied pro forma equity ownership in the combined company for the pre-Transactions holders of ILG common stock. For purposes of this analysis, Moelis assumed that the implied pro forma equity value for the combined company was the sum of the indicative ranges of implied equity values derived by Moelis for ILG and Vistana described above. Moelis calculated the low end of the implied pro forma equity ownership range by dividing the lowest implied equity for ILG by the sum of the lowest implied equity value for ILG and the highest implied equity value for Vistana, and calculated the high end of the implied pro forma equity ownership range by dividing the highest implied equity value for ILG by the sum of the highest implied equity value for ILG and the lowest implied equity value for Vistana. This analysis resulted in an indicative range of implied pro forma equity ownership in the combined company for the pre-Transactions holders of ILG common stock of 30.4% to 50.0%, as compared to the approximately 45% equity ownership interest in the combined company that will be held by the pre-Transactions holders of ILG common stock immediately after the Transactions based on the exchange ratio in the Merger.

Discounted Cash Flow Analysis—Pro Forma Combined Company vs. ILG Stand-Alone

        Moelis performed a DCF analysis for the combined company on a pro forma basis to give effect to the Transactions. For purposes of this analysis, Moelis derived implied enterprise values of the combined company on a pro forma basis by taking the sum of (1) the range of implied enterprise values derived by Moelis for ILG based on the DCF analysis of ILG described above, (2) the range of implied enterprise values derived by Moelis for Vistana based on the DCF analysis of Vistana described above, and (3) the estimated present value of the expected synergies calculated by applying a range of discount rates from 8.00% to 10.00%, based on an estimated weighted average cost of capital for the combined company, to (A) the expected synergies, after-tax, for the five-year period ending December 31, 2020, and (B) an estimated terminal value of the expected synergies as of December 31,

2020 derived by applying a range of estimated perpetuity growth rates from 1.25% to 2.25%, reflecting the mid-points of the estimated perpetuity growth rate ranges used in the DCF analyses of ILG and Vistana described above.

        Moelis derived a range of implied equity values for the pro forma combined company by adjusting the implied enterprise values as calculated above to give effect to (i) the Starwood cash payment, (ii) estimates of ILG net debt and investments in unconsolidated entities, plus minority interests as of December 31, 2015 (as reflected in the ILG Forecasts), (iii) ILG management's estimate for transaction fees and expenses, (iv) the elimination of Vistana's estimated unlevered free cash flow for the first quarter of 2016 to reflect an assumed closing date for the Transactions of March 31, 2016 as indicated by ILG management, and (v) the elimination of cash flows associated with certain warehouse borrowings reflected in the Vistana Forecasts that would not be incurred or assumed by ILG in the Transactions.

        This analysis indicated a range of implied equity values for the pro forma combined company of $3,373 million to $5,057 million and a range of implied ILG equity values (based on the approximately 45% equity ownership interest in the combined company that will be held by the pre-Transactions holders of ILG common stock immediately after the Transactions based on the exchange ratio in the Merger) of $1,518 million to $2,276 million, which Moelis noted was 22.0% to 19.1% greater than the range of implied equity values derived by Moelis for ILG based on the DCF analysis for ILG on a stand-alone basis described above.

Other Factors

        Moelis also noted for the ILG Board of Directors certain additional factors that were not considered as part of Moelis's financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things:

  •
  Theoretical Potential Pro Forma Value.    Moelis analyzed and compared the theoretical equity value to pre-Transactions holders of ILG common stock after giving effect to the Transactions to the equity market value of ILG as of the market close on October 21, 2015 (the day prior to public market speculation regarding the Transactions). Moelis applied a range of potential pro forma 2016 EBITDA trading multiples to the estimated 2016 adjusted EBITDA for the combined company (derived by adding the estimated 2016 adjusted EBITDA for ILG reflected in the ILG Forecasts, the estimated 2016 adjusted EBITDA for Vistana reflected in the Vistana Forecasts and the expected synergies expected to be achieved in the third year following the closing of the Transactions, as provided by ILG management) to derive a range of theoretical pro forma enterprise values for the combined company, and then subtracted ILG management's estimate of ILG net debt as of December 31, 2015, the amount of the Starwood cash payment and ILG management's estimate of transaction fees and expenses to derive a range of theoretical pro forma equity values for the combined company. Moelis then multiplied the resulting theoretical pro forma equity values by the approximately 45% equity ownership interest in the combined company that will be held by the pre-Transactions holders of ILG common stock immediately after the Transactions based on the exchange ratio in the Merger. This analysis indicated that at a range of potential 2016 EBITDA trading multiples from 7.1x to 10.0x, theoretical pro forma equity values to pre-Transactions holders of ILG common stock would range from 17.4% less than the aggregate equity market value of ILG as of the market close on October 21, 2015 to 26.0% greater than the aggregate equity market value of ILG as of the market close on October 21, 2015. Moelis noted that the EBITDA trading multiples as of October 21, 2015 of Marriott Vacations Worldwide Corporation, ILG and Wyndham Worldwide Corporation—the companies referenced in the Selected Public Companies Analysis described above (excluding Diamond Resorts International, Inc.)—ranged from 7.1x to 8.4x, and that the trading multiples for those selected public companies as of October 21, 2015 were below their longer-term averages. In that connection, Moelis noted that the mean trading multiples of projected EBITDA for the next twelve months based on consensus research analysts' estimates for those selected public companies for the one-year and two-year periods immediately prior to October 21, 2015 ranged from 9.1x to 12.8x and from 9.3x to 12.5x, respectively).

  •
  Preliminary DCF Analysis.    Moelis noted that the DCF analyses described above resulted in a significantly higher range of equity values for Vistana than the range of equity values reflected in prior preliminary DCF analyses for Vistana performed by Moelis and discussed with the ILG Board of Directors at the September 29, 2015 meeting of the ILG Board of Directors (the "Preliminary DCF Analysis").

    Vistana provided more detailed projections for fiscal years ending 2015 to 2024 (Vistana had previously provided projections for fiscal years ending 2015 to 2020) and provided additional access to Vistana management, enabling ILG to analyze the Vistana Forecasts in more detail subsequent to September 29, 2015. Moelis explained that the change in equity values derived in the DCF analysis for Vistana described above was attributable to the use of the Vistana Forecasts, which included four additional years of projections and higher normalized terminal free cash flows compared to the projections provided to Moelis as of September 29, 2015 and used in the Preliminary DCF Analysis.

    The normalized terminal free cash flows for Vistana used in the Preliminary DCF analysis reflected a mean of the projected unlevered free cash flows provided to Moelis for the fiscal years ending 2016 to 2020, intended to represent normalized terminal free cash flows over a representative cycle of vacation ownership construction and sales, per ILG's management's guidance and subject to its ongoing due diligence. In contrast, as noted above, the normalized terminal unlevered free cash flows reflected in the Vistana Forecasts used in the DCF analysis described above reflected unlevered free cash flows for 2024, adjusted by ILG management to reflect its view of a normalized level of timeshare construction spend. This change in methodology for calculating normalized terminal free cash flows was determined by ILG management based on its receipt of the longer-term projections from Vistana and greater access to Vistana management.

    Moelis noted that the implied enterprise value and equity value for Vistana derived in the Preliminary DCF Analysis when applying the mid-points of its assumptions for discount rates (9.00%) and perpetuity growth rates (2.00%) were $1,840 million and $1,740 million, respectively, and the implied enterprise value and equity value derived for Vistana in the DCF analysis of Vistana described above when applying the same discount rate and perpetuity growth rate were $2,423 million and $2,283 million, respectively. Moelis also noted that the Starwood cash payment used to derive the implied equity values for Vistana in the DCF analysis described above was $40 million greater than the amount Moelis used to derive the implied equity values for Vistana in the Preliminary DCF Analysis.

General

        This summary of the material financial analyses is not a complete description of Moelis's opinion or the analyses underlying, and factors considered in connection with, Moelis's opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis's opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not base its opinion solely on any one factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

        No company used in the analyses described above is identical to ILG or Vistana. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of ILG, Moelis or any other person assumes responsibility if future results are materially different from those forecast.

        Moelis is acting as financial advisor to ILG in connection with the Transactions and will be entitled to receive a fee of $8 million, $1.5 million of which was paid in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remaining portion of which is contingent upon the closing of the Transactions. In addition, ILG has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement and to reimburse Moelis for certain expenses.

        Moelis's affiliates, employees, officers and partners may at any time own securities (long or short) of ILG and Starwood. In the past two years, Moelis has not provided investment banking or similar services to ILG (other than services related to the Transactions), Starwood or Vistana. In the future Moelis may provide investment banking or other services to ILG, Starwood or any of their affiliates and Moelis may receive compensation for such services.

        The ILG Board of Directors selected Moelis as its financial advisor in connection with the Transactions because of Moelis's qualifications, reputation and experience advising on, and performing financial analyses of, businesses and securities in connection with mergers and acquisitions, including in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Certain Forecasts

        ILG does not as a matter of course make public forecasts as to future performance, earnings or other results beyond the current fiscal year, due to the unpredictability of the underlying assumptions and estimates for extended periods. However, in connection with its evaluation of the Merger, ILG provided to the ILG Board of Directors and Moelis non-public, internal financial forecasts regarding ILG's anticipated future operations for fiscal years ending December 31, 2015 to 2020. ILG has included below a summary of these forecasts to provide its stockholders access to certain non-public information that was considered by the ILG Board of Directors for purposes of evaluating the Merger and related Transactions, and which was also provided to and considered by Moelis. A summary of these internal financial forecasts, which were prepared in August and September 2015, is set forth below.

	2015E	2016E	2017E	2018E	2019E	2020E	Terminal FCF†
	(in millions)
Revenue (Including Pass-Through)	$700	$711	$754	$797	$841	$891	$—
Adjusted EBITDA*	184	189	204	221	234	246	—
Capital Expenditures	22	28	30	32	34	36	—
Timeshare Construction Costs	—	11	18	22	22	22	36
Unlevered Free Cash Flow**	135	122	167	149	154	173	139

†
Terminal unlevered free cash flow ("FCF") adjusts 2020E free cash flow to (1) normalize changes in corporate working capital, (2) exclude excess inventory spend, (3) eliminate proceeds and equity earnings from unconsolidated entities which cease once a project is sold out and (4) exclude loss attributable to noncontrolling interest (assuming future projects are fully financed by ILG).

*
Calculated as net income attributable to common stockholders, excluding, without duplication, if applicable: (1) non-operating interest income and interest expense, (2) income taxes, (3) depreciation expense, (4) amortization expense of intangibles, (5) non-cash compensation expense, (6) goodwill and asset impairments, (7) acquisition related and restructuring costs, (8) other non-operating income and expense and (9) other special items.

**
Calculated as net cash provided by operating activities plus tax-effected interest, less net cash used in investing activities, plus net proceeds from warehouse loan, plus proceeds from investments in unconsolidated entities.

        In addition, ILG's management prepared non-public, internal financial forecasts regarding Vistana's anticipated future operations for the ten fiscal years ending December 31, 2015 through 2024, which were derived from the information provided by Starwood to ILG for such fiscal years in connection with the due diligence review of Vistana by ILG. The information provided by Starwood included a strategic plan incorporating 10-year projections. ILG made certain adjustments to the projections provided by Starwood that ILG's management deemed appropriate to reflect (i) new information provided by Vistana subsequent to the preparation of its projections and (ii) ILG management's views on potential business and financial risks that could impact Vistana's projections. ILG has included below a summary of these forecasts to give its stockholders access to certain non-public information that was considered by the ILG Board of Directors for purposes of evaluating the Merger and related transactions, and which was also provided to and considered by Moelis. A summary of these internal financial forecasts, which were prepared in September and October 2015, is set forth below.

	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	Terminal FCF†
	(in millions)
Revenue (Including Pass-Through)	$922	$998	$1,126	$1,280	$1,376	$1,487	$1,564	$1,597	$1,643	$1,722	$—
Adjusted EBITDA*	134	148	170	192	221	251	286	313	325	349	—
Capital Expenditures**	58	107	48	43	37	36	77	81	64	64	—
Timeshare Construction Costs	103	231	209	132	102	105	117	169	270	218	245
Unlevered Free Cash Flow***	48	58	122	107	223	260	256	163	292	226	197

†
Terminal unlevered FCF represents 2024E projection, as adjusted to set projected timeshare construction spend equal to 2024E cost of goods sold, in order to sustain 2024E vacation ownership interest sales.

*
Calculated as net income attributable to common stockholders, excluding, without duplication, if applicable: (1) non-operating interest income and interest expense, (2) income taxes, (3) depreciation expense, (4) amortization expense of intangibles, (5) non-cash compensation expense, (6) goodwill and asset impairments, (7) restructuring costs, (8) loss or gain on asset dispositions, (9) the deferral adjustment associated with the POC accounting guidelines reflecting its impact on GAAP revenues and expenses, (10) the operations at the residential business and (11) other special items. Adjusted EBITDA excludes adjustment for purchase accounting.

**
Represents capital expenditures for fixed assets, which excludes timeshare construction costs, but includes capital spend adjustments for the Los Cabos property.

***
Calculated as after-tax cash flows from operations less timeshare construction spend and capital expenditures, plus net proceeds from receivables financings.

        The internal financial forecasts of ILG and Vistana were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. ILG's independent registered public accounting firm has not examined, compiled or otherwise applied procedures to the financial forecasts presented herein and, accordingly, do not express an opinion or any other form of assurance on them. The reports of ILG's independent registered public accounting firm incorporated by reference in this proxy statement/prospectus relate to ILG's historical financial information. They do not extend to the prospective financial information and should not be read to do so. The summary of these internal financial forecasts is not being included in this proxy statement/prospectus to influence ILG stockholders' decision whether to vote for the Share Issuance, but because these internal financial forecasts were considered by the ILG Board of Directors and Moelis for purposes of evaluating the Merger and related Transactions.

        These internal financial forecasts were based on numerous variables and assumptions that are inherently uncertain, many of which are beyond the control of ILG's management and the management of Vistana. Important factors that may affect actual results and cause the internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of each of ILG and Vistana (including each of ILG's and Vistana's ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, foreign exchange rates, the regulatory environment, general business and economic conditions and other factors described under "Cautionary Statement Regarding Forward-Looking Statements." The internal financial forecasts also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the projections will be realized.

        The inclusion of these internal financial forecasts in this proxy statement/prospectus should not be regarded as an indication that any of ILG, Vistana, Starwood or their respective affiliates, advisors or representatives considered the internal financial forecasts to be necessarily predictive of actual future events, and the internal financial forecasts should not be relied upon as such. None of ILG, Vistana or Starwood or their respective affiliates, advisors, officers, directors, partners or representatives can give any assurance that actual results will not differ from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date the internal financial forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. ILG does not intend to make publicly available any update or other revision to these internal financial forecasts. None of ILG or its respective affiliates, advisors, officers, directors, partners or representatives has made, makes or is authorized in the future to make any representation to any stockholder or other person regarding ILG's ultimate performance compared to the information contained in these internal financial forecasts or that forecasted results will be achieved.

Ownership of ILG Following the Merger

        Immediately after the closing of the Merger, Starwood stockholders that received Vistana common stock in the Distribution will own approximately 55% of the shares of ILG common stock, and current ILG stockholders will own approximately 45% of the shares of ILG common stock, in each case, on a fully diluted basis.

Board of Directors and Executive Officers of ILG Following the Merger; Operations Following the Merger

        The ILG Board of Directors will take all action necessary such that, as of the effective time of the Merger, the size of the ILG Board of Directors will be increased from eleven to thirteen members and four Starwood nominees will be appointed to the Board. The Starwood nominees must be reasonably satisfactory to the nominating committee of the ILG Board of Directors, and the Merger Agreement provides that ILG will nominate the Starwood nominees, or any replacement Starwood nominees, and recommend their election to the ILG Board of Directors for the two annual meetings following the effective time of the Merger. It is expected that nine of the current directors of ILG will continue to hold positions on the ILG Board of Directors following the closing of the Merger. Liberty has agreed that one of its three director designees will resign from the ILG Board of Directors in connection with the Transactions.

        The officers of ILG prior to the closing of the Merger are expected to be the officers of ILG immediately following the Merger.

        Following the Merger, the location of the headquarters and principal executive offices of ILG will continue to be ILG's executive offices. The headquarters and principal executive offices of the surviving corporation will be Vistana's executive offices.

Interests of Certain Persons in the Merger

        Certain of ILG's directors and executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of ILG's stockholders generally. The members of the ILG Board of Directors were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Share Issuance and the Merger, and in recommending to ILG's stockholders that they vote to approve the Share Issuance. As of [    •    ], ILG's directors and executive officers owned less than [    •    ]% of the outstanding shares of ILG's common stock.

        ILG's compensation and human resources committee has designated a $1.5 million pool for bonuses in connection with the Transactions, and ILG's executive officers will participate in this pool. In addition, ILG's compensation and human resources committee is reviewing the appropriate benchmarks for executive compensation based on the consummation of the Transactions, which may result in increases in compensation to certain executive officers of ILG.

Regulatory Approvals

  •
  U.S. Antitrust:  Under the HSR Act and related rules, the Merger may not be completed until notifications have been given and information furnished to the Federal Trade Commission and to the Antitrust Division, which we refer to as the HSR Filings, and all statutory waiting period requirements have been satisfied. There is an initial 30-calendar-day waiting period following the HSR Filings by the parties to the Merger, unless the Federal Trade Commission and Antitrust Division grant early termination of the waiting period or issue a Second Request. ILG and Starwood filed Notification and Report forms with the Federal Trade Commission and the Antitrust Division on November 25, 2015 and, on December 10, 2015, early termination of the waiting period under the HSR Act was granted.

  •
  Foreign Regulatory Approvals:  The parties are also required to obtain clearance from the Mexican Federal Economic Competition Commission, or observe the expiration or termination of the statutory waiting period applicable under the Mexican Federal Law on Economic Competition. The parties filed the required notification of concentration with the Mexican Federal Economic Competition Commission on [    •    ].

Listing

        ILG has agreed to make an application for the listing of the shares of ILG common stock to be issued in connection with the Merger to the NASDAQ as promptly as practicable following October 27, 2015 and to use reasonable best efforts to cause such listing application to be approved. It is a condition to the obligation of the parties to consummate the Merger that the shares of ILG common stock to be issued in connection with the Merger have been approved for listing on the NASDAQ.

Federal Securities Law Consequences; Resale Restrictions

        ILG common stock issued pursuant to the Merger Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Starwood stockholder who may be deemed to be an "affiliate" of ILG for purposes of Rule 145 under the Securities Act.

Accounting Treatment

        Accounting Standards Codification ("ASC") Topic 805 "Business Combinations" requires the use of purchase accounting for business combinations. In applying purchase accounting, it is necessary to identify both the accounting acquiree and the accounting acquiror. In identifying the accounting acquiror in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including, but not limited to, the following:

  •
  The relative voting interests in the combined entity after the combination.  In this case, stockholders of Starwood, the sole stockholder of Vistana, will receive approximately 55% of the equity ownership and associated voting rights in ILG on a fully diluted basis.

  •
  The composition of the governing body of the combined entity.  In this case, the ILG Board of Directors will be composed of nine members of the Board of Directors of ILG immediately prior to the consummation of the Merger, and four members selected by Starwood, approved by the nominating committee of ILG's Board of Directors and elected by ILG's Board of Directors.

  •
  The composition of the senior management of the combined entity.  In this case, the senior management of ILG immediately following the Merger will be the same members of senior management of ILG immediately prior to consummation of the Merger.

        ILG's management has determined that ILG represents the accounting acquiror in this combination based on an analysis of the facts and circumstances specific to this transaction. ILG will apply purchase accounting to the acquired assets and assumed liabilities of Vistana upon consummation of the Merger.

Rights of Appraisal

        Neither ILG's nor Starwood's stockholders will be entitled to exercise appraisal or dissenters' rights under the DGCL or the Maryland General Corporation Law, which we refer to as the MGCL, in connection with the Separation, the Distribution or the Merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION AND MERGER

        The following is a general discussion of the U.S. federal income tax consequences of the Distribution and Merger to holders of Starwood common stock and ILG common stock. The following discussion is based on the Code, the Treasury regulations promulgated under the Code, and interpretations of such authorities by the courts and the IRS, all as they exist as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is limited to holders of Starwood common stock and ILG common stock that are U.S. holders, as defined below, and hold such stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to U.S. holders of Starwood common stock or ILG common stock in light of their particular circumstances, nor does it address the consequences to holders of Starwood common stock or ILG common stock subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), persons who are subject to the alternative minimum tax, certain former citizens or long-term residents of the United States, persons who acquire their shares of Starwood common stock or ILG common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers or traders in securities, and persons who hold their shares of Starwood common stock or ILG common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. This discussion does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or foreign tax consequences, or the consequences of the Medicare tax on net investment income. Holders of Starwood common stock and ILG common stock should consult their tax advisors as to the particular tax consequences to them of the Distribution and Merger.

        For purposes of this discussion, a U.S. holder is a beneficial owner of Starwood common stock or ILG common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or a resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

        If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Starwood common stock or ILG common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Starwood common stock or ILG common stock should consult its tax advisor regarding the tax consequences of the Distribution and Merger.

Treatment of the Distribution

        Starwood expects to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") to the effect that the Distribution should qualify as a reorganization under

Sections 368(a)(1)(D) and 355 of the Code (the "Distribution Tax Opinion"), with the following tax consequences:

  •
  subject to the discussion below regarding Section 355(e), Starwood should not recognize gain or loss on the Distribution;

  •
  holders of Starwood common stock should not recognize gain or loss on the receipt of Vistana common stock in the Distribution;

  •
  the aggregate tax basis in the shares of Starwood common stock and Vistana common stock in the hands of each Starwood stockholder immediately after the Distribution should be the same as the aggregate tax basis of the shares of Starwood common stock held by such holder immediately before the Distribution, allocated between the shares of Starwood common stock and Vistana common stock in proportion to their relative fair market values immediately following the Distribution; and

  •
  a holder's holding period in the Vistana common stock received in the Distribution should include the holding period of the Starwood common stock with respect to which the Vistana common stock was received.

        Starwood stockholders that have acquired different blocks of Starwood common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate tax basis in, and their holding period in, the Vistana common stock distributed with respect to blocks of Starwood common stock.

        The Distribution Tax Opinion will be based on, among other things, current law and factual representations and assumptions, as well as certain undertakings made by Starwood, Vistana and ILG. The failure of any of those representations or assumptions to be true, correct and complete in any material respect or the failure to comply with any undertaking, could adversely affect the conclusions reached by counsel in the Distribution Tax Opinion. Opinions of counsel are not binding on the IRS or courts, and the IRS and applicable courts may not agree with the judgment, opinion or conclusions reached by Starwood's tax counsel in the Distribution Tax Opinion. Starwood does not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Distribution. No assurance can be given that the IRS will not challenge the conclusions reflected herein or in the Distribution Tax Opinion or that a court would not sustain such a challenge.

        If the Distribution were determined not to qualify for non-recognition of gain and loss under Section 355 of the Code, each Starwood stockholder who receives Vistana common stock in the Distribution would generally be treated as receiving a taxable distribution equal to the fair market value of the Vistana common stock (determined at the time of the Distribution) received by the stockholder in the Distribution. In such event, such distribution would be treated as a taxable dividend to the extent of such Starwood stockholder's ratable share of Starwood's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the distribution exceeds such earnings and profits, the distribution generally would constitute a return of capital, and will reduce the holder's basis in its Starwood common stock, but not below zero, and then would be treated as capital gain from the sale of the Starwood common stock. In addition, if the Distribution were determined not to qualify for non-recognition of gain or loss under Sections 355 and 368(a)(1)(D) of the Code, Starwood generally would recognize gain with respect to the Contribution and Distribution.

        Even if the Distribution were to qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code, the Distribution would be taxable to Starwood (but not to Starwood's stockholders) pursuant to Section 355(e) of the Code if there is a 50% or greater change in ownership of either Starwood or Vistana (or of ILG after the Merger), directly or indirectly, as part of a plan or series of related transactions that include the Distribution. For this purpose, any acquisitions of Starwood, Vistana or ILG stock within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although Starwood, Vistana or ILG may, depending on the facts and circumstances, be able to rebut that presumption. Further, for purposes of this test, the Merger will be treated as part of such a plan, but the Merger standing alone should not cause the Distribution to be taxable to Starwood under Section 355(e) of the Code because holders of Vistana common stock prior to the Merger will hold at least 50% of ILG's common stock immediately following the Merger. However, if the IRS were to determine that other acquisitions of Starwood, Vistana or ILG stock, either before or after the Distribution were part of a plan or series of related transactions that included the Distribution, and such determination resulted in the application of Section 355(e) of the Code, Starwood would recognize taxable gain on the Distribution, which could result in material tax liability. Because holders of Starwood stock prior to the Marriott transaction will receive less than 50% of the Marriott stock in the Marriott transaction, it is possible that if the Marriott transaction is consummated the IRS may assert that the Marriott transaction is part of a plan or series of related transactions that include the Distribution and that the Distribution is subject to the application of Section 355(e) of the Code. No opinion is being obtained with respect to the application of Section 355(e) of the Code to the Distribution. No assurance can be given that the IRS will not assert, or that a court would not sustain, that Section 355(e) of the Code applies to the Distribution.

        In connection with the Transactions, Starwood, Vistana and ILG will execute a Tax Matters Agreement pursuant to which Vistana and ILG will be restricted from taking certain actions that could adversely affect the intended U.S. federal income tax treatment of the Distribution. For a description of the Tax Matters Agreement see "Additional Agreements Related to the Separation, The Distribution and The Merger—Tax Matters Agreement."

        ILG and holders of ILG common stock will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Distribution.

Treatment of the Merger

        Immediately following the receipt by a Starwood stockholder of shares of Vistana common stock in the Distribution, the shares of Vistana common stock so received will be exchanged for shares of ILG common stock in the Merger. Starwood expects to receive an opinion of Skadden and ILG expects to receive an opinion of Weil to the effect that the Merger should constitute a tax-free reorganization pursuant to Section 368(a) of the Code (each, a "Merger Tax Opinion" and collectively, the "Merger Tax Opinions"), with the following tax consequences:

  •
  Vistana should not recognize gain or loss in the Merger;

  •
  a holder of Vistana common stock should not recognize gain or loss upon the exchange of Vistana common stock solely for ILG common stock in the Merger;

  •
  a holder's aggregate tax basis in the shares of ILG common stock received in the Merger (including fractional shares deemed received as described below) should be equal to the holder's aggregate tax basis in its Vistana common stock surrendered for the ILG common stock; and

  •
  a holder's holding period in the ILG common stock received in the Merger (including fractional shares deemed received as described below) should include the holding period of the Vistana common stock surrendered in the Merger.

        A holder that receives cash in lieu of a fractional share of ILG common stock generally should be treated as having received such fractional share pursuant to the Merger and then as having sold such fractional share for cash. Gain or loss generally should be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder's aggregate tax basis in the share of Vistana common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holder's holding period for its Vistana common stock, as described above, exceeds one year at the effective time of the Merger. Long-term capital gains generally are subject to preferential rates of U.S. federal income tax for certain non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to significant limitations.

        The Merger Tax Opinions will be based on, among other things, current law and factual representations and assumptions, as well as certain undertakings made by Starwood, Vistana and ILG. The failure of any of those representations or assumptions to be true, correct and complete in any material respect or the failure to comply with any undertaking, could adversely affect the conclusions reached by counsel in the Merger Tax Opinions. Opinions of counsel are not binding on the IRS or courts, and the IRS and applicable courts may not agree with the judgment, opinion or conclusions reached by Starwood's or ILG's tax counsel, as applicable, in the Merger Tax Opinions. Neither Starwood nor ILG intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not challenge the conclusions reflected herein or in the Merger Tax Opinions or that a court would not sustain such a challenge.

        If the Merger were determined to be taxable, (i) holders of Vistana common stock would be considered to have made a taxable sale of their Vistana common stock to ILG and would generally recognize taxable gain or loss on their receipt of ILG common stock in the Merger and (ii) if the Distribution were also determined to be taxable to Starwood stockholders and they are required to recognize dividend income upon receipt of shares of Vistana common stock in the Distribution, a Starwood stockholder should not recognize any additional gain (or loss) for U.S. federal income tax purposes upon the receipt of ILG common stock in the Merger.

        ILG and holders of ILG common stock generally will not recognize any gain or loss for U.S. federal income tax purposes in the Merger.

Information Reporting and Backup Withholding

        Current Treasury regulations require certain U.S. holders who are "significant distributees" (generally, a U.S. holder that owns at least 5% of the outstanding Starwood stock immediately before the Distribution) and who receive Vistana common stock pursuant to the Distribution to attach to their U.S. federal income tax returns for the taxable year in which the Distribution occurs a statement setting forth certain information with respect to the transaction. Starwood will provide holders of Starwood common stock with the information necessary to comply with this requirement. Holders should consult their tax advisors to determine whether they are significant distributees required to provide the foregoing statement.

        Current Treasury regulations require certain U.S. holders who become "significant holders" of Vistana common stock in the Distribution (generally, a U.S. holder that owns at least 1% of the outstanding Vistana common stock immediately before the Merger) to comply with certain reporting requirements. Significant holders generally will be required to file a statement with their U.S. federal income tax returns for the taxable year in which the Merger occurs setting forth certain information with respect to the transaction. Holders should consult their tax advisors to determine whether they are significant holders required to provide the foregoing statement.

        In addition, payments of cash to a holder of Vistana common stock in lieu of fractional shares of ILG common stock in the Merger may be subject to information reporting, unless the holder provides proof of an applicable exemption. Such payments that are subject to information reporting may also be subject to backup withholding (currently at a rate of 28 percent), unless such holder provides a correct taxpayer identification number (generally on an IRS Form W-9) and otherwise complies with the requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained from the IRS, provided that the required information is properly furnished in a timely manner to the IRS.

 THE TRANSACTION AGREEMENTS

The Merger Agreement

        The following is a summary of the material provisions of the Merger Agreement. The summary is qualified in its entirety by the Merger Agreement, dated as of October 27, 2015, which is incorporated by reference in this proxy statement/prospectus. Stockholders of ILG and Starwood are urged to read the Merger Agreement in its entirety. This summary of the Merger Agreement has been included to provide ILG stockholders and Starwood stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information included in this document. It is not intended to provide any other factual information about ILG, Merger Sub, Starwood or Vistana. Information about ILG, Merger Sub, Starwood and Vistana can be found elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus.

        The Merger Agreement contains representations and warranties of ILG and Merger Sub that are solely for the benefit of Starwood and Vistana and representations and warranties of Starwood and Vistana that are solely for the benefit of ILG and Merger Sub. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement as of a specified date. Moreover, the representations and warranties in the Merger Agreement were made solely for the benefit of the other parties to the Merger Agreement and were used for the purpose of allocating risk among the respective parties. Therefore, stockholders should not treat them as categorical statements of fact. Moreover, these representations and warranties may apply standards of materiality in a way that is different from what may be material to stockholders and were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments. Accordingly, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and stockholders should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about ILG and Starwood and their subsidiaries that the respective companies include in reports and statements they file with the SEC.

The Merger

        Under the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Sub will merge with and into Vistana. As a result of the Merger, the separate corporate existence of Merger Sub will terminate and Vistana will continue as the surviving corporation as a wholly owned subsidiary of ILG. In accordance with the DGCL, Vistana will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub. The certificate of incorporation and bylaws of Vistana as in effect immediately prior to the Merger will be amended and restated in their entirety to read as set forth in Exhibit C and Exhibit D, respectively, to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation and bylaws of Vistana following completion of the Merger.

        Under the terms of the Merger Agreement, the directors of Merger Sub before the Merger will be the initial directors of Vistana after the Merger. The officers of Vistana following the Merger will be a combination of the executive officers of ILG and of the existing Vistana officers, a list of which officers was agreed to by the parties in connection with the signing of the Merger Agreement.

Closing; Effective Time

        Under the terms of the Merger Agreement, the closing of the Merger will take place on the third business day after all conditions precedent to the Merger (other than those, including the Separation and Distribution, that are to be satisfied at the closing) have been satisfied or, where permissible under applicable law, waived. Under the Separation Agreement, the Distribution will occur on the same day as and prior to the closing of the Merger.

        At the closing of the Merger, Vistana and Merger Sub will cause to be filed a certificate of merger with the Secretary of State of the State of Delaware to effect the Merger. The Merger will become effective at the time of filing of the certificate of merger or at such later time as ILG and Vistana agree and specify in the certificate of merger.

Merger Consideration

        The Merger Agreement provides that, at the effective time of the Merger, each issued and outstanding share of Vistana common stock (except for any such shares held as treasury stock or by ILG, which will be cancelled) will be automatically converted into a number of shares of ILG common stock equal to the exchange ratio in the Merger Agreement. The exchange ratio in the Merger Agreement is defined as 72,371,970 divided by the number of shares of Vistana common stock issued and outstanding immediately prior to the effective time of the Merger. ILG expects to issue 72,371,970 shares of its common stock in the Merger. The calculation of the merger consideration as set forth in the Merger Agreement is expected to result in Starwood's stockholders entitled to shares of Vistana common stock in the Distribution collectively holding approximately 55% of the shares of ILG common stock on a fully diluted basis immediately following the Merger.

        Pursuant to a true-up provision in the Merger Agreement, in the event that the percentage of outstanding shares of ILG common stock to be received by Starwood stockholders entitled to shares of Vistana common stock in the Distribution with respect to Vistana common stock that was not acquired directly or indirectly pursuant to a plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code), other than Vistana Common Stock actually acquired in the Distribution, which we refer to as Qualified Vistana Common Stock, would be less than 50.5% of all outstanding common stock of ILG (determined before any adjustment pursuant to the true-up provision), then the aggregate number of shares of ILG common stock into which the shares of Vistana common stock will automatically be converted in the Merger will be increased such that the number of shares of ILG common stock to be received by Starwood stockholders entitled to shares of Vistana common stock in the Distribution with respect to Qualified Vistana Common Stock will equal 50.5% of all the stock of ILG. If such an increase is necessary solely by reason of any actions taken by Starwood or its affiliates, then the aggregate principal amount of the Distribution Payment that Vistana distributes to Starwood pursuant to the Separation Agreement will be reduced as described in the Merger Agreement. As a result of the true-up provision in such circumstances, it is possible that ILG could be required to issue more than [    •    ] million shares of its common stock in the Merger. It is not currently expected that this true-up provision will be triggered in the Transaction.

        No fractional shares of ILG common stock will be issued pursuant to the Merger. All fractional shares of ILG common stock that a Starwood stockholder entitled to shares of Vistana common stock in the Distribution would otherwise be entitled to receive as a result of the Merger will be aggregated by the distribution agent selected by Starwood, and the distribution agent will cause the whole shares obtained by such aggregation to be sold in the open market or otherwise at then-prevailing market prices as soon as practicable after the Merger. The distribution agent will make available the net proceeds of the sale, after deducting any required withholding taxes and agent fees, on a pro rata basis, without interest, as soon as practicable following the Merger to the Starwood stockholders entitled to shares of Vistana common stock in the Distribution that would otherwise be entitled to receive such fractional shares of ILG common stock in the Merger.

        The merger consideration and cash in lieu of fractional shares (if any) paid in connection with the Merger will be reduced by any applicable tax withholding.

Distribution of Per Share Merger Consideration

        Prior to the effective time of the Merger, ILG will deposit in a reserve account with a distribution agent appointed by Starwood and reasonably acceptable to ILG book-entry authorizations representing shares of ILG common stock for the benefit of the Starwood stockholders entitled to shares of Vistana common stock in the Distribution and for distribution in the Merger upon conversion of the Vistana common stock. At the effective time of the Merger, all issued and outstanding shares of Vistana common stock (except for such shares held as treasury stock or by ILG, which will be cancelled) will be automatically converted into the right to receive shares of ILG common stock as described above under "—Merger Consideration." Immediately thereafter, the distribution agent will distribute to each Starwood stockholder entitled to shares of Vistana common stock in the Distribution book-entry authorizations representing the number of whole shares of ILG common stock. The distribution agent will also distribute to each Starwood stockholder entitled to shares of Vistana common stock in the Distribution cash in lieu of fractional shares of ILG common stock as described above under "—Merger Consideration". See "—Distributions With Respect to Shares of ILG Common Stock after the Effective Time" below for a discussion of other distributions with respect to shares of ILG common stock.

Treatment of Starwood Equity Awards

        Under the terms of the Employee Matters Agreement, Starwood time-based and performance-based equity awards that are held by Vistana Employees (as defined below) and were granted in 2014 or later and are outstanding as of immediately prior to the effective time of the Merger will be converted into ILG time-based stock awards and restricted stock unit awards, respectively. See "Additional Agreements Related to the Separation, the Distribution and the Merger—Employee Matters Agreement—Equity Compensation Awards."

Distributions With Respect to Shares of ILG Common Stock After the Effective Time

        No dividend or other distributions declared or made after the effective time of the Merger with respect to ILG common stock will be paid with respect to any shares of ILG common stock that are not able to be distributed promptly after the effective time of the Merger, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable laws, following the distribution of any previously undistributed shares of ILG common stock that are able to be distributed promptly following the effective time of the Merger, the following amounts will be paid to the record holder of such shares of ILG common stock, without interest:

  •
  at the time of the distribution of such previously undistributed shares, the amount of cash payable in lieu of fractional shares of ILG common stock to which such holder is entitled pursuant to the Merger Agreement and the amount of dividends or other distributions with a record date after the effective time of the Merger theretofore paid with respect to such whole shares of ILG common stock; and

  •
  at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the Merger but prior to the distribution of such whole shares of ILG common stock and a payment date subsequent to the distribution of such whole shares of ILG common stock.

ILG will deposit all such amounts in a reserve account with its transfer agent pending payment to the applicable record holders.

Termination of Distribution Fund

        Any portion of the amounts deposited in the reserve account with the distribution agent under the Merger Agreement that remains undistributed to the Starwood stockholders entitled to shares of

Vistana common stock in the Distribution on the one-year anniversary of the effective time of the Merger will be delivered to ILG, and any Starwood stockholders entitled to shares of Vistana common stock in the Distribution who have not received shares of ILG common stock as described above may thereafter look only to ILG for payment of their claim for ILG common stock and any dividends, distributions or cash in lieu of fractional shares with respect to ILG common stock (subject to any applicable abandoned property, escheat or similar law).

Post-Closing ILG Board of Directors

        The Merger Agreement provides that the ILG Board of Directors will take all actions necessary to cause, effective as of immediately following the effective time of the Merger, the number of directors comprising the ILG Board of Directors to be increased by two directors to 13 directors, and to cause four individuals designated by Starwood to be appointed to the ILG Board of Directors as of the effective time of the Merger to serve until the next annual election of the directors of ILG. The Merger Agreement provides that at the next two annual elections of directors of ILG following the Merger, the ILG Board of Directors will take all actions necessary to include each of the Starwood designees as nominees for the ILG Board of Directors recommended by the ILG Board of Directors for election by ILG's stockholders. In addition, the ILG Board of Directors must take all action necessary to appoint at least one Starwood director designee to each of the nominating committee, audit committee and compensation committee of the ILG Board of Directors throughout such period.

        Additionally, the officers of ILG immediately prior to the Merger are expected to be the officers of ILG immediately following the closing of the Merger.

Stockholders' Meeting

        Under the terms of the Merger Agreement, ILG is required to establish a record date for and, as soon as practicable following the date on which the SEC has cleared the effectiveness of this proxy statement/prospectus, call a meeting of its stockholders for the purpose of voting upon the Share Issuance. This special meeting to vote on the Share Issuance is the meeting contemplated by the Merger Agreement. ILG is required to use its reasonable best efforts to solicit proxies from its stockholders in favor of the approval of the Share Issuance and to take all other action necessary or advisable to secure the approval of ILG's stockholders of the Share Issuance.

Representations and Warranties

        In the Merger Agreement, each of ILG and Merger Sub has made representations and warranties to Starwood and Vistana, and Starwood has made representations and warranties to ILG and Merger Sub relating to Starwood and the Vistana Vacation Ownership Business as of the date of the Merger Agreement, which representations and warranties will also be made, subject to certain materiality, "material adverse effect," knowledge and other qualifications, as of the date of the closing of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are made only as of such specified date), as described below. These representations and warranties relate to, among other things:

  •
  due organization, good standing and qualification;

  •
  capital structure;

  •
  authority to enter into the Merger Agreement (and other Transaction Documents);

  •
  absence of conflicts with or violations of governance documents, other obligations or laws;

  •
  governmental approvals;

  •
  financial statements and the absence of undisclosed liabilities;

  •
  absence of certain changes or events;

  •
  absence of investigations or litigation;

  •
  compliance with applicable laws;

  •
  accuracy of information supplied for use in ILG's registration statement, which is a part of this proxy statement/prospectus and the registration statement to be filed by Vistana with respect to the Separation and the Distribution;

  •
  environmental matters;

  •
  tax matters;

  •
  employee benefit matters and labor matters;

  •
  intellectual property matters;

  •
  material contracts;

  •
  payment of fees to brokers or finders in connection with the Transactions;

  •
  approval by the board of directors;

  •
  interests in real property;

  •
  timeshare matters;

  •
  affiliate matters; and

  •
  ownership of capital stock of a counterparty.

        ILG and Merger Sub have also made representations and warranties to Starwood and Vistana relating to the opinion of ILG's financial advisor, the required vote of ILG stockholders on the transactions contemplated by the Merger Agreement (including the Share Issuance), the inapplication of the ILG stockholder rights plan to the Merger and the transactions contemplated thereby and the exemption of the Merger and related transactions from any "poison pill," anti-takeover plan or other similar device. Starwood has also made representations and warranties to ILG and Vistana relating to the sufficiency of assets to be contributed to Vistana in connection with the Distribution.

        Many of the representations and warranties contained in the Merger Agreement are subject to a "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, may, as the case may be, have a material adverse effect on ILG, Starwood or Vistana, as applicable), knowledge qualifications, or both, and none of the representations and warranties will survive the effective time of the Merger. The Merger Agreement does not contain any post-closing indemnification obligations with respect to these matters.

        Under the Merger Agreement, a material adverse effect means any change, event, development, condition, occurrence or effect that (1), with respect to Starwood, has, or would reasonably be expected to have, a material adverse effect on the ability of Starwood to perform its obligations under the Merger Agreement, or to consummate the transactions contemplated thereby and (2) with respect to ILG or Vistana, as applicable, is or would reasonably be expected to be materially adverse to the business, condition, assets, liabilities or results of operations of Vistana and its subsidiaries, taken as a whole, or ILG and its subsidiaries, taken as a whole, as the case may be. However, none of the following, either alone or in combination, will be deemed either to constitute, or be taken into account in determining whether there is, a material adverse effect:

  •
  any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions;

  •
  any changes or proposed changes of law or GAAP (or, in each case, authoritative interpretations thereof);

  •
  any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof;

  •
  any changes generally affecting the industries in which ILG and its subsidiaries, or Vistana and its subsidiaries, as applicable, conduct their respective businesses;

  •
  any changes resulting from the execution of the Merger Agreement or the announcement or the pendency of the Merger, including any loss of employees or customers, any cancellation of or delay in customer orders or any disruption in or termination of (or loss of or other negative effect or change with respect to) customer, supplier, distributor or similar business relationships or partnerships resulting from the transactions contemplated by the Merger Agreement;

  •
  changes in the stock price or the trading volume of ILG or Starwood stock, as applicable, or any change in the credit rating of ILG or Vistana, as applicable (but not, in each case, the underlying cause of any such changes);

  •
  any changes or effects resulting from any action required to be taken by the terms of the Merger Agreement (other than with respect to the failure to be accurate or complete of the representations and warranties made as to due authorization);

  •
  the failure to meet internal or analysts' expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes); and

  •
  any action arising from or relating to the Merger or the other transactions contemplated by the Merger Agreement

Conduct of Business Pending the Merger

        Each of the parties to the Merger Agreement has undertaken to perform customary covenants in the Merger Agreement that place restrictions on it and its subsidiaries until the effective time of the Merger. In general, each of ILG and Starwood (with respect to Vistana and its subsidiaries and the Vistana Vacation Ownership Business) has agreed that prior to the effective time of the Merger, except as contemplated by the Merger Agreement or the other Transaction Documents, required by applicable law or consented to by the other party thereto (which consent may not be unreasonably withheld, conditioned, delayed or denied), subject to certain agreed exceptions, it will conduct its business in the ordinary course consistent with past practice.

        In addition, ILG has agreed that, prior to the effective time of the Merger, except as contemplated by the Merger Agreement or the other Transaction Documents, required by applicable law, or consented to by Starwood (which consent may not be unreasonably withheld, conditioned, delayed or denied), subject to certain agreed exceptions set forth in ILG's disclosure schedules to the Merger Agreement, ILG will not, and will cause its subsidiaries not to, take any of the following actions:

  •
  amend or modify the certificate of incorporation or bylaws (or similar organizational documents) of ILG or any of its subsidiaries;

  •
  declare or pay any dividends on or make other distributions in respect of any of its equity interests (whether in cash, securities or property), except for cash dividends or distributions with respect to a wholly owned subsidiary and the declaration and payment of ILG's quarterly cash dividend in the ordinary course of business consistent with past practice (and in an amount not to exceed $0.12 per share);

  •
  split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities for such equity interests;

  •
  redeem, repurchase or otherwise acquire any of its equity interests (including any securities convertible or exchangeable into such capital stock);

  •
  enter into any agreement with respect to the voting or registration of its capital stock or other equity interests;

  •
  issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize any such actions with respect to, any shares of capital stock of, or any other equity interests in ILG or any of its subsidiaries, any indebtedness that grants its holders voting rights with respect to the capital stock of ILG or any of its subsidiaries, or other rights of any kind to acquire such equity interests or convertible into such equity interests, or any options, warrants, convertible security, "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance rights, subject to certain exceptions with respect to the issuance of ILG common stock upon the exercise of ILG options, ILG performance share unit awards or ILG restricted share unit awards in accordance with their terms or pursuant to the terms of any employment agreement outstanding as of the date of the Merger Agreement, or the issuance of equity set forth on a certain schedule or among wholly owned subsidiaries of ILG and ILG;

  •
  sell, assign, transfer, convey, lease, license, encumber (other than permitted liens under the Merger Agreement) or otherwise dispose of any assets that are material to ILG and its subsidiaries (taken as a whole), except in the ordinary course of business (which includes the sale of vacation ownership interests to consumers and recordation of any condominium and/or timeshare documentation or real estate documents against properties to create vacation ownership interests);

  •
  (1) sell, assign, pledge, grant or acquire, or agree to do any of the foregoing, or agree not to assert or to enforce, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any material intellectual property owned by ILG or its subsidiaries, except pursuant to the terms of existing contracts or the licensing of any such intellectual property in the ordinary course of business or (2) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any material intellectual property owned by ILG except in the ordinary course of business;

  •
  merge or consolidate ILG or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of ILG or any of its subsidiaries, other than internal restructurings in the ordinary course of business that would not have a material and adverse impact on ILG and its subsidiaries or the transactions contemplated by the Merger Agreement;

  •
  acquire (including by merger, consolidation, or acquisition of shares or assets) any interest in any person or any assets thereof, in each case with value in excess of $2.5 million, other than in the ordinary course of business or pursuant to specified agreements;

  •
  repurchase, repay, refinance or incur any indebtedness for borrowed money in excess of $10 million, except as required by the terms of existing indebtedness and except for repayments or borrowings under ILG's existing credit facilities and receivables financings in the ordinary course of business

  •
  issue any debt securities or assume, guarantee or endorse, or become responsible for in any manner the obligations of any person that is not a wholly owned subsidiary of ILG for borrowed money in excess of $10 million, except for repayments or borrowings under ILG's existing credit facilities and receivables financings in the ordinary course of business;

  •
  make any material loans or investments in, or material advances of money to, any person (other than any ILG subsidiary), except for advances to employees or officers of ILG or its subsidiaries for expenses incurred in the ordinary course of business;

  •
  except in the ordinary course of business, materially adversely modify or terminate (excluding any expiration in accordance with its terms) any contract defined as a material contract or affiliate contract under the terms of the Merger Agreement, or enter into any agreement that would have been classified as such a contract if entered into prior to the date of the Merger Agreement;

  •
  adopt, enter into, amend or increase the benefits under any ILG employee benefit plan that would increase the benefits provided to ILG employees or the cost for providing such benefits;

  •
  grant any increase in compensation or severance pay to any officer of ILG or any of its subsidiaries, other than in the ordinary course of business;

  •
  adopt, enter into or amend any labor or collective bargaining agreement;

  •
  forgive any loans to directors, officers or employees of ILG or its subsidiaries;

  •
  other than as required or permitted by GAAP, make any material change to any accounting principles, methods or practices;

  •
  compromise, settle or agree to settle any action or investigation (other than those in the ordinary course of business involving only the payment of monetary damages, and without the imposition of equitable relief on or any admission of wrongdoing by ILG or its subsidiaries, up to $2.5 million individually or $7.5 million in the aggregate);

  •
  write up, write down or write off the book value of any assets exceeding $10 million in the aggregate, except for depreciation and amortization in accordance with GAAP consistently applied;

  •
  amend, modify or provide any waiver under the ILG stockholders' rights agreement (except to the effect the transactions contemplated by the Merger Agreement);

  •
  authorize or enter into any agreement to do any of the foregoing or otherwise make any commitment to do any of the foregoing; or

  •
  make, change or revoke any material tax election or settle, compromise or abandon any material tax liability, in each case, other than in the ordinary course of business or as would not be likely to have a material and adverse impact on ILG and its subsidiaries, taken as a whole.

        Starwood has agreed that, prior to the effective time of the Merger, except as contemplated by the Merger Agreement or the other Transaction Documents, required by applicable law or consented to by ILG (which consent may not be unreasonably withheld, conditioned, delayed or denied), subject to certain agreed exceptions set forth in Vistana's disclosure schedules to the Merger Agreement, Starwood will not, and will cause Vistana and its subsidiaries not to, take any of the following actions with respect to Vistana and its subsidiaries or the Vistana Vacation Ownership Business:

  •
  amend or modify the certificate of incorporation or bylaws (or similar organizational documents) of Vistana or any of its subsidiaries, other than an amendment to the certificate of incorporation of Vistana to increase the number of authorized shares of Vistana common stock;

  •
  declare or pay any dividends on or make other distributions in respect of any equity interests of Vistana or its subsidiaries (whether in cash, securities or property);

  •
  split, combine or reclassify any of the equity interests of Vistana or its subsidiaries, or issue or authorize the issuance of any other securities in respect of or in lieu of the equity interests of Vistana and its subsidiaries;

  •
  redeem, repurchase or otherwise acquire any equity interests of Vistana or its subsidiaries, or permit any subsidiaries to do the same (including any securities convertible or exchangeable into such equity interests);

  •
  enter into any agreement with respect to the voting or registration of the capital stock or other equity interests of Vistana or any of its subsidiaries;

  •
  issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize any such actions with respect to, any shares of capital stock of, or any other equity interests in Vistana or any of its subsidiaries, any indebtedness that grants its holders voting rights with respect to the equity interests of Vistana or any of its subsidiaries, or other rights of any kind to acquire such equity interests or convertible into such equity interests, or any options, warrants, convertible security, "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance rights, other than the issuance of equity among wholly owned subsidiaries of Vistana and Vistana or to Starwood;

  •
  sell, assign, transfer, convey, lease, license, encumber (other than permitted liens under the Merger Agreement) or otherwise dispose of any assets that are material to Vistana and its subsidiaries (taken as a whole), except in the ordinary course of business (which includes the sale of vacation ownership interests to consumers and recordation of any condominium and/or timeshare documentation or real estate documents against properties to create vacation ownership interests);

  •
  (1) sell, assign, pledge, grant or acquire, or agree to do any of the foregoing, or agree not to assert or to enforce, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any intellectual property owned by Vistana or its subsidiaries that is material to Vistana and its subsidiaries, except pursuant to the terms of existing contracts or the licensing of any such intellectual property in the ordinary course of business or (2) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any such intellectual property owned by Vistana and its subsidiaries, except in the ordinary course of business;

  •
  merge or consolidate Vistana or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Vistana or any of its subsidiaries, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact on Vistana and its subsidiaries or the transactions contemplated by the Merger Agreement;

  •
  acquire (including by merger, consolidation, or acquisition of shares or assets) any interest in any person or any assets thereof, in each case with value in excess of $2.5 million, other than in the ordinary course of business or pursuant to specified agreements;

  •
  permit or cause Vistana or any of its subsidiaries to repurchase, repay, refinance or incur any indebtedness for borrowed money in excess of the amount necessary to make the Distribution Payment;

  •
  issue any debt securities or assume, guarantee or endorse, or become responsible for in any manner the obligations of any person for borrowed money, other than the obligations of Vistana or any of its subsidiaries;

  •
  make any material loans or investments in, or material advances of money to, any person (other than any Vistana subsidiary), except for advances to employees or officers of Vistana or its subsidiaries for expenses incurred in the ordinary course of business;

  •
  except in the ordinary course of business, materially adversely modify or terminate (excluding any expiration in accordance with its terms) any contract defined as a Vistana material contract or affiliate contract under the terms of the Merger Agreement, or enter into any agreement that would have been classified as such a contract if entered into prior to the date of the Merger Agreement;

  •
  adopt, enter into, amend or increase the benefits under any Starwood or Vistana employee benefit plan that would increase the benefits provided to Vistana employees or the cost for providing such benefits, except as required by an existing Starwood or Vistana employee benefit plan;

  •
  grant any increase in compensation or severance pay to any employee of Vistana or any of its subsidiaries, other than in the ordinary course of business, except as required by an existing Starwood or Vistana employee benefit plan;

  •
  adopt, enter into or amend any labor or collective bargaining agreement, except as required by an existing Starwood or Vistana employee benefit plan;

  •
  forgive any loans to directors, officers or employees of Vistana or its subsidiaries;

  •
  other than as required or permitted by GAAP, make any material change to any accounting principles, methods or practices of Vistana or any of its subsidiaries;

  •
  compromise, settle or agree to settle any action or investigation (other than those in the ordinary course of business involving only the payment of monetary damages, and without the imposition of equitable relief on or any admission of wrongdoing by Vistana or its subsidiaries, up to $2.5 million individually or $7.5 million in the aggregate);

  •
  write up, write down or write off the book value of any assets of Vistana or its subsidiaries exceeding $10 million in the aggregate, except for depreciation and amortization in accordance with GAAP consistently applied;

  •
  issue any additional awards to Vistana employees under any Starwood stock plan, except as specified in a schedule to the Merger Agreement, or modify or waive the terms of any existing Starwood options or Starwood stock plan as applied to outstanding awards held by Vistana employees;

  •
  authorize or enter into any agreement to do any of the foregoing or otherwise make any commitment to do any of the foregoing; or

  •
  other than in the ordinary course of business, make, change or revoke any material tax election with respect to the Vistana Vacation Ownership Business that would bind Vistana or any of its subsidiaries for periods following the closing of the Merger, or settle, compromise or abandon any material tax liability for which Vistana or its subsidiaries will be responsible under the Tax Matters Agreement.

Tax Matters

        The Merger Agreement contains certain covenants related to cooperation of the parties to the Merger Agreement if Starwood seeks an IRS Supplemental Ruling and provides ILG with review and comment rights with respect to such supplemental ruling.

SEC Filings

        ILG, Starwood and Vistana agreed to jointly prepare (i) this proxy statement/prospectus and the registration statement contained herein with respect to the issuance of shares of ILG common stock in the Merger and (ii) the registration statement for the distribution of Vistana common stock in the Distribution, and to use reasonable best efforts to have each registration statement declared effective by the SEC as promptly as practicable after being filed.

        ILG is required under the terms of the Merger Agreement to mail this proxy statement/prospectus to its stockholders as promptly as practicable after the SEC declares this proxy statement/prospectus effective. Vistana is similarly required under the terms of the Merger Agreement to mail the registration statement and documents relating to the Distribution to its stockholders as promptly as practicable after the registration statement has become effective.

Regulatory Matters

        The Merger Agreement provides that each party to the Merger Agreement will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under the Merger Agreement and applicable laws to consummate the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable after the date thereof, including preparing and filing as promptly as practicable all documentation to effect and taking all reasonable steps necessary to obtain all necessary applications, notices, petitions and filings to obtain any required consents.

        Each party to the Merger Agreement has also agreed to make its respective filings under the HSR Act within 20 business days of the execution of the Merger Agreement and, as promptly as practicable, to make any other required filings under any competition laws with respect to the transactions contemplated by the Merger Agreement and to supply the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to the HSR Act and such other laws as promptly as practicable. The parties have agreed to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of approvals under other applicable competition laws as soon as practicable.

        In addition, each of the parties has agreed to take, or cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition or trade regulation law that may be asserted by any governmental authority with respect to the Merger so as to enable the closing of the Merger to occur as soon as reasonably possible, including proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Vistana (or Vistana's subsidiaries) or ILG (or ILG's subsidiaries), as applicable, or otherwise taking or committing to take actions that limit Vistana's or its subsidiaries' or ILG's or ILG's subsidiaries', as applicable, freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Vistana (or Vistana's subsidiaries) or ILG (or ILG's subsidiaries), in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the closing of the Merger (provided that the effectiveness of any such sale, divestiture, license or disposition or action or commitment must be contingent on consummation of the Merger and no such action that affects ILG or Vistana may be taken without the consent of ILG). However, the parties to the Merger Agreement will not have to take any such action that would be materially adverse to the business, financial condition or results of operations of ILG and its subsidiaries (including Vistana and its subsidiaries, taken as a whole) or that would require such action by Starwood with respect to any assets or businesses that are not part of the Vistana Vacation Ownership Business.

No Solicitation

        The Merger Agreement contains provisions restricting ILG's ability to seek an alternative transaction. Under these provisions, ILG agrees that it will not, and will cause its subsidiaries and representatives not to, directly or indirectly:

  •
  solicit or initiate or knowingly encourage, directly or indirectly, any Competing Proposal (as defined below) or proposal which would reasonably be expected to lead to a Competing Proposal; or

  •
  engage in negotiations or discussions with respect to any Competing Proposal.

        The Merger Agreement provides that the term "Competing Proposal" means any proposal or offer from a third party relating to:

  •
  a merger, restructuring, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving ILG;

  •
  the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person or entity of 20% or more of the consolidated assets of ILG and its subsidiaries, as determined on a book-value or fair market value basis;

  •
  the purchase or acquisition in any manner of 20% or more of the issued and outstanding shares of ILG common stock or any other ownership interests in ILG;

  •
  any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any other person or entity (except for Liberty Interactive Corporation and its affiliates) beneficially owning 20% or more of the shares of ILG common stock, or any other ownership interests of ILG or any of its subsidiaries;

  •
  any purchase acquisition, tender offer or exchange offer that, if consummated, would result in Liberty Interactive Corporation and its affiliates beneficially owning 35% or more of the shares of ILG common stock or any other ownership interests of ILG or any of its subsidiaries; or

  •
  any combination of the foregoing.

        ILG also agreed to cease, and to cause its subsidiaries and representatives to cease, any discussions or negotiations with any person that may have made a Competing Proposal prior to the date of signing of the Merger Agreement.

        Under the Merger Agreement, ILG must promptly (and in any event within 24 hours) notify Starwood after the receipt of a Competing Proposal or written indication that a person or entity is considering making a Competing Proposal as well of any request for non-public information relating to ILG or its subsidiaries (other than in the ordinary course, consistent with past practice and unrelated to a Competing Proposal) and of any inquiry or request for discussions or negotiations regarding any Competing Proposal. The notice must include the identity of the person or entity making the proposal, inquiry, offer or request and a copy of the proposal, inquiry, offer or request. ILG must also keep Starwood and Vistana reasonably and currently informed of any material changes or developments in connection with the foregoing (and in any event within 24 hours). ILG has also agreed that it will simultaneously provide to Starwood and Vistana any non-public information concerning ILG that may be made available to any other person or entity in response to such a proposal, inquiry, offer or request unless such information has previously been provided or made available to Starwood or Vistana.

        Notwithstanding the covenants described in the foregoing paragraphs in this section, at any time prior to the receipt of the approval of ILG stockholders for the Share Issuance, ILG is permitted to furnish information to, and enter into discussions and negotiations with, a person or entity who has made an unsolicited, written, bona fide proposal or offer with respect to a Competing Proposal that did not result from a breach of the foregoing non-solicitation provisions by ILG if, prior to furnishing such information and entering into such discussions, the ILG Board of Directors has determined, in its good faith judgment that (1) after consulting with its outside financial advisors and outside legal counsel, any Competing Proposal constitutes a Superior Proposal (which is defined in the following paragraph), and (2) after consulting with outside legal counsel, the failure to act with respect to such Competing Proposal would be inconsistent with the fiduciary duties of the ILG Board of Directors to ILG's stockholders under applicable law. ILG must provide Starwood one business day's written notice before engaging in any such actions.

        The Merger Agreement provides that the term "Superior Proposal" means a bona fide written Competing Proposal by a third party (except the references therein to 20% being replaced by 50%) that was not solicited by ILG or its representatives in violation of the non-solicitation provisions of the Merger Agreement and that the ILG Board of Directors has determined in good faith (after consultation with its outside financial and legal advisors), taking into account the various legal, financial and regulatory aspects of the Competing Proposal, is reasonably likely to be consummated on a timely basis, and would be more favorable to ILG's stockholders, from a financial point of view, than the Merger and the other transactions contemplated by the Merger Agreement after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by Starwood.

Board Recommendation

        ILG has agreed in the Merger Agreement that neither the ILG Board of Directors, nor any committee thereof will (each action constituting a "Change in Recommendation"):

  •
  withhold, withdraw, modify or qualify or publicly propose to withdraw, withhold, modify or qualify, in a manner adverse to Starwood or Vistana, the ILG Board Recommendation;

  •
  make or permit any director or executive officer to make any public statement or make any public statement in connection with the ILG special meeting that would reasonably be expected to have the same effect; or

  •
  approve, determine to be advisable or recommend, or publicly propose to approve, determine to be advisable or recommend any Competing Proposal.

        Notwithstanding the foregoing, the ILG Board of Directors may, at any time prior to receiving stockholder approval of the Share Issuance, make a Change in Recommendation, if either of the following conditions are satisfied:

  •
  ILG has received a bona fide written Competing Proposal and has not violated the provisions described in "—No Solicitation" above and the ILG Board of Directors determines in good faith (after consultation with outside financial and legal advisors), taking into account the various legal, financial and regulatory aspects of the Competing Proposal, that such Competing Proposal constitutes a Superior Proposal; or

  •
  the ILG Board of Directors has determined in good faith that a material event, development or change in circumstances with respect to ILG first occurring or coming to the attention of the ILG Board of Directors after the date of the Merger Agreement and prior to obtaining the ILG stockholder approval and which was not known and could not reasonably be expected to have been known or foreseen by the ILG Board of Directors as of or prior to the date of the Merger Agreement, which we refer to as an Intervening Event, has occurred or is continuing, such event first occurred or came to the attention of the ILG Board of Directors subsequent to the date of the Merger Agreement and was not known or foreseeable, and the ILG Board of Directors determined in good faith after consultation with outside financial advisors and outside legal counsel, that inaction would be inconsistent with the directors' fiduciary duties under applicable law; provided, that the receipt, existence or terms of a Competing Proposal, any events, developments or changes in circumstances of Starwood, Vistana or any Vistana subsidiaries, the status of the Merger under the HSR Act or any required third-party consent, any change in the price or change in the trading volume of ILG common stock (but not the underlying cause of any such change), and the meeting or exceeding of internal or analysts' expectations, projections or results of operations or any matter relating to the foregoing or consequences of the foregoing will not constitute Intervening Events.

        ILG may not take the action described above, unless:

  •
  it has notified Starwood and Vistana in writing of its intention to take such action at least four (4) business days prior to taking such action, which notice must include certain information required by the Merger Agreement;

  •
  if requested by Starwood or Vistana, the ILG Board of Directors and its representatives must have negotiated in good faith with Starwood during the notice period to enable Starwood and Vistana to propose changes to the terms of the Merger Agreement intended to cause the Superior Proposal to no longer constitute a Superior Proposal or such Intervening Event not to be material;

  •
  the ILG Board of Directors concludes in good faith, after consultation with ILG's outside legal counsel and financial advisors and considering any revisions proposed by Starwood and Vistana, that any Superior Proposal continues to be a Superior Proposal and the failure to make a Change in Recommendation would be inconsistent with the ILG Board of Directors' fiduciary duties to ILG stockholders under applicable law; and

  •
  if there is any amendment to the terms of the Superior Proposal during the four business day period following delivery of the notice described above, ILG provides a new written notice of the terms of such amended Superior Proposal giving Starwood and Vistana two business days for each subsequent amendment to make an offer to revise the terms of the Transactions.

        The Merger Agreement provides that ILG is not prohibited from making disclosures to its stockholders of any Competing Proposal under Rule 14e-2(a) or Rule 14d-9 of the Securities Exchange Act of 1934, as amended, which, together with the rules and regulations promulgated thereunder, we refer to as the Exchange Act. However, ILG is required to reaffirm in any such disclosure the ILG Board of Directors recommendation in favor of the Share Issuance.

Covenant Not to Compete

        Starwood and Vistana will enter into a non-competition agreement at the closing of the Merger in which they will each agree not to engage in certain competitive activities for a period of ten years, subject to the terms and conditions thereof. See discussion under "Additional Agreements Related to the Separation, the Distribution and the Merger—Noncompetition Agreement."

Certain Other Covenants and Agreements

        The Merger Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Merger Agreement) relating to:

  •
  access to each of ILG's and Vistana's properties, contracts and books and records and appropriate senior-level officers and employees;

  •
  preservation of the indemnification provisions in the governing documents of Vistana with respect to directors, officers, employees or agents of Vistana;

  •
  advanced consent requirements for public announcements concerning the transactions contemplated by the Merger Agreement;

  •
  defense of any derivative action brought against ILG and or its directors in connection with the Transactions;

  •
  steps required to cause any disposition of Vistana common stock or acquisitions of ILG common stock resulting from the Transactions by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ILG or Vistana to be exempt under Rule 16b-3 promulgated under the Exchange Act;

  •
  Starwood's and Vistana's obligations to ensure Vistana has a sufficient number of authorized shares to effect the issuances under the Distribution;

  •
  the obligations of ILG to obtain the release of Starwood and its affiliates from certain contracts, instruments or other arrangements to the extent relating to Vistana and for which Starwood or its affiliate is a guarantor or person required to provide financial support, including by substituting ILG or one of its subsidiaries for the applicable Starwood entity and ILG's indemnification obligations following the closing of the Merger with respect thereto;

  •
  ILG's obligations with respect to a contractual advance payment on future royalties of $10 million payable to Hyatt® to maintain exclusivity;

  •
  ILG's and Starwood's obligations to cause all Transaction Documents to be executed and delivered at the closing of the Merger; and

  •
  the listing of the shares of ILG common stock issued in the Merger on the NASDAQ.

Conditions to the Merger

        The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the satisfaction or, if permitted under applicable law, waiver, of the following conditions:

  •
  the consummation of the Separation and the Distribution in accordance with the Separation Agreement;

  •
  the expiration or termination of any applicable waiting period under the HSR Act (which condition has been satisfied), and the receipt of clearance from the Mexican Federal Economic Competition Commission, or observe the expiration or termination of the statutory waiting period applicable under the Mexican Federal Law on Economic Competition;

  •
  the effectiveness of the registration statement of ILG and the registration statement of Vistana and the absence of any stop order issued by the SEC or any pending proceeding before the SEC seeking a stop order with respect thereto;

  •
  the receipt of all necessary permits under applicable securities laws;

  •
  the approval for listing on the NASDAQ of the shares of ILG common stock to be issued in the Merger;

  •
  the approval by ILG stockholders of the Share Issuance; and

  •
  the absence of any law or action by a governmental authority that enjoins, restrains or prohibits the consummation of the Separation, the Distribution or the Merger.

        ILG's and Merger Sub's obligations to effect the Merger are subject to the satisfaction or, if permitted by applicable law, waiver, of the following additional conditions:

  •
  the performance or compliance in all material respects by Starwood and Vistana of all covenants required to be complied with or performed by them on or prior to the effective time of the Merger under the Merger Agreement;

  •
  the truth and correctness in all material respects of Starwood's and Vistana's representations and warranties with respect to organization, authorization and brokers' fees as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date);

  •
  the truth and correctness in all respects of Starwood's representations and warranties relating to Vistana with respect to capital stock, the absence of a "material adverse effect" with respect to Vistana and receipt of board and stockholder approval as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date);

  •
  the truth and correctness in all respects of all other representations and warranties made by Starwood in the Merger Agreement (without giving effect to any materiality, material adverse effect or similar qualifiers) as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date), except as would not have a material adverse effect;

  •
  the receipt by ILG of a certificate, dated as of the closing date of the Merger, signed by a senior officer of Starwood certifying the satisfaction of the conditions described in the preceding four bullet points; and

  •
  the entry by Starwood and Vistana into all other applicable Transaction Documents, and performance in all material respects of all covenants thereunder to be performed or complied with prior to the effective time of the Merger.

        Starwood's and Vistana's obligations to effect the Merger are subject to the satisfaction or, if permitted by applicable law, waiver, of the following additional conditions:

  •
  the performance or compliance in all material respects by ILG of all covenants required to be complied with or performed by it on or prior to the effective time of the Merger under the Merger Agreement;

  •
  the truth and correctness in all material respects of ILG's representations and warranties with respect to organization and authorization as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date);

  •
  the truth and correctness in all respects of ILG's representations and warranties with respect to the capital stock of ILG, the absence of a "material adverse effect" with respect to ILG and receipt of board approval as of the date of the Merger Agreement and as of the date of the Merger (except that the truth and correctness representation and warranty with respect to the capitalization of ILG may have de minimis deviations from the "in all respects" standard);

  •
  the truth and correctness in all respects of all other representations and warranties made by ILG in the Merger Agreement (without giving effect to any materiality, material adverse effect or similar qualifiers) as of the date of the Merger Agreement and as of the date of the Merger (except for certain representations and warranties that by their terms address matters only as of a specified date, which are to be true and correct only as of such specified date), except as would not have a material adverse effect;

  •
  the receipt by Starwood of a certificate, dated as of the closing date of the Merger, signed by a senior officer of ILG certifying the satisfaction of the conditions described in the preceding four bullet points; and

  •
  the entry by ILG and Merger Sub into all applicable other Transaction Documents, and performance in all material respects of all covenants thereunder to be performed or complied with prior to the effective time of the Merger.

Termination

        The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of Starwood and ILG. Also, subject to specified qualifications and exceptions, either Starwood or ILG may terminate the Merger Agreement at any time prior to the consummation of the Merger if:

  •
  the Merger has not been consummated on or prior to October 27, 2016;

  •
  any governmental authority has promulgated, entered, enforced, enacted or issued or deemed applicable to the Merger or the other transactions contemplated by the Merger Agreement any law that permanently prohibits, restrains or makes illegal the Merger or the other transactions contemplated by the Merger; or

  •
  ILG's stockholders fail to approve the Share Issuance at the meeting of ILG's stockholders held for such purpose (including any adjournment or postponement thereof).

        In addition, subject to specified qualifications and exceptions, Starwood may terminate the Merger Agreement if:

  •
  ILG has breached any representation, warranty, covenant or agreement in the Merger Agreement that would cause the Joint Conditions to the Merger or the conditions to Starwood's obligation to consummate the Merger described above not to be satisfied, and such breach is not cured by the earlier of 60 days after notice of the breach and October 27, 2016, or is incapable of cure prior to October 27, 2016;

  •
  the ILG Board of Directors effects a Change in Recommendation; or

  •
  ILG has failed to comply with its obligations under the Merger Agreement relating to non-solicitation or to hold the ILG special meeting for approval of the Share Issuance.

        In addition, subject to specified qualifications and exceptions, ILG may terminate the Merger Agreement if:

  •
  Starwood or Vistana has breached any representation, warranty, covenant or agreement in the Merger Agreement that would cause the Joint Conditions to the Merger or the conditions to ILG's obligation to consummate the Merger described above not to be satisfied, and such breach is not cured by the earlier of 60 days after notice of the breach and October 27, 2016, or is incapable of cure prior to October 27, 2016; or

  •
  the ILG Board of Directors or any committee thereof, prior to receipt of stockholder approval for the Share Issuance and subject to payment of the termination fee described below, authorizes ILG's entry into a definitive agreement with respect to a Superior Proposal and ILG enters into such agreement, in circumstances where ILG is permitted to terminate the Merger Agreement and accept such Superior Proposal.

        In the event of termination of the Merger Agreement, the Merger Agreement will terminate without any liability on the part of any party except as described below under "—Termination Fee and Expenses Payable in Certain Circumstances," provided that nothing in the Merger Agreement will relieve any party of liability for fraud or willful breach prior to termination.

Termination Fee and Expenses Payable in Certain Circumstances

        The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, ILG is required to pay Starwood a termination fee of $40 million. The circumstances under which this termination fee may be payable include:

  •
  if ILG terminates the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal, provided that such termination is conditioned on ILG's payment of the termination fee;

  •
  if Starwood terminates the Merger Agreement after ILG has materially breached its obligations under the non-solicitation provisions of the Merger Agreement or its obligation to hold a special meeting of ILG stockholders to vote on the Share Issuance proposal;

  •
  if Starwood terminates following a Change in Recommendation by the ILG Board of Directors;

  •
  if (1) a Competing Proposal with respect to ILG is publicly made and not withdrawn five business days prior to specified events, (2) the Merger Agreement is terminated under any of the circumstances listed below and (3) ILG consummates, or enters into a definitive agreement with respect to and subsequently consummates, a Competing Proposal within twelve months of the termination of the Merger Agreement:

  •
  in the event the Merger Agreement is terminated by either Starwood or ILG after the failure to obtain approval from ILG stockholders of the Share Issuance at the ILG special meeting,

  •
  in the event the Merger Agreement is terminated by Starwood because ILG has committed an uncured or incurable breach of any representation, warranty, covenant or agreement in the Merger Agreement such that the conditions to the closing of the Merger would not be satisfied, or

  •
  in the event the Merger Agreement is terminated by Starwood because the transactions contemplated by the Merger Agreement have not been consummated prior to October 27, 2016.

        If the Merger Agreement is terminated because ILG's stockholders fail to approve the Share Issuance at the meeting of ILG stockholders, ILG will be required to reimburse Starwood in cash for certain out-of-pocket fees and expenses incurred by Starwood in connection with the Transactions, up to a maximum of $15 million in the aggregate. If the Merger Agreement is terminated because of an uncured or incurable breach of any representation, warranty or covenant by ILG that frustrates any of the conditions to Starwood's obligations to consummate the Merger, ILG must reimburse such expenses up to $30 million in the aggregate. If the Merger Agreement is terminated because of an uncured or incurable breach of any representation, warranty or covenant by Starwood that frustrates any of the conditions to ILG's obligation to consummate the Merger, Starwood will be required to reimburse ILG in cash for certain out-of-pocket fees and expenses incurred by Starwood in connection with the Transactions, up to a maximum of $30 million in the aggregate.

        Payment of the termination fee will be Starwood's sole and exclusive remedy, unless Starwood commences an action alleging ILG has committed a willful breach or fraud, in which case Starwood will be entitled to any damages received in such action that it receives above the amount of the termination fee.

Specific Performance

        In the Merger Agreement, the parties acknowledge and agree any breach of the Merger Agreement by any party could not be adequately compensated by monetary damages alone and that the parties would not have any adequate remedy at law. Accordingly, the parties have agreed that in addition to any other right or remedy to which a party may be entitled, in the event of any actual or threatened default or breach of any of the terms or conditions or provisions of the Merger Agreement, the aggrieved party will have the right to specific performance and injunctive or other equitable relief in respect of its rights under the Merger Agreement or any other Transaction Document.

Amendments

        The Merger Agreement may not be amended or modified, in whole or in part, except by an instrument in writing duly signed by an authorized representative of each party to the Merger Agreement that expressly references the Merger Agreement.

The Separation Agreement

        The following is a summary of the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation Agreement, dated as of October 27, 2015, by and among Starwood, Vistana and ILG, and which is incorporated by reference in this document. Stockholders of Starwood and ILG are urged to read the Separation Agreement in its entirety. This description of the Separation Agreement has been included to provide Starwood stockholders and ILG stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this proxy statement/prospectus. It is not intended to provide any other factual information about ILG, Merger Sub, Starwood or Vistana. Information about ILG, Merger Sub, Starwood and Vistana can be found elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See also "Where You Can Find More Information."

        Descriptions regarding the assets and liabilities conveyed to Vistana and retained by Starwood contained in the Separation Agreement are qualified by certain information that has been exchanged separately between Starwood and Vistana and that is not reflected in the Separation Agreement. Accordingly, Starwood stockholders and ILG stockholders should not rely on the general descriptions of assets and liabilities in the Separation Agreement, as they may have been modified in important ways by the information exchanged separately between Starwood and ILG.
Overview

        The Separation Agreement provides for the Separation of the Vistana Vacation Ownership Business from Starwood. Among other things, the Separation Agreement provides for the transfer of certain assets, including the five hotels intended to be converted, in whole or in part, into vacation ownership properties, and liabilities of Starwood and its subsidiaries to Vistana and its subsidiaries, to separate the Vistana Vacation Ownership Business from Starwood's other businesses, and sets forth when and how such transfers will occur. As part of the restructuring transactions, Starwood will contribute certain specified assets and liabilities related to the Vistana Vacation Ownership Business to Vistana (which we refer to as the Contribution). The Separation Agreement also includes procedures by which the businesses of Starwood and Vistana will be separated. The matters addressed by the Separation Agreement include, without limitation, the matters described below.

        In consideration of the Contribution, Vistana will:

  •
  issue to Starwood shares of Vistana common stock; and

  •
  make a cash distribution to Starwood equal to the Distribution Payment, consisting of $132 million in cash, which is subject to certain adjustments with respect to capital spend for, and net operating cash flow of, the Vistana Vacation Ownership Business.

Separation of the Vistana Vacation Ownership Business

Transfer of Assets and Liabilities

        Generally, subject to the terms and conditions contained in the Separation Agreement:

  •
  on or prior to the date of the Distribution, Starwood or a subsidiary of Starwood will transfer to Vistana or a subsidiary of Vistana certain assets, to separate the Vistana Vacation Ownership Business from Starwood's other businesses (as further described below), and Vistana or a Vistana subsidiary will assume all liabilities relating to such assets as well as certain expressly assumed liabilities;

  •
  Starwood will cause Vistana (or any relevant subsidiaries of Vistana or Starwood at such time) to transfer to Starwood or one of Starwood's subsidiaries all assets which the parties have agreed are being excluded from the transfer of the Vistana Vacation Ownership Business to Vistana as part of the Separation, and Starwood or one of its subsidiaries will assume certain liabilities which the parties have agreed are being excluded from the transfer of the Vistana Vacation Ownership Business to Vistana as part of the Separation; and

  •
  following the Distribution, the parties will transfer any unallocated assets or liabilities to such other party to which such party would have been entitled under the Separation Agreement

        The Separation Agreement incorporates a step plan, which provides for the transfer of entities, assets and liabilities at or prior to the effective time of the Separation. The assets to be transferred to Vistana or one of its subsidiaries include the following assets:

  •
  all assets that are identified on a specified schedule, which the parties have agreed, are being included in the transfer of the Vistana Vacation Ownership Business to Vistana as part of the Separation;

  •
  all of the interests in any entity that will become a direct or indirect subsidiary of Vistana following the Separation;

  •
  all of the interests in certain Starwood entities engaged in the Vistana Vacation Ownership Business;

  •
  all assets reflected as assets of Vistana or any other entity that will become a Vistana subsidiary on the pro forma consolidated balance sheet of Vistana; and

  •
  all assets that are owned, in whole or in part, by Vistana or any subsidiary of Vistana but not by any Starwood entity immediately prior to the Separation.

        The Separation Agreement provides that the assets to be transferred to Vistana will not in any event include any assets transferred to or otherwise retained by Starwood under the Separation Agreement, including all assets relating to any of Starwood's benefit plans (other than Vistana benefit plans and assets transferred under the Employee Matters Agreement), or any assets expressly governed by the Tax Matters Agreement (see "Additional Agreements Related to the Separation, the Distribution

and the Merger—Tax Matters Agreement") or licensed to Vistana under the License Agreement (see "Additional Agreements Related to the Separation, the Distribution and the Merger—License Agreement").

        The liabilities that are to be assumed by Vistana or one of its subsidiaries include the following:

  •
  all liabilities that are identified on a specified schedule which the parties have agreed are being included in the transfer of the Vistana Vacation Ownership Business to Vistana as part of the Separation;

  •
  all liabilities relating to any of the assets that are to be transferred to Vistana or one of its subsidiaries pursuant to the Separation Agreement; and

  •
  all liabilities expressly assumed by or otherwise transferred to Vistana or any of its subsidiaries under the Employee Matters Agreement (see "Additional Agreements Related to the Separation, the Distribution and the Merger—Employee Matters Agreement").

Transfer of the Vistana Vacation Ownership Business

        The Separation Agreement requires Starwood and Vistana to deliver certain documents to the other party to effect the transfer of the Vistana Vacation Ownership Business to Vistana.

        On the effective date of the Separation, Starwood or its subsidiaries are required to deliver the following documents to Vistana:

  •
  a counterpart to each of the Tax Matters Agreement, License Agreement, Noncompetition Agreement, SPG Affiliation Agreement, Transition Services Agreement and any other instruments, assignments, documents or agreements to be executed on the effective date in connection with the transactions contemplated by the Separation Agreement

  •
  all necessary transfer documents relating to the assets to be transferred to Vistana (or to be transferred to Starwood, as the case may be) and the liabilities to be assumed by Vistana (or to be assumed by Starwood, as the case may be); and

  •
  resignations of each of the individuals who serve as an officer or director of Vistana or its subsidiaries in their capacity as such and the resignations of any other persons that will be employees of Starwood or its subsidiaries after the effective time of the Separation and that are directors or officers of Vistana or its subsidiaries, to the extent requested by Vistana.

        On the effective date of the Separation, Vistana is required to deliver the following documents to Starwood:

  •
  in each case where Vistana or any of its subsidiaries is a party, a counterpart to each of the Tax Matters Agreement, License Agreement, Noncompetition Agreement, SPG Affiliation Agreement, Transition Services Agreement and any other instruments, assignments, documents or agreements to be executed on the effective date in connection with the transactions contemplated by the Separation Agreement;

  •
  all necessary transfer documents relating to the assets to be transferred to Starwood (or to be transferred to Vistana, as the case may be) and the liabilities to be assumed by Starwood (or to be assumed by Vistana, as the case may be); and

  •
  resignations of each of the individuals who serve as an officer or director of Starwood or its subsidiaries in their capacity as such and the resignations of any other persons that will be employees of Vistana or its subsidiaries after the effective time of the Separation and that are directors or officers of Starwood or its subsidiaries, to the extent requested by Starwood.

Intercompany Arrangements

        Except for certain agreements such as the Separation Agreement, the Merger Agreement and the ancillary agreements relating to the Transactions as well as certain agreements identified on a schedule and agreements with third parties or non-wholly-owned subsidiaries or governing confidentiality with employees, all contracts between Vistana and its subsidiaries, on the one hand, and Starwood and its subsidiaries, on the other hand, will be terminated. Except for liabilities for payment and/or reimbursement for costs and other fees and charges relating to goods or services provided by Starwood or its subsidiaries to Vistana or its subsidiaries, or vice versa, prior to the Separation in the ordinary course of business, including under certain agreements identified on a schedule, and except as provided in the Separation Agreement or the ancillary agreements relating to the Transactions, Vistana and Starwood also will settle all intercompany accounts at the effective time of the Separation.

Consents and Delayed Transfers

        The Separation Agreement provides that Starwood and Vistana will use their respective reasonable best efforts to obtain promptly any required third-party consents or governmental approvals required in connection with the Separation or the Distribution; provided, that neither party will be required to make any payments or assume any liabilities or offer or grant any financial accommodation or other benefit with respect to any existing agreements with third parties not required to be paid under the terms of an existing agreement. The transfer of any specific asset to either Vistana or Starwood in connection with the Separation will automatically be deferred until the consummation of the transfer of the asset or liability, as applicable, can take place in accordance with any required consents or governmental approvals. The obligations of the parties to obtain such consents and approvals will generally terminate on the one-year anniversary of the Distribution.

        Notwithstanding the inability to transfer an asset or liability as a result of a third-party consent or required governmental approval prior to the Distribution, subject to the satisfaction of the conditions to the completion of the Distribution, the Distribution will nevertheless take place, and Starwood or Vistana, as applicable, will be required to hold the applicable asset or liability in trust and use reasonable best efforts to establish arrangements pursuant to which Starwood or Vistana, as applicable, will obtain all benefits and burdens associated with the asset or liability as if it had been transferred.

No Representations or Warranties

        Under the Separation Agreement, neither Starwood nor any of its subsidiaries makes any representations or warranties, express or implied, as to the condition or the value of any asset or liability or of the Vistana Vacation Ownership Business, the existence of any security interest on any asset, the absence of defenses from counterclaims, or any implied warranties of merchantability and fitness for a particular purpose or title. Under the Separation Agreement, except to the extent otherwise expressly provided in the Merger Agreement or any ancillary agreement, Vistana will take the assets and liabilities allocated to it "as is, where is," and bear the economic and legal risk relating to conveyance of, title to or the transfer of those assets and liabilities. None of the foregoing has any impact on the representations and warranties made by Starwood in the Merger Agreement or any ancillary agreement. See "—The Merger Agreement—Representations and Warranties" above for a description of the representations and warranties related to the Vistana Vacation Ownership Business which are contained in the Merger Agreement. Vistana similarly makes no representations or warranties, express or implied, under the Separation Agreement with respect to any assets or liabilities transferred by Starwood or its subsidiaries, and Starwood takes all assets and liabilities allocated to it "as is, where is" and will bear the economic and legal risks relating thereto.

Issuance of Vistana Common Stock and Distribution Payment

        In consideration for the assets and liabilities transferred to Vistana in connection with the Contribution, immediately prior to the Distribution, Vistana will:

  •
  issue to Starwood [    •    ] shares of Vistana common stock; and

  •
  declare and pay to Starwood a cash dividend in an amount equal to the Distribution Payment, which is subject to certain adjustments with respect to capital spend for, and net operating cash flow of, the Vistana Vacation Ownership Business as described below under "—Distribution Payment Adjustment".

Distribution Payment Adjustment

        The Separation Agreement provides for certain adjustments to the Distribution Payment to the extent that the actual capital spend for the Vistana Vacation Ownership Business for the period from October 1, 2015, until the earlier of March 31, 2016 and the date of the Distribution, is greater or less than the targeted capital spend for the Vistana Vacation Ownership Business during such period as agreed between the parties. In addition, in the event the Distribution occurs after March 31, 2016, there is a further adjustment to the extent that there is a positive (surplus) or negative (deficit) operating cash flow with respect to the Vistana Vacation Ownership Business from April 1, 2016 until the date of the Distribution.

        The Separation Agreement provides that prior to the anticipated date of the Distribution, Starwood will deliver to ILG a notice setting forth its good faith estimate of capital spend for the Vistana Vacation Ownership Business from the period from October 1, 2015 until the earlier of March 31, 2016 and the date of the Distribution, and if the Distribution is anticipated to occur after March 31, 2016 an estimate of the net operating cash flow surplus or deficit from April 1, 2016, until the date of the Distribution. Within 90 days following the Distribution, Vistana will prepare and deliver to Starwood its calculation of any capital spend during the period from October 1, 2015 until the earlier of the date of the Distribution and March 31, 2016, and, if applicable, its calculation of any net operating cash flow. This post-closing true-up is described below and determined in accordance with the procedures set forth in the Separation Agreement;

  •
  if the actual pre-March 31, 2016 capital spend exceeds the estimated capital spend, then Vistana will pay Starwood the excess, and if the estimated capital spend exceeds the actual capital spend during such period, then Starwood will pay Vistana the balance;

  •
  only if the Distribution occurs after March 31, 2016:

  •
  if the actual amount by which the operating cash flow exceeds capital spend for the Vistana Vacation Ownership Business from April 1, 2016, until the date of the Distribution, resulting in surplus net operating cash flow, is greater than the estimate of such amount, then Starwood will pay to Vistana the difference, and if the estimated surplus exceeds the actual surplus, then Vistana will pay to Starwood the difference (and if the surplus becomes an actual deficit, then Vistana will pay such deficit plus any estimated surplus that it previously received from Starwood); and

  •
  if the actual amount by which the capital spend exceeds operating cash flow for the Vistana Vacation Ownership Business from April 1, 2016, until the date of the Distribution, resulting in deficit net operating cash flow is greater than the estimate of such amount, then Vistana will pay to Starwood the difference, and if the estimated deficit exceeds the actual deficit, then Starwood will pay to Vistana the difference (and if the deficit becomes an actual surplus, then Starwood will pay such surplus plus any estimated deficit that it previously received from Vistana).

        Starwood and Vistana will be able to net out any amounts owed under the different adjustments, but any amounts must be paid within two business days of the final determination of respective payments in accordance with the Separation Agreement.

Distribution

        In the Distribution, Starwood will distribute all of the outstanding shares of Vistana common stock to the holders of shares of Starwood common stock. The Separation Agreement provides that the Distribution may be effected, at Starwood's option, by way of a pro rata distribution to Starwood's stockholders or an offer to exchange shares of Starwood common stock for shares of Vistana common stock, followed by a clean-up pro rata distribution of any unsubscribed shares of Vistana common stock. Starwood intends to effect the Distribution as a pro rata distribution of shares of Vistana common stock to holders of Starwood common stock on the record date for the Distribution. Holders of unvested restricted shares granted under Starwood's incentive stock plans will not receive any shares of Vistana common stock with respect to such Starwood unvested restricted shares.

Actions Prior to the Distribution

        Vistana and Starwood will cooperate to prepare all documents and make all filings required for the Distribution. Vistana will use reasonable best efforts to take all actions reasonably requested by Starwood to facilitate the distribution, including cooperating in the preparation and filing of any registration statement required under the Exchange Act and furnishing all historical and forward-looking financial information that is available and reasonably required in connection with the Distribution. To the extent any mailing or filing contemplates information concerning ILG, Vistana or any Vistana subsidiary, ILG has review and comment rights as well as consent rights over the mailing and filing.

        Prior to the Distribution, Starwood is required to cause Vistana and its subsidiaries to be operated substantially in accordance with the capital spend schedule and principles provided to the parties and to manage and, other than as contemplated by the Separation Agreement or applicable disclosure schedules to the Merger Agreement, to operate its accounts in good faith, in the ordinary course of business consistent with past practice, not to refinance or incur any indebtedness for borrowed money in excess of the Distribution Payment, and to operate in good faith with respect to the treatment of all trade creditors and related accounts and trade debtors and related accounts.

Conditions to the Distribution

        The obligation of Starwood to complete the Distribution is conditioned upon the fulfillment at or prior to the Distribution of the following conditions:

  •
  Vistana having received sufficient proceeds from its debt financing to make the Distribution Payment;

  •
  Starwood's receipt of the Distribution Payment from Vistana;

  •
  Starwood and Vistana having prepared and mailed to the holders of Starwood common stock on the record date for the Distribution information concerning Vistana that Starwood determines is required by law; and

  •
  the parties to the Merger Agreement having irrevocably confirmed that all conditions to each party's obligations to effect the Merger have been satisfied or waived (other than the consummation of the Distribution and the conditions that by their terms are to be satisfied at the effective time of the Distribution, but subject to the satisfaction or waiver of such conditions), and that the Merger will be consummated immediately following the Distribution on the date of the Distribution (see "—The Merger Agreement—Conditions to the Merger").

Mutual Releases and Indemnification

        Starwood and Vistana (on behalf of themselves and their respective affiliates, including ILG from and after the effective time) will release each other and specified related parties from any and all liabilities arising out of or related to any events or events occurring (or failing to occur) or conditions existing (or alleged to have exist), arising at or prior to the Distribution, whether such events, circumstances or actions are known or unknown and including all actions to implement the Separation and Distribution. The Separation Agreement, however, provides that neither Starwood nor Vistana (nor their related parties) will be released from the following liabilities:

  •
  any intercompany agreement or obligation that survives the effective time of the Distribution pursuant to the Separation Agreement, Merger Agreement or other ancillary agreement;

  •
  any liability, assumed, transferred, assigned or allocated to Starwood and its subsidiaries or Vistana and its subsidiaries, as the case may be, in accordance with any Transaction Document;

  •
  any liability that a party may have with respect to indemnification or contribution pursuant to the Separation Agreement or appropriate provision of any ancillary agreement for any third-party claim;

  •
  any liability for which either party is entitled to, and actually receives, indemnification from a third party to the extent that assignment, release or discharge of such liability pursuant to the Separation Agreement would cause such third party indemnification obligations to be terminated; or

  •
  any liability the release of which would result in the release of any person other than Starwood, Vistana or any of their respective subsidiaries or related parties.

        Further, under the Separation Agreement, Vistana and its subsidiaries will indemnify Starwood and its affiliates and their respective officers, directors, employees and agents for any liabilities resulting from, relating to or arising out of any asset or liability allocated to Vistana and its subsidiaries under the Separation Agreement, the Vistana Vacation Ownership Business, any breach of any agreement or obligation under the Separation Agreement or any ancillary agreement. Starwood and its subsidiaries will indemnify Vistana and its affiliates (including ILG from and after the effective time) and their respective officers, directors, employees and agents for any and all liabilities resulting from, relating to or arising out of any asset or liability allocated to Starwood and its subsidiaries under the Separation Agreement, the Starwood business, and any breach by Starwood or its subsidiaries of any agreement or obligation under the Separation Agreement or any ancillary agreement.

        Under the Separation Agreement, the amount of any indemnifiable losses will be reduced by any insurance proceeds or other amounts actually recovered by the indemnified party that actually reduce the amount of or are paid to the indemnified party.

Additional Covenants

        The Separation Agreement addresses additional obligations of Starwood and Vistana relating to, among others, access to information, record retention, provision of financial information, ownership of information, cooperation in the conduct of certain claims, the privileged nature of information, insurance and waivers of conflicts of interest for counsel. Certain obligations and covenants are described below.

Further Actions

        Except as otherwise provided in the Separation Agreement, each of Starwood, ILG and Vistana has agreed to use reasonable best efforts to take all appropriate actions and to cooperate and do all things necessary, proper or advisable under the Separation Agreement and applicable law to consummate as soon as practicable the transactions contemplated by the Separation Agreement.

Access to Information

        Starwood and Vistana have agreed to use reasonable efforts to retain all information in accordance with their applicable record retention policies and not to destroy any information to which another party may have a right prior to the end of the applicable record retention policy. Starwood and Vistana agree to use reasonable best efforts to provide the other with information that is not related to an adversarial action between the parties that the other party may need in connection with disclosure, reporting or filing requirements with a governmental authority, for use in certain proceedings or in accordance with legal requirements, and to comply with obligations under any of the Transaction Documents.

Insurance

        From and after the Distribution, Vistana and its subsidiaries will cease to be insured by Starwood's insurance policies or by any of its self-insured or captive programs, except with respect to insurance policies providing coverage on an occurrence basis or as otherwise agreed by the parties. The Separation Agreement obligates Vistana to arrange for its own insurance policies with respect to Vistana and its subsidiaries following the Distribution and Vistana has agreed not to seek to benefit from any of Starwood's insurance policies, including by not asserting any right, claim or interest in any pre-closing insurance policies that did not exist prior to the Distribution. Starwood is not permitted to amend any of its insurance policies in a manner that would eliminate, reduce or limit coverage for any occurrence based coverage that was available to Vistana prior to the Distribution with respect to occurrences prior to the Distribution. With respect to occurrence-based claims arising from events before the Distribution, Starwood will control the claims procedure.

Termination

        Prior to the closing of the Merger, the Separation Agreement will terminate without further action at any time upon the termination of the Merger Agreement. In the event of such a termination, neither party will have any further liability to the other party except as provided in the Merger Agreement.

Parties in Interest

        The Separation Agreement provides that ILG, following the closing of the Merger, will have the right to enforce the rights of Vistana under the Separation Agreement, as well as the specific provisions of the Separation Agreement for purposes of which ILG is a party.

DEBT FINANCING

        Under the terms of the Separation Agreement, Vistana may enter into a Warehouse Credit Facility (or credit facilities), of up to approximately $200 million, concurrently or prior to the Separation sufficient to permit Vistana to pay the Distribution Payment in connection with the Transactions. Vistana currently expects to enter into a credit facility with certain third-party lenders. Any credit facility will be secured solely by the assets of the Vistana Vacation Ownership Business and based solely on the borrowing capacity of the Vistana Vacation Ownership Business. Vistana has not yet entered into a definitive agreement with respect to any credit facility and the final terms and conditions, as well as the type of financing used by Vistana, remain subject to change. The parties anticipate finalizing definitive agreements with respect to any credit facilities prior to the completion of the Separation, the Distribution and the Merger and, under the terms of the Separation Agreement, are required to cooperate in a commercially reasonable manner in connection with the arrangement of the debt financing.

        Any funding under any credit facility would occur immediately prior to the Distribution to permit the funding of the Distribution Payment. However, any funding will be subject to customary financing conditions, including the consummation of the Separation, perfection of security interests and miscellaneous closing conditions customary for credit facilities and transactions of this type.

Maturity

        Under the terms of the Separation Agreement, borrowings under any credit facility must remain outstanding or be refinanced by Vistana (and not by ILG) for at least two years following the consummation of the Distribution.

Fees; Expenses

        Starwood and Vistana will split equally the fees and expenses related to arranging the debt financing.

Alternative Financing

        If market conditions prevent Vistana from obtaining sufficient debt financing to make the Distribution Payment, or if Starwood so elects, in lieu of Vistana obtaining the debt financing discussed herein, ILG will pay the amount of the Distribution Payment to Vistana in exchange for shares of Vistana common stock. In such event, the parties will amend the Merger Agreement and any other Transaction Documents as necessary to effect such alternative financing transaction.

 ADDITIONAL AGREEMENTS RELATED TO THE SEPARATION, THE DISTRIBUTION AND THE MERGER

Employee Matters Agreement

        In connection with the Separation and other Transactions, Starwood, Vistana and ILG entered into an Employee Matters Agreement with respect to the transfer of certain employees engaged in the Vistana Vacation Ownership Business and related matters, including benefits plans, terms of employment, equity awards, retirement plans and collective bargaining agreements.

Transfer of Vistana Employees

        Subject to certain exceptions, Starwood will transfer any Starwood employee whose duties, immediately prior to the Separation, relate exclusively to the Vistana Vacation Ownership Business, as well as certain agreed employees, to Vistana or a subsidiary of Vistana. We refer to all transferring Starwood employees as Vistana Employees.

General Allocation of Liabilities

        Vistana and its direct or indirect subsidiaries following the Separation and immediately prior to the effective time of the Merger, which we refer to as the Vistana Group, will assume or retain responsibility as employer of the Vistana Employees. Accordingly, Vistana will assume or retain all obligations and liabilities with respect to (i) certain employment agreements with the Vistana Employees, (ii) all Vistana benefit plans, (iii) all liabilities with respect to the employment or termination of employment of Vistana Employees, and (iv) any other liabilities expressly assigned to the Vistana Group under the Employee Matters Agreement.

Comparable Benefits

        Until December 31, 2016, subject to certain exceptions, ILG is obligated to provide each Vistana Employee with or cause a Vistana Group member to provide, (i) an annual salary, target bonus opportunity and commission opportunities no less than as was provided prior to the closing of the Transactions, (ii) employee benefits that are comparable in the aggregate, with certain exceptions, to what such Vistana Employee received immediately prior to the closing of the Transactions, (iii) severance benefit opportunities that are not less favorable than the greater of what is provided in the Vistana Employee's offer letter (if assumed by Vistana) or as would be provided under Starwood's severance guidelines, and (iv) an opportunity to participate in a tax-qualified defined contribution retirement plan established or maintained by ILG (the "ILG 401(k) Plan") on substantially the same terms as similarly situated employees of ILG.

Service Crediting

        Vistana Employees will cease to participate in any Starwood employee benefit plans, and will instead be entitled to participate in employee benefit plans established or maintained by ILG or the Vistana Group, on and after the consummation of the Merger. Vistana Employees will be entitled to credit for prior service to the extent afforded under any Starwood plans for purposes of eligibility and vesting with regard to the ILG or Vistana Group employee benefit plans, other than with respect to any defined benefit pension plan.

Retirement Plans

        Subject to the terms of the Employee Matters Agreement, effective as of the date of the closing of the Transactions, Starwood will spin off the portion of Starwood's 401(k) Plan attributable to the accounts of current or former Vistana Employees, including all assets and liabilities thereof, which will be transferred in cash into the ILG 401(k) Plan. Starwood will retain Starwood's foreign service defined benefit plan, and ILG and Vistana will have no liability with respect to such plan. ILG will pay Starwood a lump sum payment of $180,000, which Starwood will immediately contribute to such foreign services defined benefit plan.

Nonqualified Plans

        Vistana will establish a nonqualified deferred compensation plan, on substantially the same terms as Starwood's deferred compensation plan, for the benefit of Vistana Employees, except that ILG is not required to permit Vistana Employees to make deferral elections under the plan. Prior to the consummation of the Transactions, Starwood will transfer to the new Vistana deferred compensation plan, the interests of all current and former Vistana Employees in the Starwood deferred compensation plan. Starwood will transfer to ILG a cash amount equal to the outstanding liabilities under the Starwood deferred compensation plan with respect to current and former Vistana employees.

Health and Welfare Benefits

        As of the consummation of the Merger, all Vistana Employees will cease to participate in or accrue benefits under the health and welfare benefit plans sponsored by Starwood. ILG will establish or designate welfare benefit plans, including a flexible benefits plan, dependent care flexible spending account and a health reimbursement account, in which Vistana Employees will participate immediately following the effective time of the Merger. ILG will ensure that such employees will be immediately eligible to commence participation in such plans without regard to any eligibility period, pre-existing condition, waiting period, or certain other restrictions.

Annual Bonuses

        Starwood will retain liability for all unpaid bonus compensation earned by Vistana Employees pursuant to Starwood's annual incentive bonus plans for any calendar year ended prior to the year in which the consummation of the Merger occurs. ILG will provide Vistana Employees with a comparable bonus opportunity for the calendar year in which the Merger is consummated (which will be based upon Starwood's performance metrics for the portion of the performance period prior to the closing of the Transactions and will be based on ILG's performance metrics for the portion of the performance period following the closing of the Transactions).

Equity Compensation Awards

        Any outstanding Starwood equity awards that were granted in 2014 or later and are held by Vistana Employees ("Starwood Equity Awards") will be converted into ILG equity awards. Starwood Equity Awards that are time-based stock awards will be converted as of the closing of the Merger into an ILG time-based stock award on substantially the same terms, vesting conditions and other restrictions as the prior Starwood Equity Award. Starwood Equity Awards that are performance share awards will be deemed to have been earned at the greater of the target level of achievement and the actual level of achievement measured as of the date of the closing of the Transactions and will be converted as of the effective time of the Merger into restricted stock unit awards covering ILG common stock on substantially the same terms as the Starwood performance shares, except such awards will no longer be subject to any performance objectives and will vest on the third anniversary of the date that such initial Starwood Equity Award was granted.

Labor Agreements

        Vistana will retain or assume any collective bargaining agreement covering Vistana Employees. Starwood will have no further liability with respect to assumed collective bargaining agreements.

Multiemployer Plan

        In the event ILG or Vistana takes certain actions on or after the first anniversary of the closing of the Transactions that results in Starwood incurring any withdrawal liability with respect to a multiemployer plan applicable to Vistana Employees, ILG is required to indemnify Starwood for all or a portion of such liability. Starwood has no right to indemnification unless and until it has made any unpaid contributions to the multiemployer plan.

Tax Matters Agreement

        In connection with the Transactions, Starwood, Vistana, and ILG will enter into a Tax Matters Agreement that generally governs the parties' respective rights, responsibilities, and obligations with respect to taxes, including both taxes arising in the ordinary course of business as well as taxes, if any, incurred as a result of any failure of the Contribution, Distribution, Merger and certain related transactions consummated in connection with Starwood's internal restructuring to qualify for their intended U.S. federal income tax treatment. In addition to allocating responsibility for these taxes between the parties, the Tax Matters Agreement sets forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters. This summary is qualified by reference to the complete text of the form of the Tax Matters Agreement, which is incorporated by reference and is filed as an exhibit to the registration statement which is a part of this proxy statement/prospectus.

Obligations

        In general, the Tax Matters Agreement governs the rights and obligations of Starwood, on the one hand, and Vistana and ILG, on the other hand, after the Distribution with respect to taxes for both pre-Distribution and post-Distribution periods. Under the Tax Matters Agreement, Starwood generally is responsible for, and must indemnify Vistana against, all pre-Distribution taxes relating to both its retained business and the Vistana Vacation Ownership Business, and certain transaction taxes imposed on or by reason of its internal restructuring in connection with the Distribution. Vistana is generally responsible for all post-Distribution taxes attributable to the Vistana Vacation Ownership Business. Starwood's responsibility for pre-Distribution taxes extends to any taxes that arise from the failure of the Contribution, Distribution, Merger and certain related transactions consummated in connection with Starwood's internal restructuring to qualify for their intended tax treatment. However, if any of these taxes is incurred by Starwood as a result of ILG's or Vistana's failure to comply with its obligations (described below) under the Tax Matters Agreement, then Vistana would be responsible for such taxes.

Indemnification

        The Tax Matters Agreement provides that Vistana must indemnify Starwood for (i) all taxes for which Vistana is responsible as described above, (ii) all taxes incurred by Starwood or any Starwood entity by reason of the breach by Vistana of any of its representations, warranties or covenants under the Tax Matters Agreement and (iii) any costs and expenses related to the foregoing (including reasonable attorneys' fees and expenses). Starwood must indemnify Vistana for (i) all taxes for which Starwood is responsible as described above, (ii) all taxes incurred by Vistana or any Vistana entity by reason of a breach by Starwood of any of its representations, warranties or covenants under the Tax Matters Agreement and (iii) any costs and expenses related to the foregoing (including reasonable attorneys' fees and expenses).

Section 336(e) Election

        Starwood must make (and ILG and Vistana must cooperate in the preparation and making of) a timely protective (or, in certain circumstances, actual) election under Section 336(e) of the Code (the "Section 336(e) Election") with respect to the Distribution. Generally, if the Distribution is taxable to Starwood as a result of the Distribution failing to qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code, including by reason of Section 355(e) of the Code, the Section 336(e) Election would serve to ensure that, Vistana would have a tax basis in its assets equal to their fair market value, which would be expected to result in future reductions in Vistana tax liability that otherwise would not be realized by Vistana if the Section 336(e) Election were not in effect. If Starwood is required to recognize taxable income as a result of the application of Section 355(e) of the Code or otherwise and Vistana is not required under the Tax Matters Agreement to indemnify Starwood for the resultant tax incurred by Starwood, then the value of any tax benefits realized by Vistana or ILG as a result of the Section 336(e) Election must be paid by Vistana to Starwood within 30 days of the date that Vistana or ILG actually realizes such tax benefit.

Restricted Activities

        The Tax Matters Agreement generally prohibits ILG, Vistana and any Vistana entity from taking certain actions that could cause the failure of the Contribution, Distribution, Merger and certain related transactions consummated in connection with Starwood's internal restructuring from qualifying for their intended tax treatment. In each case, ILG's and Vistana's obligation to indemnify Starwood would not apply if these transactions would otherwise fail to qualify for their intended tax treatment; in such a situation, some or all of these restrictions could become inapplicable. In addition, under the Tax Matters Agreement, unless an exception applies, for a two-year period following the date of the Distribution, Vistana (and ILG) may not:

  •
  enter into any transaction or series of transactions (or any agreement, understanding or arrangement) as a result of which one or more persons would acquire (directly or indirectly) stock comprising 50 percent or more of the vote or value of Vistana (taking into account the Vistana common stock acquired pursuant to the Merger);

  •
  redeem or repurchase any stock or stock rights, other than in accordance with a safe-harbor promulgated by the IRS;

  •
  amend its certificate of incorporation or take any other action affecting the relative voting rights of its capital stock;

  •
  merge or consolidate with any other person (other than pursuant to the Merger);

  •
  take any other action that would, when combined with any other direct or indirect changes in ownership of Vistana capital stock (including pursuant to the Merger), have the effect of causing one or more persons to acquire stock comprising 50 percent or more of the vote or value of Vistana, or would reasonably be expected to adversely affect the intended tax treatment of the Transactions;

  •
  dissolve or liquidate itself or any other Vistana entity (including any action that is a liquidation for federal income tax purposes);

  •
  discontinue the active conduct of Vistana; or

  •
  sell, transfer or otherwise dispose of assets (including stock of subsidiaries) that constitute more than 25 percent of the consolidated gross assets of Vistana and/or its subsidiaries (subject to exceptions for, among other things, ordinary course dispositions and repayments or prepayments of Vistana debt).

        If Vistana intends to take any such restricted action that is not otherwise rendered inapplicable, Vistana must first (in cooperation with Starwood) obtain a supplemental IRS ruling or an unqualified tax opinion acceptable to Starwood to the effect that such action will not affect the intended tax treatment of the Contribution, Distribution and Merger or the intended tax treatment of certain related transactions consummated in connection with Starwood's internal restructuring. While the presence of a supplemental IRS ruling, an unqualified tax opinion or a waiver from Starwood would permit Vistana (or ILG) to proceed with such otherwise restricted action, Vistana would nevertheless remain responsible for, and must indemnify Starwood against, taxes resulting if such intended tax treatment is adversely affected as a result of Vistana's action.

Successors

        The Tax Matters Agreement will be binding on and will inure to the benefit of any successor to any of the parties to the Tax Matters Agreement to the same extent as if such successor had been an original party to the Tax Matters Agreement. Furthermore, as of the effective time of the Merger, ILG will be subject to the obligations and restrictions imposed on Vistana, including, without limitation, with respect to the indemnification obligations of Vistana and restrictions on Vistana described above.

License Agreement

        In connection with the Separation, Merger and other Transactions, Starwood and Vistana will enter into a License Agreement, subject to a guaranty by ILG, that provides Vistana an exclusive limited license for the use of the Westin® and Sheraton® brands in connection with the Vistana Vacation Ownership Business, and a limited right to use specified St. Regis® and The Luxury Collection® marks in connection with existing fractional properties that are part of the Vistana Vacation Ownership Business.

        In addition, Starwood will grant Vistana an exclusive or non-exclusive, as applicable, license to market, operate and develop certain agreed on programs of the Vistana Vacation Ownership Business under additional names and marks incorporating Westin® and Sheraton® and to market, develop and/or operate certain existing vacation ownership properties that are not branded with Starwood's marks using the applicable system.

License

        Under the terms of the License Agreement, Vistana will have an exclusive limited license to develop, sell, market, manage, operate and/or finance the Vistana Vacation Ownership Business and related properties under the "Westin® Vacation Club" and "Sheraton® Vacation Club" names and under approved property names using the Westin® and Sheraton® marks, which includes access to Starwood's methods, designs, processes and arrangements applicable to the Vistana Vacation Ownership Business, which we refer to as the applicable system. The License Agreement also provides Vistana with a limited license to market, manage, operate and/or finance certain existing vacation ownership properties under the "St. Regis® Residence Club" and "The Luxury Collection® Residence Club" names and under existing property names using the "St. Regis®" and "The Luxury Collection®" Marks, which includes access to the applicable system (collectively, the "licensed marks").

        In addition, Starwood will grant Vistana an exclusive or non-exclusive, as applicable, license to market, operate and develop certain agreed upon programs of the Vistana Vacation Ownership Business under additional Westin® and Sheraton® marks and to market, develop and/or operate certain vacation ownership properties that are not branded with Starwood's marks, which we refer to as the unbranded vacation ownership interests, using services provided by Starwood under its "Applicable System" (see discussion below under "—Operating Services").

        The license is limited to use with respect to vacation ownership interests that are primarily for leisure and vacation use, and Vistana is prohibited from using the licensed marks, or services provided by Starwood under the applicable system, with respect to hotels or condominium hotels (except the Transferred Properties and future hotels acquired for conversion) or whole ownership residential units and properties.

Exclusivity

        During the term of the license, Starwood and its affiliates have agreed not to:

  •
  use or license any third party to use the Westin® and Sheraton® marks in connection with the vacation ownership business,

  •
  use their knowledge of an owner's ownership of vacation ownership interests subject to the licenses granted under the License Agreement specifically to target such owners in connection with the marketing or sale of other vacation ownership interests, or

  •
  conduct or permit any third party to conduct any marketing, leasing or sales activities for any vacation ownership interests at any Westin® and Sheraton® branded hotels owned by Starwood.

        To maintain the exclusivity of its license, Vistana is required to achieve certain sales thresholds for successive twenty-year periods, commencing on January 1, 2021. The sales threshold, which is calculated based on the gross sales price paid to Vistana and its affiliates (which is calculated in accordance with the procedures set forth in the License Agreement and which we refer to as the gross sales price) with respect to the sale of vacation ownership interests that are identified with or use the licensed marks, for the initial twenty-year period, is $6 billion, which amount is adjusted for inflation in subsequent twenty-year periods as set forth in the License Agreement. Vistana is permitted to make additional payments to Starwood to make up any deficiency in the gross sales prices paid in order to maintain the exclusivity of its license. The $6 billion sales threshold is reduced for any period based on the number of proposed new vacation ownership properties that are rejected and subsequently developed by Vistana as unbranded vacation ownership properties.

Term

        The License Agreement has an initial term that expires on December 31, 2095, which may be extended at Vistana's option for up to two additional thirty-year terms subject to certain conditions, including Vistana's achievement of specified sales thresholds. After the term ends, Vistana may continue to use the licensed marks on a non-exclusive basis for a "tail period" of 30 years in connection with the properties that were using the licensed marks, or were approved for development, when the term ended subject to the terms of the License Agreement. During the tail period, the restrictions on Starwood described under "Exclusivity" above will cease and Vistana is not required to pay the base royalty (described below).

Royalty Fees

        Under the terms of the License Agreement, Vistana must pay Starwood an annual base royalty of $30 million, which is adjusted every five years for inflation, compounded annually. In addition, Vistana will pay Starwood a variable royalty equal to two percent of the gross sale price with respect to the sale of vacation ownership interests that are identified with or use the licensed marks, including those held or partially owned by Vistana or its affiliates, those that are part of certain fee-for-service sales and those which are the subject of sales brokered by Vistana or its affiliates on behalf of owners.

Compliance with Brand Standards

        Vistana is required to operate vacation ownership properties under the licensed marks and the Vistana Vacation Ownership Business, to the extent it is operating under the licensed marks or using the applicable system, in strict compliance with Starwood's brand standards and policies. Vistana is also required to implement all parts of the applicable system, in addition to additional specific obligations set forth in the License Agreement. Starwood may modify the applicable system at any time, and, unless Starwood grants Vistana a variance from compliance with any applicable standard or policy, Vistana is required to implement and comply with the applicable system, as modified, at its own expense.

Operating Services

        In connection with Vistana's operation of vacation ownership properties under the licensed marks, Starwood is required to offer Vistana the ability to participate in all centralized services that it provides to substantially all franchised lodging facilities that are operated under the licensed marks. Vistana is required to participate in any centralized services that Starwood designates as mandatory and is required to comply with all of Starwood's standards and policies applicable to any centralized services in which it participates. Starwood is required to determine the fees Vistana will pay for the centralized services with respect to each vacation ownership property that Vistana operates under the licensed marks on the same basis as for substantially all franchised lodging facilities operated under the licensed marks. Starwood is, however, permitted to charge Vistana a markup on fees with respect to any optional centralized services in which Vistana elects to participate.

Operating Restrictions

        Vistana cannot change the name of any vacation ownership property that is marketed, developed and/or operated under the licensed marks, without Starwood's permission. In addition, Vistana must obtain Starwood's consent if it wants to develop, manage or operate any new properties under the licensed marks, or if it wants to make any significant changes in the primary use of any then-existing property or any material expansion, alteration or reconfiguration of any then-existing property. Starwood may, in its sole discretion, reject any new properties for a number of reasons, including:

  •
  if Starwood determines the proposed property will not meet Starwood's standards and policies;

  •
  the use of the licensed marks in connection with the property may materially interfere with Starwood's ownership of the marks or pose a material risk to use of the marks by Starwood or Vistana;

  •
  if the location of the property does not meet Starwood's standards and policies or jeopardizes the commercial viability of existing Starwood hotels and residential properties or Starwood's ability to proceed with new properties being actively pursued; and

  •
  if Vistana proposes to delegate the development, marketing, sale or operation of the property to a third party that is a competitor of Starwood in the lodging business or who, in Starwood's judgment, will be unable to operate the property in accordance with Starwood's standards and policies.

        Vistana is also prohibited from operating or associating any vacation ownership properties that are developed, managed or operated under the licensed marks with any gambling or casino activities.

Restrictions on Transfer

        Under the terms of the License Agreement, Vistana and ILG are subject to certain restrictions on transfer without Starwood's prior consent, which may be withheld in Starwood's sole discretion. These restrictions prohibit Vistana and ILG from:

  •
  transferring the License Agreement or sublicensing any rights or delegating any duties with respect to the License Agreement;

  •
  transferring all or substantially all of the assets of the Vistana Vacation Ownership Business that is operated under the licensed marks;

  •
  merging or consolidating with any other entity in a transaction pursuant to which Vistana or ILG is not the surviving person; or

  •
  engaging in a transaction or series of transactions that result in a "change in control", as defined in the License Agreement, of Vistana or ILG.

        Starwood's written consent is not required for a "change in control" of ILG if ILG provides Starwood at least 30 days' written notice and:

  •
  ILG and its subsidiaries continue to own substantially all of the assets following the change in control that they owned immediately prior to the change in control;

  •
  ILG and Vistana are not otherwise in default under the License Agreement;

  •
  ILG is publicly traded, or if not publicly traded, the earnings from the vacation ownership business, to the extent it is operated under the licensed marks or its use of the applicable system, does not constitute substantially all of ILG's EBITDA; and

  •
  the acquirer of a controlling interest meets certain financial and resources requirements, has not been identified as subject to certain trade restrictions or as a blocked person with whom Starwood is prohibited from transacting business, and is not a competitor of Starwood in certain businesses, including the lodging and vacation ownership businesses.

        In addition, Vistana cannot transfer any ownership interest in Vistana, any vacation ownership property that is operated under the licensed marks, the Vistana Vacation Ownership Business, or any of the Transaction Documents to any person that has an ownership interest in or certain franchise relationships with any full service or luxury hotel chain or select service or extend stay hotel chains that meet certain size thresholds set forth in the License Agreement, if the transfer would result in the competitor obtaining control of Vistana, any vacation ownership property that is operated under the licensed marks or the Vistana Vacation Ownership Business. Vistana also cannot grant a security interest in, pledge, transfer, assign or mortgage the License Agreement or any of Vistana's ownership interests without Starwood's consent, and Starwood may condition its consent on Vistana executing and delivering a letter from the applicable lender who is receiving the security interest and reimbursing Starwood's costs and expenses.

        Starwood is also prohibited from assigning the License Agreement without Vistana's prior written consent. However, Starwood may assign the License Agreement to any of the following persons without consent if such person assumes Starwood's obligations under the License Agreement:

  •
  an affiliate of Starwood with the legal, financial and operational ability to perform Starwood's obligations under the License Agreement;

  •
  a person who acquires all or substantially all of Starwood's rights with respect to the applicable system; and

  •
  any person who acquires substantially all of the business and assets of Starwood or any of its affiliates that relate to any of the "Westin®," "Sheraton®," "St. Regis®" or "The Luxury Collection®" brands.

Indemnification

        Under the License Agreement, Vistana will indemnify Starwood and its affiliates and their respective officers, directors, employees and agents for any losses incurred by them arising or resulting from or related to, among other things:

  •
  the use of Starwood's intellectual property rights in the applicable system, licensed marks, guest data and any services provided by Starwood in breach of the License Agreement;

  •
  violations of law with respect to the Vistana Vacation Ownership Business;

  •
  the services provided to owners of vacation ownership units and interests;

  •
  the offer, sale, marketing or financing of interests in vacation ownership units operated under the licensed marks and any development, sales and marketing activities, or operation management or service activities with respect to the Vistana Vacation Ownership Business conducted under the licensed marks;

  •
  third-party trademark infringement claims with respect to Starwood's use of Vistana's trademarks and third-party intellectual property infringement claims in connection with the Vistana Vacation Ownership Business (other than with respect to the licensed marks);

  •
  the breach of Vistana's obligations with respect to personally identifiable information or data security;

  •
  noncompliance with the terms and conditions of the License Agreement with respect to the operation of vacation ownership properties under licensed marks; and

  •
  Vistana's gross negligence and willful misconduct.

        Starwood is required to indemnify Vistana and its affiliates and their respective officers, directors, employees and agents for any losses incurred by them arising or resulting from or related to certain third-party trademark infringement claims against Vistana with respect to the licensed marks, claims that Vistana's conduct of the Vistana Vacation Ownership Business using the licensed marks violates certain territorial protections and restrictions that do not result from a breach of the License Agreement by Vistana, and Starwood's gross negligence or willful misconduct.

Termination of the License for a Property

        Starwood may terminate Vistana's license to operate certain vacation ownership properties under the licensed marks as part of the Vistana Vacation Ownership Business immediately and without a cure period in the event of certain defaults. Such defaults include, but are not limited to, the initiation of foreclosure proceedings or the levy of an execution against a vacation ownership property without Vistana timely providing reasonably acceptable financial assurances, threats or dangers to public health and safety at a property that could be expected to result in substantial liability, and uncured breaches of Vistana's obligations with respect to deficiencies in the quality of vacation ownership properties. Starwood also may terminate Vistana's license with respect to specific properties in the event of certain uncured defaults, which include, but are not limited to, certain breaches of the License Agreement, applicable system or Starwood's standards and policies, including the failure of Vistana to operate a vacation ownership property in accordance with the applicable system and the non-compliance of certain properties operated by homeowners' associations.

Termination of the License Agreement

        Starwood may terminate the License Agreement immediately in the event of certain defaults, including if:

  •
  Vistana or its affiliates fail to pay an aggregate amount due in excess of $5 million, or in excess of $2.5 million three times during a 36-month period;

  •
  Starwood terminates the SPG Affiliation Agreement (see discussion below under "—Other Ancillary Agreements—SPG Affiliation Agreement") in accordance with its terms based on a default under the agreement by Vistana;

  •
  an arbitration panel makes certain determinations, including that there has been a material breach of the License Agreement, as a result of Vistana's or its related persons' failure to exercise commercially reasonable efforts to protect Starwood's confidential information from disclosure or unauthorized use;

  •
  the occurrence of certain material deficiencies in Vistana's quality assurance system, customer satisfaction performance or compliance with Starwood's standards and policies at 25% of more of the vacation ownership properties operated by Vistana under the licensed marks and names or that are licensed unbranded properties;

  •
  violations of the restrictions on transfer of the License Agreement that are uncured;

  •
  Vistana dissolves, liquidates, becomes insolvent or files a petition for bankruptcy that is not dismissed; or

  •
  Starwood has terminated the License Agreement with respect to thirty percent of the vacation ownership units subject to the License Agreement within any five-year period during the term.

        In addition, Starwood may terminate the agreement in the event of certain uncured breaches by Vistana. Vistana has generally reciprocal termination rights with respect to defaults by Starwood under the License Agreement, to the extent applicable.

Additional Covenants

        The License Agreement addresses additional obligations of Starwood and Vistana relating to, among others, audits, confidentiality and record retention, oversight and compliance, ownership and use of guest and customer data, insurance, marketing, maintenance and repairs of properties, and compliance with laws. Certain obligations and covenants are described below.

Maintenance

        Vistana is responsible for the maintenance of all vacation ownership properties operated under the licensed marks, and agrees to maintain such properties in good order and to fund all maintenance and repairs. In addition, to the extent any such property is controlled by a property owners' association that is not controlled by Vistana or its affiliates, Vistana is required to use commercially reasonable efforts to cause each property to be maintained in good order.

Marketing

        Under the terms of the License Agreement, Starwood and Vistana must cooperate in good faith to develop all advertising, marketing, promotional, sales and public relations content related to the Vistana Vacation Ownership Business as it is conducted under the licensed marks. Vistana must obtain Starwood's consent to the extent it desires to revise any approved template and marketing content.

Data

        Any data of guests or customers of Starwood's lodging facilities and vacation ownership properties operated under the licensed marks will be owned by Starwood and any use of such data by Vistana is subject to its compliance with applicable laws, applicable privacy policies, and any contractual restrictions communicated by Starwood. In addition, Starwood has certain rights to use this data in connection with providing services to Vistana under the License Agreement and other transaction agreements.

        Any data of owners of vacation ownership properties operated under the licensed marks, or data of owners, guests or customers that is collected by Vistana in connection with marketing or sales of vacation ownership properties, will be owned by Vistana, but Vistana is required to only use such data in connection with the Vistana Vacation Ownership Business.

Insurance

        Under the terms of the License Agreement, Vistana must maintain minimum levels of insurance coverage in specified areas with respect to the Vistana Vacation Ownership Business to the extent it is conducted under the licensed marks or using the applicable system. This includes policies with respect to property insurance and business interruption coverage as well as workers' compensation, commercial general liability, Directors and Officers and employment practices coverage, in addition to a general umbrella policy.

Audits

        Starwood has the right to audit Vistana's books, records, data and accounts on an annual basis during the term of the License Agreement and any tail period and for three years thereafter. Starwood also has the right to audit any quality assurance system that Vistana implements with respect to the Vistana Vacation Ownership Business. Any such audit will be at Starwood's cost, unless an audit reveals, in the case an audit of Vistana's books, records and accounts, an underpayment by Vistana to Starwood of two percent or more during the period of time being audited or, in the case of an audit of any such quality assurance system, certain deficiencies with respect to such system or the failure to achieve minimum satisfaction scores.

Noncompetition Agreement

        In connection with the License Agreement and other Transaction Documents, Starwood and Vistana will enter into a Noncompetition Agreement that, for a period of ten years and subject to certain exceptions, generally prohibits Starwood from engaging in the vacation ownership business (other than the fractional business), which we refer to as the Timeshare Business, and Vistana from engaging in the business of developing, selling, marketing, managing, operating, licensing or franchising hotels, which we refer to as the hotel management and franchising business. The Noncompetition Agreement will terminate prior to the end of its ten-year term if the License Agreement is terminated.

        During the term of the Noncompetition Agreement, Starwood, its subsidiaries and affiliates have agreed, subject to certain exceptions, not to (i) compete with Vistana in the Timeshare Business anywhere in the world, (ii) license Starwood's names or marks to anyone anywhere in the world for use in the Timeshare Business, other than Vistana or its affiliates, (iii) use or license the term "Starwood Vacation Network" or (iv) compete in the development, sale, marketing, management, operation or financing of fractional (3 weeks or more) interests and units, which we refer to as the fractional business under the Westin® and Sheraton® names and marks anywhere in the world or to license such names and marks for use in such fractional business anywhere in the world to anyone other than

Vistana or its affiliates. Notwithstanding the foregoing, Starwood and its affiliates are not restricted from, among other things:

  •
  operating their business with respect to units in a condominium hotel and whole ownership residential units, ancillary amenities of vacation ownership properties, or vacation ownership properties co-located adjacent to a Starwood Lodging Facility (defined below);

  •
  accepting advance deposits and payments for hotel stays or multi-year advance hotel bookings;

  •
  owning five percent or less of the equity securities of a publicly-traded company that competes in the Timeshare Business, or owning equity securities of a publicly traded company that competes in the fractional business but not in the timeshare business;

  •
  entering an agreement contemplating a vacation ownership property that would otherwise violate Starwood's covenant not to compete, provided the property does not open and commence business until after the expiration or termination of the Noncompetition Agreement; or

  •
  managing or franchising a hotel, chain, brand or hotel system owned, leased, licensed, developed, operated, managed or franchised by Starwood or its affiliates, which we refer to as a Starwood Lodging Facility, that has a program under which purchasers acquire membership interests in or rights to use overnight accommodations or facilities on a recurring basis, but is not branded with the Westin® and Sheraton® names and marks, subject to restrictions on revenue and sales.

        In addition, subject to certain limitations on the number of timeshare units and revenue from prepaid membership based rentals, Starwood is not prohibited from making acquisitions that include, or participating in other transactions that involve, an existing vacation ownership business.

        During the term of the Noncompetition Agreement, Vistana, its subsidiaries and affiliates have agreed, subject to certain exceptions, not to (i) compete in the hotel management and franchising business anywhere in the world or (ii) license its names or marks or systems to any person to anyone anywhere in the world for use in the hotel management and franchising business, other than to Starwood or its affiliates. Notwithstanding the foregoing, Vistana and its affiliates are not restricted from, among other things:

  •
  owning hotels branded under the marks owned by Starwood and its affiliates, subject to a management agreement with Starwood, or operating such hotels under a franchise agreement with Starwood;

  •
  owning the Transferred Properties, which will be converted, in whole or in part, into vacation ownership properties in accordance with the Management Agreements to be entered into between Starwood and Vistana, which are described in this section;

  •
  owning five percent or less of the equity securities of a publicly traded company that competes in the hotel management and franchising business;

  •
  entering an agreement contemplating a hotel that would otherwise violate Vistana's covenant not to compete, provided the hotel does not open and commence business until after the expiration or termination of the Noncompetition Agreement;

  •
  engaging in the Aqua-Aston business, subject to a covenant that is binding on Aqua-Aston, not to solicit management from any hotel managed by Starwood or its affiliates, or to knowingly bid against Starwood to manage any new hotel;

  •
  operating the Hyatt® Carmel Highlands hotel; or

  •
  operating through an existing affiliate a hotel that is co-located or adjacent to a vacation ownership property that is currently managed by such affiliate.

        In addition, Vistana and its affiliates are not prohibited from making acquisitions that include an existing branded or unbranded hotel management and franchising business, so long as the number of vacation ownership units exceeds the number of hotel rooms, and Vistana may manage and operate any hotels it is diligently converting into vacation ownership properties.

Transition Services Agreement

        In connection with the Transactions, Vistana and Starwood will enter into the Transition Services Agreement, effective as of the date of the closing of the Transactions. Under this agreement, Starwood will provide to Vistana certain services on a transitional basis following the completion of the Transactions to facilitate the transition of the Vistana Vacation Ownership Business to ILG. Among other services, the transition services will generally relate to the following:

  •
  information technology;

  •
  human resources and benefits support; and

  •
  accounting and finance.

        The parties may also agree to include additional services that were provided by Starwood to Vistana in the 12 months prior to the closing of the Transactions, and that are reasonably necessary to allow Vistana to continue operating the Vistana Vacation Ownership Business. Starwood will provide such services using the same care and skill it exercises in performing similar services for itself and other third parties, including franchisees.

        The term of the transition services will vary by service and the term of certain services may be extended. No term will be more than two years after the closing of the Transactions. Vistana may, subject to certain exceptions, cancel any service for any reason with 120 days' prior written notice to Starwood, but in such event must reimburse Starwood for any out of pocket third party costs incurred by Starwood as a result of such cancelation. In addition, Starwood and Vistana will be able to terminate the agreement and all transition services if the other party materially breaches its obligations under the agreement and such breach is not cured upon 30 days' notice (except for breaches of Vistana's obligations with respect to paying fees and expenses, which must be cured within 10 business days).

        Vistana is only required to compensate Starwood, or the applicable service provider designated by Starwood, for services actually provided under the Transition Services Agreement. Vistana will pay fees for each service it receives, which fees are specified on a schedule to the Transition Services Agreement. If there are any omitted services that are later added as specified above, the service fee will be determined by Starwood on a pass-through, fully-burdened cost basis, including a 15% mark-up. The service fees paid by Vistana also include an administrative service fee. To the extent Starwood provides services to assist Vistana in connection with Vistana's implementation of a migration plan to either provide the applicable transition services internally or obtain a third-party service provider to provide such services, Vistana will also pay migration fees related thereto based on an agreed-upon methodology.

        Starwood and Vistana will agree to indemnify each other and each other's related parties from losses resulting from each other's breach of the confidentiality obligations, applicable laws, credit card company security requirements and standards, third-party intellectual property infringement, fraud, gross negligence or willful misconduct.

SPG Affiliation Agreement

        In connection with the License Agreement, Starwood and its affiliate, Preferred Guest, Inc., and Vistana will enter into the SPG Affiliation Agreement, which will provide for the continued

participation of Vistana, the Westin®, Sheraton®, St. Regis® and The Luxury Collection®, branded properties and certain licensed unbranded vacation ownership properties in Starwood's Starwood Preferred Guest® loyalty program. The SPG Affiliation Agreement permits Vistana and its affiliates to offer Starpoints® to SPG Members as an incentive upon purchase of a Vistana vacation ownership property, for conversion of a licensed vacation ownership interest or property, to resolve certain customer service issues or otherwise as a gesture of goodwill, and for certain promotional purposes. The SPG Affiliation Agreement provides the terms on which Starpoints® awarded in connection with the foregoing uses will expire or be forfeited as well as for their redemption, transfer and use. Unless otherwise terminated earlier as a result of certain defaults, the SPG Affiliation Agreement will terminate in connection with the termination or expiration of the License Agreement.

Other Agreements

        In connection with the closing of the Transactions, Starwood and Vistana will also enter into certain other commercial and operating agreements, which will provide for, among other things, the operation of the Transferred Properties, as they are converted, in whole or in part, into vacation ownership properties and become managed by Vistana as well as marketing assistance and access to certain modeling and marketing lead data.

Voting Agreements

        Liberty and Liberty Holdings, in addition to ILG's chief executive officer, chief operating officer and chief financial officer, entered into voting and support agreements with ILG and Starwood in connection with the signing of Merger Agreement. The following terms generally apply to each party who entered into a voting and support agreement.

        Under the terms of the voting and support agreements, subject to certain exceptions in the event the ILG Board of Directors makes a Change in Recommendation, the party that is a beneficial owner of ILG common stock has agreed to vote all shares beneficially owned by such party in favor of the Share Issuance in connection with the Merger and against any competing proposal and any agreement, amendment of ILG's organizational documents or other action that would reasonably be expected to prevent or delay the consummation of the Share Issuance.

        Such ILG stockholder is restricted, during the term of the agreement, from selling, transferring, pledging, encumbering, assigning or otherwise disposing of any shares of ILG common stock it beneficially owns, as well as from granting any proxies with respect to such shares or placing any such shares in a voting trust. In addition, the ILG stockholder has agreed to immediately cease and not engage in any discussions or negotiations with or solicit or encourage any third party with respect to a competing proposal.

        The voting and support agreements will generally terminate on the earliest of October 27, 2016, the termination of the Merger Agreement in accordance with its terms, the consummation of the Merger and the execution of any instrument related to the Merger Agreement that amends in a manner adverse to the applicable ILG stockholder the definition of exchange ratio as well as provisions relating to the Merger, governance matters related to the Merger, the effect of the Merger on the capital stock of ILG, Vistana and Merger Sub and non-solicitation of competing proposals, or adds any new provision that is adverse to such stockholder.

INFORMATION ABOUT MERGER SUB AND ILG

Information About Merger Sub

        Merger Sub is a direct, wholly owned subsidiary of ILG. Merger Sub was organized on October 26, 2015 for the purposes of merging with and into Vistana in the Merger. Merger Sub has not carried on any activities other than in connection with the Merger Agreement.

Overview—ILG

        ILG was incorporated in Delaware in May 2008 in connection with the spin-off of IAC/InterActiveCorp into five separate publicly traded companies, and has its principal executive offices in Miami, Florida. ILG is a leading global provider of non-traditional lodging, encompassing a portfolio of leisure businesses from exchange and vacation rental to vacation ownership. The underlying ILG businesses have long operating histories, and in recent years ILG has expanded its management services offerings through the acquisitions of Vacation Resorts International, a provider of resort and homeowners' association management services, VRI Europe, a European shared ownership resort management business with CLC World Resorts & Hotels, and Aqua Hospitality, LLC and Aqua Hotels and Resorts, Inc. (collectively, "Aqua"), a Hawaii-based hotel and resort management company. In addition, in connection with its acquisition of the HVO business, which provides vacation ownership services at 16 Hyatt® Residence Club resorts, an ILG subsidiary entered into a long-term exclusive license to use the Hyatt® brand with respect to the shared ownership business.

        For a more detailed description of ILG's business, see ILG's Quarterly Report on Form 10-Q for the three months ended September 30, 2015 and ILG's Annual Report on Form 10-K for the year ended December 31, 2014, each of which is incorporated by reference in this proxy statement/prospectus.

Reportable Segments

        ILG's reportable segments were reorganized in the fourth quarter of 2014 in connection with ILG's acquisition of the HVO business. ILG is now organized into two business segments: (1) Exchange and Rental and (2) Vacation Ownership. In addition, ILG provides certain corporate functions that benefit the organization as a whole, including corporate services related to oversight, accounting, legal, treasury, tax, internal audit, human resources, and certain IT functions. These costs are now allocated between the two reportable segments based on a pre-determined measure of profitability relative to ILG as a whole.

        The following table shows the percentages of consolidated operating income derived from each of ILG's reportable segments for the nine months ended September 30, 2015 and the nine months ended September 30, 2014. The 2014 segment results have been recast to reflect the segment reorganization and allocation of corporate costs:

	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
Segment
Exchange and Rental	90.7%	88.0%
Vacation Ownership	9.3%	12.0%

Exchange and Rental

        ILG's Exchange and Rental segment offers access to vacation accommodations and other travel-related transactions and services to leisure travelers, by providing vacation exchange services and vacation rental, working with resort developers and managing vacation properties.

        The principal business in the Exchange and Rental segment is Interval International, which operates a global vacation ownership membership exchange network, the "Interval Network", consisting of a diverse base of more than 2,900 participating resorts located in over 80 countries and enrolling approximately 1.8 million vacation ownership interest owners. Interval typically enters into multi-year contracts with developers of vacation ownership resorts, pursuant to which the resort developers agree to enroll all purchasers of vacation interests at the applicable resort as members of an Interval exchange program. In return, Interval provides enrolled purchasers with the ability to exchange the use and occupancy of their vacation interest at the home resort/club system for the right to occupy accommodations at a different resort participating in an Interval exchange network. ILG also operates the Hyatt® Residence Club exchange program, encompassing an additional 16 resorts. The Exchange and Rental segment also provides vacation rental opportunities through its Aston Hotels & Resorts, Inc. and Aqua businesses as part of a comprehensive package of rental, marketing and management services offered to vacation property owners, primarily of Hawaiian properties.

        The Exchange and Rental segment earns most of its revenue from (i) fees paid for membership in the Interval Network and the Hyatt® Residence Club and (ii) Interval Network and Hyatt® Residence Club transactional and service fees paid primarily for exchanges, getaway resort rentals, reservation servicing, and related transactions. Revenue is also derived from fees for ancillary products and services provided to members, fees from other exchange and rental programs and other products and services sold to developers.

Vacation Ownership

        ILG's Vacation Ownership segment engages in the management, sales, marketing, financing, and development of vacation ownership interests and related services to owners and associations. ILG provides management services to nearly 200 vacation ownership properties and/or their homeowners associates through VRI, Trading Places International, VRI Europe and HVO.

        In addition, the Vacation Ownership segment contains the HVO sales and financing business, which sells, markets, finances, develops and/or licenses the HVO brand for 16 vacation ownership resorts that participate in the Hyatt® Residence Club.

        For a more detailed description of ILG's reporting segments, see ILG's Quarterly Report on Form 10-Q for the three months ended September 30, 2015 and ILG's Annual Report on Form 10-K for the year ended December 31, 2014, each of which is incorporated by reference in this proxy statement/prospectus.

International Operations

        ILG conducts operations through offices in the United States and 15 other countries. For the year ended December 31, 2014, revenue was sourced from over 100 countries worldwide. For the years ended December 31, 2014, 2013 and 2012, no revenue sourced outside of the United States or Europe from any individual country or geographic region exceeded 10% of consolidated revenue. Geographic information on revenue, based on sourcing and physical location can be found in ILG's annual report on Form 10-K for the year ended December 31, 2014, which has been incorporated by reference in this proxy statement/prospectus.

Competition

        ILG's global vacation ownership exchange business principally competes for developers and consumer market share with Resort Condominiums International, although there are several third parties that operate in the industry with a more limited scope of available accommodation. The competition for developers and homeowners' associations has concentrated on the quality of resorts in an exchange's network, the level of service provided to members, the range and level of support services, flexibility of the exchange program, demographics of the membership base, annual membership costs and management continuity and strategic industry relationships.

        Although RCI had a greater number of resorts in its exchange network and reported a larger number of owners of vacation interests participating in its vacation ownership membership programs for the year ended December 31, 2014, ILG believes it has performed well with developers of high quality vacation ownership properties and their owners. This belief is based primarily on the quality of the resorts in ILG's Interval Network and the related services provided by these resorts, coupled with favorable membership demographics and a continued commitment to attract distinctive resorts to the network and foster memorable vacation experiences for its members.

        Points-based vacation clubs and large resort developers are increasingly operating their own internal exchange systems to facilitate exchanges for owners of vacation interests at their resorts as they increase in size and scope, and provide increasing competition for the Exchange and Rental segment. Increased consolidation in the industry enhances this competition. In addition, vacation clubs and resort developers may have direct exchange relationships with other developers.

        ILG's rental business competes with hotels and other leisure accommodations providers for vacationers on the basis of its range of available accommodations, price, locations, and amenities. In addition, ILG also competes with alternative lodging marketplaces such as Airbnb and HomeAway, which operate websites that market available furnished, privately-owned residential properties, including homes and condominiums, in locations throughout the world, which can be rented on a nightly, weekly or monthly basis.

Seasonality

        ILG's business and revenue is influenced by the seasonal nature of travel. The Exchange and Rental segment recognizes revenue upon the confirmation of exchange and getaway reservations, which has generally resulted in higher revenue in the first quarter and lower revenue in the fourth quarter. The vacation rental businesses recognize revenue based on occupancy, which has generally generated higher revenue in the first and third quarters, as a result of increased leisure travel to Hawaii-based managed properties during those periods.

Intellectual Property

        ILG has a broad intellectual property portfolio, including service marks, trademarks and domain names, copyrights, trade secrets and similar intellectual property (as applicable), which it views as critical to its success. ILG's businesses also rely heavily on proprietary software, informational databases and other components that make up their products and services.

        ILG relies on a combination of laws and contractual restrictions with employees, customers, suppliers, affiliates and others to establish and protect these proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use trade secret or copyrighted intellectual property without authorization which, if discovered, might require legal action to correct. In addition, third parties may independently and lawfully develop substantially similar intellectual property.

        ILG generally registers, or when appropriate secures by contract, its trademarks and service marks as they are developed and used, and reserves and registers domain names as it deems appropriate. ILG generally considers the protection of its trademarks to be important for purposes of brand maintenance and reputation; however, effective trademark protection may not be available or may not be sought in every country in which products and services are made available, and contractual disputes may affect the use of marks governed by private contract. Similarly, not every variation of a domain name may be available or be registered, even if available. ILG's failure to protect its intellectual property rights in a meaningful manner or challenges to related contractual rights could result in erosion of brand names and limit ILG's ability to control marketing on or through the internet using its various domain names or otherwise, which could adversely affect ILG's business, financial condition or results of operations.

        From time to time in the ordinary course of business, ILG is a party to various legal proceedings and claims, including claims of alleged infringement of the trademarks, copyrights, patents and other intellectual property rights of third parties. In addition, litigation may be necessary in the future to enforce ILG's intellectual property rights, protect trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect ILG's business, financial condition or results of operations.

Employees

        As of December 31, 2014, ILG had approximately 6,100 employees worldwide. With the exception of employees at two properties in Hawaii, one property in California, one property in Puerto Rico and employees in Argentina, Italy, Mexico and Spain, employees are not represented by unions or collective bargaining agreements. ILG believes that relationships with its employees are generally good.

Government Regulation

        ILG's businesses are subject to and affected by international, federal, state and local laws, regulations and policies, which are subject to change. These laws include the following, which ILG believes to be the most relevant to its businesses:

  •
  laws governing the collection and use of personal data from ILG's customers, as well as the sharing of customer data with affiliates and third parties, including privacy laws and regulations enacted in the United States and the European Union Directive on Data Protection;

  •
  federal and state regulations on the marketing of ILG's products and services through various distribution channels, such as telemarketing regulations;

  •
  privacy and data collection laws and regulations with respect to the Internet;

  •
  laws and regulations related to the marketing and sales of travel agency products and services, including laws and regulations with respect to unfair and deceptive advertising or practices and disclosure obligations as a "seller of travel";

  •
  registration requirements applicable to developers of ILG's vacation ownership properties as well as laws and regulations related to the sale, marketing, financing and creditors' rights with respect to vacation ownership properties and interests;

  •
  the European Union's Timeshare Directive and other regulations applicable to exchange services;

  •
  the licensing and inspection of lodging and restaurant businesses and regulations related to health, sanitation and safety;

  •
  licensing and regulation governing alcoholic beverage service;

  •
  innkeepers' laws regarding accessibility and public accommodation laws prohibiting disability at lodging facilities; and

  •
  fire safety, real estate brokerage and community association management licensing statutes and regulations.

ILG Business After the Transactions

        ILG was spun off of IAC/InterActiveCorp. in August 2008, and has traded on the NASDAQ under the ticker symbol "IILG" since that time. ILG's subsidiaries have been active in non-traditional lodging for decades, concentrating on the vacation ownership business. Prior to ILG's October 2014 acquisition of the Hyatt® Vacation Ownership business, its focus had been on providing exchange, rental and management services. With the Hyatt® Vacation Ownership transaction, ILG began selling, marketing and developing vacation ownership properties.

        The Vistana Vacation Ownership Business is complementary to ILG's vacation ownership businesses, and provides a much larger sales, marketing and development platform to grow alongside the HVO business.

        Following the Transactions, ILG will continue to be traded on the NASDAQ.

        The key elements of ILG's strategy after the Transactions are as follows:

Enlarging the platform for growth

        ILG plans to invest in and grow both the Vistana Vacation Ownership Business and HVO through enhanced marketing efforts, expanding existing projects, converting the Transferred Properties, and executing on opportunities to develop or otherwise acquire resort inventory. ILG intends to continue providing the exceptional service and vacation experiences to which owners at vacation ownership resorts branded Hyatt®, Westin® and Sheraton® are accustomed.

        The ILG portfolio includes companies with long and successful track records of leadership in the vacation industry, and the addition of the Vistana Vacation Ownership Business will expand and fortify ILG's timeshare resort management and exchange businesses. Importantly, Vistana provides a new platform for growth with a strong vacation ownership sales, marketing and financing infrastructure, while further advancing ILG's strategy of increasing its recurring fee-for-service revenue. ILG expects the Vistana platform revenue growth will primarily originate from the development and sale of vacation ownership interests in existing markets, conversion of and sales at the Transferred Properties and added distribution through new sales centers.

        In addition, ILG plans to selectively evaluate potential joint ventures, acquisitions, and other business arrangements that focus on non-traditional lodging. These activities may be used to expand the Vistana, Hyatt® Residence Club and ILG's other vacation ownership, exchange and rental businesses, provide cross-selling opportunities, or otherwise enhance or complement existing operations and strategy.

Grow highly predictable fee businesses

        ILG intends to grow the highly predictable fee business earned on the recurring revenue from its resort management, vacation network and owner services activities. By developing and selling vacation ownership interests, ILG expects to generate additional cost-plus management contracts and increase membership in both the branded proprietary clubs and the Interval International business. Furthermore, ILG expects to achieve incremental revenue growth from expanding the products and services provided to owners, members and guests.

Leveraging strategic developer, vacation club and homeowners association relationships to expand product and service offerings

        ILG believes it can leverage its existing, long-standing relationships with strategic developers, vacation clubs and homeowners' associations to capitalize on expanded product offerings related to exchange, rental and management. For example, Interval International offers several membership tiers, Basic, Gold and Platinum, which developers may promote in conjunction with their product at point of sale as well as the Club Interval points-based exchange program that developers and resellers can offer as an upgrade to existing owners and new purchasers. This allows owners the option to convert their weeks-based ownership into a points currency and experience the flexibility of exchanging with Interval based on points.

        In addition, ILG looks to collaborate with third parties to develop additional properties that will join the Hyatt® Residence Club or the Vistana Vacation Ownership Business, including through capital-light opportunities.

Deliver world-class experiences at branded properties in premier locations

        While ILG has always been focused on providing members and resort guests with memorable vacation experiences, as the global master licensee for the Hyatt®, Westin® and Sheraton® brands in vacation ownership, ILG has an amplified role in developing, operating and maintaining vacation ownership resorts at the highest level of quality and service. Existing resorts, located in premier destinations in North America such as Hawaii, Florida, California, Colorado, Mexico and the Caribbean, attract loyalists that expect world-class branded experiences. ILG will seek to consistently deliver remarkable vacation memories in high-value resort destinations.

Continuing to expand internationally

        ILG expects to continue to make strategic investments to grow in international markets. In 2013, ILG formed the VRI Europe joint venture with CLC World Resorts and expanded its vacation ownership management business to Europe. Over the past several years, the Interval Network has been affiliating more resorts abroad than in the United States with 75% of the newly-affiliated resorts from 2012 through 2014 located outside the United States. With the license for three globally-recognized upper-upscale brands in vacation ownership, ILG plans to take advantage of opportunities to expand these businesses internationally.

Maintain an efficient balance sheet

        ILG expects to maintain a prudent level of debt and ensure access to capital commensurate with operating needs, growth profile and risk mitigation policies. ILG intends to meet liquidity needs through operating cash flow, credit facilities and access to the asset-backed financing market. Further, ILG intends to regularly review capital efficient opportunities, balancing its capital structure strategy with stockholder returns.

        The foregoing description of the ILG business and the Vistana Vacation Ownership Business after the Transactions includes certain forward-looking statements. Future activities could be affected by a number of factors, uncertainties and risks. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" discussed earlier in this proxy statement/prospectus."

Directors and Executive Officers of ILG Before and After the Merger

  •
  Board of Directors

        Effective as of the consummation of the Merger, the size of the ILG Board of Directors will be increased from 11 members to 13 members. Following the effective time of the Merger, the ILG Board of Directors will be composed of nine of the 11 members of the Board of Directors of ILG immediately prior to the consummation of the Merger, as well as four members designated by Starwood and reasonably acceptable to the nominating committee of ILG. The four Starwood designees, or their replacement designees, will be nominated by the ILG Board of Directors and recommended for election at each of the next two annual meetings following the consummation of the Merger. Liberty has agreed that one of its director designees will resign from the ILG Board of Directors in connection with the Transactions.

        The name, age and biographical information for each person who is currently a member of the ILG Board of Directors is listed below.

        Craig M. Nash, age 62, President and Chief Executive Officer of ILG; Chairman of the ILG Board of Directors. Mr. Nash, has served as President and Chief Executive Officer of ILG since May 2008 and as Chairman of the Board of ILG since August 2008. Mr. Nash served as President of Interval from August 1989 until September 2014. Prior to assuming this role, Mr. Nash served in a series of increasingly significant roles with Interval, including as General Counsel. Mr. Nash joined Interval in 1982. Mr. Nash serves on the Board of Directors of the American Resort Development Association and is also a member of its Executive Committee.

        David Flowers, age 61, Director since August 2008. Prior to December 31, 2014, Mr. Flowers served as Senior Vice President and Managing Director, Alternative Investments of Liberty Media Corporation, which holds ownership interests in a broad range of electronic retailing, media, communication and entertainment businesses, since October 2000, Treasurer since April 1997 and Vice President since June 1995. He also served as Senior Vice President and Treasurer of Discovery Holding Company from May 2005 to September 2008. Mr. Flowers was a member of the board of directors of Sirius XM Radio Inc., a subscription satellite radio company March 2009 until December 2014. Mr. Flowers was nominated as a director of ILG by Liberty Interactive Corporation (formerly Liberty Media Corporation).

        Victoria L. Freed, age 58, Director since October 2012. Ms. Freed has also served as Senior Vice President, Sales, Trade Support and Service for Royal Caribbean International, a global cruise vacation company, since January 2008. Prior to joining Royal Caribbean, she spent 29 years with Carnival Cruise Lines, where she was Senior Vice President of Sales and Marketing for 15 years. From 1998 to 2000, Ms. Freed also served as the first female chairman of the Cruise Line International Association, the marketing and travel agent training arm of the North American cruise industry. Ms. Freed earned a bachelor's degree in business with an emphasis in marketing from the University of Colorado. She also holds a Certified Travel Counselor (CTC) designation.

        Chad Hollingsworth, age 39, Director of ILG since February 2015. Mr. Hollingsworth joined Liberty Interactive Corporation (formerly known as Liberty Media Corporation) in November 2007 and has served as a Vice President since December 2011. He also has served as a Vice President of Liberty Media Corporation (including its predecessor) since December 2011, Liberty TripAdvisor Holdings, Inc. since August 2014 and Liberty Broadband Corporation since October 2014. Mr. Hollingsworth focuses on transaction and structuring opportunities, strategic advisory work and venture capital investment evaluation. He received his bachelor's degree from Stanford University in human biology, with honors, and is a CFA® charterholder. Mr. Hollingsworth was nominated as a director of ILG by Liberty Interactive Corporation (formerly Liberty Media Corporation).

        Gary S. Howard, age 64, Director since August 2008. Mr. Howard served as Executive Vice President and Chief Operating Officer of Liberty Media Corporation from July 1998 to February 2004 as well as serving on Liberty Media Corporation's board of directors from July 1998 until January 2005. Additionally, Mr. Howard held several executive officer positions with companies affiliated with Liberty

Media Corporation. Mr. Howard served on the board of directors of Dish Network Corporation prior to August 2013 and has served on the board of directors of Vubiquity, a private company that provides multi-platform video services, since September 2010. Mr. Howard was nominated as a director of ILG by Liberty Interactive Corporation (formerly Liberty Media Corporation).

        Lewis J. Korman, age 70, Director since August 2008. Mr. Korman is a business advisor to various companies: Trident Media Group, a literary agency in the media business, since 2002; Sandler Travis Trade Advisory Services, Inc., a customs management, consulting and trade compliance company, since 2006; Sandler, Travis & Rosenberg, an international trade law firm and business practice, since 2007. From 1999 until its sale in April 2015, Mr. Korman was a director of Learning Express LLC, a company engaged in test preparation for occupational certification and test assessment for educational institutions through the internet. From 1998 through 2007, Mr. Korman served as Vice Chairman of RAB Holdings, which owned Millbrook Distribution Services (a distributor of specialty foods and health and beauty products to supermarkets), and The B. Manischewitz Company (a manufacturer of kosher and related ethnic food products). From 1997 to 2009, he was an advisor to X.L. Capital, Ltd., a reinsurance company. From 1992 to 1997, until acquired by a predecessor of IAC/InterActiveCorp, Mr. Korman was President and Chief Operating Officer of Savoy Pictures Entertainment, motion picture distributor and owner of four Fox affiliated television stations. He served as Senior Executive Vice President and Chief Operating Officer of Columbia Pictures Entertainment (motion picture and television production and distribution) from 1988 until 1989, and as Senior Executive Vice President of its predecessor, TriStar Pictures from 1987. Mr. Korman was a partner in a law firm until 1986.

        Thomas J. Kuhn, age 53, Director since August 2008. Mr. Kuhn has been the managing member of Doorbrook, LLC, an advisory and investment firm since January 2014. From 2000 through December 2013, Mr. Kuhn was a Managing Director at Allen & Company LLC, an investment banking firm. Prior to joining Allen, he had been the Senior Vice President and General Counsel of USA Networks, Inc. (a predecessor to IAC).

        Jeanette E. Marbert, age 59, Director since February 2015. Ms. Marbert has also served as Chief Operating Officer of ILG since August 2008 and as Executive Vice President since June 2009. She has served in such capacity for Interval since June 1999. Prior to her tenure as Chief Operating Officer, Ms. Marbert served as General Counsel of Interval from 1994 to 1999. Ms. Marbert joined Interval in 1984.

        Thomas J. McInerney, age 51, Director since May 2008. Mr. McInerney served as Executive Vice President and Chief Financial Officer of IAC from January 2005 through March 2012. Mr. McInerney previously served as Chief Executive Officer of IAC's Retailing sector from January 2003 through December 2005. Prior to this time, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster (prior to it becoming a wholly owned subsidiary of IAC in January 2003) and its predecessor company, Ticketmaster Online-Citysearch, Inc., since May 1999. Prior to joining Ticketmaster, Mr. McInerney worked at Morgan Stanley, most recently as a Principal. Mr. McInerney currently serves as a director of HSN Inc., a television and online retailer, Yahoo! Inc., a digital media company, Cardlytics, Inc., a purchase-based data intelligence platform, and Match Group, Inc., a leading provider of dating products.

        Thomas P. Murphy, Jr., age 67, Director since August 2008. Mr. Murphy is Chairman and Chief Executive Officer of Coastal Construction Group, a construction company, which he founded in 1989. Mr. Murphy has over 40 years of construction and development experience, which encompasses hospitality, resort, office, retail, industrial, institutional and residential projects. Mr. Murphy is an honorary board member of Baptist Health Systems of South Florida and is a member of the National Construction Industry Round Table, the National Association of Home Builders and the Florida Home Builders Association. He also serves as a director of The St. Joe Company, a New York Stock Exchange (NYSE) listed real estate developer.

        Avy H. Stein, age 60, Director since August 2008 and Lead Director since December 2008. Mr. Stein is a Managing Partner of Willis Stein & Partners, a Chicago-based private equity firm that invests in companies in the consumer, education, healthcare and specialized business service industries. Mr. Stein co-founded Willis Stein & Partners with John Willis in 1994. Mr. Stein serves many philanthropic organizations. He is a co-chairman of the Development Council for B.U.I.L.D. (Broader Urban Involvement in Leadership Development), an organization that provides career and educational development for inner city youth, a member of the Board of Trustees, former Chairman of the audit and risk committee and Treasurer, and current Chairman of the Investment Committee and acting member of the Executive Committee of the Ravinia Festival; as well as a member of the Economic Club and Commercial Club of Chicago and The Standard Club. Mr. Stein also serves on the Board of Directors and compensation and nominating and corporate governance committees of Roundy's, Inc., a NYSE-listed grocer in the Midwest. Mr. Stein serves on the boards of directors, and in some cases as chairman or co-chairman of, privately-held companies in which his private equity firm has a stake such as VelociTel, Lincoln Renewable Energy, Education Partners, LLC, Strategic Materials and Education Corporation of America. Mr. Stein is a certified public accountant, and received his law degree in 1980 from Harvard University.

        Starwood is in the process of identifying the individuals whom it will designate for appointment to the ILG Board of Directors upon the consummation of the Merger, and details regarding these individuals will be provided when available.

        Each of the current members of ILG's Board of Directors, other than Mr. Nash and Ms. Marbert, who are executive officers of ILG, and Mr. Flowers and Mr. Hollingsworth, who have current or former relationships with Liberty or its affiliates, have been determined to be independent pursuant to the listing standards for NASDAQ and Rule 10A-3 under the Exchange Act. Mr. Stein, Ms. Freed and Mr. Murphy currently serve on ILG's compensation committee, and none have been an officer or employee of ILG. None of ILG's executive officers or directors serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of ILG's Board of Directors or compensation committee. Further information regarding the members of ILG's Board of Directors and their interests, compensation of ILG's directors and officers, and compensation committee interlocks and insider participation, if any, can be found in ILG's definitive proxy statement on Schedule 14A, which ILG filed with the SEC on April 6, 2015, which information is incorporated into this document by reference.

  •
  Executive Officers

        The executive officers of ILG immediately following the closing of the Merger are expected to be the officers of ILG immediately prior to the closing of the Merger.

        We have listed below biographical information for each person who is currently expected to be an executive officer of ILG after the Merger.

        Craig M. Nash, Chief Executive Officer. Mr. Nash has served as Chairman of the Board, President, and Chief Executive Officer of Interval Leisure Group since its inception in 2008. In this role, he leads the development and execution of the company's global strategy. Previously, he held a series of increasingly significant positions with Interval International, including General Counsel, President, and Chief Executive Officer. He joined the company in 1982.

        Jeanette E. Marbert, Chief Operating Officer and Executive Vice President. Ms. Marbert has served as Chief Operating Officer of ILG since 2008 and Executive Vice President since 2009. She is responsible for the company's worldwide operations, as well as its human resources and information technology initiatives. Previously she held executive management positions with Interval International, including General Counsel and Chief Operating Officer. Ms. Marbert joined the company in 1984.

        William L. Harvey, Chief Financial Officer and Executive Vice President. Mr. Harvey joined ILG in 2008, and has an extensive background in finance, including expertise in the areas of treasury, cash management, bank compliance, internal audit, accounting, and SOX. Most recently, Mr. Harvey was Chief Financial Officer for TrialGraphix, Inc. He also has served as Vice President for LNR Property Corporation, Chief Financial Officer for Pan Am International Flight Academy, Inc., and was a partner at Deloitte & Touche.

        John A. Galea, Chief Accounting Officer; Senior Vice President and Treasurer. Mr. Galea has served as the Chief Accounting Officer of ILG since August 2008 and as Senior Vice President and Treasurer of ILG since June 2009. He has served as Chief Financial Officer of Interval and as one of its Directors since October 2006. Prior to this appointment, Mr. Galea served as Interval's Senior Vice President and Chief Accounting Officer from June 2004. Mr. Galea joined Interval in 2000 as its Vice President, Accounting and Corporate Controller.

        Victoria J. Kincke, Senior Vice President, General Counsel and Secretary. Ms. Kincke has served as Secretary of ILG since May 2008 and as Senior Vice President and General Counsel of ILG since August 2008. In addition, she has served as Senior Vice President since May 2005 and General Counsel since July 1999 of Interval. Previously, she served in other legal management positions of increasing responsibility since joining Interval in 1997.

Compensation of Executive Officers of ILG After the Merger

        The officers of ILG immediately prior to the Merger will continue to be the officers of ILG after the Merger. The compensation and human resources committee of the ILG Board of Directors oversees the compensation of the chief executive officer and the other executive officers and senior management of ILG, and will continue such oversight following the Merger. In addition, in connection with the consummation of the Merger, one Starwood designee will be appointed to the compensation and human resources committee. ILG's compensation and human resources committee routinely evaluates the executive compensation program, in conjunction with recommendations from management and outside consultants, and is reviewing the appropriate benchmarking based on the Transactions. The compensation and human resources committee has designated a $1.5 million pool for transaction bonuses, and executive officers will participate in this pool.

INFORMATION ABOUT STARWOOD

        Starwood, a Maryland corporation formed in 1980, has its principal executive offices at One StarPoint, Stamford, Connecticut 06902.

        In 2014, Starwood had more than 1,200 properties in approximately 100 countries and employed approximately 180,000 people. Starwood conducts its worldwide operations through three separate hotel segments (the Americas, EAME and Asia Pacific), with a separate vacation ownership and residential business segment. Starwood's hotel business is focused on the global operation of hotels and resorts in the luxury and upper-upscale segments of the lodging industry, providing both hotel management and brand franchising services. The vacation ownership and residential business consists of 15 stand-alone vacation ownership resorts and residential properties. Starwood operates through ten distinct brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Tribute Portfolio®, Four Points® by Sheraton, Aloft®, and Element®.

        Starwood also operates the SPG program, which is an award-winning, proprietary frequent traveler, customer loyalty and multi-brand marketing program that encourages Starwood's members to concentrate their stays within Starwood's nine brands and to try new hotels in the Starwood family, allowing members to earn and redeem points for room stays, room upgrades and airline flights, with no blackout dates. Since its introduction in 1999, the SPG program has been one of the most innovative and rewarding loyalty programs in the hospitality industry.

        Starwood's internet address is www.starwoodhotels.com. Please note that Starwood's internet address is included in this proxy statement/prospectus as an inactive textual reference only. The information contained on Starwood's website is not incorporated by reference into this proxy statement/prospectus or any future documents that may be filed with the SEC and should not be considered part of this document. Starwood makes available on this website free of charge, its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after it electronically files or furnishes such materials to the U.S. Securities and Exchange Commission. Investors may access these filings in the "Investor Relations" section of Starwood's website.

        For a more detailed description of the business of Starwood, see Starwood's annual report for the year ended December 31, 2014 filed with the SEC on Form 10-K.

 INFORMATION ABOUT THE VISTANA VACATION OWNERSHIP BUSINESS

Description of the Business

        Vistana is the exclusive worldwide developer, marketer, seller and manager of high-end vacation ownership properties for the Westin® and Sheraton® brands. The Vistana Vacation Ownership Business network consists of 19 vacation ownership resorts and three fractional residence properties located in key vacation markets in appealing destinations within the United States, Mexico and the Caribbean. In December 2014, the Vistana Vacation Ownership Business approved the development of an additional vacation ownership resort in Hawaii (The Westin® Nanea Ocean Villas), which has been in active sales since August 2015, but not yet in operation. Vistana's resorts and its affiliation with the Starwood Preferred Guest loyalty program, which we refer to as the SPG Program, provides Vistana vacation ownership property owners with world-class vacation experiences and access to approximately 1,200 Starwood hotels and resorts around the world. The Vistana Vacation Ownership Business generates most of its revenue from selling VOIs financing its customers' VOI purchases, managing its resort and vacation network and providing on-site rental and ancillary hospitality services.

        The Vistana Vacation Ownership Business has a 35-year operating history during which it has developed approximately 5,000 vacation ownership units, which we refer to as villas, sold more than $6 billion of VOIs and established an ownership base of approximately 220,000 owner-families. The Vistana Vacation Ownership Business's development experience ranges from hotel conversions to purpose-built, single-site resorts in excess of a thousand units constructed in phases. The Vistana Vacation Ownership Business expects to grow its business through development of additional phases at existing resorts, developing new resorts in existing markets, converting all or part of the Transferred Properties to vacation ownership products and expanding its sales distribution capabilities.

  •
  Additional phases at existing resorts.  The Vistana Vacation Ownership Business has near-term plans to develop additional phases at several of its existing resorts, including Sheraton® Vistana Villages in Orlando, Florida, The Westin® Desert Willow Villas, in Palm Desert, California and The Westin® St. John Resort & Villas in St. John, U.S. Virgin Islands. The Vistana Vacation Ownership Business also has capacity for additional phases at its South Carolina and Colorado resorts.

  •
  New resorts in existing markets.  In February 2015, the Vistana Vacation Ownership Business announced a 390-villa development at The Westin® Nanea Ocean Villas in Maui, Hawaii, which Vistana began pre-selling in August 2015. The Vistana Vacation Ownership Business will pursue additional development opportunities in its other existing markets that have similarly strong customer appeal, proven performance and cost efficient distribution.

  •
  Hotel conversions.  In the Separation, the Vistana Vacation Ownership Business will also acquire five additional Sheraton® and Westin® branded properties owned by Starwood. Over time, the Vistana Vacation Ownership Business intends to convert some or all of these properties—the Transferred Properties—in whole or in part to vacation ownership properties that will provide Vistana with additional VOI inventory in highly desirable locations.

  •
  Accelerated distribution.  Vistana expects to generate additional sales capacity and tour volume by opening new sales galleries at select properties transferred to it through the Separation. Vistana intends to use these new sales galleries to market VOIs at existing resorts. Once the sales process begins at a Transferred Property, these sales galleries will serve primarily as distribution channels for the applicable Transferred Property.

        Vistana is well-positioned to capitalize on the growing market for vacation ownership product, due to its high-quality brands, SPG Program affiliation, superior reputation, distribution channels, sales infrastructure, existing inventory and development opportunities at its attractive, highly-desirable resort destinations. Vistana has benefitted from strong continuity across its senior management team, with members of senior management having worked with Vistana or Starwood for over 20 years on average. Vistana's execution capabilities are supported by its existing workforce of approximately 5,300 associates employed at its corporate offices, vacation ownership resorts and certain of the Transferred Properties.

Vistana Resorts, Properties and Land

        Upon completion of the Separation, Vistana expects the Vistana Vacation Ownership Business network will include 19 vacation ownership resorts, three fractional residence properties, the Transferred Properties and land where Vistana has begun to or may choose to develop additional VOIs.

Existing Resorts and Land

			Units(2)
		Primary Experience(1)
Resort Name	Location		Completed	Planned(3)	Total
Vacation Ownership Resorts
Sheraton® Vistana Resort	Orlando, FL	Theme park	1,566	—	1,566
Sheraton® Vistana Villages	Orlando, FL	Theme park	892	734	1,626
Vistana's Beach Club	Jensen Beach, FL	Beach	76	—	76
Sheraton® PGA Vacation Resort	Port St. Lucie, FL	Golf	30	—	30

Florida Total(4)			2,564	734	3,298
The Westin® Nanea Ocean Villas(5)	Maui, HI	Beach	—	390	390
The Westin® Ka'anapali Ocean Resort Villas	Maui, HI	Beach	280	—	280
The Westin® Ka'anapali Ocean Resort Villas North	Maui, HI	Beach	258	—	258
The Westin® Princeville Ocean Resort Villas	Kauai, HI	Beach	173	—	173

Hawaii Total(4)			711	390	1,101
The Westin® Lagunamar Ocean Resort Villas & Spa	Cancun, MX	Beach	290	—	290
The Westin® St. John Resort & Villas	St. John, USVI	Beach	200	52	252
Harborside Resort at Atlantis(6)	Nassau, Bahamas	Beach/Casino	198	—	198

Mexico and The Caribbean Total(4)			688	52	740
Sheraton® Broadway Plantation	Myrtle Beach, SC	Golf/Beach	342	160	502

South Carolina Total			342	160	502
The Westin® Mission Hills Resort Villas	Rancho Mirage, CA	Golf/Desert	158	—	158
The Westin® Desert Willow Villas, Palm Desert	Palm Desert, CA	Golf/Desert	156	144	300

California Total			314	144	458
The Westin® Kierland Villas	Scottsdale, AZ	Golf/Desert	149	—	149
Sheraton® Desert Oasis Villas	Scottsdale, AZ	Golf/Desert	150	—	150

Arizona Total			299	0	299
Sheraton® Mountain Vista	Vail Valley, CO	Ski/Mountain	78	—	78
The Westin® Riverfront Mountain Villas	Vail Valley, CO	Ski/Mountain	34	—	34
Lakeside Terrace Villas	Vail Valley, CO	Ski/Mountain	23	—	23
Sheraton® Steamboat Resort	Steamboat Springs, CO	Ski/Mountain	21	—	21

Colorado Total(4)			156	0	156

Total Vacation Ownership Resorts, 19 Operating and 1 Under Development			5,074	1,480	6,554

Yield on Remaining Inventory Available for Sale(7)			$740 million

Fractional Residence Properties
The Phoenician Residences, The Luxury Collection® Residence Club	Scottsdale, AZ	Golf/Desert	6	—	6
The St. Regis® Residence Club, Aspen	Aspen, CO	Ski/Mountain	25	—	25
The St. Regis® Residence Club, New York	New York, NY	City/Cultural	31	—	31

Total, 3 Fractional Residence Properties			62	0	62

Total Properties, 22 Operating and 1 Under Development			5,136	1,480	6,616

(1)
Denotes primary experience. All of Vistana's resorts enjoy multiple attractions and experiences, including many with attractive year round weather and other vacation/entertainment experiences.

(2)
As of September 30, 2015.

(3)
These properties are entitled for vacation ownership use and are currently in either development, planning or evaluation stages.

(4)
Excludes additional developable land in Florida, Hawaii, St John, Mexico and Colorado, which are not included in Vistana's near term development plans but are under evaluation for longer-term inventory needs.

(5)
Currently under construction.

(6)
Unconsolidated joint venture that is materially sold out. Vistana continues to manage an on-site sales operation on behalf of the joint venture.

(7)
Sales volume remaining in completed units as of September 30, 2015 excluding Harborside Resort JV. Yield based on inventory pricing as of the third quarter 2015.

Transferred Properties

        Upon completion of the Separation, Vistana or its subsidiaries will own five properties which it intends to convert, in whole or in part, to vacation ownership inventory over time. Each of these properties, other than The Westin® Resort & Spa, Los Cabos, is currently operating as a hotel. Vistana anticipates the conversions will occur over time and in phases intended generally to match projected inventory management needs. The scope and timing of the conversions is dependent on the particular property, but may include improvements to existing infrastructure and amenities as well as the conversion of hotel keys to villa inventory. At completion of the Separation, the Transferred Properties will be managed by Starwood. While the ultimate scope and timing and related costs associated with the conversions have not yet been determined, conversion planning is currently underway for The Sheraton® Steamboat Resort, the Sheraton® Kauai Resort, The Westin® Resort & Spa, Cancun and The Westin® Resort & Spa, Los Cabos, including the creation of master plans and phasing timelines as well as the evaluation of related costs. Conversion plans for The Westin® Resort & Spa, Puerto Vallarta are currently in the initial evaluation phase. See "Risk Factors" for further discussion of risks associated with real estate development activities.

Transferred Properties	Location	Experience	Hotel Rooms
The Westin® Resort & Spa, Cancun	Cancun, MX	Beach	379
The Westin® Resort & Spa, Puerto Vallarta	Puerto Vallarta, MX	Beach	280
The Westin® Resort & Spa, Los Cabos(1)	Los Cabos, MX	Beach	243
Sheraton® Kauai Resort	Kauai, HI	Beach	394
Sheraton® Steamboat Resort(2)	Steamboat Springs, CO	Ski/Mountain	264

Total			1,560

(1)
The Westin® Resort & Spa, Los Cabos was damaged by Hurricane Odile in September 2014. As of the date of this filing, the hotel is closed for related repairs.

(2)
The vacation ownership portion of Sheraton® Steamboat Resort is also included in the count of 19 operating vacation ownership resorts.

        For the periods presented these assets are recorded within property and equipment, net on Vistana's combined balance sheet. When conversion of the properties begins, the costs related to those components under development will be transferred from property and equipment, net to inventory. Costs expended to complete the phased conversion of these properties will be recorded within the inventory and property and equipment, net line items on the Vistana Vacation Ownership Business combined balance sheets. The costs recorded to property and equipment, net are related to the developer retained assets within the projects.

Vistana Licensed Brands

        In connection with the closing of the Transactions, Vistana will enter into a License Agreement with Starwood, which will, among other things, provide Vistana with an exclusive license agreement to design, build, manage and maintain Vistana's existing and future vacation ownership resorts under the Westin® and Sheraton® brands. In addition, Vistana will have a limited exclusive license to use the St. Regis® and The Luxury Collection® brands in connection with existing fractional residence properties. See "Additional Agreements Related to the Separation, the Distribution and the Merger—License Agreement."

Westin®

        As an upper-upscale leader in hospitality with an emphasis on wellness and design, Westin® combines innovative products and programs with stylish design. From the world-renowned Heavenly Bed to the Westin® WORKOUT Fitness Studio, the Westin® brand provides guests superior products and unique experiences. Westin® Vacation Club embraces the brand attributes and demonstrates sophisticated style and experience within a vacation ownership property. As of December 31, 2014, Vistana's Westin® Vacation Club portfolio consisted of nine resorts in eight destinations in Hawaii, Mexico, Arizona, California, Colorado and St. John. Owners in Vistana's Westin®-branded vacation ownership resorts receive Gold-level SPG Program membership.

Sheraton®

        Sheraton® has over 75 years of history and is an iconic global hospitality brand that provides a warm welcome and creates opportunities for guests to connect with each other and their important life relationships. Sheraton® Vacation Club serves the upper-upscale tier of vacation ownership, targeting customers who tend to vacation regularly with immediate and extended family. As of December 31, 2014, Vistana's Sheraton® Vacation Club portfolio consisted of seven resorts in six destinations in Florida, Arizona, Colorado and South Carolina. Owners in Vistana's Sheraton®-branded vacation ownership resorts receive Gold-level SPG Program membership.

St. Regis®

        Combining classic sophistication and tradition with a modern sensibility, the St. Regis® brand is committed to delivering exceptional experiences for today's global elite travelers. The St. Regis® Residence Club offers the luxury of fractional ownership through the St. Regis® Residence Club, New York and the St. Regis® Residence Club, Aspen for those who seek rare and exclusive opportunities. Residence Club Members at these properties enjoy bespoke services and amenities including a personal travel concierge. Owners in Vistana's St. Regis®-branded fractional ownership properties receive Platinum-level SPG Program membership.

The Luxury Collection®

        The heritage of The Luxury Collection® is defined through authentic experiences and impeccable service. The Phoenician Residences, a Luxury Collection Residence Club in Scottsdale is the brand's only fractional ownership community where owners enjoy multi-week fractional ownership in a supreme setting with premier amenities, including a personal travel concierge. Owners in Vistana's The Luxury Collection®-branded fractional ownership resort receive Platinum-level SPG Program membership.

Starwood Preferred Guest® Program and Starwood's Global Footprint

        The SPG Affiliation Agreement to be entered into in connection with the Separation will allow the Vistana Vacation Ownership Business to continue to offer preferred membership in one of the industry's leading loyalty programs, the SPG Program. The SPG Program allows members to earn and redeem Starpoints for room stays, room upgrades and flights, with no blackout dates, to Starwood's ten global hotel brands as well as once-in-a-lifetime experiences through SPG Moments. The customers can travel to available properties within Starwood's hotel network consisting, as of September 30, 2015, of ten brands and comprising approximately 1,200 hotels in 100 countries as the following table notes:

Starwood's Global Footprint

Brand(1)	North America	Latin America	Europe	Africa and Middle East	China	Rest of Asia	Total(2)
Aloft®	70	5	6	1	9	9	100
Element®	17	—	1	—	1	—	19
Four Points®	119	19	13	8	23	22	204
Le Méridien®	20	2	16	27	10	27	102
Sheraton®	195	37	65	34	69	41	441
St. Regis®	11	3	6	4	6	5	35
The Luxury Collection®	16	12	41	6	7	18	100
W®	25	4	6	1	4	6	46
Westin®	122	13	18	5	21	25	204
Other	3	—	1	1	—	—	5

Total hotels	598	95	173	87	150	153	1,256

(1)
Starwood launched its tenth brand, Tribute Portfolio™, on April 16, 2015.

(2)
Property count as of September 30, 2015.

        For further discussion regarding the terms of the License Agreement and SPG Affiliation Agreement, see "Additional Agreements Related to the Separation, the Distribution and the Merger—License Agreement" and "Additional Agreements Related to the Separation, the Distribution and the Merger—Other Ancillary Agreements—SPG Affiliation Agreement."

Vistana Vacation Ownership Business Products

        The Vistana Vacation Ownership Business resorts are located in attractive destinations and offer spacious accommodations with studio, one-, two- and three-bedroom options. They include spacious living and dining areas, master bedrooms with upgraded master bathrooms, in-unit kitchens and laundry facilities, combined with resort amenities such as large swimming pools, restaurants and bars, marketplaces, fitness facilities and spas, as well as sports and recreation facilities and activity programming appropriate for a variety of vacation lifestyles. The vacation ownership business model provides for the consistent collection of annual maintenance fees and the establishment of capital reserves that allow Vistana's high-quality standards to be maintained.

        The Vistana Vacation Ownership Business offers its customers the flexibility to purchase its products in ways that best suit their vacation needs. Depending on the particular product being purchased, ownership in the Vistana Vacation Ownership Business system is conveyed through deeds or membership interests, interchangeably referred to as VOIs. Almost all of the Vistana Vacation Ownership Business VOIs constitute real estate interests and are conveyed by deed. However, in Mexico and the U.S. Virgin Islands, due to legal or structural limitations in those jurisdictions, the VOIs have been structured as ownership interests. All of the Vistana Vacation Ownership Business VOIs convey a direct or indirect legal ownership interest in the underlying real property. VOIs are sold in either a specific-site interval or in point packages that offer both specific site and multi-site resort options. Specific-site resort interval products are typically sold as fee simple deeded real estate interests at a specific resort representing an ownership interest in perpetuity, except where restricted by legal or other structural limitations. Specific-site resort owners have an exclusive reservation window at their home resort, followed by access to additional options through the Vistana Vacation Ownership Business vacation network. The exclusive booking window guarantees resort access to the owner creating greater owner satisfaction and enhancing the product value.

        VOI purchase prices vary depending on the resort, season and unit type. In all cases, the Vistana Vacation Ownership Business products have a point-structure within its vacation network that allows owners to travel within its villa resort collection, provides elite access in the SPG Program and facilitates external exchange through Interval International.

        The Vistana Vacation Ownership Business continues to evolve its product offerings. In January 2015, it introduced Sheraton® Flex, a multi-resort structure where owners have preferred access to multiple home resorts through a deeded real estate interest. As with the specific-site product, Sheraton® Flex allows owners an exclusive reservation window at a Sheraton® Flex resort followed by access to additional options through the Vistana Vacation Ownership Business vacation network. Sheraton® Flex home resorts currently include three resorts in Florida, one in Scottsdale, Arizona and one in Myrtle Beach, South Carolina. The Vistana Vacation Ownership Business has the ability to add additional resorts to Sheraton® Flex.

VOIs and Development Opportunities

        The Vistana Vacation Ownership Business plans to grow its revenue and operations primarily through increased vacation ownership interest sales volume. To facilitate these sales, it plans to source VOIs in the following ways:

Completed Villas

        As of September 30, 2015, the Vistana Vacation Ownership Business had developed 19 vacation ownership resorts and three fractional residence properties comprising over 5,000 villas, which represents approximately $740 million of its remaining inventory sales volume available.

Development

        The Vistana Vacation Ownership Business has development plans for 1,480 future villas, which include 390 villas at The Westin® Nanea Ocean Villas in Hawaii, a 26-acre oceanfront resort. Currently in pre-sales, this new resort is ideally located on Ka'anapali Beach in Maui and will feature a variety of world-class resort amenities, including an expansive lagoon-style pool and a beach bar. The new resort will also pursue the U.S. Green Building Council's Leadership in Energy and Environmental Design (LEED) certification for high-performance buildings.

        Costs incurred to date and expended in the future to complete the phased development of these properties is recorded within inventory and property and equipment, net on the Vistana Vacation Ownership Business combined balance sheets. The costs recorded to property and equipment, net are related to the developer retained assets within the projects. See "Risk Factors" for further discussion of risks associated with real estate development activities.

		Units
Resort Name	Location	Completed	Planned(1)	Total
The Westin® Nanea Ocean Villas	Maui, HI	—	390	390
The Westin® St. John Resort & Villas	St. John, U.S. VI	200	52	252
Sheraton® Vistana Villages	Orlando, FL	892	734	1,626
Sheraton® Broadway Plantation	Myrtle Beach, SC	342	160	502
The Westin® Desert Willow Villas, Palm Desert	Palm Desert, CA	156	144	300

Total		1,590	1,480	3,070

(1)
These properties are entitled for vacation ownership use and are currently in either development, planning or evaluation stages as follows:

•
The Westin® Nanea Ocean Villas is currently under construction with occupancy of its first phase expected in 2017.

•
Vistana is in the planning and permitting stages of development for its next phase of development at the Sheraton® Vistana Villages, The Westin® St. John Resort & Villas, and The Westin® Desert Willow Villas, Palm Desert.

•
Sheraton® Broadway Plantation future phase construction is currently under evaluation.

        Vistana also intends to convert all or a portion of the Transferred Properties to vacation ownership products over time.

Reacquired VOIs

        The Vistana Vacation Ownership Business reacquires existing VOIs in several ways including loan defaults, HOA payment defaults and open market purchases. In the event of a loan default, the Vistana Vacation Ownership Business is able to recover and return to inventory the underlying VOI. In the event of a maintenance fee default, the HOA will recover the owner's VOI. Vistana has entered into inventory recovery agreements with certain of its HOAs that provide it the right to purchase those VOIs. Terms of those agreements vary, including the purchase price. Additionally, the Vistana Vacation Ownership Business engages in a limited number of open market purchases of VOIs.

        Recovered VOI inventory may be sold by the Vistana Vacation Ownership Business to new customers or existing owners at full retail value. Once the Vistana Vacation Ownership Business reacquires a VOI, it is generally responsible for paying that VOI's share of maintenance dues beginning in the year after it takes title until the product is sold. Although the volume of VOIs that the Vistana Vacation Ownership Business recovers could fluctuate in the future for various reasons, in 2014, 2013, and 2012 respectively, it has recovered in the ordinary course of business through these sources less than 5% of the total VOIs cumulatively sold to and owned by Vistana owners at the beginning of each respective year.

Consumer Financing

        The Vistana Vacation Ownership Business's consumer financing capability provides eligible customers with loans to finance their vacation ownership purchases, services its loan portfolio, and provides it with liquidity to grow its business. The Vistana Vacation Ownership Business generates consumer financing income from the spread between the revenue generated on loans originated less its costs to fund and service those loans.

        The Vistana Vacation Ownership Business offers a wide array of financing solutions to customers purchasing VOIs. Its loans are collateralized by the underlying VOIs and are generally structured as ten-year, fully-amortizing loans that bear a fixed interest rate typically ranging from 11.99% to 15.99%. The size of the loan, down payment and rate is dependent on the borrower's credit profile and loan term. The Vistana Vacation Ownership Business introduced 15-year financing for certain transactions where the size of the loan and customer credit profile warrant such consideration. Prepayment is permitted without penalty. During the last 3 years, on average, 30% of Vistana's customers repaid their loan in full within 180 days.

        As loan payments are made, the nature of these fully-amortizing loans establishes an increasing level of owner financial commitment in their purchase which reduces the likelihood of default. When a customer defaults, the Vistana Vacation Ownership Business ultimately returns their VOI to inventory for resale, and that customer no longer participates in the Vistana Vacation Ownership Business network. At the end of 2014, Vistana's static pool model, which includes over 14 years of loan data, had a default rate of 9.2% before any value associated with inventory recovery.

Vacation Ownership Notes Receivable Origination

        For those customers seeking financing, the Vistana Vacation Ownership Business applies the credit evaluation score methodology developed by FICO to credit files compiled and maintained by Experian, a credit reporting bureau. Higher credit scores equate to lower credit risk and lower credit scores equate to higher credit risk. Over the last three years, the weighted average FICO score of the Vistana vacation ownership notes receivable at the time of origination was 736.

        In underwriting each loan, the Vistana Vacation Ownership Business obtains a credit application and reviews the application for completeness. It generally requires a minimum down payment of 10% of the purchase price on all sales of VOIs. The Vistana Vacation Ownership Business's down payment requirements from borrowers are influenced by their length of credit history, country of residence and credit profile.

        The Vistana Vacation Ownership Business's underwriting standards are influenced by the changing economic and financial market conditions. The Vistana Vacation Ownership Business has the ability to modify its down payment requirements and credit thresholds in the face of stronger or weaker market conditions. The Vistana Vacation Ownership Business's underwriting standards have resulted in a strong, well-seasoned consumer loan portfolio. As of December 31, 2014, the Vistana Vacation Ownership Business's approximately $700 million serviced VOI customer loan portfolio of over 50,000 loans exhibited the following characteristics:

  Weighted Average Original Length of Loan: 10.4 years
  Weighted Average Remaining Length of Loan: 7.7 years
  Average 2014 delinquency (31-120 days past due): 2.26%

Loan Portfolio Servicing

        The Vistana Vacation Ownership Business has a skilled, integrated consumer finance team. This team is responsible for loan customer servicing, which includes billing, collections and credit reporting, reacquisition of inventory collateralizing defaulted loans, and monitoring portfolio performance. The Vistana Vacation Ownership Business's in-house training program includes product and sales information, purchase documents, consumer privacy, system security, state and Federal legislation and department procedures related to loan servicing and collection. All domestic accounts, delinquent or current, are reported to the Experian credit bureau each month. Accounts more than 30 days past due are reported as delinquent. A loan that is more than 120 days past due is charged off for financial accounting purposes and is delivered to a loss mitigation team which will make arrangements for any remaining outstanding payments or recommend recovery through a deed-in-lieu of foreclosure or foreclosure. In the deed-in-lieu of foreclosure process, the customer deeds (or assigns, in the case of any certificated membership interests) the VOI back to the Vistana Vacation Ownership Business. For domestic owners, this process takes approximately 60 to 90 days.

        At the end of the recovery process, the Vistana Vacation Ownership Business returns the VOI into inventory. While it is Vistana's intent that each of its customers will enjoy their vacation ownership product into perpetuity, some of Vistana's customers no longer wish to own their VOIs for various reasons. Recovered VOIs typically provide the Vistana Vacation Ownership Business with a source of lower-cost inventory when compared with new construction. The Vistana Vacation Ownership Business has the ability to effectively sell these VOIs through its sales and distribution channels.

        The Vistana Vacation Ownership Business monitors numerous metrics including collection rates, defaults and bankruptcies. Its consumer finance team is also responsible for selecting and processing loans pledged or to be pledged in its securitizations and preparing monthly servicing reports.

HOA, Resort and Vacation Network Management

        The Vistana Vacation Ownership Business earns management fees from the operation of the resorts and vacation network fees from its owners.

Association and Resort Management

        Each vacation ownership association is governed by a board of directors comprised of owner or developer representatives that are charged with ensuring the resorts are well-maintained and financially stable. The Vistana Vacation Ownership Business services include day-to-day operations of the resorts, maintenance of the resorts, preparation of reports, budgets and projections and employee training. The Vistana Vacation Ownership Business HOA management contracts generally provide a fee of cost-plus revenue that averages 9% of the costs to operate the applicable resort. The fees Vistana earns are highly predictable due to the relatively fixed nature of resort operating expenses. Unlike hotel revenue, the Vistana Vacation Ownership Business management fees are generally unaffected by changes in rental rate or occupancy. The Vistana Vacation Ownership Business is reimbursed for the costs incurred to perform its services, principally related to personnel providing on-site services. The original term of its management agreements typically ranges from three to ten years and is subject to periodic renewal for three- to five-year periods. Many of these agreements renew automatically unless either party provides advance notice of termination before the expiration of the term. Retaining the Vistana Vacation Ownership Business as the manager of its resorts entitles owners to the continued use of the Westin® and Sheraton® trademarks and access to the Vistana Vacation Ownership Business vacation network, which includes the ability to access the SPG Program.

        To fund resort operations and related management fees, owners are assessed an annual maintenance and management fee which is typically sent out in the fall of the prior year and due in January of the current year. In 2014, the Vistana Vacation Ownership Business collected approximately $343 million of maintenance fees, including applicable management fees, on behalf of the HOAs it manages. Because these funds are collected early in the year, there is substantial visibility and reliability of collection. These fees represent each owner's allocable share of the costs of operating and maintaining the resorts, which generally includes personnel, property taxes, insurance, a capital asset reserve to fund refurbishment and other related costs. If a property owner defaults on payment of its maintenance or management fees, the HOA has the right to recover the defaulting owner's vacation ownership interest. As a service to the HOA, subject to its inventory needs, the Vistana Vacation Ownership Business has the ability to reduce the bad debt expense at the HOA by assuming the defaulted owner's obligations in exchange for an agreed purchase price.

Vacation Network Operations and Owner Services

        The Vistana Vacation Ownership Business owner services infrastructure assists its approximately 220,000 owner-families in using their annual VOI occupancy rights and, through the vacation network, provides substantial flexibility to use their annual VOI occupancy right outside of their home resort and on a year-round basis. The vacation network provides Vistana owners the ability to bank and borrow their annual vacation ownership usage, access other locations through the Vistana Vacation Ownership Business's internal exchange network, with SPG Program preferred membership and the ability to convert their annual VOI occupancy right into SPG Starpoints for redemption at approximately 1,200 Starwood properties, airline flights or other special offers and access to the Interval Network, currently encompassing approximately 2,900 resorts in over 80 countries.

        In exchange for these services and participation in the vacation ownership network, Vistana owners pay usage fees. While participation and usage in the vacation network is voluntary for most owners, approximately 165,000 or 75% of Vistana owners utilize these services.

Resort Operations and Ancillary Services Revenue

Resort Operations

        The Vistana Vacation Ownership Business generates revenue from rentals of vacation ownership inventory and will generate revenue from nightly rentals at the Transferred Properties. Conversion of VOI occupancy rights into Starpoints provides the Vistana Vacation Ownership Business with available inventory to rent through Starwood's distribution system and its own direct sales activities. Historically, transient rentals at Vistana resorts provide room revenue, ancillary spend on food and services and a marketing source for new owners. Rental expenses include maintenance fees on unsold inventory, costs to provide alternate usage rights, including conversion into Starpoints for owners that elect to exchange their occupancy rights, subsidy payments to property owner associations at resorts that are in the early phases of construction where maintenance fees collected from the owners are not sufficient to support operating costs of the resort and marketing costs and direct operating and related expenses in connection with the rental business (e.g., housekeeping, credit card expenses and reservation services).

Ancillary Services

        The Vistana Vacation Ownership Business provides food and beverage, retail, golf, spa and other services to its owners, guests and customers and earns fees and other revenues typically associated with these activities and experiences.

Intellectual Property

        The Vistana Vacation Ownership Business manages and sells VOIs under the Westin® and Sheraton® brands. After the Separation, it will have the exclusive right to use the Westin® and Sheraton® brands in the vacation ownership business and the right to use the St. Regis® and The Luxury Collection® brands in connection with the existing St. Regis® and The Luxury Collection® fractional residence properties under the License Agreement that it will enter into with Starwood. See "Additional Agreements Related to the Separation, the Distribution and the Merger—License Agreement" for more information. Vistana operates in a highly competitive industry and the intellectual property it uses, including brands, logos, trademarks, service marks and trade dress, is very important to the marketing and sales of its products and services. Vistana believes that its intellectual property has come to represent the highest standards of quality, service and value to its owners, sales guests, customers, trade partners and employees. The Vistana Vacation Ownership Business will also invest in its own intellectual property, including VistanaTM, which is its trademark. The Vistana Vacation Ownership Business has applied and will continue to apply to register its trademarks in markets in which it conducts business. The Vistana Vacation Ownership Business will enforce its rights against the unauthorized use of its intellectual property by third-parties and otherwise protect its intellectual property through strategies and in jurisdictions it deems appropriate. The Vistana Vacation Ownership Business will also consider developing other intellectual property, including network program names, to use in association with its business.

Seasonality

        In general, the vacation ownership business is modestly seasonal in nature. The periods during which the Vistana Vacation Ownership Business properties experience higher revenues vary from property to property and depend upon location. The seasonality of its business may cause fluctuations in the Vistana Vacation Ownership Business's quarterly operating results. Over the past three years, the Vistana Vacation Ownership Business's revenues have been higher in the first quarter than in the second, third or fourth quarters. As it expands its portfolio of projects, the Vistana Vacation Ownership Business may experience increased or different seasonality dynamics that create fluctuations in operating results different from the fluctuations experienced in the past.

Competition

        The vacation ownership industry historically has been highly competitive and comprised of a number of national and regional companies that develop, finance and operate vacation ownership properties.

        The Vistana Vacation Ownership Business vacation ownership product competes with other vacation ownership offerings primarily based on quality, location, brand, pricing, external network exchange and access to affiliated hotel networks. Vistana believes it offers its owners a superior vacation ownership experience at its upper-upscale vacation ownership resorts and through access to the SPG Program. Vistana's principal vacation ownership competitors sell upper-upscale and upscale vacation ownership products and include Diamond Resorts, Disney Vacation Club, Hilton Grand Vacations Club, Hyatt® Vacation Club, Marriott Vacation Club Worldwide and Wyndham Vacation Ownership. In certain markets, the Vistana Vacation Ownership Business competes with established local companies focused primarily on vacation ownership, and it is possible that other potential competitors may develop properties near its current resort locations. The Vistana Vacation Ownership Business also competes with other entities engaged in the leisure and vacation industry, including resorts, hotels, cruises and other accommodation alternatives, such as condominium and single family home rentals.

        The Vistana Vacation Ownership Business generally does not face competition in the direct origination of its consumer loans. It does face competition from financial institutions providing other forms of consumer credit which may lead to full or partial prepayment of its vacation ownership notes receivable.

        The Vistana Vacation Ownership Business resort operations, particularly rental operations, compete with companies offering other vacation rental options, such as hotels, cruise lines and alternative lodging companies that operate websites that market privately-owned residential properties that can be rented on a nightly, weekly or monthly basis.

Regulation

        The Vistana Vacation Ownership Business activities are broadly regulated. The Vistana Vacation Ownership Business is subject to a wide variety of complex international, national, federal, state and local laws, regulations and policies in jurisdictions in which it operates. These laws, regulations and policies primarily affect four areas of its business: real estate development activities, marketing and sales activities, lending activities, and resort management activities. The Vistana Vacation Ownership Business seeks to actively participate in the determination of new laws or other regulations impacting the vacation ownership industry.

        The sale of timeshares in Mexico ("servicio de tiempo compartido") is governed at the federal level under a set of administrative regulations entitled "Norma Oficial Mexicana NOM-029-SCFI-1998" ("NOM"). These rules, first adopted in 1998, have been undergoing a legally mandated updating process since 2007. The NOM is enforced by Procuraduria Federal Del Consumidor ("Profeco"). Some States in Mexico also regulate the offering of timeshares under their local version of the NOM. The state regulations supplement the federal regulations. The Vistana Vacation Ownership Business therefore, must obtain federal Profeco and, when applicable, state approval prior to the offering of timeshare interests to its customers. Profeco approved purchase and financing contracts must be used in all sales taking place in Mexico.

  Real Estate Development Regulation

        The Vistana Vacation Ownership Business real estate development activities are regulated under a number of different timeshare, condominium and land sales disclosure statutes in many jurisdictions. The Vistana Vacation Ownership Business is generally subject to laws and regulations typically applicable to real estate development, subdivision, and construction activities. These include laws relating to zoning, land use restrictions, environmental regulation, accessibility, title transfers, title insurance and taxation. In the United States, these include the Fair Housing Act and the Americans with Disabilities Act. In addition, the Vistana Vacation Ownership Business is subject to laws in some jurisdictions that impose liability on property developers for construction defects discovered or repairs made by future owners of property developed by the developer.

  Marketing and Sales Regulation

        The Vistana Vacation Ownership Business marketing and sales activities are closely regulated. In addition to regulations contained in laws enacted specifically for the vacation ownership and land sales industries, a wide variety of laws govern its marketing and sales activities. These include fair housing statutes, the Federal Interstate Land Sales Full Disclosure Act, U.S. Federal Trade Commission and state "Little FTC Act" regulations regulating unfair and deceptive trade practices and unfair competition, state attorney general regulations, anti-money laundering laws, tax laws, anti-fraud laws, prize, gift and sweepstakes laws, real estate and other licensing laws and regulations, telemarketing laws, home solicitation sales laws, tour operator laws, lodging certificate and seller of travel laws, securities laws, consumer privacy laws and other consumer protection laws.

        Many jurisdictions require the Vistana Vacation Ownership Business to file detailed product registration or offering statements with regulatory authorities disclosing certain information regarding the VOIs and other real estate interests it markets and sells. These disclosures include items such as information concerning the VOIs being offered, the project, resort or program to which the VOIs relate, applicable condominium or vacation ownership plans, evidence of title, details regarding the Vistana Vacation Ownership Business, the purchaser's rights and obligations with respect to such interests, and a description of the manner in which Vistana intends to offer and advertise such interests. The Vistana Vacation Ownership Business must obtain the approval of numerous governmental authorities for its marketing and sales activities. Many jurisdictions also govern the operations and management of HOAs.

        Laws in many jurisdictions in which the Vistana Vacation Ownership Business sells VOIs grant the purchaser of a vacation ownership interest the right to cancel a purchase contract during a specified rescission period following the later of the date the contract was signed or the date the purchaser received the last of the documents required to be provided.

        In recent years, regulators in many jurisdictions have increased regulations and enforcement actions specifically related to telemarketing operations, including requiring adherence to "do not call" legislation. These measures have significantly increased the costs associated with telemarketing. While the Vistana Vacation Ownership Business continues to be subject to telemarketing risks and potential liability, it believes that its exposure to adverse effects from telemarketing legislation and enforcement is mitigated in some instances by the use of "permission marketing," under which it obtains the permission of prospective purchasers to contact them in the future. The Vistana Vacation Ownership Business has implemented procedures that help reduce the possibility that it contacts individuals who have requested to be placed on federal or state "do not call" lists.

  Lending Regulation

        The Vistana Vacation Ownership Business lending activities are subject to a number of laws and regulations. In the U.S., these include the Dodd-Frank Act, the Federal Trade Commission Act, the Fair Housing Act, the Truth-in-Lending Act and Regulation Z promulgated thereunder, the Real Estate Settlement Procedures Act and Regulation X promulgated thereunder, the Home Mortgage Disclosure Act and Regulation C promulgated thereunder, the Equal Credit Opportunity Act and Regulation B promulgated thereunder, the Interstate Land Sales Full Disclosure Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Gramm-Leach-Bliley Act, the Deceptive Mail Prevention and Enforcement Act, Section 501 of the Depository Institutions Deregulation and Monetary Control Act of 1980 and the Civil Rights Acts of 1964, 1968 and 1991. The Vistana Vacation Ownership Business lending activities are also subject to the laws and regulations of other jurisdictions, including, among others, laws and regulations related to consumer loans, retail installment contracts, mortgage lending, fair debt collection practices, consumer collection practices, mortgage disclosure, lender licenses and money laundering.

  Resort Management Regulation

        The Vistana Vacation Ownership Business resort management activities are subject to laws and regulations regarding community association management, public lodging, labor, employment, health care, health and safety, accessibility, discrimination, immigration, gaming, and the environment (including climate change). Further, there are applicable regulations under the U.S. Treasury's Office of Foreign Asset Control and the U.S. FCPA (and the foreign equivalents of such regulation in other jurisdictions).

Environmental Matters

        The resorts that the Vistana Vacation Ownership Business manages, the assets at vacation ownership resorts that it owns and the Transferred Properties are all subject to certain requirements and potential liabilities under national, state, and local laws and regulations that govern the discharge of materials into the environment or otherwise relate to protection of the environment or health and safety. The costs of complying with these requirements are generally covered by the HOAs that operate the affected resort property and are Vistana's responsibility for assets owned by it. To the extent that the Vistana Vacation Ownership Business holds interests in a particular resort, it would be responsible for its pro rata share of losses sustained by such resort as a result of a violation of any such environmental laws and regulations.

        The Vistana Vacation Ownership Business believes that the resorts that it manages, the assets at vacation ownership resorts that it owns and the Transferred Properties comply, in all material respects, with environmental laws and regulations. Compliance with such provisions has not had a material adverse effect on the Vistana Vacation Ownership Business's operations or financial condition in the past. In addition, management does not anticipate that such costs will have a material adverse effect on its operations or financial condition in the future.

Employees

        Upon completion of the Separation, Vistana expects to have approximately 5,300 associates employed at its corporate offices, vacation ownership resorts and the Transferred Properties, approximately 79% of whom are expected to be employed in the United States. As of September 30,

2015, no U.S.-based employees of the Vistana Vacation Ownership Business were covered by collective bargaining agreements. Generally, labor relations have been maintained in a normal and satisfactory manner, and the Vistana Vacation Ownership Business management believes that its employee relations are satisfactory.

Properties

        At the completion of the Separation, Vistana's vacation ownership business will include 19 vacation ownership resorts, the five Transferred Properties and three fractional residence properties in the United States, Mexico and the Caribbean. These properties are described above in the tables appearing under the caption "—Vistana Resorts, Properties and Land." The Vistana Vacation Ownership Business owns unsold inventory at the vacation ownership and fractional residence properties. It also owns, manages or leases fitness, spa and sports facilities, undeveloped land and other common area assets at its resorts, including resort lobbies and food and beverage outlets. The Vistana Vacation Ownership Business owns or leases its regional offices and sales galleries, both in the United States and internationally. Vistana's corporate headquarters in Orlando, Florida consists of approximately 216,000 square feet of leased space in two buildings, under a lease expiring in 2027.

Legal Proceedings

        From time to time, the Vistana Vacation Ownership Business is subject to legal proceedings and claims in the ordinary course of business, including adjustments proposed during governmental examinations of the various tax returns it files. While Vistana's management presently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not materially harm its financial position, cash flows, or overall trends in results of operations, legal proceedings are subject to inherent uncertainties, and unfavorable rulings or outcomes could occur that have, individually or in aggregate, a material adverse effect on its business, financial condition or operating results.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE VISTANA VACATION OWNERSHIP BUSINESS

        This Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Vistana Vacation Ownership Business's combined financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and costs and expenses during the reporting periods. On an ongoing basis, management evaluates its estimates and judgments, including those relating to revenue recognition, inventory and cost of sales, goodwill, loan loss reserves, long-lived assets, stock-based compensation costs, legal contingencies and income taxes.

        Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making decisions about the carrying values of assets and liabilities that are not readily available from other sources. Actual results may differ from these estimates under different assumptions and conditions.

        The combined financial statements discussed below reflect the Vistana Vacation Ownership Business's historical financial condition, results of operations and cash flows. The financial information discussed below and included in this proxy statement/prospectus, however, may not necessarily reflect what the Vistana Vacation Ownership Business's financial condition, results of operations or cash flows would have been had it been operated as a separate, independent entity during the periods presented, or what its financial condition, results of operations and cash flows may be in the future.

Description of the Business

        Vistana is the exclusive worldwide developer, marketer, seller and manager of high-end vacation ownership properties for the upper-upscale Westin® and Sheraton® brands. Vistana's resorts and its affiliation with the SPG Program provide owners with world-class vacation experiences and access to approximately 1,200 Starwood hotels and resorts around the world. The Vistana Vacation Ownership Business generates most of its revenue from selling VOIs, financing customers' VOI purchases, managing resorts and vacation networks and providing on-site rental and ancillary hospitality services. Through 2014, the Vistana Vacation Ownership Business was also responsible for the development, marketing and sales of the St. Regis® Bal Harbour, or SRBH, project. Development of this project was completed in 2011 and the residences were completely sold out in 2014. At September 30, 2015, the Vistana Vacation Ownership Business network included 19 vacation ownership resorts and three fractional residence properties in the United States, Mexico and the Caribbean. In December 2014, the Vistana Vacation Ownership Business approved the development of an additional vacation ownership resort in Hawaii (The Westin® Nanea Ocean Villas), which has been in active sales since August 2015, but not yet in operation. In addition to vacation ownership resorts and fractional residence properties, the Vistana Vacation Ownership Business includes the Transferred Properties, which it intends to convert, in whole or in part, to vacation ownership properties.

        During its 35 year operating history the Vistana Vacation Ownership Business has developed approximately 5,000 vacation ownership units, which are referred to as villas, sold more than $6 billion of VOIs and established an ownership base of approximately 220,000 owner-families. The Vistana Vacation Ownership Business development experience ranges from hotel conversions to purpose-built single-site resorts. The Vistana Vacation Ownership Business expects to grow its business through the development of additional phases at existing resorts, developing new resorts in existing markets, converting properties to vacation ownership products and expanding its sales distribution capabilities.

        Vistana expects to expand its leadership in the industry by leveraging its strengths, which include: world-class resorts in key locations with year-round appeal; exclusive use of the Westin® and Sheraton® brands for vacation ownership and affiliation with the SPG Program; exceptional product usage flexibility; development expertise; marketing and sales execution; highly predictable and recurring revenue; customer satisfaction and retention; operational excellence due to an experienced management team; and significant available existing inventory and development opportunities.

        For the nine months ended September 30, 2015, the Vistana Vacation Ownership Business generated revenues of $705 million and net income of $54 million. For the year ended December 31, 2014, the Vistana Vacation Ownership Business generated revenues of $921 million and net income of $75 million. Approximately 88% of the Vistana Vacation Ownership Business's 2014 total revenues was from sales and services provided in the United States and the Caribbean.

        Vistana's business operates in three segments:

  (i)
  Vacation ownership sales and financing, which includes the acquisition, development, marketing and sales of vacation ownership products, and also includes consumer financing activities related to sales of vacation ownership products;

  (ii)
  Management and rental operations, which includes fee revenues pursuant to long-term management contracts with the Vistana Vacation Ownership Business's HOAs for managing its resorts, recurring annual and transactional management fees from its owners for belonging to and using its vacation network, as well as rental revenues and ancillary services at the vacation ownership resorts and the Transferred Properties. Ancillary services include the sales of goods and services at restaurants, spas, golf courses and other retail and service outlets located on the resorts; and

  (iii)
  Residential, which includes operations related to the sales of residential units at SRBH, which is now fully sold. The legal entity that developed SRBH and the rights to sell residential units using Starwood brand names will be retained by Starwood after the spin-off.

Vacation Ownership Sales and Financing

        The Vistana Vacation Ownership Business's vacation ownership sales and financing segment generates revenues principally from the development, marketing, selling and financing of vacation ownership products. Generally, these resorts are marketed under Westin® or Sheraton® brands.

        Sales of VOIs may be made in exchange for cash or the Vistana Vacation Ownership Business may provide financing. The Vistana Vacation Ownership Business generally provides Starpoints as sales incentives to its customers upon closing and completion of certain payment thresholds. Starwood's wholly owned subsidiary, Preferred Guest, Inc. ("PGI"), maintains and administers the SPG Program.

        The Vistana Vacation Ownership Business reports originated sales, which represent the total amount of vacation ownership products under purchase agreements signed during the period for which it has received a down payment of at least 10% of the contract price, reduced by actual rescissions and cancellations as well as incentives and other administrative fee revenues during the period. Originated sales are a non-GAAP financial measure and should not be considered in isolation, or as an alternative to sales of vacation ownership products, net. Originated sales differ from sales of vacation ownership products, net that the Vistana Vacation Ownership Business reports in its combined statements of comprehensive income due to the GAAP requirements for revenue recognition and are primarily impacted by rescission, buyer's commitment and percentage of completion ("POC") deferrals, provisions for loan losses, as well as adjustments for incentives and other administrative fee revenues. The Vistana Vacation Ownership Business considers originated sales to be an important operating measure because it reflects the pace of sales in its business.

        The Vistana Vacation Ownership Business capitalizes direct costs attributable to the sale of VOIs until the sales are recognized. All such capitalized costs are included in other assets in the combined balance sheets. If a contract is cancelled, the Vistana Vacation Ownership Business charges the unrecoverable direct selling costs to expense. Indirect sales and marketing costs are expensed as incurred. The Vistana Vacation Ownership Business refers to net vacation ownership sales less cost of sales of vacation ownership products and sales and marketing expenses, as vacation ownership product sales margin.

        The Vistana Vacation Ownership Business offers financing to qualified customers for the purchase of most types of its vacation ownership products. The typical financing agreement provides for monthly payments of principal and interest, with the principal balance of the loan fully amortizing over the term of the related vacation ownership note receivable, which is generally ten years. The Vistana Vacation Ownership Business offers terms of up to 15 years to qualified customers depending on certain criteria, including their credit qualifications, the transaction price and the level of down payment.

        The average FICO score of customers who were U.S. citizens or residents who financed a VOI purchase during the respective period with the Vistana Vacation Ownership Business was as follows:

	Nine months ended September 30,		Year ended December 31,
Average FICO Score	2015	2014	2014	2013	2012
Westin®	748	749	750	752	749
Sheraton®	714	717	718	719	719
Combined	731	734	735	737	736

        The Vistana Vacation Ownership Business earns interest income on vacation ownership notes receivable, as well as fees from servicing the existing securitized portion of its vacation ownership notes receivable portfolio. Consumer financing expenses include costs incurred in support of the financing, servicing and securitization processes, as well as interest expense on securitized debt.

        In the event of a default, the Vistana Vacation Ownership Business generally has the right to recover the mortgaged VOIs and consider loans to be in default upon reaching more than 120 days outstanding. Historical default rates, which represent the trailing twelve months of defaults as a percentage of each period's beginning gross vacation ownership notes receivable balance, were as follows:

	Nine months ended September 30,		Year ended December 31,
	2015	2014	2014	2013	2012
Historical default rates	3.3%	3.5%	3.5%	3.4%	4.3%

        The Vistana Vacation Ownership Business's historical default rates have steadily decreased since 2010 from the depths of the U.S. recession and have remained relatively consistent during 2013, 2014 and the first nine months of 2015. The Vistana Vacation Ownership Business's periodic default rates are affected not only by the total performance of its mortgage portfolio pursuant to the static pool models but also the pace, mix and seasoning of its mortgage originations.

        The Vistana Vacation Ownership Business refers to net vacation ownership sales and financing revenues less cost of sales of vacation ownership products, sales and marketing, interest and other financing expenses as vacation ownership sales and financing margin.

Management and Rental Operations

        The Vistana Vacation Ownership Business management and rental operations segment revenues are generated from management fees earned for managing each of its resorts and vacation network operations, in addition to rental and other ancillary resort activities. At the Vistana Vacation Ownership Business resorts, it provides, directly or indirectly through third parties, day-to-day management services, including housekeeping services, operation of reservation systems, maintenance, and certain accounting and administrative services for HOAs. The Vistana Vacation Ownership Business receives compensation for these management services, which is contract-based and generally calculated as either a percentage of the cost to operate the resorts or based on a fixed fee arrangement. The Vistana Vacation Ownership Business is reimbursed for the costs incurred to perform these services, including both on-site services, as well as centralized activities performed at its corporate offices. At certain properties, the Vistana Vacation Ownership Business engages Starwood to manage the resort on its behalf and pay them a fee, which amounted to $4 million for each of the nine-month periods ended September 30, 2015 and 2014, and $5 million for each of the years ended December 31, 2014, 2013 and 2012.

        Many of the Vistana Vacation Ownership Business owners join its internal vacation network which provides enhanced usage flexibility. In exchange for these services the Vistana Vacation Ownership Business earns annual and transactional fees.

        The Vistana Vacation Ownership Business sources rental inventory from its unsold VOIs, rental inventory it controls because owners elected alternative usage options or have elected to forgo use in a particular year, as well as available nights from the Transferred Properties. The Vistana Vacation Ownership Business's rental business helps mitigate unsold VOI carrying costs and provides a source of tours to its resorts. The Vistana Vacation Ownership Business also recognizes rental revenue from customers' utilization of Starpoints at its resorts and from ancillary offerings, including food and beverage, retail and spa offerings at its resorts.

        To operate the rental and ancillary business, the Vistana Vacation Ownership Business incurs the following expenses: maintenance fees on unsold inventory; costs to provide alternative usage options; subsidy payments to HOAs at resorts that are in the early phases of construction; and marketing costs as well as direct and indirect operating expenses in connection with the resort operations business. Rental metrics may not be comparable between periods given fluctuations in availability by location, unit size (such as two bedroom, one bedroom or studio unit), and owner use and exchange behavior.

        The Vistana Vacation Ownership Business also receives cost reimbursements which reflect recoveries of costs incurred by it on behalf of the vacation ownership properties it manages. These recoveries relate primarily to general operating costs associated with management of properties on behalf of the HOAs and other services the Vistana Vacation Ownership Business provides where it is the employer. Since the Vistana Vacation Ownership Business's costs are reimbursed with no added margin, these revenues and the corresponding expenses have no impact upon its net income.

Residential

        The Vistana Vacation Ownership Business's residential segment generated its earnings from the development, marketing and selling of residential units associated with SRBH. Development for SRBH was completed in late 2011 and the project was sold out in 2014. Sales of SRBH's 306 units were as follows:

Year Ended December 31,	Units	% of total
2011	36	12%
2012	188	61%
2013	78	26%
2014	4	1%

Total	306	100%

        As discussed above in the "—Overview" and below in "—Principles of Combination and Basis of Presentation" sections, Starwood will be retaining the legal entity associated with the Vistana Vacation Ownership Business's residential segment at the spin-off date, along with the rights to sell residential units using Starwood brand names.

Corporate

        Certain line items reflected in the combined statements of comprehensive income are specific to one of the Vistana Vacation Ownership Business's three business segments. Other income and expense items, including general and administrative, depreciation and amortization, impairments, income taxes, and other various income and expenses, are not, in the Vistana Vacation Ownership Business's view, allocable to any of its business segments, as they apply to the business generally. Accordingly, these income and expense items are presented as corporate results. Additionally, elimination of intersegment revenues and expenses upon combination are also reflected in the corporate results.

Principles of Combination and Basis of Presentation

        The Vistana Vacation Ownership Business's combined financial statements presented elsewhere in this proxy statement/prospectus, and discussed below, have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Starwood. The combined financial statements reflect the Vistana Vacation Ownership Business's historical financial position, results of operations and cash flows as historically operated, in conformity with U.S. GAAP. Certain legal entities included within the legacy Starwood vacation ownership business will be retained by Starwood after the spin-off. SRBH, the only operations in the Vistana Vacation Ownership Business's residential segment, became 100% sold out during 2014, and is included within its combined financial statements. As mentioned above, Starwood will retain the legal entities associated with SRBH as well as the Vistana Vacation Ownership Business's ownership interests in Aruba and certain land in California. The operations comprising Vistana are in various legal entities which do not or will not have a direct ownership relationship. Accordingly, Parent equity is shown in lieu of stockholders' equity in the combined financial statements. All material intra-company transactions and accounts within these combined financial statements have been eliminated. The Vistana Vacation Ownership Business's combined financial position, results of operations and cash flows may not be indicative of Vistana had it been a separate stand-alone entity during the periods presented, nor are the results stated herein indicative of what the Vistana Vacation Ownership Business combined financial position, results of operations and cash flows may be in the future. Refer to Note 19—Related Party Transactions of the Vistana annual combined financial statements and Note 14—Related Party Transactions of the Vistana interim combined financial statements, for further details.

        All of the Vistana Vacation Ownership Business's significant transactions with Starwood have been included in its combined financial statements. The net effect of the settlement of these intercompany transactions has been included in the Vistana Vacation Ownership Business's combined cash flows as a financing activity within net transfers from/(to) Parent and are also reflected in its combined balance sheets within net Parent investment. Net Parent investment in the Vistana Vacation Ownership Business's combined balance sheets represents Starwood's historical investment in the Vistana Vacation Ownership Business, its accumulated net earnings after taxes, and the net effect of the transactions with and allocations from Starwood.

        In connection with the spin-off and merger, the Vistana Vacation Ownership Business will enter into agreements with Starwood and other third parties that have either not existed historically, or that may be on different terms than the terms of the arrangement or agreements that existed prior to the spin-off and merger. The Vistana Vacation Ownership Business's combined financial statements do not reflect the impact of these new and/or revised agreements. The Vistana Vacation Ownership Business's combined financial statements include costs for services provided by Starwood including, for the purposes of these combined financial statements, but not limited to, information technology support, systems maintenance, financial services, human resources, and other shared services. Historically, these costs were charged to the Vistana Vacation Ownership Business on a basis determined by Starwood to reflect a reasonable allocation of the actual costs incurred to perform these services. In addition, Starwood allocated indirect general and administrative costs to the Vistana Vacation Ownership

Business for certain functions provided by Starwood. Both Starwood and the Vistana Vacation Ownership Business consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to, or the benefit received by, the Vistana Vacation Ownership Business during the periods presented. The allocations may not, however, reflect the expense, either positively or negatively, the Vistana Vacation Ownership Business would have incurred as an independent, stand-alone company for the periods presented nor are these costs indicative of what it may incur in the future. Refer to Note 19—Related Party Transactions of the Vistana annual combined financial statements and Note 14—Related Party Transactions of the Vistana interim combined financial statements, for further details.

        Starwood provides the Vistana Vacation Ownership Business with a portfolio of insurance coverages including, but not limited to: property, workers' compensation, auto liability, auto physical damage, general liability, umbrella-excess liability and directors' and officers' liability. The majority of these coverages are procured through the commercial insurance marketplace, and may be subject to deductibles, self-insured retentions, terms, conditions and/or sub limits reasonable and customary to the industry of the Vistana Vacation Ownership Business. The Vistana Vacation Ownership Business may also share coverage with other insured locations. In addition, Starwood's wholly owned captive insurance company may participate in the underwriting of some of these coverages in exchange for premiums received. Premiums associated with these insurance programs have historically been charged to the Vistana Vacation Ownership Business and are reflected within its combined statements of comprehensive income.

        As more fully described in Note 2—Summary of Significant Accounting Policies and Note 15—Income Taxes of the Vistana annual combined financial statements, as well as Note 10—Income Taxes of the Vistana interim combined financial statements, current and deferred income taxes and related tax expense have been determined based on the Vistana Vacation Ownership Business's stand-alone results by applying a separate return methodology, as if the entities were separate taxpayers in the respective jurisdictions.

        Starwood uses a centralized approach to cash management and financing of its operations. Accordingly, none of the Starwood cash, debt and related interest expense has been allocated to the Vistana Vacation Ownership Business in its combined financial statements. Cash transfers to and from Starwood's cash management system are reflected as a component of net Parent investment. Refer to Note 19—Related Party Transactions of the Vistana annual combined financial statements and Note 14—Related Party Transactions of the Vistana interim combined financial statements, for further details.

        Separation costs incurred until separation date are the responsibility of Starwood and are therefore not reflected in the Vistana Vacation Ownership Business's historical combined financial statements. The Vistana Vacation Ownership Business will continue to evaluate the non-recurring separation costs that Starwood expects to recover from it at the consummation of the spin-off and merger as well as the estimate of future separation costs to be incurred by it post spin-off and merger. During the nine months ended September 30, 2015, Starwood recorded approximately $26 million of costs primarily associated with professional fees for the planned spin-off and merger, none of which has been reflected in the Vistana Vacation Ownership Business's historical combined financial statements.

  Results of Operations

        The following is an analysis of the Vistana Vacation Ownership Business's interim combined results for the nine months ended September 30, 2015, as compared to the nine months ended September 30, 2014:

	Nine months ended September 30,					Nine months ended September 30,
	2015					2014
(in millions)	Vacation ownership sales and financing	Management and rental operations	Residential	Corporate	Combined	Vacation ownership sales and financing	Management and rental operations	Residential	Corporate	Combined	Combined variance	% Change
Revenues
Sales of vacation ownership products, net	$252	$—	$—	$—	$252	$231	$—	$—	$—	$231	$21	9%
Consumer financing	61	—	—	—	61	62	—	—	—	62	(1)	(2)%
Resort and vacation network management	—	49	—	—	49	—	48	—	—	48	1	2%
Resort operations and ancillary services	—	226	—	(18)	208	—	210	—	(8)	202	6	3%
Cost reimbursements	—	135	—	—	135	—	130	—	—	130	5	4%
Residential sales	—	—	—	—	—	—	—	21	—	21	(21)	(100)%

Total revenues	313	410	—	(18)	705	293	388	21	(8)	694	11	2%

Costs and expenses
Cost of sales of vacation ownership products	56	—	—	—	56	61	—	—	—	61	(5)	(8)%
Sales and marketing	142	—	—	(11)	131	119	—	—	(2)	117	14	12%
Consumer financing	16	—	—	—	16	19	—	—	—	19	(3)	(16)%
Resort and vacation network management	—	20	—	—	20	—	20	—	—	20	—	—
Resort operations and ancillary services	—	185	—	(7)	178	—	186	—	(6)	180	(2)	(1)%
Cost reimbursements	—	135	—	—	135	—	130	—	—	130	5	4%
Residential	—	—	—	—	—	—	—	9	—	9	(9)	(100)%
General and administrative	—	—	—	33	33	—	—	—	32	32	1	3%
Depreciation and amortization	—	—	—	29	29	—	—	—	29	29	—	—
Restructuring (credits)/charges, net	—	—	—	(7)	(7)	—	—	—	1	1	(8)	(800)%
Other, net	—	—	—	(4)	(4)	—	—	—	5	5	(9)	(180)%

Total costs and expenses	214	340	—	33	587	199	336	9	59	603	(16)	(3)%

Equity earnings from unconsolidated joint venture	—	—	—	1	1	—	—	—	1	1	—	—
(Loss) on asset dispositions and impairments, net	—	—	—	(32)	(32)	—	—	—	—	—	(32)	—

Income before income taxes	99	70	—	(82)	87	94	52	12	(66)	92	(5)	(5)%
Income tax (expense)	—	—	—	(33)	(33)	—	—	—	(39)	(39)	6	(15)%

Net income (loss)	$99	$70	$—	$(115)	$54	$94	$52	$12	$(105)	$53	$1	2%

        The Vistana Vacation Ownership Business's interim combined revenues increased $11 million, or 2%, to $705 million for the nine months ended September 30, 2015, when compared to the corresponding period in 2014, primarily driven by the recognition of $16 million of revenues that had been deferred under POC relating to projects in the Caribbean and California, an $8 million increase in originated sales, and a $6 million increase in resort operations and ancillary services revenues due to higher average daily rates and higher rental occupancy. These increases were partly offset by a $21 million decrease in residential sales resulting from the sellout of SRBH residential units in the second quarter of 2014. Costs and expenses decreased $16 million, or 3%, to $587 million for the nine months ended September 30, 2015, when compared to the first nine months of 2014, primarily due to the decrease in residential costs as a result of the sellout of SRBH residential units in 2014, an $8 million credit to restructuring (credits)/charges, net related to a renegotiation of a contractual obligation related to a development project and the recognition of $7 million in 2015 of business interruption proceeds relating to the impact of Hurricane Odile on operations in Los Cabos. These decreases were partly offset by an increase in sales and marketing expenses resulting from the recognition of costs that had been deferred under POC, as well as increased marketing efforts.

Vacation Ownership Sales and Financing

        The Vistana Vacation Ownership Business's vacation ownership sales and financing segment generates revenues principally from the development, marketing, selling and consumer financing of VOIs in its vacation ownership resorts. Generally these resorts are marketed under Westin® or Sheraton® brands.

	Nine months ended September 30,
				% Change
(in millions, except for Tour flow and VPG)	2015	2014	Variance
Originated sales	$251	$243	$8	3%
Revenue recognition adjustments
Provision for loan loss	(17)	(16)	(1)	(6)%
Percentage of completion deferral	2	(14)	16	114%
Other deferrals and adjustments(1)	16	18	(2)	(11)%

Sales of vacation ownership products, net	252	231	21	9%
Consumer financing revenues	61	62	(1)	(2)%

Total vacation ownership sales and financing revenues	313	293	20	7%

Cost of sales of vacation ownership products	56	61	(5)	(8)%
Sales and marketing	142	119	23	19%
Consumer financing interest expense	6	9	(3)	(33)%
Other consumer financing expense	10	10	—	—

Total vacation ownership sales and financing expenses	214	199	15	8%

Vacation ownership sales and financing margin	$99	$94	$5	5%

Vacation ownership product sales margin	$54	$51	$3	6%
Vacation ownership product sales margin %	21%	22%	(1)%
Tour flow(2)	90,230	85,170	5,060	6%
VPG(3)	$2,710	$2,790	$(80)	(3)%

(1)
Includes adjustments for incentives and other administrative fee revenues.

(2)
Tour flow represents the number of sales presentations given at sales centers during the period.

(3)
VPG is calculated by dividing originated sales, excluding telesales and other sales that are not attributed to a tour at a sales location, by the number of sales guest tours.

        Vacation ownership sales and financing revenues for the nine months ended September 30, 2015 increased $20 million, or 7%, to $313 million, when compared to the corresponding period in 2014. The increase in total segment revenues was due to an increase of $21 million in net sales of VOIs, with consumer financing revenues remaining relatively consistent. The $21 million increase in net sales of VOIs was primarily driven by the recognition of $16 million of revenues that had been deferred under POC relating to projects in the Caribbean and California and an $8 million increase in originated sales as a result of an increase in tour flow in owner and new buyer marketing channels, partially offset by a $2 million increase in other deferrals and adjustments and a $1 million increase in provision for loan loss associated with the recognition of previously deferred POC revenues.

        The Vistana Vacation Ownership Business's vacation ownership sales and financing margin increased $5 million to $99 million for the nine months ended September 30, 2015, when compared to the corresponding period in 2014, due to a $3 million increase in vacation ownership product sales margin, as well as a $2 million increase in consumer financing margin. The $3 million increase in vacation ownership product sales margin is primarily driven by the $21 million increase in net sales of VOIs discussed above, as well as the decrease of $5 million in cost of sales of vacation ownership products. These increases to margin were offset by a $23 million increase in sales and marketing expenses, resulting from (a) increased marketing costs related to higher tour flow, (b) increased intersegment marketing expenses due to higher average daily rates incurred for marketing packages as a result of rental demand, and (c) the recognition of costs that had been deferred under POC. Intersegment revenues and expenses are eliminated in the Vistana Vacation Ownership Business's combined results. While net sales of VOIs increased primarily due to the recognition of deferred POC revenues as discussed above, its cost of sales of vacation ownership products decreased $5 million due to a reserve recorded in the nine months ended September 30, 2014 for certain remediation costs at a resort project which is partially sold out; there was no such reserve required to be recorded in the nine months ended September 30, 2015. The decrease in the reserve recorded was substantially offset by an increase in the recognition of cost of sales previously deferred under POC. Also contributing to the vacation ownership product sales and financing margin increase is the Vistana Vacation Ownership Business's consumer financing interest expense, which decreased $3 million due to a lower average outstanding securitized debt balance, driven by normal ongoing monthly debt payments.

Management and Rental Operations

        The Vistana Vacation Ownership Business's management and rental operations segment derives its revenues from: (a) resort and vacation network management, which generates fees for managing resort properties and the internal exchange network that provides customers options to exchange annual occupancy use rights at their vacation ownership property for time at another vacation ownership property in the Vistana network or for Starpoints; (b) resort operations and ancillary services, which generate rental revenues and other ancillary revenues such as food and beverage sales at the resort properties the Vistana Vacation Ownership Business manages, and (c) cost reimbursements, which represent the reimbursements of costs from HOAs incurred at the vacation ownership properties the Vistana Vacation Ownership Business manages.

	Nine months ended September 30,
				% Change
(in millions)	2015	2014	Variance
Resort and vacation network management revenues	$49	$48	$1	2%
Resort operations and ancillary services revenues	226	210	16	8%
Cost reimbursement revenues	135	130	5	4%

Total management and rental operations revenues	410	388	22	6%

Resort and vacation network management expenses	20	20	—	—
Resort operations and ancillary services expenses	185	186	(1)	(1)%
Cost reimbursement expenses	135	130	5	4%

Total management and rental operations expenses	340	336	4	1%

Management and rental operations margin	$70	$52	$18	35%

Resort and vacation network management margin	$29	$28	$1	4%
Resort and vacation network management margin %	59%	58%	1%
Resort operations and ancillary services revenues margin	$41	$24	$17	71%
Resort operations and ancillary services revenues margin %	18%	11%	7%

	Nine months ended September 30,
				% Change
	2015	2014	Variance
Rental availability, net(1)	1,146,800	1,210,670	(63,870)	(5)%
Keys rented(2)	913,030	915,550	(2,520)	—
ADR(3)	$178	$165	$13	8%
Rental occupancy	80%	76%	4%

(1)
Rental availability, net is adjusted for approximately 34,000 rooms at September 30, 2015 and approximately 26,000 rooms at September 30, 2014 that were classified as out of order for maintenance and renovation or set aside as sales models at period end.

(2)
Keys rented represents the total number of room-nights rented.

(3)
ADR represents the average daily rental rate for an occupied room.

        Management and rental operations segment revenues for the nine months ended September 30, 2015 increased $22 million, or 6%, to $410 million, when compared to the corresponding period in 2014, due to an increase of $16 million in resort operations and ancillary services revenues, an increase of $5 million in cost reimbursement revenues, and a $1 million increase in resort and vacation network management revenues. The $16 million increase in resort operations and ancillary services revenues was primarily driven by an increase in rental revenues due to higher average daily rates and higher rental occupancy, combined with higher associated ancillary revenues and an increase in intersegment sales and marketing revenues due to higher room rates charged to the vacation ownership sales and financing segment for marketing packages, resulting from the strengthening rental market. There is a corresponding increase in sales and marketing expense in the vacation ownership sales and financing segment and these intersegment revenues and expenses are eliminated in the Vistana Vacation Ownership Business's combined results. These increases were partly offset by a decrease in revenues from The Westin® Resort and Spa, Los Cabos, which temporarily ceased operations in September 2014 due to damage from Hurricane Odile and is expected to open during 2016. The $5 million increase in cost reimbursement revenues was primarily due to additional deeded weeks for the new phases of resorts entering the Vistana network. As the number of deeded weeks increases, the Vistana Vacation Ownership Business's reimbursable costs, and therefore revenues, increase accordingly.

        The Vistana Vacation Ownership Business's management and rental operations margin increased $18 million to $70 million for the nine months ended September 30, 2015, when compared to the corresponding period in 2014, primarily due to a 7% increase in the Vistana Vacation Ownership Business's resort operations and ancillary services margin, as revenues increased $16 million while resort operations and ancillary services expenses remained flat on increased revenues between the corresponding periods.

Residential

        The Vistana Vacation Ownership Business's residential segment was responsible for overseeing the development, marketing and sales of residential units at SRBH and generated revenues through the sales of these units.

	Nine months ended September 30,
				% Change
(in millions, except units closed)	2015	2014	Variance
Residential sales	$—	$21	$(21)	(100)%
Residential expenses	—	9	(9)	(100)%

Residential margin	$—	$12	$(12)	(100)%

Units closed	—	4	(4)	(100)%

        The Vistana Vacation Ownership Business had no residential activity during the nine months ended September 30, 2015, as the SRBH project was sold out as of June 30, 2014.

Corporate

        Below are the net income and expense items which are not specific to any of the Vistana Vacation Ownership Business's three business segments, and accordingly, are reported as Corporate income, costs and expenses.

	Nine months ended September 30,
				% Change
(in millions)	2015	2014	Variance
General and administrative	$33	$32	$1	3%
Depreciation and amortization	29	29	—	—
Restructuring (credits)/charges, net	(7)	1	(8)	(800)%
Other, net	(4)	5	(9)	(180)%
Equity earnings from unconsolidated joint venture	(1)	(1)	—	—
Loss on asset dispositions and impairments, net	32	—	32	—
Income tax expense	33	39	(6)	(15)%
Effective tax rate	38%	42%	(4)%

        General and administrative costs increased $1 million to $33 million for the nine months ended September 30, 2015, compared to the same period in 2014, primarily due to increased professional fees and employee related costs.

        Restructuring (credits)/charges, net changed by $8 million for the nine months ended September 30, 2015 compared to the same period in 2014, due to an $8 million reversal of the entire restructuring liability associated with the development project in the United States. As a result of a renegotiation of a contractual obligation related to a development project in the third quarter of 2015, the Vistana Vacation Ownership Business no longer has a restructuring liability.

        Other, net changed by $9 million for the nine months ended September 30, 2015, compared to the same period in 2014, primarily due to the recognition of $7 million of business interruption insurance proceeds in the first nine months of 2015 relating to Hurricane Odile.

        During the nine months ended September 30, 2015, the Vistana Vacation Ownership Business recognized an impairment charge of $32 million, related to one of the Transferred Properties whose projected cash flows were below expectations following a recent renovation which had results that were below expectations following a prior year renovation. As a result, the book value for the Transferred Property exceeded its fair value.

        Income tax expense decreased $6 million in the nine months ended September 30, 2015, when compared to the corresponding period in 2014, primarily due to lower pretax net income. The reduction in pretax net income is primarily due to the loss associated with impairment during 2015.

        The following is an analysis of the Vistana Vacation Ownership Business's combined results for the year ended December 31, 2014, as compared to the year ended December 31, 2013:

	Year ended December 31,					Year ended December 31,
	2014					2013
(in millions)	Vacation ownership sales and financing	Management and rental operations	Residential	Corporate	Combined	Vacation ownership sales and financing	Management and rental operations	Residential	Corporate	Combined	Combined variance	% Change
Revenues
Sales of vacation ownership products, net	$321	$—	$—	$—	$321	$327	$—	$—	$—	$327	$(6)	(2)%
Consumer financing	83	—	—	—	83	84	—	—	—	84	(1)	(1)%
Resort and vacation network management	—	63	—	—	63	—	58	—	—	58	5	9%
Resort operations and ancillary services	—	270	—	(11)	259	—	261	—	(11)	250	9	4%
Cost reimbursements	—	174	—	—	174	—	167	—	—	167	7	4%
Residential sales	—	—	21	—	21	—	—	266	—	266	(245)	(92)%

Total revenues	404	507	21	(11)	921	411	486	266	(11)	1,152	(231)	(20)%

Costs and expenses
Cost of sales of vacation ownership products	84	—	—	—	84	87	—	—	—	87	(3)	(3)%
Sales and marketing	161	—	—	(3)	158	160	—	—	(3)	157	1	1%
Consumer financing	24	—	—	—	24	30	—	—	—	30	(6)	(20)%
Resort and vacation network management	—	28	—	—	28	—	26	—	—	26	2	8%
Resort operations and ancillary services	—	242	—	(8)	234	—	235	—	(8)	227	7	3%
Cost reimbursements	—	174	—	—	174	—	167	—	—	167	7	4%
Residential	—	—	9	—	9	—	—	146	—	146	(137)	(94)%
General and administrative	—	—	—	43	43	—	—	—	41	41	2	5%
Depreciation and amortization	—	—	—	38	38	—	—	—	35	35	3	9%
Restructuring charges, net	—	—	—	—	—	—	—	—	1	1	(1)	(100)%
Other expenses, net	—	—	—	3	3	—	—	—	8	8	(5)	(63)%

Total costs and expenses	269	444	9	73	795	277	428	146	74	925	(130)	(14)%

Equity earnings from unconsolidated joint venture	—	—	—	1	1	—	—	—	2	2	(1)	(50)%

Income before income taxes	135	63	12	(83)	127	134	58	120	(83)	229	(102)	(45)%
Income tax (expense)	—	—	—	(52)	(52)	—	—	—	(90)	(90)	38	(42)%

Net income (loss)	$135	$63	$12	$(135)	$75	$134	$58	$120	$(173)	$139	$(64)	(46)%

        The Vistana Vacation Ownership Business's combined revenues decreased $231 million to $921 million for the year ended December 31, 2014, when compared to the corresponding period in 2013, primarily due to fewer residential closings at SRBH in 2014, given the sell out of the project during the second quarter of 2014. Similarly, costs and expenses decreased $130 million during this period, primarily driven by the decrease in the number of units sold at SRBH.

Vacation Ownership Sales and Financing

	Year ended December 31,
				% Change
(in millions, except Tour flow and VPG)	2014	2013	Variance
Originated sales	$323	$326	$(3)	(1)%
Revenue recognition adjustments
Provision for loan loss	(22)	(12)	(10)	(83)%
Percentage of completion deferral	(1)	(7)	6	86%
Other deferrals and adjustments(1)	21	20	1	5%

Sales of vacation ownership products, net	321	327	(6)	(2)%
Consumer financing revenues	83	84	(1)	(1)%

Total vacation ownership sales and financing revenues	404	411	(7)	(2)%

Cost of sales of vacation ownership products	84	87	(3)	(3)%
Sales and marketing	161	160	1	1%
Consumer financing interest expense	11	17	(6)	(35)%
Other consumer financing expense	13	13	—	—

Total vacation ownership sales and financing expenses	269	277	(8)	(3)%

Vacation ownership sales and financing margin	$135	$134	$1	1%

Vacation ownership product sales margin	$76	$80	$(4)	(5)%
Vacation ownership product sales margin %	24%	24%	—
Tour flow(2)	113,270	119,250	(5,980)	(5)%
VPG(3)	$2,800	$2,680	$120	4%

(1)
Includes adjustments for incentives and other administrative fee revenues.

(2)
Tour flow represents the number of sales presentations given at sales centers during the period.

(3)
VPG is calculated by dividing originated sales, excluding telesales and other sales that are not attributed to a tour at a sales location, by the number of sales guest tours.

        Vacation ownership sales and financing revenues for the year ended December 31, 2014 decreased $7 million, or 2%, to $404 million, when compared to the corresponding period in 2013. The decrease in total segment revenues was due to a decrease of $6 million in net sales of VOIs, in addition to a $1 million decrease in consumer financing revenues. The $6 million decrease in net sales of VOIs was primarily driven by a $10 million increase in the Vistana Vacation Ownership Business's provision for loan loss and a $3 million decrease in originated sales, partially offset by a $6 million decrease in POC deferrals. The $10 million increase in the Vistana Vacation Ownership Business's provision for loan loss in 2014 when compared to 2013 was mainly due to a larger decrease in average estimated default rate for the pool of vacation ownership notes receivable during 2013 as compared to 2014. The Vistana Vacation Ownership Business's average estimated default rate pursuant to its static pool models was 9.2%, 9.3% and 9.7% as of December 31, 2014, 2013 and 2012, respectively. The 40 basis points improvement that occurred during 2013 was driven by an addition to the credit quality indicators used in the Vistana Vacation Ownership Business's loan loss reserve analysis in 2013 that resulted in a one-time favorable adjustment of $7 million to its loan loss reserves in 2013. Originated sales decreased $3 million driven by a 5% decrease in tour flow. The tour flow reduction was a purposeful change driven by an initiative to focus on the most efficient marketing channels. The Vistana Vacation Ownership Business's close rate increased 80 basis points to 18.9% from 2013 to 2014. The average contract price remained relatively consistent from 2013 to 2014. The $6 million decrease in POC deferrals was primarily due to the substantial completion of an additional phase at one of the Vistana Vacation Ownership Business projects in the Caribbean at the end of 2014. The $1 million decrease in consumer financing revenues resulted from a slight decrease in overall vacation ownership notes receivable portfolio.

        The Vistana Vacation Ownership Business's vacation ownership sales and financing margin increased $1 million to $135 million during the year ended December 31, 2014, when compared to the corresponding period in 2013. The increase in margin was due to a $5 million increase in the net margin from consumer financing activity partly offset by a $4 million decrease in the vacation ownership product sales margin. The $5 million increase in contributions from consumer financing activity was mainly due to a decrease in the Vistana Vacation Ownership Business's average securitized debt balances resulting from normal monthly paydowns, and the payoff of its 2005 securitization in February 2013 and its 2006 securitization in December 2013. The Vistana Vacation Ownership Business's vacation ownership product sales margin decreased $4 million to $76 million primarily driven by the $6 million decrease in the net sales of VOIs described above and a $1 million increase in sales and marketing costs, partially offset by $3 million of lower cost of sales of vacation ownership products. The decrease in cost of sales was the result of a $9 million favorable impact from a year-over-year change in cost of sales true-ups (approximately $3 million favorable in 2014 and $6 million unfavorable in 2013) partially offset by a $3 million increase in cost of sales previously deferred under POC, in addition to a $3 million unfavorable impact relating to remediation costs at one of the Vistana Vacation Ownership Business's vacation ownership projects, which is substantially sold out. The Vistana Vacation Ownership Business's vacation ownership product sales margin percentage remained consistent at 24% in both 2014 and 2013.

Management and Rental Operations

	Year ended December 31,
				% Change
(in millions)	2014	2013	Variance
Resort and vacation network management revenues	$63	$58	$5	9%
Resort operations and ancillary services revenues	270	261	9	3%
Cost reimbursement revenues	174	167	7	4%

Total management and rental operations revenues	507	486	21	4%

Resort and vacation network management expenses	28	26	2	8%
Resort operations and ancillary services expenses	242	235	7	3%
Cost reimbursement expenses	174	167	7	4%

Total management and rental operations expenses	444	428	16	4%

Management and rental operations margin	$63	$58	$5	9%

Resort and vacation network management margin	$35	$32	$3	9%
Resort and vacation network management margin %	56%	55%	1%
Resort operations and ancillary services margin	$28	$26	$2	8%
Resort operations and ancillary services margin %	10%	10%	—

	Year ended December 31,
				% Change
	2014	2013	Variance
Rental availability, net(1)	1,566,990	1,607,730	(40,740)	(3)%
Keys rented(2)	1,172,880	1,139,830	33,050	3%
ADR(3)	$165	$163	$2	1%
Rental occupancy	75%	71%	4%

(1)
Rental availability, net is adjusted for approximately 129,000 rooms at December 31, 2014 and approximately 96,000 rooms at December 31, 2013 that were classified as out of order for maintenance and renovation or set aside as sales models at period end.

(2)
Keys rented represents the total number of room-nights rented.

(3)
ADR represents the average daily rental rate for an occupied room.

        Management and rental operations revenues increased $21 million, or 4%, to $507 million during the year ended December 31, 2014, when compared to the corresponding period in 2013. Segment revenues increased due to increases of $9 million in resort operations and ancillary services revenues, $7 million in cost reimbursement revenues and $5 million in resort and vacation network management revenues. The $9 million in resort operations and ancillary services was primarily related to increased rental revenues due to higher rental occupancy and slightly higher average daily rates. In 2014, the Vistana Vacation Ownership Business's rental availability decreased due to the removal of keys at one of its Caribbean properties for conversion to VOIs and the closure of The Westin® Resort &Spa, Los Cabos in the fourth quarter 2014 due to Hurricane Odile. The Westin® Resort & Spa, Los Cabos is expected to open during 2016. The hurricane damage at this property resulted in a $4 million decrease in revenues, which was more than offset by increased rental revenues across the portfolio. As a result of fewer rooms being available and additional keys rented, the Vistana Vacation Ownership Business's rental occupancy increased. The $7 million increase in cost reimbursement revenues to $174 million was primarily due to an increase in payroll costs commensurate with a rise in the overall cost of labor at its existing resorts and additional deeded weeks for the new phases of resorts entering the Vistana network. As the number of deeded weeks increase, the reimbursable expenses, and therefore revenues, increase accordingly. The $5 million increase in resort and vacation network management revenues was driven by a new multi-year marketing affiliation agreement entered into in 2014 and additional vacation network revenues due to higher vacation network annual membership fees and a 3% increase in network owner-families.

        The Vistana Vacation Ownership Business's management and rental operations margin increased $5 million to $63 million for the year ended December 31, 2014, when compared to the corresponding period in 2013, primarily due to the $5 million increase in resort and vacation network management revenues, with margins slightly increasing from 55% to 56% in addition to the impact of higher rental revenues.

Residential

	Year ended December 31,
(in millions, except units closed)	2014	2013	Variance	% Change
Residential sales	$21	$266	$(245)	(92)%
Residential expenses	9	146	(137)	(94)%

Residential margin	$12	$120	$(108)	(90)%

Residential margin %	57%	45%	12%
Units closed	4	78	(74)	(95)%

        Residential sales decreased $245 million to $21 million in the year ended December 31, 2014, when compared to the corresponding period in 2013, due to fewer residential closings, as the SRBH project was substantially sold at December 31, 2013. During the year ended December 31, 2014, the Vistana Vacation Ownership Business closed sales of the remaining 4 units and realized revenues of $21 million, compared to closings of 78 units and revenues of $266 million in 2013. The residential margin percentage increased to 57% during the year ended December 31, 2014 as a result of increases in the sales price per unit as the project successfully progressed and sold out, with costs remaining relatively consistent.

Corporate

	Year ended December 31,
(in millions)	2014	2013	Variance	% Change
General and administrative	$43	$41	$2	5%
Depreciation and amortization	38	35	3	9%
Restructuring charges, net	—	1	(1)	(100)%
Other expenses, net	3	8	(5)	(63)%
Equity earnings from unconsolidated joint venture	(1)	(2)	1	50%
Income tax expense	52	90	(38)	(42)%
Effective tax rate	41%	39%	2%

        General and administrative costs increased $2 million to $43 million in the year ended December 31, 2014, when compared to the corresponding period in 2013, primarily due to increased employee compensation, professional fees and software contracts.

        Depreciation and amortization increased $3 million to $38 million in the year ended December 31, 2014, when compared to the corresponding period in 2013, primarily due to property and equipment additions of approximately $49 million during the year. The majority of the capital additions were related to infrastructure and hotel assets at certain of the Vistana Vacation Ownership Business's projects in the Caribbean, Orlando and Colorado which will support its ongoing development and operation of vacation ownership villas at these locations.

        Other expenses, net decreased approximately $5 million to $3 million in the year ended December 31, 2014, when compared to the corresponding period in 2013, primarily due to the receipt and recognition of $2 million of business interruption proceeds in the fourth quarter of 2014 relating to Hurricane Odile as well as foreign currency transaction gains.

        Income tax expense decreased $38 million to $52 million in the year ended December 31, 2014, when compared to the corresponding period in 2013, primarily due to lower pretax net income, partially offset by uncertain tax positions and tax law changes. The reduction in pretax net income is primarily due to the sellout of SRBH in 2014.

        The following discussion presents an analysis of the Vistana Vacation Ownership Business's combined results for the year ended December 31, 2013, as compared to the year ended December 31, 2012:

	Year ended December 31,					Year ended December 31,
	2013					2012
(in millions)	Vacation ownership sales and financing	Management and rental operations	Residential	Corporate	Combined	Vacation ownership sales and financing	Management and rental operations	Residential	Corporate	Combined	Combined variance	% Change
Revenues
Sales of vacation ownership products, net	$327	$—	$—	$—	$327	$325	$—	$—	$—	$325	$2	1%
Consumer financing	84	—	—	—	84	85	—	—	—	85	(1)	(1)%
Resort and vacation network management	—	58	—	—	58	—	55	—	—	55	3	5%
Resort operations and ancillary services	—	261	—	(11)	250	—	240	—	(10)	230	20	9%
Cost reimbursements	—	167	—	—	167	—	162	—	—	162	5	3%
Residential sales	—	—	266	—	266	—	—	684	—	684	(418)	(61)%

Total revenues	411	486	266	(11)	1,152	410	457	684	(10)	1,541	(389)	(25)%

Costs and expenses
Cost of sales of vacation ownership products	87	—	—	—	87	80	—	—	—	80	7	9%
Sales and marketing	160	—	—	(3)	157	160	—	—	(3)	157	—	—
Consumer financing	30	—	—	—	30	34	—	—	—	34	(4)	(12)%
Resort and vacation network management	—	26	—	—	26	—	28	—	—	28	(2)	(7)%
Resort operations and ancillary services	—	235	—	(8)	227	—	218	—	(7)	211	16	8%
Cost reimbursements	—	167	—	—	167	—	162	—	—	162	5	3%
Residential	—	—	146	—	146	—	—	524	—	524	(378)	(72)%
General and administrative	—	—	—	41	41	—	—	—	43	43	(2)	(5)%
Depreciation and amortization	—	—	—	35	35	—	—	—	35	35	—	—
Restructuring charges, net	—	—	—	1	1	—	—	—	1	1	—	—
Other expenses, net	—	—	—	8	8	—	—	—	9	9	(1)	(11)%

Total costs and expenses	277	428	146	74	925	274	408	524	78	1,284	(359)	(28)%

Equity earnings from unconsolidated joint venture	—	—	—	2	2	—	—	—	1	1	1	100%
(Loss) on asset dispositions and impairments, net	—	—	—	—	—	—	—	—	(2)	(2)	2	(100)%

Income before income taxes	134	58	120	(83)	229	136	49	160	(89)	256	(27)	(11)%
Income tax (expense)	—	—	—	(90)	(90)	—	—	—	(100)	(100)	10	(10)%

Net income (loss)	$134	$58	$120	$(173)	$139	$136	$49	$160	$(189)	$156	$(17)	(11)%

        The Vistana Vacation Ownership Business's combined revenues decreased $389 million to $1,152 million for the year ended December 31, 2013, when compared to the corresponding period in 2012, primarily due to fewer residential closings at SRBH in 2013. The Vistana Vacation Ownership Business closed 61% of the SRBH units in 2012 as compared to 26% in 2013. Similarly, the Vistana Vacation Ownership Business's costs and expenses decreased $359 million during this period, primarily driven by the decrease in number of units sold at SRBH.

Vacation Ownership Sales and Financing

	Year ended December 31,
(in millions, except Tour flow and VPG)	2013	2012	Variance	% Change
Originated sales	$326	$324	$2	1%
Revenue recognition adjustments
Provision for loan loss	(12)	(20)	8	40%
Percentage of completion deferral	(7)	3	(10)	(333)%
Other deferrals and adjustments(1)	20	18	2	11%

Sales of vacation ownership products, net	327	325	2	1%
Consumer financing revenues	84	85	(1)	(1)%

Total vacation ownership sales and financing revenues	411	410	1	—

Cost of sales of vacation ownership products	87	80	7	9%
Sales and marketing	160	160	—	—
Consumer financing interest expense	17	22	(5)	(23)%
Other consumer financing expense	13	12	1	8%

Total vacation ownership sales and financing expenses	277	274	3	1%

Vacation ownership sales and financing margin	$134	$136	$(2)	(1)%

Vacation ownership product sales margin	$80	$85	$(5)	(6)%
Vacation ownership product sales margin %	24%	26%	(2)%
Tour flow(2)	119,250	121,020	(1,770)	(1)%
VPG(3)	$2,680	$2,620	$60	2%

(1)
Includes adjustments for incentives and other administrative fee revenues.

(2)
Tour flow represents the number of sales presentations given at sales centers during the period.

(3)
VPG is calculated by dividing originated sales, excluding telesales and other sales that are not attributed to a tour at a sales location, by the number of sales guest tours.

        Vacation ownership sales and financing revenues for the year ended December 31, 2013 increased $1 million to $411 million, when compared to the corresponding period in 2012, due to a $2 million increase in net sales of vacation ownership products partly offset by a $1 million decrease from consumer financing revenues. The $2 million increase in net sales of VOIs was primarily driven by an $8 million decrease in provision for loan loss, a $2 million increase in other deferrals and adjustments and a $2 million increase in originated sales, the total of which was partly offset by a $10 million increase in POC deferral. The $8 million decrease in the Vistana Vacation Ownership Business's provision for loan loss was primarily due to a one-time favorable adjustment in 2013 of $7 million as a result of an addition to the credit quality indicators used in loan loss reserve analysis, which drove a decrease in the average estimated default rate in static pool models of 40 basis points. As discussed previously, the average estimated default rate pursuant to static pool models was 9.3% and 9.7% as of December 31, 2013 and 2012, respectively. The Vistana Vacation Ownership Business's originated sales increased $2 million, or 1%, as a result of higher VPG due to slight increases in its closing efficiency and average contract price. The reduction in the provision for loan loss and the increase in originated sales were partly offset by an increase of $10 million in the Vistana Vacation Ownership Business's POC deferral resulting from new development phases at its resorts in the Caribbean and California. The $1 million decrease in consumer financing revenues was the result of a decrease in the Vistana Vacation Ownership Business's overall vacation ownership notes receivable portfolio.

        The Vistana Vacation Ownership Business's vacation ownership product sales and financing margin decreased $2 million to $134 million for the year ended December 31, 2013, when compared to the corresponding period in 2012, due to a $5 million decrease in the vacation ownership product sales margin partly offset by a $3 million increase in the net margin from consumer financing activity. The $5 million decrease in the vacation ownership product sales margin was primarily driven by accruals for certain remediation costs in 2013 at one of the Vistana Vacation Ownership Business's vacation ownership properties. The $3 million increase in the Vistana Vacation Ownership Business's consumer financing contribution was primarily due to a decrease in its consumer financing interest expense as a result of a lower average securitized vacation ownership debt balance resulting from the settlement of its 2005 securitization in February 2013 and its 2006 securitization in December 2013, as well as the normal paydown of securitized debt.

Management and Rental Operations

	Year ended December 31,
(in millions)	2013	2012	Variance	% Change
Resort and vacation network management revenues	$58	$55	$3	5%
Resort operations and ancillary services revenues	261	240	21	9%
Cost reimbursement revenues	167	162	5	3%

Total management and rental operations revenues	486	457	29	6%

Resort and vacation network management expenses	26	28	(2)	(7)%
Resort operations and ancillary services expenses	235	218	17	8%
Cost reimbursement expenses	167	162	5	3%

Total management and rental operations expenses	428	408	20	5%

Management and rental operations margin	$58	$49	$9	18%

Resort and vacation network management margin	$32	$27	$5	19%
Resort and vacation network management margin %	55%	49%	6%
Resort operations and ancillary services margin	$26	$22	$4	18%
Resort operations and ancillary services margin %	10%	9%	1%

	Year ended December 31,
	2013	2012	Variance	% Change
Rental availability, net(1)	1,607,730	1,494,410	113,320	8%
Keys rented(2)	1,139,830	1,059,480	80,350	8%
ADR(3)	$163	$159	$4	3%
Rental occupancy	71%	71%	—

(1)
Rental availability, net is adjusted for approximately 96,000 rooms at December 31, 2013 and approximately 68,000 rooms at December 31, 2012 that were classified as out of order for maintenance and renovation or set aside as sales models at period end.

(2)
Keys rented represents the total number of room-nights rented.

(3)
ADR represents the average daily rental rate for an occupied room.

        Management and rental operations revenues for the year ended December 31, 2013 increased $29 million, or 6%, to $486 million, when compared to the corresponding period in 2012. Segment revenues increased due to $21 million in higher resort operations and ancillary services revenues, $5 million in additional cost reimbursement revenues and $3 million in resort and vacation network management revenues. The $21 million increase in resort operations and ancillary services was primarily due to an $18 million increase in rental revenues resulting from an 8% increase in keys rented and a 3% increase in average daily rates. Rental availability increased 8% from 2012 to 2013 as a result of a higher percentage of owners in 2013 electing to convert their annual use rights into Starpoints. The Vistana Vacation Ownership Business was able to manage its rental channels to proportionately increase its rental occupied nights year over year to mitigate the costs of the significant increase in rental room availability. The remaining increase is driven by ancillary income at the resorts as a result of the increased rentals and guest activity year over year. The $5 million increase in cost reimbursement revenues primarily related to an increase in payroll costs commensurate with a rise in the overall cost of labor at existing resorts and additional deeded weeks for the new phases of resorts entering the system. As the number of deeded weeks increase, the reimbursable expenses, and therefore revenues, increase accordingly. The $3 million increase in resort and vacation network management revenues was primarily due to a 2% increase in network owner-families and increased transaction fees for usage in the Vistana Vacation Ownership Business's vacation network.

        The Vistana Vacation Ownership Business's management and rental operations margin increased $9 million to $58 million for the year ended December 31, 2013, when compared to the corresponding period in 2012, due to a $5 million increase in the resort and vacation network management margin coupled with a $4 million increase in the resort operations and ancillary services margin. The resort and vacation network management margin is driven by both higher revenues and a $2 million decrease in expenses primarily related to lower compensation costs. The increase in the resort operations and ancillary services margin is driven by the increase in keys rented coupled with the higher average daily rate realized.

Residential

	Year ended December 31,
(in millions, except units closed)	2013	2012	Variance	% Change
Residential sales	$266	$684	$(418)	(61)%
Residential expenses	146	524	(378)	(72)%

Residential margin	$120	$160	$(40)	(25)%

Residential margin %	45%	23%	22%
Units closed	78	188	(110)	(59)%

        Residential sales decreased $418 million to $266 million in the year ended December 31, 2013, when compared to the corresponding period in 2012, due to fewer residential closings. During the year ended December 31, 2013, the Vistana Vacation Ownership Business closed sales of 78 units and realized revenues of $266 million, compared to closings of 188 units and revenues of $684 million in 2012.

        Residential margin percentage increased to 45% during the year ended December 31, 2013, when compared to 23% in 2012, as a result of increases in the sales price per unit as the project successfully progressed, with costs remaining relatively consistent.

Corporate

	Year ended December 31,
(in millions)	2013	2012	Variance	% Change
General and administrative	$41	$43	$(2)	(5)%
Depreciation and amortization	35	35	—	—
Restructuring charges, net	1	1	—	—
Other expenses, net	8	9	(1)	(11)%
Equity earnings from unconsolidated joint venture	(2)	(1)	(1)	(100)%
Loss on asset dispositions and impairments, net	—	2	(2)	(100)%
Income tax expense	90	100	(10)	(10)%
Effective tax rate	39%	39%	—

        General and administrative expenses decreased $2 million in the year ended December 31, 2013 when compared to the corresponding period in 2012, primarily due to a reduction in total compensation costs resulting from higher performance bonuses in 2012.

        The loss on asset dispositions and impairments, net of $2 million in 2012 was primarily due to impairment of undeveloped land at one of the Vistana Vacation Ownership Business's existing resorts.

EBITDA and Adjusted EBITDA

        EBITDA, a financial measure which is not prescribed by GAAP, reflects earnings excluding the impact of interest expense (other than consumer financing interest expense), income tax expense, depreciation and amortization. For purposes of the Vistana Vacation Ownership Business EBITDA calculation, the Vistana Vacation Ownership Business does not adjust for consumer financing interest expense because the associated debt is secured by vacation ownership notes receivable that have been sold to bankruptcy remote special purpose entities and is generally non-recourse to us. Further, the Vistana Vacation Ownership Business considers consumer financing interest expense to be an operating expense of its business. The Vistana Vacation Ownership Business considers EBITDA to be an indicator of operating performance. The Vistana Vacation Ownership Business also uses EBITDA, as do analysts, lenders, investors and others, because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company's capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

        The Vistana Vacation Ownership Business evaluates Adjusted EBITDA, another non-GAAP financial measure, as an indicator of performance. Adjusted EBITDA excludes the impact of non-cash compensation expense, restructuring charges/(credits), losses/(gains) on asset dispositions, impairments, the deferral adjustment associated with percentage of completion accounting guidelines reflecting its net impact on the Vistana Vacation Ownership Business's GAAP revenues and expenses, and the operations of the residential business. The Vistana Vacation Ownership Business evaluates Adjusted EBITDA, which adjusts for these items to allow for period-over-period comparisons of its ongoing core operations, as it is a useful measure of its ability to service debt, fund capital expenditures and expand its business. The primary driver of the change from EBITDA to Adjusted EBITDA was the impact of SRBH activity prior to its sell out.

        EBITDA and Adjusted EBITDA should not be considered as alternatives to cash provided by operating activities, as measures of liquidity, or as alternatives to net income as a measure of the Vistana Vacation Ownership Business's operating performance or any other measures of performance derived in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider such measures in isolation or as substitutes for analyzing its results as reported under GAAP. The Vistana Vacation Ownership Business's definitions and calculations of EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures used by other companies in its industry.

	Nine months ended September 30,		Year ended December 31,
(in millions)	2015	2014	2014	2013	2012
			($ in millions)
Net income	$54	$53	$75	$139	$156
Income tax expense	33	39	52	90	100
Depreciation and amortization	29	29	38	35	35

EBITDA	$116	$121	$165	$264	$291

Restructuring (credits)/charges, net	$(7)	$1	$—	$1	$1
Loss on asset dispositions and impairments, net	32	—	—	—	2
Percentage of completion deferral adjustment	(1)	5	1	3	(2)
Non-cash compensation expense	3	3	4	4	6
Residential segment earnings	—	(12)	(12)	(120)	(160)

Adjusted EBITDA	$143	$118	$158	$152	$138

Liquidity and Capital Resources

        The Vistana Vacation Ownership Business believes that the cash it generates from operations, the Credit Facilities that it expects to enter into, and its ability to raise capital through securitizations of its vacation ownership notes receivable, will be adequate to meet its liquidity requirements, finance its long-term growth plans, meet debt service, and fulfill other cash requirements for the next 12 months. The Vistana Vacation Ownership Business expects to maintain a prudent level of debt and ensure access to capital commensurate with its operating needs, growth profile and risk mitigation policies.

        The Vistana Vacation Ownership Business believes its completed inventory and identified development opportunities will sustain its business for the next several years. During the year ended December 31, 2014, the Starwood Board of Directors approved the development on Ka'anapali Beach in Maui at The Westin® Nanea Ocean Villas resort, a 26-acre oceanfront resort. As a result, the Vistana Vacation Ownership Business transferred $43 million of land held for development to vacation ownership interest construction in progress and has begun development of 390 vacation ownership villas. The Vistana Vacation Ownership Business is entitled to develop an additional 1,090 units at its other existing vacation ownership resorts. Also, upon completion of the spin-off, the Vistana Vacation Ownership Business will obtain ownership of the Transferred Properties, which it plans to convert, in whole or in part, over time to additional vacation ownership inventory.

        Historically, any net cash generated by the Vistana Vacation Ownership Business has been transferred to Starwood, where it has been centrally managed. Transfers of cash to and from Starwood have been reflected as part of net Starwood investment in the Vistana Vacation Ownership Business's combined balance sheets and combined statements of cash flows. The Vistana Vacation Ownership Business made cumulative net transfers of $697 million to Starwood during the three years ended December 31, 2014 and $34 million of net transfers to Starwood during the nine months ended September 30, 2015. These transfers were driven by $1.1 billion of net cash provided by operations

(after inventory spend of $155 million) during the three years ended December 31, 2014 due in large part to the sell out of the SRBH project and $132 million of cash provided by operations (after inventory spend of $85 million) during the nine months ended September 30, 2015, partly offset by $282 million and $61 million of net securitized debt repayments during the three years ended December 31, 2014 and the nine months ended September 30, 2015, respectively, and $128 million and $26 million of property and equipment purchases (net of $12 million of property insurance proceeds in 2015) during the three years ended December 31, 2014 and the nine months ended September 30, 2015, respectively.

        Until such time as the spin-off and merger are completed, the Vistana Vacation Ownership Business will continue to be part of Starwood's centralized treasury management function. Although the Vistana Vacation Ownership Business has opportunities to securitize portions of its vacation ownership notes receivable, Starwood has utilized alternative financing sources. As a result, the Vistana Vacation Ownership Business has not completed a securitization since 2012. However, upon completion of the spin off and merger, the Vistana Vacation Ownership Business intends and expects to be able to raise capital, in part, through securitizations of its notes receivable. Notes receivable originated under the Westin® and Sheraton® brands are well regarded for their performance in the securitization market, as reflected by the securitization the Vistana Vacation Ownership Business completed in 2012 of $174 million of its vacation ownership notes receivable at interest rates ranging from 2.00% to 2.76%.

        Upon completion of the spin-off and merger, the Vistana Vacation Ownership Business expects that the only significant debt on its combined balance sheet will consist of non-recourse debt related to past securitizations of its notes receivable and any amounts drawn on one or both of the Credit Facilities, pending completion of future securitizations.

        The following table summarizes the Vistana Vacation Ownership Business's changes in cash during the nine months ended September 30, 2015 and 2014, and the years ended December 31, 2014, 2013 and 2012:

	Nine month ended September 30,		Year ended December 31,
(in millions)	2015	2014	2014	2013	2012
Cash provided by (used in)
Operating activities	$132	$108	$134	$375	$588
Investing activities	(25)	(29)	(48)	(43)	(35)
Financing activities	(92)	(78)	(87)	(331)	(552)

Net change in cash	$15	$1	$(1)	$1	$1

Operating Cash Flows

	Nine months ended September 30,		Year ended December 31,
(in millions)	2015	2014	2014	2013	2012
Net income	$54	$53	$75	$139	$156
Adjustments to net income	77	58	81	94	82
Net change in assets and liabilities	1	(3)	(22)	142	350

Cash provided by operating activities	$132	$108	$134	$375	$588

        The Vistana Vacation Ownership Business's cash flow from operations of $132 million for the nine months ended September 30, 2015 increased $24 million as compared to the $108 million generated in the corresponding period in 2014, primarily due to a $42 million release of restricted cash mostly related to completed development and $12 million of property and business interruption insurance proceeds related to Hurricane Odile, partly offset by a $46 million increase in vacation ownership inventory spending. The Vistana Vacation Ownership Business's cash flow from operations decreased to $134 million for the year ended December 31, 2014, compared to $375 million in 2013, and $588 million in 2012 primarily due to the accelerated sales pace of residential units at SRBH, for which development was substantially complete in 2011 and which sold out during 2014.

        The Vistana Vacation Ownership Business's cash flows from operating activities are generated primarily from the sales and financing of vacation ownership products, income earned from management services and network membership exchange activities, as well as income from its management and rental operations. Outflows include inventory spending for the development of new resorts and phases of existing resorts, as well as funding its working capital needs. The Vistana Vacation Ownership Business's cash flows from operations generally vary primarily due to the timing of the closing of sales contracts for its vacation ownership products and release of any related escrow, the degree to which its owners finance their VOI purchase, its owners' repayment of notes receivable related to their VOI, the level of management services and network membership exchange activities and rental operations, and cash outlays for vacation ownership product inventory acquisition and development.

        The following is a summary of the Vistana Vacation Ownership Business's VOI inventory spending less cost of sales:

	Nine months ended September 30,		Year ended December 31,
(in millions)	2015	2014	2014	2013	2012
Vacation products inventory spending(1)	$85	$39	$57	$32	$34
Cost of sales of vacation ownership products(1)	(56)	(61)	(84)	(87)	(80)

Vacation products inventory spending in excess of /(less than) cost of sales	$29	$(22)	$(27)	$(55)	$(46)

(1)
This information excludes SRBH.

        Since the 2008 global economic downturn, the Vistana Vacation Ownership Business has been very focused on managing its unsold vacation ownership product inventory balance and related capital spend to a level that more closely aligns with its annual vacation ownership product sales pace. As the Vistana Vacation Ownership Business expands its distribution and sales of vacation ownership products, its future inventory spending will increase to align with its distribution goals and growing sales expectations. During the first nine months of 2015, the Vistana Vacation Ownership Business increased vacation ownership inventory spending by $46 million to $85 million, when compared to the corresponding period in 2014, primarily due to the development of The Westin® Nanea Ocean Villas which began construction in December 2014.

        The following is a summary of the Vistana Vacation Ownership Business's originations and collections of vacation ownership notes receivable:

	Nine months ended September 30,		Year ended December 31,
(in millions)	2015	2014	2014	2013	2012
Vacation ownership notes receivable collections—unsecuritized	$136	$122	$159	$144	$132
Vacation ownership notes receivable collections—securitized	39	55	70	93	104
Vacation ownership notes receivable originations	(185)	(181)	(240)	(251)	(253)

Vacation ownership notes receivable collections less than originations	$(10)	$(4)	$(11)	$(14)	$(17)

        The Vistana Vacation Ownership Business's collections of vacation ownership notes receivable include principal from both unsecuritized and securitized notes receivable balances. Principal payments received on its securitized notes receivable are used to pay down securitized debt in the month following receipt. The Vistana Vacation Ownership Business's vacation ownership portfolio has remained relatively consistent over the periods presented, as a result of its originations of notes receivable being relatively in line with its collections of notes receivable. The average FICO score of customers who were U.S. citizens or residents who financed a VOI purchase during the nine months ended September 30, 2015 and 2014, and the years ended December 31, 2014, 2013 and 2012, was 731, 734, 735, 737, and 736, respectively. In addition, the defaults as a percentage of each period's trailing twelve months of beginning gross vacation ownership notes receivable balance have steadily decreased since 2010 from the depths of the U.S. recession and have remained relatively consistent since December 31, 2013 to the nine months ended September 30, 2015, which was at 3.3%.

Investing Cash Flows

        The Vistana Vacation Ownership Business's cash used in investing activities during the nine months ended September 30, 2015 and 2014 and the years ended December 31, 2014, 2013 and 2012, was as follows:

	Nine months ended September 30,		Year ended December 31,
(in millions)	2015	2014	2014	2013	2012
Investing Activities
Capital expenditures for property and equipment (excluding inventory)	$(38)	$(30)	$(49)	$(44)	$(35)
Proceeds from asset sales	1	1	1	1	—
Property insurance proceeds	12	—	—	—	—

Cash used in investing activities	$(25)	$(29)	$(48)	$(43)	$(35)

        The Vistana Vacation Ownership Business's capital expenditures include spending related to technology, buildings and equipment used to support marketing and sales locations, resort operations, ancillary offerings and corporate activities. The Vistana Vacation Ownership Business believes the maintenance and renovations of the Vistana Vacation Ownership Business's existing assets are necessary to stay competitive in the markets in which it operates. Capital expenditures also include developmental costs relating to infrastructure supporting the Vistana Vacation Ownership Business's new vacation ownership phases and projects that it expects will generate a return. Also included are the capital expenditures to maintain the Transferred Properties as operating hotels during the periods presented.

        During the nine months ended September 30, 2015, the Vistana Vacation Ownership Business received approximately $17 million in proceeds related to damage from Hurricane Odile to The Westin® Resort and Spa, Los Cabos. During the nine months ended September 30, 2015, proceeds of $5 million were recorded as operating cash flows as they related to claims associated with operating activities such as site clean-up, while the Vistana Vacation Ownership Business received $12 million related to claims associated with property damage and have therefore been reflected within investing cash flows.

Financing Cash Flows

        The Vistana Vacation Ownership Business's cash used in financing activities during the nine months ended September 30, 2015 and 2014 and the years ended December 31, 2014, 2013 and 2012, was as follows:

	Nine months ended September 30,		Year ended December 31,
(in millions)	2015	2014	2014	2013	2012
Securitized debt issued	$—	$—	$—	$—	$166
Securitized debt repaid	(61)	(83)	(106)	(179)	(163)
Debt issuance costs	—	—	—	—	(2)
Decrease (increase) in restricted cash	3	2	3	27	(19)
Net transfers (to)/from Parent	(34)	3	16	(179)	(534)

Cash used in financing activities	$(92)	$(78)	$(87)	$(331)	$(552)

        During the nine months ended September 30, 2015, securitized debt repayments decreased $22 million to $61 million from $83 million during the comparable period in 2014. In July 2015, the Vistana Vacation Ownership Business repaid its remaining principal and interest obligations under the 2009 debt securitization facility of $3 million and reclassified $34 million of the associated securitized vacation ownership receivables to unsecuritized, resulting in a termination of the 2009 Securitization. In addition, as the Vistana Vacation Ownership Business's total securitized debt balance decreases, its repayments also decrease; however, repayments are also impacted by the timing of receipt of securitized receivable payments. During the year ended December 31, 2014, the Vistana Vacation Ownership Business's securitized debt payments decreased $73 million due primarily to the settlements of the 2005 and 2006 securitizations in 2013, and the timing of receipt of securitized receivable payments.

        During the year ended December 31, 2013, the Vistana Vacation Ownership Business settled its 2005 and 2006 securitizations, including a paydown of all principal and interest due. The settlement of the 2005 securitization was pre-funded by a securitization the Vistana Vacation Ownership Business completed in 2012 and resulted in the transfer of $19 million of notes receivable to the 2012 securitization. The settlement of the 2006 securitization required a cash payment of $12 million and resulted in the release of $12 million of previously securitized vacation ownership notes receivable to unsecuritized notes receivable.

        During the year ended December 31, 2012, the Vistana Vacation Ownership Business completed a securitization of approximately $174 million of vacation ownership notes receivable at a 95% advance rate. Of the $174 million securitized in 2012, $155 million was previously unsecuritized and approximately $19 million related to the 2005 securitization for which the termination was pre-funded. The net cash proceeds from the securitization, after the amount pre-funded for the termination of the 2005 securitization and associated deal costs, were approximately $140 million. The pre-funded amount of $19 million was included in restricted cash until the 2005 securitization was terminated in 2013.

        The following is a summary of the Vistana Vacation Ownership Business's securitized debt less cash at September 30, 2015 and December 31, 2014, followed by a detail of securitized debt at September 30, 2015:

	September 30,	December 31,
(in millions)	2015	2014
Gross securitized debt (non-recourse)	$188	$249
Less cash restricted for securitized debt repayments	(8)	(11)

Net securitized debt	$180	$238

(in millions)	September 30 2015
2010 securitization, interest rates ranging from 3.65% to 4.75%, maturing 2021	$54
2011 securitization, interest rates ranging from 3.67% to 4.82%, maturing 2025	66
2012 securitization, interest rates ranging from 2.00% to 2.76%, maturing 2023	68

Gross securitized debt (non-recourse)	$188

        Upon transfer of vacation ownership notes receivable to the Vistana Vacation Ownership Business's variable interest entities ("VIEs"), the receivables and certain cash flows derived from them become restricted for use in meeting obligations to the VIE creditors. The VIEs utilize trusts which have ownership of cash balances that also have restrictions, the amounts of which are reported in restricted cash. The Vistana Vacation Ownership Business's interests in trust assets are subordinate to the interests of third-party investors and, as such, may not be realized by the Vistana Vacation Ownership Business if needed to absorb deficiencies in cash flows that are allocated to the investors in the trusts' debt. The Vistana Vacation Ownership Business is contractually entitled to receive the excess cash flows (i.e., the spread between the collections on the notes and third party obligations defined in the securitization agreements) from the VIEs. Such activity totaled $23 million and $30 million during the nine months ended September 30, 2015 and September 30, 2014 as well as $38 million, $51 million, and $49 million during 2014, 2013, and 2012, respectively. The net cash flows generated by the Vistana Vacation Ownership Business's VIEs are used to repay its securitized vacation ownership debt, and excluding any restricted cash balances, are reflected as cash flows from operations. The repayment of the Vistana Vacation Ownership Business's securitized vacation ownership debt is reflected as cash used in financing activities.

        Transfers of cash to and from Starwood have been reflected as part of net Starwood investment in the Vistana Vacation Ownership Business's combined balance sheets and combined statements of cash flows. The Vistana Vacation Ownership Business made cumulative net transfers of $697 million to Starwood during the three years ended December 31, 2014 due in large part to the sellout of SRBH. The Vistana Vacation Ownership Business also made $34 million of net transfers to Starwood during the nine months ended September 30, 2015. These transfers were driven by $132 million of cash provided by operations (after inventory spend of $85 million), partly offset by $61 million of net securitized debt repayments and $26 million of property and equipment purchases (net of $12 million of property insurance proceeds) during the nine months ended September 30, 2015.

Contractual Obligations

        The Vistana Vacation Ownership Business has the following contractual obligations outstanding as of December 31, 2014:

(in millions)	Total	Due in less than 1 year	Due in 1 - 3 years	Due in 4 - 5 years	Due after 5 years
Operating leases	$71	$8	$10	$2	$51
Other long-term obligations(1)(2)	14	1	2	2	9

Total contractual obligations	$85	$9	$12	$4	$60

(1)
Amounts due after 5 years were estimated based on perpetual annual payments adjusted for inflation annually and discounted back to present value as of December 31, 2014 utilizing a 12% discount rate.

(2)
During the third quarter of 2015, the Vistana Vacation Ownership Business renegotiated the long-term obligation associated with a development project. Decreases to other long-term obligations disclosed as of December 31, 2014 would be as follows: $0 million, $1 million, $2 million, and $5 million in the categories titled: Total, Due in less than 1 year, Due in 1-3 years, Due in 4-5 years and Due after 5 years, respectively.

        The above table excludes the Vistana Vacation Ownership Business's securitized debt balance of $249 million at December 31, 2014. The Vistana Vacation Ownership Business's securitized debt is non-recourse with no contractual minimum repayment amounts throughout its term. Repayments of the Vistana Vacation Ownership Business's securitized debt are based on the contractual terms of the underlying securitized vacation ownership notes receivable and occur monthly. As the amount of each principal payment is contingent on the cash flows from the underlying vacation ownership notes receivable in a given period, the Vistana Vacation Ownership Business has not disclosed future contractual debt repayments.

Commitments and Contingencies

        The Vistana Vacation Ownership Business is involved in claims, legal and regulatory proceedings and governmental inquiries related to its business. Litigation is inherently unpredictable and, although it believes its accruals are adequate and/or that it has valid defenses in these matters, unfavorable results could occur. As such, an adverse outcome from such proceedings for which claims are awarded in excess of the amounts accrued, if any, could be material to the Vistana Vacation Ownership Business with respect to earnings or cash flows in any given reporting period. However, the Vistana Vacation Ownership Business does not believe that the impact of such litigation should result in a material liability to it in relation to its combined financial position or liquidity.

        In early phases of development at a resort, the Vistana Vacation Ownership Business may have subsidy obligations to pay costs that otherwise would be covered by annual maintenance fees associated with vacation ownership interests or units that have not yet been built. These subsidy arrangements help keep maintenance fees at a level that approximates a rate reflective of full build out of the resort for owners that purchase in the early stages of development. On an annual basis the Vistana Vacation Ownership Business evaluates future HOA commitments. For 2015, the Vistana Vacation Ownership Business has commitments to subsidize HOAs of $8 million, of which $6 million has been paid during the nine months ended September 30, 2015, with the remaining amount to be paid during the remainder of the year.

Off-Balance Sheet Arrangements

        The Vistana Vacation Ownership Business primarily utilizes surety bonds in its vacation ownership business for sales and development transactions in order to meet regulatory requirements of certain states. Surety bonds issued on the Vistana Vacation Ownership Business's behalf at September 30, 2015 totaled $7 million, as required by state or local governments, relating to the Vistana Vacation Ownership Business's vacation ownership operations.

        The surety bonds are further described in Note 17—Fair Value of Financial Instruments of the Vistana annual combined financial statements and Note 12—Fair Value of Financial Instruments of the Vistana interim combined financial statements.

Critical Accounting Estimates

        The preparation of the Vistana Vacation Ownership Business's combined financial statements in accordance with U.S. GAAP requires it to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the combined financial statements, the reported amounts of revenues and expenses during the reporting periods and the related disclosures in the combined financial statements and accompanying footnotes.

        The Vistana Vacation Ownership Business believes that of its significant accounting policies, which are described in Note 2—Summary of Significant Accounting Policies of the Vistana annual combined financial statements, the following accounting policies are critical because they involve a higher degree of judgment, and the estimates required to be made were based on assumptions that are inherently uncertain. As a result, these accounting policies could materially affect the Vistana Vacation Ownership Business's financial position, results of operations and related disclosures. On an ongoing basis, the Vistana Vacation Ownership Business evaluates these estimates and judgments based on historical experiences and various other factors that are believed to reflect the current circumstances. While the Vistana Vacation Ownership Business believes its estimates, assumptions, and judgments are reasonable, they are based on information presently available. Actual results may differ significantly from these estimates due to changes in judgments, assumptions, and conditions as a result of unforeseen events or otherwise, which could have a material effect on the Vistana Vacation Ownership Business's financial position or results of operations. Management has discussed the development and selection of these critical accounting policies and estimates with the Starwood Board of Directors.

        Revenue Recognition.    The Vistana Vacation Ownership Business's revenues are primarily derived from the following sources: (1) net sales of vacation ownership products, (2) resort and vacation network management fees, (3) rental and ancillary income, (4) annual and transaction-based fees it receives from owners (5) interest income on vacation ownership notes receivable and (6) residential sales. Generally, revenues are recognized when services are rendered.

        The Vistana Vacation Ownership Business's revenue recognition associated with net sales of vacation ownership products requires significant estimates. Net sales of vacation ownership products are affected by the state of the global economy and, in particular, the U.S. economy, as well as interest rates and other economic conditions. Revenue is generally recognized after the period of cancellation with refund has expired, the buyer has demonstrated a sufficient level of initial and continuing investment, and the receivables are deemed collectible. The Vistana Vacation Ownership Business determines the portion of revenues to recognize for sales of vacation ownership products using the POC method, which requires judgments and estimates, including the total estimated costs of the project. Changes in projections of the costs could lead to adjustments to the POC status of a project, which may result in differences in the timing and amount of revenues and profits recognized from the projects.

        Loan Loss Reserves.    The Vistana Vacation Ownership Business records an estimate of expected uncollectibility on its vacation ownership notes receivable as a reduction of revenue at the time it recognizes profit on the sale of a vacation ownership product. The Vistana Vacation Ownership Business holds large amounts of homogeneous vacation ownership notes receivable and assess uncollectibility based on pools of receivables and expected default rates. In estimating loan loss reserves, the Vistana Vacation Ownership Business uses a technique referred to as static pool analysis, which tracks uncollectible notes for each year's mortgage originations over the life of the respective notes and projects an estimated default rate that is used in the determination of its loan loss reserve requirements. As of September 30, 2015, December 31, 2014 and 2013, the average estimated default rate for the pools of receivables was 9.1%, 9.2% and 9.3%, respectively.

        The Vistana Vacation Ownership Business uses the origination of the notes by brand (Westin®, Sheraton® and other) and the FICO scores of the buyers as the primary credit quality indicators to calculate the loan loss reserve for vacation ownership notes receivable, as it believes there is a relationship between the default behavior of borrowers and the brand associated with the vacation ownership property they have acquired, supplemented by the FICO scores of the buyers. In addition to quantitatively calculating the loan loss reserve based on the Vistana Vacation Ownership Business's static pool analysis, it supplements the process by evaluating certain qualitative data, including the aging of the respective receivables, current default trends by brand and origination year and various macroeconomic indicators.

        The Vistana Vacation Ownership Business considers a vacation ownership note receivable delinquent when it is more than 30 days outstanding. All delinquent loans are placed on nonaccrual status, and the Vistana Vacation Ownership Business does not resume interest accruals until payment is made. The Vistana Vacation Ownership Business considers loans to be in default upon reaching more than 120 days outstanding, at which point, it generally commences the recovery process. Uncollectible vacation ownership notes receivable are charged off when title to the unit is returned to us. The Vistana Vacation Ownership Business generally does not modify vacation ownership notes receivable that become delinquent or upon default.

        Cost of Sales and Inventory.    The Vistana Vacation Ownership Business capitalizes real estate and development costs such as construction, interest, property taxes and certain other carrying costs as incurred during the construction process and value inventory at the lower of cost or fair value, less costs to sell. These capitalized costs are charged to cost of sales using the relative sales value ("RSV") method as vacation ownership products are sold. The RSV method requires the Vistana Vacation Ownership Business to make numerous estimates which are subject to significant uncertainty. Under the RSV method, the Vistana Vacation Ownership Business calculates estimated total costs and estimated total revenue which include: future sales prices and volume, provisions for loan losses on financed sales of net vacation ownership products, sales incentives, as well as the projected future cost and volume of recoveries. The Vistana Vacation Ownership Business aggregates these factors to calculate total net cost of sales of vacation ownership products as a percentage of net sales of vacation ownership products and applies this ratio to allocate the cost of sales to recognized sales of vacation ownership products. The Vistana Vacation Ownership Business reviews its forecasts regularly, and estimates are revised (if necessary) based upon actual results and new estimates. Revisions to estimates and ratios result in adjustments to the Vistana Vacation Ownership Business's net vacation ownership product cost of sales over the life of the project, with the entire cumulative adjustment taken in the period in which the estimates are revised. Due to the application of retroactive adjustments, small changes in any of the numerous estimates in the Vistana Vacation Ownership Business's forecasts can have a significant financial statement impact, both positively and negatively.

        Long-Lived Assets.    The Vistana Vacation Ownership Business evaluates the carrying value of its long-lived assets for impairment by comparing the expected undiscounted future cash flows of the assets to the net book value of the assets if certain trigger events occur. If the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value is charged to current earnings. Fair value is based upon discounted cash flows of the assets at a rate deemed reasonable for the type of asset and prevailing market conditions, sales of similar assets, appraisals and, if appropriate, current estimated net sales proceeds from pending offers. The Vistana Vacation Ownership Business evaluates the carrying value of its long-lived assets based on its plans, at the time, for such assets and such qualitative factors as future development in the surrounding area, status of expected local competition and projected incremental income from renovations. Changes to the Vistana Vacation Ownership Business's plans, including a decision to dispose of or change the intended use of an asset, can have a material impact on the carrying value of the asset.

        Goodwill.    The Vistana Vacation Ownership Business's goodwill was originally generated as a result of Starwood's acquisition of Vistana, Inc. in 1999, the purpose of which was to enter into the vacation ownership business. That goodwill has been pushed down to the Vistana Vacation Ownership Business's combined financial statements and the remaining balance is related exclusively to its management and rental operations reporting unit.

        The Vistana Vacation Ownership Business reviews all goodwill for impairment annually, or upon the occurrence of a trigger event. When testing goodwill for impairment, it assesses qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis to determine whether the two-step impairment test is necessary. The Vistana Vacation Ownership Business also has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test.

        The Vistana Vacation Ownership Business's operating segments are also its reporting units. To determine how the Vistana Vacation Ownership Business tests the goodwill of its reporting units for impairment, it considers the results of the previous year's tests and the percentage by which the fair value of the reporting unit exceeded its carrying value, the performance of its current year operations and its expectations for future operations. The Vistana Vacation Ownership Business had no goodwill impairment charges in 2014, 2013 or 2012. Based on the most recent goodwill impairment test performed in 2014, the Vistana Vacation Ownership Business does not expect its goodwill will be impaired in the near future.

        Stock-Based Compensation Costs.    Certain of the Vistana Vacation Ownership Business's employees participate in the 2013 Starwood Long-Term Incentive Compensation Plan ("Starwood 2013 LTIP"). The Vistana Vacation Ownership Business's combined statements of comprehensive income include expenses related to its employees' participation in these plans. The Vistana Vacation Ownership Business calculates the fair value of stock-based awards on the date of grant. Restricted stock awards are valued based on the share price, performance awards are valued based on a Monte Carlo simulation and, when granted in previous years, options were valued using a lattice valuation model. The Vistana Vacation Ownership Business amortizes the stock-based compensation expense over the period that the awards are expected to vest, net of estimated forfeitures. If the actual forfeitures differ from management estimates, additional adjustments to compensation expense are recorded.

        Income Taxes.    The Vistana Vacation Ownership Business has calculated income tax expense included in its combined financial statements based on a separate return methodology, as if its legal entities were separate taxpayers in the respective jurisdictions. During the periods presented most of the legal entities included in the Vistana Vacation Ownership Business's combined financial statements did not file separate tax returns, as they were included in the tax grouping of Starwood within the respective jurisdiction. As a result, the Vistana Vacation Ownership Business's deferred tax balances and effective tax rate as a stand-alone entity will likely differ significantly from those recognized in historical periods.

        Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance if it is more likely than not that a portion will not be realized. In assessing whether it is more likely than not that deferred tax assets will be realized, the Vistana Vacation Ownership Business considers all available evidence, both positive and negative, including its recent cumulative earnings experience and expectations of future available taxable income of the appropriate character by taxing jurisdiction, tax attribute carry back and carry forward periods available to it for tax reporting purposes, and prudent and feasible tax planning strategies.

        The Vistana Vacation Ownership Business measures and recognizes the amount of tax benefit that should be recorded for financial statements purposes for uncertain tax positions taken or expected to be taken in a tax return. With respect to uncertain tax positions, the Vistana Vacation Ownership Business evaluates the recognized tax benefits for derecognition, classification, interest and penalties, interim period accounting and disclosure requirements. Judgment is required in assessing the future tax consequences of events that have been recognized in the Vistana Vacation Ownership Business's financial statements or tax returns.

        In general, the taxable income (loss) of the Vistana Vacation Ownership Business's various legal entities has been included in Starwood's consolidated tax returns, where applicable, in certain jurisdictions. As such, separate income tax returns were not prepared for many of the Vistana Vacation Ownership Business's entities. Consequently, for entities historically included in Starwood's consolidated tax returns, income taxes currently payable are deemed to have been remitted to Starwood, in cash, in the period the liability arose and income taxes currently receivable are deemed to have been received from Starwood in the period that a refund could have been recognized by the Vistana Vacation Ownership Business had it been a separate taxpayer.

        Legal Contingencies.    The Vistana Vacation Ownership Business is subject to various legal proceedings and claims, the outcomes of which are subject to significant uncertainty. If it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated, the Vistana Vacation Ownership Business accrues a loss contingency with a corresponding charge to income. If there is at least a reasonable possibility that a loss has been incurred, the Vistana Vacation Ownership Business makes disclosures in its financial statements. The Vistana Vacation Ownership Business evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of the loss. Changes in these factors could materially impact the Vistana Vacation Ownership Business's financial position or its results of operations.

New Accounting Standards

        See Note 2—Summary of Significant Accounting Policies of the Vistana annual combined financial statements for a discussion of recent accounting pronouncements.

Quantitative and Qualitative Disclosures about Market Risk

        The Vistana Vacation Ownership Business is exposed to market risk from changes in inflation, currency exchange rates and interest rates. The Vistana Vacation Ownership Business manages its exposure to these risks by monitoring available financing alternatives and through pricing policies that may take into account currency exchange rates, and historically through Starwood entering into derivative arrangements on its behalf. The Vistana Vacation Ownership Business will continue to evaluate its exposure to fluctuations in interest rates and currency rates and how to manage such exposure in the future when it is separated from Starwood.

        Inflation.    Inflation and changing prices have not had a material impact on the Vistana Vacation Ownership Business's revenues or net income during any of its three most recent fiscal years; however, to the extent inflationary trends affect short-term interest rates, a portion of its debt service costs, its debt capacity, as well as the rates it charges on its consumer loans, may be affected.

        Foreign Currency Translation Risk.    In addition to the Vistana Vacation Ownership Business's operations throughout the United States and the Caribbean, it conducts operations in Mexico from which it receives, at least in part, revenues in Mexican Pesos. Because the Vistana Vacation Ownership Business's financial results are reported in U.S. Dollars, fluctuations in the value of the Mexican Peso against the U.S. Dollar have had, and will continue to have, an effect, which may be significant, on its reported financial results. A decline in the value of any of the foreign currencies in which the Vistana Vacation Ownership Business's receives revenues, including the Mexican Peso, against the U.S. Dollar will tend to reduce its reported revenues and expenses, while an increase in the value of any such foreign currencies against the U.S. Dollar will tend to increase its reported revenues and expenses. Variations in exchange rates can significantly affect the comparability of the Vistana Vacation Ownership Business's financial results between financial periods.

        Interest Rate Risk.    The Vistana Vacation Ownership Business may enter into a Warehouse Credit Facility under which it will have the ability to pledge to the lenders fixed-rate notes receivable it generates through the sales of vacation ownership products, which will provide variable rate financing to it. The Vistana Vacation Ownership Business will monitor the interest rate risk of the Credit Facility and evaluate opportunities to mitigate this risk through the use of derivatives typically utilized in warehouse funding. The Vistana Vacation Ownership Business intends to securitize vacation ownership notes receivable in the asset-backed financing market on a regular basis. The Vistana Vacation Ownership Business expects to secure fixed rate funding to match its fixed rate vacation ownership notes receivable. However, if the Vistana Vacation Ownership Business has floating rate debt in the future, it will monitor the interest rate risk and evaluate opportunities to mitigate such risk through the use of derivative instruments. Changes in interest rates may impact the fair value of the Vistana Vacation Ownership Business's fixed rate long-term debt which at the date of spin will be only the non-recourse debt securitized by its vacation ownership notes receivable.

        To the extent the Vistana Vacation Ownership Business assumes variable rate indebtedness in the future, any increase in interest rates beyond amounts covered under any corresponding derivative financial instruments, particularly if sustained, could have an adverse effect on the Vistana Vacation Ownership Business's comprehensive income, cash flows and financial position. The Vistana Vacation Ownership Business cannot assure that any hedging transactions it enters into will adequately mitigate the adverse effects of interest rate increases or that counterparties in those transactions will honor their obligations.

        Additionally, the Vistana Vacation Ownership Business derives net interest income from its consumer financing activities to the extent the interest rates it charges its customers who finance their purchases of vacation ownership products exceed the variable interest rates the Vistana Vacation Ownership Business pays to its lenders. Because the Vistana Vacation Ownership Business's mortgages and contracts receivable generally bear interest at fixed rates, future increases in interest rates may result in a decline in its net interest income.

        The following table sets forth the scheduled maturities of the Vistana Vacation Ownership Business's vacation ownership notes receivable as of September 30, 2015 and the total fair value as of

September 30, 2015 and December 31, 2014 of its financial instruments that are impacted by market risk:

	Weighted average consumer receivable interest rate		Maturities by Period
(in millions)		Range of interest rates	2015	2016	2017	2018	2019	Thereafter	Balance at September 30, 2015
Assets—Maturities represent expected principal receipts
Securitized	13.2%	6.0% to 17.0%	$9	$36	$35	$31	$29	$63	$203
Unsecuritized	13.0%	5.0% to 17.0%	$26	$43	$45	$45	$45	$286	$490

	September 30, 2015		December 31, 2014
(in millions)	Carrying amount	Fair value	Carrying amount	Fair value
Assets
Restricted cash	$24	$24	$69	$69
Vacation ownership notes receivable, net	602	751	608	763

Total financial assets	$626	$775	$677	$832

Liabilities
Securitized debt	$188	$194	$249	$258

Total financial liabilities	$188	$194	$249	$258

Off-balance sheet
Surety bonds	$—	$7	$—	$7

Total off-balance sheet	$—	$7	$—	$7

 SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION OF
THE VISTANA VACATION OWNERSHIP BUSINESS

        The following table sets forth selected historical financial information of the Vistana Vacation Ownership Business. The selected combined financial information as of December 31, 2014 and 2013 and for the three years ended December 31, 2014, 2013 and 2012 are derived from the Vistana audited combined financial statements that are included on pages F-2 to F-38 in this proxy statement/prospectus. The selected unaudited combined financial information for the nine months ended as of September 30, 2015 and 2014 are derived from the Vistana unaudited combined interim financial statements that are included on pages F-2 to F-38 in this proxy statement/prospectus. The selected unaudited combined financial information as of December 31, 2011 and 2010 are derived from the Vistana unaudited combined financial statements. The Vistana combined financial statements for the years ended 2014, 2013 and 2012 were audited by Ernst & Young LLP, an independent registered public accounting firm. The selected historical financial information below should be read in conjunction with the combined financial statements and related notes that are included in this proxy statement/prospectus on the pages noted above.

	Nine Months Ended September 30,		Year Ended December 31,
(Dollar amounts in millions)	2015	2014	2014	2013	2012	2011	2010
	(unaudited)					(unaudited)	(unaudited)
Statement of Income Data
Total revenues	$705	$694	$921	$1,152	$1,541	$938	$773
Income before income taxes	87	92	127	229	256	108	48
Balance Sheet Data (as of end of period)
Total assets	$1,516	$1,568	$1,562	$1,574	$1,820	$2,433	$2,383
Securitized debt from VIEs	188	272	249	355	533	532	494

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ILG

        The following table sets forth selected historical financial data of ILG. The selected consolidated financial data as of and for the five years ended December 31, 2014, 2013, 2012, 2011 and 2010 are derived from ILG's audited consolidated financial statements. ILG's consolidated financial statements for the years ended 2014, 2013, 2012, 2011 and 2010 were audited by Ernst & Young LLP, independent registered public accounting firm. The selected unaudited condensed consolidated financial data as of September 30, 2015 and for the nine months ended September 30, 2015 and 2014 are derived from ILG's unaudited condensed consolidated financial statements. The selected historical financial data below should be read in conjunction with the consolidated financial statements that are incorporated by reference in this proxy statement/prospectus and their accompanying notes.

	Nine Months Ended September 30,		Year Ended December 31,
(Dollar amounts in millions except per share data)	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
Statement of Income Data
Total revenues	$532	$447	$614	$501	$473	$429	$409
Net income attributable to common stockholders	61	63	79	81	41	41	42
Earnings Per Share Data
Basic	$1.06	$1.10	$1.38	$1.42	$0.72	$0.72	$0.75
Diluted	1.05	1.09	1.36	1.40	0.71	0.71	0.73
Dividends Declared
Dividends declared per share of common stock	$0.36	$0.33	$0.44	$0.33	$0.50	$—	$—
Balance Sheet Data (as of end of period)
Total assets	$1,302	$1,049	$1,324	$1,025	$907	$976	$978
Long-term debt, net of current portion	415	258	484	253	260	340	358

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information presents the combination of the historical financial information of ILG and the Vistana Vacation Ownership Business, adjusted to give effect to the Merger.

        The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015 and the year ended December 31, 2014 combines the historical consolidated statement of operations of ILG and the historical combined statement of comprehensive income for the Vistana Vacation Ownership Business, after giving effect to the Merger and the other Transactions as if they had been consummated on January 1, 2014, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of ILG and the historical condensed combined balance sheet of the Vistana Vacation Ownership Business as of September 30, 2015, giving effect to the Merger and the other Transactions as if they had been consummated on September 30, 2015.

        The unaudited pro forma condensed combined financial information was prepared using purchase accounting with ILG considered the acquirer for accounting purposes of the Vistana Vacation Ownership Business. Under purchase accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The unaudited pro forma purchase price allocation was based on a preliminary estimate of the fair values of the tangible and intangible assets and liabilities of the Vistana Vacation Ownership Business. Following the effective date of the Merger, ILG expects to complete the purchase price allocation after considering the fair value of the Vistana Vacation Ownership Business's assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. Accordingly, the unaudited pro forma purchase price allocations are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The final purchase price allocation may be different than that reflected in the unaudited pro forma purchase price allocation presented herein, and this difference may be material. Additionally, the purchase price reflected herein will be updated to reflect a stock price that will be as of a date that is in reasonable proximity to the mailing date of this proxy statement/prospectus.

        The tax amounts reflected in the unaudited pro forma condensed combined financial information are based on the assumption that the Distribution, followed by the Merger, are tax-free in accordance with the terms of the Merger Agreement. However, certain potential transactions may occur following the Merger that may cause the Distribution to be taxable to Starwood, in which case Starwood may make certain elections which would cause a step-up in the tax basis of the assets in Vistana to their fair market value. In this case, Vistana will receive a fair market value tax basis in such assets, rather than carryover tax basis, and will be required, under provisions of the Tax Matters Agreement, to pay Starwood for the associated tax benefit.

        The historical combined financial information of the Vistana Vacation Ownership Business has been "carved-out" from Starwood's consolidated financial statements and reflects assumptions and allocations made by Starwood. The Vistana Vacation Ownership Business's historical combined financial information includes all revenues, costs, assets and liabilities that are directly attributable to the Vistana Vacation Ownership Business. In addition, certain expenses reflected in the Vistana Vacation Ownership Business's combined financial information are an allocation from Starwood, including certain general corporate expenses. The actual costs that may have been incurred if the Vistana Vacation Ownership Business had been a stand-alone company would depend on a number of factors, including the chosen organizational structure and strategic decisions made as to information technology and infrastructure requirements. As such, the Vistana Vacation Ownership Business's combined financial information does not necessarily reflect what the Vistana Vacation Ownership Business's financial condition and results of operations would have been had the Vistana Vacation Ownership Business operated as a stand-alone company during the period or at the date presented.

        The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of approximately $21 million of annualized cost synergies and revenue synergies expected to be realized within three years following the consummation of the Transactions.

        The unaudited pro forma adjustments are based upon current available information and assumptions that ILG believes to be reasonable. The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages, which should be read together with the pro forma condensed combined financial statements. Additionally, we are still in the process of identifying and evaluating any accounting policy differences that would require conformity of policy and any pro forma adjustments needed to reflect the same.

        The unaudited pro forma condensed combined financial information is for informational purposes only and is not intended to represent or to be indicative of the actual results of operations or financial position that the combined ILG and Vistana Vacation Ownership Business would have reported had the Transactions been completed as of the dates set forth in the unaudited pro forma condensed combined financial information and should not be taken as being indicative of ILG's future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the unaudited pro forma condensed combined financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed combined financial information and actual amounts. As a result, the pro forma combined information does not purport to be indicative of what the financial condition or results of operations would have been had the Transactions been completed on the applicable dates of the unaudited pro forma condensed combined financial information. They also may not be useful in predicting the future financial condition and results of operations of the combined company.

        This unaudited pro forma condensed combined financial information should be read together with the consolidated and condensed consolidated financial statements and related notes of ILG, which are incorporated by reference in this proxy statement/prospectus, and of the Vistana Vacation Ownership Business, which are included elsewhere in this proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet (as of September 30, 2015)

	Historical
	ILG	Vistana Vacation Ownership Business(a)	Pro forma adjustments		Pro forma condensed combined
	(in millions)
ASSETS
Cash and cash equivalents	$101	$17	$—		$118
Restricted cash and cash equivalents	16	21	—		37
Accounts receivable, net of allowance of $2	53	40	—		93
Vacation ownership mortgages receivable	6	83	—		89
Vacation ownership inventory	49	240	21	(b)	310
Deferred income taxes	17	36	—		53
Deferred membership costs	8	—	—		8
Prepaid income taxes	8	—	—		8
Prepaid expenses and other current assets	23	26	(4)	(c)	45

Total current assets	281	463	17		761
Vacation ownership mortgages receivable	26	519	2	(d)	547
Restricted cash and cash equivalents	—	3	—		3
Investments	37	—	—		37
Property and equipment, net	86	473	(15)	(e)	584

	Historical
	ILG	Vistana Vacation Ownership Business(a)	Pro forma adjustments		Pro forma condensed combined
	(in millions)
			40	(f)
Goodwill	562	19	157	(g)	738
Intangible assets, net	256	—	200	(h)	456
Deferred membership costs	10	—	—		10
Deferred income taxes	—	18	—		18
Other non-current assets	44	21	(4)	(i)	63
			(8)	(j)
			10	(k)

TOTAL ASSETS	$1,302	$1,516	$399		$3,217

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable, trade	$24	$17	$—		$41
Deferred revenue	96	28	(15)	(c)	104
			(5)	(j)
Securitized debt from VIE's	—	51	—		51
Accrued compensation and benefits	28	—			28
Member deposits	8	—	—		8
Accrued expenses and other current liabilities	68	137	(1)	(e)	214
			10	(l)
Deferred income taxes	—	—	7	(o)	7

Total current liabilities	224	233	(4)		453
Accrued liabilities, long-term	—	10	(2)	(e)	8
Securitized debt from VIE's	—	137	1	(m)	138
Long-term debt, net of current portion	415	—	135	(i)	559
			(1)	(i)
			10	(k)
Other long-term liabilities	18	15	—		33
Deferred income taxes	94	2	96	(o)	192
Deferred revenue	90	2	(3)	(j)	89

Total liabilities	841	399	232		1,472
Redeemable noncontrolling interest	1	—	—		1
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Preferred stock	—	—	—		—
Common stock	1	—	1	(n)	2
Treasury stock	(35)	—	—		(35)
Additional paid-in capital	210	—	1,293	(n)	1,503
Retained earnings	275	—	(10)	(l)	265
Net parent investment	—	1,171	(1,171)	(g)	—
Cumulative translation and marketable securities adjustments	—	(54)	54	(g)	—
Accumulated other comprehensive income	(25)	—	—		(25)

Total stockholders' equity	426	1,117	167		1,710
Noncontrolling Interest	34	—	—		34

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,302	$1,516	$399		$3,217

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet (as of September 30, 2015):

(a)
Certain reclassifications have been made to the historical presentation of Vistana to conform to ILG's classified balance sheet presentation as follows:

	As of September 30, 2015
	Vistana	Reclassification Adjustments	Vistana conformed to ILG's presentation
	(Dollars in millions)
Restricted cash	24	(24)	—
Restricted cash and cash equivalents—current	—	21	21
Restricted cash and cash equivalents—non-current	—	3	3

Total restricted cash and cash equivalents	24	—	24

Vacation ownership notes receivable, net of allowance	602	(602)	—
Vacation ownership mortgages receivable—current	—	83	83
Vacation ownership mortgages receivable—non-current	—	519	519

Total vacation ownership mortgages receivable	602	—	602

Deferred tax asset	54	(54)	—
Deferred income taxes—current	—	36	36
Deferred income taxes—non-current	—	18	18

Total deferred income taxes	54	—	54

Other assets	47	(47)	—
Prepaid expenses and other current assets	—	26	26
Other non-current assets	—	21	21

Total other assets	47	—	47

Accrued liabilities	88	(88)	—
Other liabilities	76	(76)	—
Accrued expenses and other current liabilities	—	137	137
Deferred income taxes—current	—	—	—
Deferred income taxes—non-current	—	2	2
Accrued liabilities—non-current	—	10	10
Other long-term liabilities	—	15	15

Total accrued liabilities	164	—	164

Deferred revenues	30	(30)	—
Deferred revenue—current	—	28	28
Deferred revenue—long-term	—	2	2

Total deferred revenue	30	—	30

Securitized debt from VIEs	188	(188)	—
Securitized debt from VIEs—current	—	51	51
Securitized debt from VIEs—long-term	—	137	137

Total securitized debt from VIEs	188	—	188

(b)
To reflect the estimated purchase accounting adjustment to Vistana's timeshare inventory remeasured at fair value. Fair value was determined using an income approach based on expected proceeds from sales of timeshare inventory, less costs to dispose and a normal profit margin on those disposal efforts.

(c)
To reflect the estimated purchase accounting adjustment to Vistana's prepaid expenses and other current assets and deferred revenue balances. Purchase accounting requires that the acquiring entity should recognize deferred revenue of the acquired company only if it relates to a legal performance obligation assumed by the acquiring entity. Consequently, Vistana's pre-Transactions deferred revenue as of the Transactions date that pertains to sales of timeshare intervals for which there is no remaining legal performance obligation post-Transactions is eliminated in purchase accounting. Separately, pre-Transactions deferred revenue related to projects under construction based on the percentage of completion method are remeasured to approximate the remaining legal performance obligation associated with completing the project, less the recoupment of previous sales and marketing costs. This adjustment also includes the reversal of deferred expense components presented within prepaid expenses and other current assets that are associated with this deferred revenue. This item is considered non-recurring and consequently is only a balance sheet pro forma adjustment.

(d)
To reflect the estimated purchase accounting adjustment to Vistana's vacation ownership mortgages receivables remeasured at fair value. Fair value was determined using an income approach based on the expected future performance of the respective mortgages receivables portfolio.

(e)
Reflects the impact of removing Vistana's residential segment as well as the two legal entities comprising Vistana's ownership interests in Aruba that were historically managed by Vistana and will be retained by Starwood.

(f)
To reflect the estimated purchase accounting adjustment of $40 million to certain of Vistana's owned buildings, specifically the Transferred Properties. Fair value was based on most recent available independent appraisals. Refer to note (i) to the "Notes to Unaudited Pro Forma Condensed Combined Statement of Income" for additional details regarding the pro forma adjustments related to remeasuring these items to fair value.

(g)
To reflect adjustments to remove Vistana's historical goodwill and stockholders' equity and record the goodwill from the acquisition of Vistana.

Total purchase consideration noted in the table below was determined based on the 72,371,970 Share Issuance using the October 28, 2015 (date of transaction announcement) stock price of $17.90. As a measure of sensitivity on total purchase consideration, a change of $1 to the stock price used would change total purchase consideration by approximately $72 million. As a reference, ILG's stock price volatility over the 90 day period between September 9, 2015 and December 8, 2015 has ranged from a high of $21.47 to a low of $14.38. Had the stock price as of December 8, 2015 of $14.38 been used, total purchase consideration would have been $1.040 billion which would have resulted in a hypothetical gain on bargain purchase of approximately $79 million.

Under purchase accounting, the total estimated purchase consideration will be allocated to Vistana's tangible and intangible assets and liabilities based on final determinations of fair value as of the Transactions date. The preliminary estimated allocation of the purchase consideration, on a pro forma basis, as if the Transactions closed on September 30, 2015 is as follows:

(in millions)
Total purchase consideration	$1,294
Vistana's book value of net assets	(1,117)
Adjustments to historical net book values:
Intangible assets (see note h)	(200)
Inventory (see note b)	(21)
Property and equipment (see notes e and f)	(25)
Vacation mortgages receivable (see note d)	(2)
Deferred revenue (see notes c and j)	(23)
Prepaid expenses and other non-current assets (see notes c, i, j, k)	6
Income tax items (see note o)	103
Accrued expenses and other current liabilities (see notes e and l)	9
Accrued liabilities, long-term (see note e)	(2)
Securitized debt from VIEs (see note m)	1
Long-term debt (see notes i, k)	144
Retained earnings (see note l)	(10)

Net goodwill adjustment	157
Reversal of historical goodwill	19

Ending goodwill	$176

(h)
To reflect the amount of the total estimated purchase consideration allocated to intangible assets with definite-lives, consisting of Vistana's resort management contracts and internal vacation club system. Refer to note (h) to the "Notes to Unaudited Pro Forma Condensed Combined Statement of Income" for additional details regarding the pro forma adjustments related to these intangible assets.

(i)
Represents an advance of $135 million under the $200 million Warehouse Credit Facility at September 30, 2015, based on the principal amount of eligible vacation ownership notes receivable at that date and an advance rate of 80%. The proceeds will be utilized to fund the Distribution Payment. Also includes associated debt issuance costs and the elimination of historical debt issuance and loan origination costs.

(j)
To reflect the elimination of intercompany balances between ILG entities and Vistana.

(k)
To reflect the advance payment on future royalties associated with maintaining the exclusivity of the Hyatt® Vacation Ownership license.

(l)
To reflect the accrual of transaction costs directly attributable to the Transactions which are not presented on the historical balance sheet.

(m)
To reflect the estimated purchase accounting adjustment to Vistana's securitized debt related to VIE's re-measured at fair value.

(n)
To reflect the 72,371,970 Share Issuance priced on October 28, 2015 (date of Transactions announcement).

(o)
Represents deferred income tax adjustments recorded at an estimated statutory blended U.S. rate of 37.2% to reflect the differences in the carrying values of the acquired assets and the assumed liabilities, excluding goodwill, for financial reporting purposes and the cost basis for income tax purposes.

Unaudited Pro Forma Condensed Combined Statement of Income (for the nine months ended September 30, 2015)

	Historical
	ILG	Vistana Vacation Ownership Business(a)	Pro forma adjustments		Pro forma condensed combined
	(in millions)
Revenues
Service and membership related	$327	$49	$(3)	(b)	$373
Sales of vacation ownership products, net	25	252	—		277
Rental and ancillary services	63	208	—		271
Consumer financing	4	61	—		65
Cost reimbursements	114	135	—		249

Total Revenues	533	705	(3)		1,235
Operating costs and expenses
Cost of service and membership related sales	77	20	—		97
Cost of vacation ownership product sales	15	56	13	(d)	84
Cost of sales of rental and ancillary services	32	178	1	(e)	211
Cost of consumer financing	—	16	1	(j)	17
Cost reimbursements	114	135	—		249
Selling and marketing expenses	55	131	(3)	(b)	183
General and administrative expenses	111	26	1	(f)	137
			(1)	(l)
Other expenses, net	—	(4)	—		(4)
Royalty fee	—	—	27	(g)	27
Amortization expenses of intangibles	11	—	7	(h)	18
Depreciation expenses	13	29	4	(i)	46

Total operating costs and expenses	428	587	50		1,065

Operating income	105	118	(53)		170
Other income (expense)
Interest income	1	—	—		1
Interest expense	(15)	—	—		(15)
Other income (expense), net	3	(32)	—		(29)
Loss on extinguishment of debt	—		—		—
Equity in earnings from unconsolidated entities	4	1	—		5

Earnings before income tax and noncontrolling interests	98	87	(53)		132
Income tax provision	(35)	(33)	20	(k)	(48)

Net income	63	54	(33)		84
Net income attributable to noncontrolling interests	(2)	—	—		(2)

Net income attributable to common stockholders	$61	$54	$(33)		$82

 Unaudited Pro Forma Condensed Combined Statement of Income (for the year ended December 31, 2014)

	Historical
	ILG	Vistana Vacation Ownership Business(a)	Pro forma adjustments		Pro forma condensed combined
	(in millions)
Revenues
Service and membership related	$420	$63	$(4)	(b)	$479
Sales of vacation ownership products, net	8	321	—		329
Rental and ancillary services	73	259	—		332
Consumer financing	1	83	—		84
Cost reimbursements	112	174	—		286
Residential sales	—	21	(21)	(c)	—

Total revenues	614	921	(25)		1,510
Operating costs and expenses
Cost of service and membership related sales	111	28	—		139
Cost of vacation ownership product sales	7	84	18	(d)	109
			—
Cost of sales of rental and ancillary services	34	234	2	(e)	270
Cost of consumer financing	—	24	1	(j)	25
Costs of residential sales	—	9	(9)	(c)	—
Cost reimbursements	112	174	—		286
Selling and marketing expenses	62	158	(4)	(b)	216
General and administrative expenses	133	43	1	(f)	177
Other expenses, net		3	—		3
Royalty fee		—	36	(g)	36
Amortization expenses of intangibles	12		9	(h)	21
Depreciation expenses	16	38	6	(i)	60

Total operating costs and expenses	487	795	60		1,342

Operating income (loss)	127	126	(85)		168
Other income (expense)
Interest income	—		—		—
Interest expense	(7)		—		(7)
Other income (expense), net	2	—	—		2
Equity in earnings from unconsolidated entities	5	1	—		6

Earnings before income tax and noncontrolling interests	127	127	(85)		169
Income tax provision	(45)	(52)	32	(k)	(65)

Net income	82	75	(53)		104
Net income attributable to noncontrolling interests	(3)	—	—		(3)

Net income attributable to common stockholders	$79	$75	$(53)		$101

Notes to Unaudited Pro Forma Condensed Combined Statement of Income (for the nine months ended September 30, 2015) and Unaudited Pro Forma Condensed Combined Statement of Income (for the year ended December 31, 2014):

(a)
Certain presentation changes have been made to the historical presentation of Vistana financial information in order to conform to a combined ILG presentation. Specifically:

•
Vistana's revenue and expenses line items titled "Resort and vacation network management" are included at the line items titled "Service and membership related" and "Costs of service and membership related sales."

•
Vistana's costs and expenses line item titled "Restructuring (credits)/charges, net" is included within the line item titled "General and administrative expenses."

(b)
To reflect the elimination of intercompany revenue and expenses between ILG entities and Vistana.

(c)
Reflects the impact of removing Vistana's residential segment as well as the two legal entities comprising Vistana's ownership interests in Aruba that were historically managed by Vistana and will be retained by Starwood.

(d)
To reflect adjustments to cost of sales attributable to remeasuring timeshare inventory to fair value which has a recurring impact post-close of the Transactions.

(e)
Represents the incremental management fees for the Transferred Properties resulting from the Distribution.

(f)
To reflect incremental non-cash compensation expense associated with equity-based awards granted upon consummation of the Transactions pursuant to executed employment agreements.

(g)
Represents the fixed and variable components of the royalty fees under the License Agreement. The fixed fee is $30 million per year and the variable component is based on Vistana's vacation ownership product sales volumes that are identified with or use the Westin® or Sheraton® brands or the existing St. Regis® and The Luxury Collection® properties.

(h)
To reflect a preliminary pro forma adjustment to recognize incremental straight-line amortization expense resulting from the allocation of purchase consideration to definite-lived intangible assets subject to amortization. The pro forma adjustments for amortization expense are as follows:

(In millions)	Fair Value	Weighted average useful Life (years)	Pro Forma Annual Amortization	Nine months ended September 30, 2015	Year-ended December 31, 2014
Resort management contracts	$105	24	$5	$4	$5
Vacation network membership base	95	22	4	3	4

Total	200		9	7	9
(i)
To reflect a preliminary pro forma adjustment to recognize incremental straight-line depreciation expense resulting from the fair value adjustments to acquired property. The pro forma adjustments for depreciation expense are as follows:

(In millions)	Fair Value	Weighted average useful Life (years)	Pro Forma Annual Depreciation	Nine months ended September 30, 2015	Year-ended December 31, 2014
Transferred Properties	$177	10	$20	$15	$20
Less: historical depreciation expense			(14)	(11)	(14)

Total pro forma adjustment to depreciation			$6	$4	$6

(j)
Reflects interest expense incurred in connection with entering into the $200 million Warehouse Credit Facility and estimated average borrowings under the Warehouse Credit Facility of $135 million for the nine months ended September 30, 2015, and for the year ended December 31, 2014, respectively. Borrowings under the Warehouse Credit Facility are limited to eligible vacation ownership notes receivable at any point in time. The applicable interest rate on outstanding borrowings under the Warehouse Credit Facility fluctuates with the one month LIBOR rate. Interest expense, inclusive of amortization of debt issuance costs, of $1.9 million and $2.6 million for the nine months ended September 30, 2015, and the year ended December 31, 2014 respectively, was calculated assuming an average interest rate of approximately 1% and was recognized in consumer financing expenses. Also includes an adjustment to eliminate historical amortization of debt issuance and loan origination costs in the pro forma periods.

(k)
To reflect the pro forma tax effect of the adjustments herein at an estimated statutory blended U.S. rate of 37.5% and 37.2% for the twelve months ended December 31, 2014 and nine months ended September 30, 2015, respectively.

(l)
To reflect the elimination of non-recurring transaction-related expenses incurred by ILG directly associated with the Transactions.

        ILG's presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. (1) "Adjusted EBITDA" is defined as net income attributable to common stockholders excluding, without duplication, if applicable: (a) non-operating interest income and interest expense, (b) income taxes, (c) depreciation expense, (d) amortization expense of intangibles, (e) non-cash compensation expense, (f) goodwill and asset impairments, (g) acquisition related and restructuring costs, (h) other non-operating income and expense, (i) the impact of the application of purchase accounting, (j) the deferral adjustment associated with percentage of completion accounting guidelines reflecting its impact on GAAP revenues and expenses, and (k) other special items. ILG's presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

        Adjusted net income is defined as net income attributable to common stockholders, excluding the impact of (a) acquisition related and restructuring costs, (b) other non-operating foreign currency remeasurements, (c) the impact of the application of purchase accounting, and (d) other special items described in note (a) below. Adjusted earnings per share is defined as adjusted net income divided by ILG historical basic and diluted weighted average shares outstanding for the respective periods plus the 72,371,970 Share Issuance.

        Below is a reconciliation of adjusted EBITDA, adjusted net income, earnings per share and adjusted earnings per share on a pro forma basis for the periods presented:

	Year ended December 31, 2014	Nine months ended September 30, 2015
	(In millions)
Adjusted EBITDA	$279	$258
Non-operating interest expense, net	(7)	(14)
Income taxes	(65)	(48)
Depreciation expense	(60)	(46)
Amortization expense of intangibles	(21)	(18)
Non-cash compensation expense	(16)	(13)
Goodwill and asset impairments	—	(32)
Acquisition related and restructuring costs	(7)	5
Other non-operating income, net	2	3
Impact of purchase accounting	(19)	(14)
Percentage of completion deferral adjustment	(1)	1
Special items(a)	16	—

Net income attributable to common stockholders	$101	$82

Footnote:

(a)
Excludes the recognition of prior period (pre-acquisition) sales at the Hyatt Vacation Ownership business's Maui joint venture upon receiving the temporary certificate of occupancy in the fourth quarter of 2014, the settlement of a certain legal proceeding in the second quarter of 2015, and the operations of Vistana's residential business.

	Nine months ended September 30, 2015	Year ended December 31, 2014
	(In millions, except per share data)
Earnings per share(1)
Basic	$0.63	$0.78
Diluted	0.63	0.77

Footnote:

(1)
Calculated by taking net income attributable to common stockholders of $81,697,000 and $100,604,000 (prior to any impact of rounding in millions) for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively, divided by ILG historical basic and diluted weighted average shares outstanding plus the 72,371,970 Share Issuance.

	Year ended December 31, 2014	Nine months ended September 30, 2015
	(in millions, except per share data)
Pro forma net income attributable to common stockholders	$101	$82
Acquisition related and restructuring costs	7	(5)
Other non-operating foreign currency remeasurements	(2)	(4)
Impact of purchase accounting	19	14
Other special items(a)	(16)	—
Income tax impact of adjusting items(b)	(3)	(2)

Adjusted pro forma net income attributable to common stockholders	$106	$85

Adjusted earnings per share:
Basic	$0.82	$0.66
Diluted	$0.81	$0.65
Weighted average number of shares of common stock outstanding:
Basic	130	130
Diluted	130	130

Footnote:

(a)
Excludes the recognition of prior period (pre-acquisition) sales at the Hyatt Vacation Ownership business's Maui joint venture upon receiving the temporary certificate of occupancy in the fourth quarter of 2014, the settlement in the second quarter of 2015 of a certain legal proceeding, and the operations of Vistana's residential business.

(b)
Pro forma tax rate utilized represents an estimated statutory blended U.S. rate of 37.5% and 37.2% for the twelve months ended December 31, 2014 and nine months ended September 30, 2015, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS
AND EXECUTIVE OFFICERS OF ILG

        The table below sets forth, as of December 1, 2015, the beneficial ownership, determined in accordance with the rules of the SEC, of ILG common stock held by the following individuals or entities:

  •
  each person or group of persons known to ILG to beneficially own more than 5% of the outstanding shares of ILG common stock;

  •
  each of ILG's current named executive officers;

  •
  each of ILG's current directors; and

  •
  all current directors and executive officers of ILG as a group.

Name and Address of Beneficial Owner	Total Number of Shares Beneficially Owned	Percentage of ILG Common Stock
Liberty Interactive Corporation,	16,643,957	29.0
12300 Liberty Boulevard,
Englewood, CO 80112(1)
Baron Capital Group, Inc.	3,504,157	6.1
767 Fifth Avenue, 49th Floor,
New York, NY 10153(2)
Blackrock, Inc.	3,407,951	5.9
40 East 52nd Street
New York, NY 10022(3)
Weitz Investment Management	3,282,388	5.7
82 Devonshire Street,
Boston, MA 02109(4)
John M. Burlingame	300	*
David Flowers(5)	6,232	*
Victoria L. Freed(6)	13,921	*
John A. Galea	38,252	0.1
David C. Gilbert	10,000	*
William L. Harvey	139,215	0.2
Chad Hollingsworth(5)	—	—
Gary S. Howard(6)	59,561	0.1
Victoria J. Kincke	71,291	0.1
Lewis J. Korman(6)	47,561	0.1
Thomas J. Kuhn(6)	47,353	0.1
Jeanette E. Marbert	303,435	0.5
Thomas J. McInerney(6)	105,561	0.2
Thomas P. Murphy, Jr.(6)	46,561	0.1
Craig M. Nash	753,088	1.3
Avy H. Stein(6)	62,063	0.1
Kelvin Bloom	70,872	0.1
All Directors and Executive Officers of ILG as a group (17 persons)	1,775,266	3.1

*
The percentage of shares beneficially owned does not exceed 1%.

(1)
Based upon information reported on Amendment No. 1 to Schedule 13D which was filed with the SEC on November 2, 2015. Liberty Interactive Corporation (formerly Liberty Media Corporation) is a publicly traded corporation. According to Liberty Interactive Corporation's Schedule 14A, filed April 28, 2015, Liberty's chairman, John C. Malone, controls 36.8% of the voting power of Liberty Interactive Corporation.

(2)
Based upon information regarding ILG holdings reported on Amendment No. 1 to Schedule 13G which was filed with the SEC on February 17, 2015, Baron Capital Group, Inc. and its group members which BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron beneficially own and have dispositive rights over 3,504,157 shares and have voting rights over 3,084,157 shares.

(3)
Based upon information regarding ILG holdings reported on Amendment No. 5 to Schedule 13G which was filed with the SEC on January 30, 2015, Blackrock, Inc. and its subsidiaries beneficially own and have sole dispositive rights over 3,407,951 shares and have voting rights over 3,315,539 shares.

(4)
Based upon information regarding ILG holdings reported on Schedule 13G, which was filed with the SEC on January 12, 2015, Weitz Investment Management and Wallace R. Weitz beneficially own and have voting and dispositive rights over 3,282,388 shares.

(5)
Excludes 4,751 restricted stock units that vest more than 60 days after the record date.

(6)
Excludes 7,152 restricted stock units that vest more than 60 days after the record date. For Mr. Kuhn, excludes 31,476 share units and for Mr. Stein, 19,443 share units under the Non-Employee Director Deferred Compensation Plan, which would be paid no sooner than six months following termination of services as a director of ILG.

 DESCRIPTION OF CAPITAL STOCK OF ILG BEFORE AND AFTER THE MERGER

        The following description of the material terms of the capital stock of ILG includes a summary of certain provisions of ILG's amended and restated certificate of incorporation and amended and restated bylaws. The following description does not purport to be complete, and all stockholders are urged to read the amended and restated certificate of incorporation and amended and restated bylaws in their entirety. After the Merger, ILG's certificate of incorporation and bylaws will remain unchanged. Vistana has its own certificate of incorporation and bylaws that are currently in effect, and certain provisions are summarized below in "Description of Vistana Capital Stock."

        Certain of provisions described below under "Certain Anti-Takeover Effects of Various Provisions of Delaware Law and ILG's Certificate of Incorporation, Bylaws and Rights Agreement" could have the effect of discouraging transactions that might lead to a change in control of ILG. For example, the ILG amended and restated certificate of incorporation and amended and restated bylaws:

  •
  permit the ILG Board of Directors to issue shares of preferred stock in one or more series without further authorization of the stockholders of ILG;

  •
  prohibit stockholder action by written consent; and

  •
  require stockholders to provide advance notice of any stockholder nomination of directors or any proposal of new business to be considered at any meeting of stockholders.

Description of Capital Stock of ILG

  •
  Authorized Shares

        Under ILG's amended and restated certificate of incorporation, the total authorized capital stock of ILG consists of 25,000,000 shares of preferred stock, par value $.01 per share, and 300,000,000 shares of common stock, par value $.01 per share.

  •
  Ownership of ILG Common Stock

        As of [    •    ], 2016, there were [    •    ] shares of ILG common stock issued and outstanding and no shares of ILG preferred stock issued and outstanding. ILG common stock began trading on the NASDAQ under the ticker symbol "IILG" in August 2008. After the Merger, shares of ILG will continue to trade on the NASDAQ under the same ticker symbol.

  •
  Common Stock

        Holders of ILG common stock are entitled to receive dividends and other distributions as may be declared by the ILG Board of Directors from time to time at its sole discretion out of funds legally available for such purpose. ILG has paid quarterly dividends on its common stock since March 2012. In accordance with the DGCL, in the event of ILG's liquidation, dissolution or winding up, holders of ILG common stock will be entitled to share in the assets remaining after payment to creditors and subject to the liquidation preference of any outstanding preferred stock. Holders of ILG common stock do not have preemptive rights.

        Each holder of ILG common stock is entitled to one vote for each share outstanding in the holder's name and does not have cumulative voting rights. Except as otherwise required by the DGCL and ILG's amended and restated certificate of incorporation and amended and restated bylaws, action requiring stockholder approval may be taken by a vote of the majority of the votes cast by holders of ILG common stock entitled to vote at a meeting at which a quorum is present; in any election of directors, however, a plurality of the votes cast is needed. The holders of a majority of the voting power of all issued and outstanding capital stock of ILG entitled to vote at such meeting, present either in person or by proxy at the meeting, constitutes a quorum except where otherwise provided by law.

  •
  Preferred Stock

        ILG's amended and restated certificate of incorporation provides that it may issue up to 25,000,000 shares of its preferred stock in one or more series and with rights and preferences that may be fixed or designated by the ILG Board of Directors without any further action by ILG stockholders. The designation, powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock.

        There is currently no preferred stock of ILG outstanding. Although the ILG Board of Directors has no intention at the present time of doing so, it could issue a series of preferred stock that, depending on the terms of such series, impede the completion of the Merger or of an alternate merger, tender offer or other takeover attempt, but such issuance would require Starwood's consent pursuant to the terms of the Merger Agreement.

        As further detailed below, the ILG Board of Directors has also adopted a stockholder rights plan. See "Certain Anti-Takeover Effects of Various Provisions of Delaware Law and ILG's Certificate of Incorporation, Bylaws and Rights Agreement—Stockholder Rights Plan."

  •
  Dividend Policy of ILG

        ILG has paid quarterly dividends on its common stock since 2012. ILG presently intends to continue to pay dividends consistent with historical practice; however, ILG's Board of Directors has the sole discretion to determine the declaration of dividends based on factors it considers relevant, including retaining future earnings to fund the development and growth of ILG's business and reduce any indebtedness. Currently, ILG's debt documents and the Merger Agreement restrict ILG's ability to declare dividends other than in the ordinary course.

Certain Provisions in the Certificate of Incorporation and Bylaws of ILG

  •
  Board of Directors

        The ILG amended and restated bylaws provide that the total number of ILG directors will be fixed from time to time by the ILG Board of Directors, subject to certain rights of the holders of any series of preferred stock to elect directors under specified circumstances. ILG currently has eleven directors. In accordance with the Merger Agreement, ILG will take all action necessary such that as of the effective time of the Merger, the ILG Board of Directors will be increased by two members to thirteen total members, and four nominees, who have been designated by Starwood and found reasonably satisfactory by the ILG nominating committee shall be appointed by the ILG Board of Directors to fill the vacancies created. The four additional Starwood-nominated directors will be included in the slate of directors recommended by the ILG Board of Directors at the next two annual meetings of ILG stockholders to occur following the Merger.

        All directors are elected at each annual meeting of stockholders to serve until the next annual meeting. ILG's certificate of incorporation provides that directors need not be elected by ballot, unless the amended and restated bylaws so require. ILG's certificate of incorporation does not grant holders of ILG common stock cumulative voting rights. The ILG bylaws provide that directors will be elected at a stockholders' meeting by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote, but that any vacancies on the ILG Board of Directors will be filled by appointment by a majority vote of the directors then in office.

        Nominations of persons for election to the ILG Board of Directors may be made at a regular meeting of stockholders or at a special meeting of stockholders called for such purpose by or at the direction of the ILG Board of Directors, or by any stockholder entitled to vote in such meeting who provides timely notice to ILG's secretary.

        Any director may be removed with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors in accordance with the DGCL.

        The ILG Board of Directors may hold regular meetings without notice, provided the date, place and time of such regular meeting is publicized among all directors. Special meetings may be held at any time upon the call of the CEO of ILG, the chairman of the ILG Board of Directors or a majority of the ILG Board of Directors. A majority of the total number of directors will constitute a quorum. The directors present at any meeting at which a quorum is present may act by majority vote. The ILG Board of Directors may act without a meeting by unanimous written consent.

  •
  Stockholders

        ILG's amended and restated bylaws provide that an annual meeting of stockholders for the purpose of electing directors and of transacting any other business as may properly come before it will be held each year. A stockholder may bring business before an annual meeting of stockholders by giving timely notice in writing to ILG's secretary in accordance with the provisions of ILG's amended and restated bylaws. Under ILG's amended and restated bylaws, a special meeting of the stockholders may be called at any time by the ILG Board of Directors, or by a person designated authority to call a special meeting by the ILG Board of Directors.

        ILG's amended and restated bylaws and the DGCL provide that written notice of the time, place and purpose or purposes of every meeting of stockholders must be given to each stockholder of record entitled to vote at the meeting not less than ten days and not more than 60 days before the date of the meeting.

  •
  Listing

        After the Merger, shares of ILG common stock will continue to trade on the NASDAQ under the ticker symbol "IILG".

Limitation of Liability of Directors; Indemnification of Directors

        ILG's amended and restated certificate of incorporation provides that no director will be personally liable to ILG or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent a director breaches his fiduciary duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, with respect to any transaction from which the director derived an improper personal benefit, and for liability with respect to unlawful payment of a dividend, unlawful stock purchase or redemption. The principal effect of the limitation on liability provision is that an ILG stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability under one of the foregoing exceptions. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws or eliminate a director's duty of care.

        The amended and restated bylaws of ILG provide that ILG is required to indemnify and advance expenses to its directors and officers (or a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, in each case, serving at the request of ILG) to the fullest extent permitted by the DGCL and any amendment to that law.

Exclusive Forum

        Under ILG's amended and restated bylaws, certain claims can only be brought before the Court of Chancery of the State of Delaware, unless ILG consents to a different forum. This exclusive forum provision applies to any derivative action brought on behalf of ILG, any action asserting a claim for breach of fiduciary duty by any director, officer, employee or agent of ILG, any action brought pursuant to the DGCL or any of ILG's organizational documents, and actions brought under the internal affairs doctrine.

Amendments to the Certificate of Incorporation and Bylaws

        Delaware law permits the adoption of amendments to the certificate of incorporation if those amendments are approved at a meeting held for that purpose by the holders of shares entitling them to exercise a majority of the voting power of the corporation, unless the certificate of incorporation specifies a greater proportion. The ILG Charter does not specify a greater proportion.

        Under the ILG's amended and restated certificate of incorporation and the amended and restated bylaws, the ILG Board of Directors is expressly empowered to adopt, amend or repeal the amended and restated bylaws. ILG stockholders also may amend, adopt or repeal the bylaws.

Transfer Agent

        The transfer agent for ILG common stock is Computershare. ILG stockholders should contact ILG's transfer agent, at the phone number or address listed below, if they have questions concerning transfer of ownership or other matters pertaining to their stock accounts.

Computershare
PO Box 43006
Providence, RI 02940-3006
Telephone: 1-800-522-6645
International Telephone: 1-201-680-6578

 DESCRIPTION OF VISTANA CAPITAL STOCK

        The following summary describes the material terms of Vistana's capital stock and provisions of the certificate of incorporation of and the bylaws of Vistana, in each case as currently in effect, but it does not purport to describe all of the terms thereof.

Description of Capital Stock of Vistana

        The Vistana certificate of incorporation authorizes 100 shares, par value $0.01 per share of common stock and no shares of preferred stock. As of [    •    ], 2016, there are 100 shares of Vistana common stock issued and outstanding, all of which are held by Starwood. Shares of Vistana common stock are not publicly traded. Prior to the Distribution and the Merger, Vistana will amend its certificate of incorporation and take all other actions necessary with respect to its organizational documents to authorize a sufficient number of shares and to issue such number of shares of Vistana common stock such that at the effective time of the Merger the total number of shares of Vistana common stock outstanding will equal the number of shares of Starwood common stock entitled to receive shares of Vistana common stock pursuant to the Distribution. On the closing date of the Transactions, Starwood will distribute all of the outstanding shares of Vistana common stock pro rata to Starwood's stockholders of record on the record date for the Distribution. Following completion of the Distribution, Starwood stockholders will also be Vistana stockholders, and Starwood will cease to hold any shares of Vistana common stock. As of the date of this proxy statement/prospectus, none of the directors and executive officers of Starwood or Vistana own any shares of Vistana common stock, and all common stock of Vistana is owned by Starwood.

        Each holder of Vistana common stock is entitled to one vote per share on all matters for which such stockholder has voting power. Holders of Vistana common stock are not entitled to dividends and have no preemptive rights. In the event of liquidation, dissolution or winding up of Vistana's business, holders of Vistana common stock will be entitled to receive, pro rata, all of Vistana's remaining assets available for distribution, after satisfaction of all of Vistana's debts and liabilities.

Limitation of Liability of Directors; Indemnification of Directors

        Vistana's certificate of incorporation provides that no director will be personally liable to Vistana or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the DGCL and any amendments to that law.

        The Vistana certificate of incorporation does not eliminate its directors' duties of care and loyalty. The inclusion of this provision in the Vistana certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against Vistana directors for a breach of their fiduciary duties.

        The bylaws of Vistana provide that Vistana is required to indemnify its directors and officers (and may indemnify an employee or agent of the corporation or any person who is or was serving at the request of Vistana as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise) to the fullest extent permitted by applicable law.

Amendment of Bylaws

        To the extent permissible under the DGCL and the certificate of incorporation of Vistana, and subject to any limitations that may be imposed by Vistana's stockholders, Vistana's bylaws may be altered, amended or repealed by Vistana's board of directors at any meeting by majority vote of the directors in office, or by majority vote of the stockholders entitled to vote at an annual or special meeting or a unanimous written consent of all stockholders.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS BEFORE AND AFTER THE
TRANSACTIONS

        Each of ILG and Vistana is a Delaware corporation and subject to the provisions of the Delaware General Corporate Law (the "DGCL"). Starwood is a Maryland corporation subject to the provisions of the Maryland General Corporation Law (the "MGCL"). Holders of Starwood common stock's rights are governed by Starwood's Articles of Amendment and Restatement of the Company (the "Starwood Articles") and Starwood's Amended and Restated Bylaws (the "Starwood Bylaws"). Holders of ILG common stock's rights are governed by ILG's Amended and Restated Certificate of Incorporation (the "ILG Charter"), ILG's Fourth Amended and Restated Bylaws (the "ILG Bylaws") and the DGCL.

        Following the Merger, holders of Starwood common stock will continue to own shares of Starwood common stock that such holders owned prior to the Merger, subject to the same rights as prior to the Separation, the Distribution and the Merger, except that their shares of Starwood common stock will represent an interest in Starwood that no longer reflects the ownership and operation of the Vistana Vacation Ownership Business. In addition, Starwood stockholders entitled to shares of Vistana common stock in the Distribution will also own shares of common stock of ILG after the Merger. Following the Merger, holders of ILG common stock will continue to own shares of ILG common stock that such holders owned prior to the Merger, subject to the same rights as prior to the Separation, the Distribution and the Merger, except that their shares of ILG common stock will represent an interest in ILG that also reflects the ownership and operation of the Vistana Vacation Ownership Business.

        The following description summarizes the material differences between the rights associated with Starwood common stock and ILG common stock that may affect Starwood stockholders who receive shares of ILG common stock in connection with the Separation, the Distribution and the Merger. Since ILG stockholders will not receive additional shares of ILG common stock in connection with the Merger, the rights of such stockholders with respect to their shares of ILG common stock will not be impacted by the Merger. Although ILG and Starwood believe that this summary covers the material differences between the rights of the two groups of stockholders, this summary may not contain all of the information that is important to you and does not purport to be a complete discussion of stockholders' rights. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist.

        The following description is qualified in its entirety by, and ILG and Starwood stockholders should read carefully, the relevant provisions of, the DGCL, the MGCL, the ILG Charter, the ILG Bylaws, the Starwood Articles and the Starwood Bylaws. The ILG Charter has been filed with the SEC as Exhibit 3.1 to ILG's Current Report on Form 8-K filed on August 25, 2008 and the ILG Bylaws have been filed with the SEC as Exhibit 3.2 to ILG's Current Report on Form 8-K filed on December 12, 2014. See also "Description of ILG Capital Stock." The Starwood Articles have been filed with the SEC as Appendix A to Starwood's 2007 Notice of Annual Meeting and Proxy Statement filed on April 26, 2007 and the Starwood Bylaws have been filed with the SEC as Exhibit 3.1 to Starwood's Current Report 8-K filed on July 1, 2013.

Capitalization

        The following table sets forth the authorized and issued capital stock of ILG and Starwood as of [    •    ]:

	Authorized	Outstanding
Class of Security
ILG:
Common Stock, par value $0.01	300,000,000	[•]
Preferred Stock, par value $0.01	25,000,000	0
Starwood		[•]
Common Stock, par value $0.01	1,000,000,000	[•]
Preferred Stock, par value $0.01	200,000,000

Comparison of Rights of Stockholders

Stockholder Right	ILG	Starwood
Amendment of the Certificate or Articles of Incorporation	Delaware law permits the adoption of amendments to the certificate of incorporation if those amendments are approved at a meeting held for that purpose by the holders of shares entitling them to exercise a majority of the voting power of the corporation, unless the certificate of incorporation specifies a greater proportion. The ILG Charter does not specify a greater proportion.	Under the Starwood Articles, the affirmative vote of a majority of all votes cast by Starwood stockholders entitled to vote is required to amend the Starwood Articles.
Amendment of the Bylaws	Under the ILG Charter and the ILG Bylaws, the ILG Board of Directors is expressly empowered to adopt, amend or repeal the ILG Bylaws. ILG stockholders also may amend, adopt or repeal the ILG Bylaws.

The Starwood Bylaws provide that the Bylaws may be amended or repealed, or new or additional Bylaws adopted, only by the vote or written consent of the Starwood Board of Directors. Starwood stockholders do not have any power to amend or repeal the Starwood Bylaws or to adopt new or additional Bylaws.

Preferred Stock

The ILG Charter permits the ILG Board of Directors to issue shares of preferred stock in any series and to establish the designation, powers, preferences and rights of the shares in such series, without approval of ILG's stockholders, subject to any limitations prescribed by the DGCL.

The Starwood Articles permit the Starwood Board of Directors to establish the preferences and rights of any preferred shares to be issued without the approval of Starwood's stockholders.

Stockholder Right	ILG	Starwood
Number and Classification of the Board of Directors

The ILG Bylaws provide that the total number of ILG directors will be fixed from time to time by the ILG Board of Directors. ILG does not have a classified Board and, as a result, all directors are elected annually.

Starwood's bylaws provide that the number of directors will be fixed by resolution of a majority of Starwood's board of directors, but will be not less than three and not more than 20 directors, and no such resolution may affect the tenure of office of any director. Starwood does not have a classified Board and, as a result and pursuant to the Starwood Articles, all directors are elected annually.

Removal of Directors	Under the DGCL, ILG directors may be removed with or without cause by the holders of a majority of the shares of ILG common stock entitled to vote at an election of directors.

Under the Starwood Articles, Starwood stockholders can only remove a director for cause, and removal requires the affirmative vote of 2/3rds of all votes entitled to be cast for the election of directors.

Vacancies on the Board of Directors

The ILG Bylaws provide that vacancies on the ILG Board of Directors resulting from an increase in the number of authorized directors or from the death, resignation, retirement, disqualification, removal from office or other cause will be filled only by a majority vote of the directors remaining in office (and not by the stockholders), even though less than a quorum of directors.

The Starwood Bylaws provide that any vacancy on the Starwood Board of Directors resulting from an increase in the size of the Starwood Board of Directors will be filled by a majority vote of the entire Starwood Board of Directors. Any vacancy resulting from any other cause will be filled only by the majority vote of the directors remaining in office, even though less than a quorum.

Special Meetings

Under ILG's Bylaws, special meetings may be called by the Chairman of the ILG Board of Directors, the chief executive officer or by the vote of a majority of the ILG Board of Directors. Stockholders do not have the right to call a special meeting.

Starwood's bylaws provide that special meetings of the stockholders may be called at any time by the chief executive officer, the president, the board of directors, the chairman of the board, or any two or more of Starwood's directors at any time in the interval between annual meetings.

Stockholder Right	ILG	Starwood

In addition, Starwood's secretary must call a special meeting upon the written request of the stockholders entitled to cast at least a majority of the votes at such meeting. Such request must be made in accordance with the procedures set forth in Starwood's bylaws, and must state the purpose of, and the matters proposed to be acted on, with reasonable specificity.

Action by Written Consent

The ILG Charter provides that any action permitted to be taken by an ILG stockholder must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent of such stockholder.

The Starwood Bylaws provide that Starwood stockholders may act by unanimous written consent, provided the consent is accompanied by a written waiver of any dissenter's rights signed by each stockholder entitled to notice of the meeting, but not entitled to vote at it.

Dividends

Under the DGCL, the ILG Board of Directors may declare a dividend. ILG has declared quarterly dividends since March 2012. A quarterly dividend of $0.12 has been declared and is expected to be paid on December 16, 2015.

Under the Starwood Bylaws, and subject to the MGCL, the Starwood Board of Directors may authorize dividends at any annual, regular or special meeting, to be paid in cash, property or shares. Starwood stockholders have no right to a divided unless and until authorized by the Starwood Board of Directors and declared by Starwood. Starwood has declared quarterly dividends since December 2013. A quarterly dividend of $0.375 is expected to be paid on December 23, 2015.

Stockholder Right	ILG	Starwood
State Antitakeover Statute

ILG has, in the ILG Charter, opted out of Section 203 of the DGCL, which regulates corporate takeovers and generally prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

Under the Maryland General Corporation Law, certain anti-takeover provisions may have the effect of making it more difficult for a third party to acquire Starwood. Maryland law prohibits certain "business combinations" with interested stockholders, including mergers, consolidations, share exchanges, and asset transfers. An interested stockholder is anyone who beneficially owns 10% or more of the voting power of the corporation's shares or is an affiliate of the corporation who was a beneficial owner of 10% or more of the voting power of the corporation's outstanding shares within the two-year period immediately prior to the date in question. A corporation may "opt out" of the business combination statute under the MGCL, but Starwood has not opted out.

Stockholder Right	ILG	Starwood

The MGCL provides that holders of "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers of the corporation or by employees who are also directors of the corporation. "Control shares" are shares of stock of the corporation which, if aggregated with other shares controlled by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Generally, a "control share acquisition" means the acquisition of outstanding control shares. A control share acquisition does not include shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. A corporation may "opt out" of the control share statute under the MGCL. Starwood has opted out of the "control share acquisition" statute under the MGCL.

Stockholder Right	ILG	Starwood

Under certain provisions of the MGCL relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolutions of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) any and all vacancies on the board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified, and (v) a majority requirement for the calling of a special meeting of stockholders. Under Starwood's charter, any amendment to the charter must be approved by the Starwood stockholders by the affirmative vote of a majority of all votes entitled to be cast on the matter, except that an amendment to the charter that would materially alter or change the powers, preferences or special rights of the holders of Series A Junior Participating Preferred Stock, so as to affect them adversely, requires the affirmative vote of at least two-thirds of the outstanding shares of such preferred stock, voting separately as a class.

Stockholder Right	ILG	Starwood
Stockholder Rights Plan

ILG has a Stockholder Rights Plan in place. See "Certain Anti-Takeover Effects of Various Provisions of Delaware Law and ILG's Certificate of Incorporation, Bylaws and Rights Agreement—Stockholder Rights Plan."

Starwood adopted a stockholder rights plan in 1999 that expired on April 5, 2009. To date, no replacement plan has been adopted.
Exclusive Forum

The ILG Bylaws provide that, unless ILG consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for each of the following: (i) any derivative action or proceeding brought on behalf of ILG, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, other employee or agent of ILG to ILG or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws of ILG (in each case, as they may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine.

The Starwood Bylaws provide that, unless Starwood consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland shall be the exclusive forum for each of the following: (i) any derivative action or proceeding brought on behalf of Starwood, (ii) any action asserting a claim of breach of any duty owed by any director, officer or other employee of Starwood to Starwood or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the MGCL, the charter or the bylaws of Starwood, and (iv) any action asserting a claim against Starwood or any director, officer or other employee of Starwood that is governed by the internal affairs doctrine.

 CERTAIN ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF DELAWARE LAW AND
ILG'S CERTIFICATE OF INCORPORATION, BYLAWS AND RIGHTS AGREEMENT

        Provisions of the DGCL and ILG's amended and restated certificate of incorporation, amended and restated bylaws and Rights Agreement, contain provisions that may have anti-takeover effects and could delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Delaware Anti-Takeover Statute

        As permitted by Delaware law, ILG has elected in its amended and restated certificate of incorporation not to be subject to the provisions of Section 203 of the DGCL, Delaware's anti-takeover statute prohibiting certain corporations from engaging in business combinations with interested stockholders.

No Cumulative Voting

        ILG's stockholders do not have cumulative voting rights with respect to the election of directors.

Size of Board of Directors and Vacancies

        ILG's amended and restated certificate of incorporation and amended and restated bylaws provide that the size of the ILG Board of Directors will be fixed exclusively by the Board of Directors. Any newly created directorships, resulting from an increase in the number of authorized directors or any vacancies on the ILG Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or any other cause, will be filled by a majority vote of the directors then in office (though less than a quorum), and not by the ILG stockholders.

Blank Check Preferred Stock

        ILG's amended and restated certificate of incorporation authorizes the ILG Board of Directors to issue blank check preferred stock.

Stockholder Action by Written Consent

        ILG's amended and restated certificate of incorporation and amended and restated bylaws expressly eliminate the right of ILG's stockholders to act by written consent. Accordingly, all stockholder action must take place at an annual or special meeting of ILG stockholders.

Calling of Special Meetings of ILG Stockholders

        Under ILG's amended and restated certificate of incorporation and amended and restated bylaws, the ILG Board of Directors, or a person specifically designated with authority by the Board, exclusively may call a special meeting of the stockholders of ILG. ILG stockholders are not permitted to call, or to require that the ILG Board of Directors call, a special meeting of stockholders. ILG's amended and restated bylaws provide that only such business will be conducted at the meeting as has been properly brought before the meeting by ILG's notice of meeting, and the ILG Board of Directors may by resolution cancel at any time a previously scheduled special meeting.

Advance Notice Requirements

        The amended and restated bylaws of ILG provide that written notice of each meeting of the ILG stockholders, whether annual or special must be mailed postage prepaid, or sent by electronic transmission not less than 10 or more than 60 days before the date of the meeting, to each stockholder entitled to vote at such meeting, to the stockholder's address as it appears in the records of ILG. Every such notice must state the place, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice of any adjourned meeting of the stockholders is not required to be given if the time and place of the adjourned meeting and the means of remote communications are announced at the meeting where the adjournment takes place. Additionally, nominations for the board of directors and the proposal of business to be considered at an annual meeting may be made:

  •
  by the company in its proxy materials for the meeting;

  •
  by or at the direction of the board of directors; or

  •
  by any ILG stockholder who was a stockholder of record at the time of giving notice provided for in the bylaws, who is entitled to vote at the meeting and complies with certain notice procedures in the bylaws discussed below.

        For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to the secretary of ILG and the business proposed must be a proper matter for stockholder action. To be considered timely the notice must be delivered to the secretary at the principal executive offices of ILG not earlier than the close of business on the 75th day nor later than the close of business on the 45th day prior to the first anniversary of the preceding year's annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by ILG.

        Notwithstanding the notice provisions above, in the event that the number of directors to be elected to the Board of Directors is increased by ILG and there is no public announcement by ILG naming all of the nominees for director or specifying the size of the increase of the Board of Directors at least 55 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required under the bylaws will be considered timely with respect to nominees for the new director positions if it is delivered to the secretary of ILG at the principal executive offices of ILG not later than the close of business on the 10th day following such public announcement by ILG.

        With respect to special meetings, only such business will be conducted at the meeting as has been properly brought before the meeting by the notice procedures described above.

        Nominations of persons for directorships may be made at a special meeting where ILG's notice of meeting provides that directors are to be elected:

  •
  by, or at the direction of, the Board of Directors; or

  •
  by any ILG stockholder eligible to vote at the meeting in accordance with the bylaws who complies with the notice provisions of the bylaws applicable to special meetings.

        In the event ILG calls a special meeting for the purpose of election of one or more directors to the Board of Directors, any stockholder who is entitled to vote at the meeting may nominate a person or persons for election if the stockholder has delivered to the secretary of ILG at the principal executive offices of ILG the nomination not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the day on which the public announcement of the special meeting and the nominees proposed by the Board was made. The ILG bylaws also specify requirements as to the form and content of a stockholder's notice.

Amendments to the Bylaws

        ILG's amended and restated certificate of incorporation and amended and restated bylaws expressly authorize ILG's Board of Directors to amend, adopt or repeal ILG's bylaws by resolution of the Board.

Authorized but Unissued Shares

        ILG's authorized but unissued shares of common stock and preferred stock under the amended and restated certificate of incorporation are available for future issuance without the approval of ILG stockholders. ILG may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of ILG by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Rights Plan

        On June 10, 2009 ILG entered into the Rights Agreement. To implement the Rights Agreement, on the same date, ILG distributed a dividend of one preferred stock purchase right (each, a "Right"), for each outstanding share of ILG common stock to stockholders of record at the close of business on June 22, 2009. Each Right entitles the registered holder to purchase from ILG a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock, having a par value of $0.01 per share, at an exercise price of $50 per unit, subject to adjustment. The following summary of the Rights Agreement is qualified by reference to the complete text of the agreement, which was filed as an exhibit to ILG's current report on Form 8-K filed on June 11, 2009.

        Subject to certain exceptions, the Rights will not be exercisable until the earlier of:

  •
  ten business days following a public announcement that a person or group of affiliated or associated persons has acquired 15% or more of the outstanding shares of ILG common stock (thereby becoming an "acquiring person" under the Rights Agreement); and

  •
  ten business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

        The date on which the Rights are exercisable as described above is referred to in this proxy statement/prospectus as the "Rights Agreement Distribution Date." Until the Rights Agreement Distribution Date, the Rights will be evidenced only by book-entry accounts of ILG's transfer agent for shares of ILG common stock and will be transferred with and only with such common stock. After the Rights Agreement Distribution Date, rights certificates will be mailed to holders of record of ILG common stock as of the close of business on the Rights Agreement Distribution Date. Certain persons are exempt from the 15% beneficial ownership threshold, including Liberty, so long as Liberty does not exceed the cap on its permitted ownership of ILG common stock under the Spinco Agreement.

        In the event that a person becomes an acquiring person, each holder of a Right other than the acquiring person will have the right to receive, upon exercise of such holder's Rights, ILG common stock having a value equal to two times the exercise price of the Right. In the event that, at any time following the date on which a person becomes an acquiring person, ILG engages in certain types of merger or other business combination transactions, each holder of a Right other than the acquiring person will have the right to receive common stock of the acquiring company having a value equal to two times the exercise price of the Right.

        At any time after a person becomes an acquiring person and prior to their acquisition of 50% or more of the outstanding ILG common stock, the ILG Board of Directors may exchange each Right

(other than Rights owned by the acquiring person), in whole or in part, for one share of ILG common stock, subject to adjustment. At any time prior to the date of the first public announcement by ILG or an acquiring person that a person has become an acquiring person, ILG may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, ILG common stock, or other consideration deemed appropriate by the ILG Board of Directors), or amend the Rights Agreement to accelerate the termination date.

        The Rights expire at 5:00 p.m. (New York City time) on June 10, 2019, unless the Rights are redeemed or exchanged or the Rights Agreement is terminated earlier by ILG or such expiration date is extended.

        The Rights will not be triggered, and therefore will not become exercisable, in connection with the Transactions.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ancillary Agreements

        ILG, Starwood and Vistana or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, ancillary agreements relating to the Transactions and various interim and ongoing relationships between ILG, Starwood and Vistana. See "Additional Agreements Related to the Separation, the Distribution and the Merger."

Amended and Restated Liberty Agreements

        At the time of entering into the Merger Agreement, ILG amended and restated certain of its agreements with Liberty, the beneficial owner of approximately 29% of ILG common stock currently outstanding, with respect to governance rights, registration rights and related matters. The following summaries describe the material terms of those amended and restated agreements and are qualified in their entirety by reference to the amended and restated agreements, which were previously filed as exhibits to the quarterly report on Form 10-Q filed by ILG on November 9, 2015.

Amended Spinco Agreement

        On October 27, 2015, ILG and Liberty entered into an agreement which provided for the amendment and restatement of that certain Spinco Agreement, dated May 13, 2008, by and among Liberty, certain affiliates of Liberty and IAC/Interactive Corp., as subsequently assigned to ILG on August 20, 2008 (the "Amended Spinco Agreement"). The Amended Spinco Agreement provides that, at the closing of the Merger, Liberty will be entitled to appoint two directors to the ILG Board of Directors (rather than the three designees Liberty currently has the right to appoint). So long as Liberty continues to beneficially own at least 10% of ILG's common stock, Liberty will maintain the right to appoint two directors to the ILG Board of Directors. The Amended Spinco Agreement restricts Liberty and its affiliates from acquiring in excess of 35% of ILG's outstanding shares of common stock without the consent of ILG.

        The Amended Spinco Agreement, and the respective rights and obligations thereunder, will terminate if Liberty's beneficial ownership falls below 10% of ILG's outstanding equity, unless Liberty's ownership was reduced below 10% not in conjunction with Liberty transferring its shares. In the event Liberty's ownership is reduced below 10% not in conjunction with Liberty transferring its shares, Liberty's rights will terminate three years from the date of the Amended Spinco Agreement.

Amended Registration Rights Agreement

        On October 27, 2015, ILG and Liberty entered into an agreement which provided for the amendment and restatement of that certain registration rights agreement, dated as of August 20, 2008, by and among ILG, Liberty and an affiliate of Liberty. The amended and restated registration rights agreement provides Liberty with four demand registration rights and sets the aggregate offering price threshold for any demand registration statement at $50 million. Furthermore, ILG must prepare a demand registration statement requested by Liberty on the earlier of the termination of the Merger Agreement and 60 days following the consummation of the transactions contemplated by the Merger Agreement.

Code of Business Conduct and Ethics

        ILG recognizes that transactions between ILG and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of ILG and its stockholders. Therefore, as a general matter and in accordance with ILG's Code of Business Conduct and Ethics, it is ILG's preference to avoid such transactions. Nevertheless, ILG recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of ILG. Therefore, ILG has adopted a formal written policy which requires ILG's audit committee, Board of Directors or Legal Department, as applicable, to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the audit committee or the Board of Directors will review any material transaction or relationship that involves any of ILG's directors or executive officers and reasonably could give rise to an actual or apparent conflict of interest. ILG expects the Code of Business Conduct and Ethics and the written policy described above to apply to ILG after the Merger.

 LEGAL MATTERS

        Weil, Gotshal & Manges LLP will provide to ILG a legal opinion regarding the validity of the issuance of ILG common stock pursuant to the Merger Agreement. Certain U.S. federal income tax consequences relating to the Merger may be passed upon for ILG by Weil, Gotshal & Manges LLP.

        Certain U.S. federal income tax consequences relating to the Distribution and the Merger may be passed upon for Starwood by Skadden, Arps, Slate, Meagher & Flom LLP.

 EXPERTS

        The consolidated financial statements of ILG and its subsidiaries appearing in Interval Leisure Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2014 (including the schedule appearing therein), and the effectiveness of Interval Leisure Group, Inc. and subsidiaries' internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The combined financial statements of the Vistana Vacation Ownership Business as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

 SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

        ILG stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and the ILG amended and restated bylaws. If you are a record owner of ILG common stock and you wish to make a nomination or proposal at an annual meeting, you must notify the secretary of ILG, in writing, of your intent. All notices must contain the information required by Article II of the ILG bylaws and Rule 14a-8 under the Exchange Act. The deadline to submit notice of intent to make nominations or proposals at the 2016 annual meeting is February 21, 2016, unless the date of the 2016 annual meeting of ILG stockholders is advanced or delayed more than 30 days from May 12, 2016, in which case timely notice must be delivered not later than the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Nominations or proposals not meeting these requirements will not be entertained at the annual meeting. In order for a stockholder proposal to have been eligible under Rule 14a-8 for consideration for such inclusion, the proposal must have been received by ILG on or before December 8, 2015.

PROPOSAL 1

Proposal to Approve the Issuance of ILG Common Stock in Connection with the Merger

        Under Rule 5635(d) of the NASDAQ, a company listed on the NASDAQ is required to obtain stockholder approval before the issuance of common stock, or securities convertible into or exercisable for common stock, if the common stock issued in a transaction equals or exceeds 20% of the voting power of the corporation outstanding immediately before the issuance for less than the greater of book or market value of the common stock. As discussed elsewhere in this proxy statement/prospectus, it is currently estimated that at the effective time of the Merger, ILG will be obligated to issue in the aggregate 72,371,970 shares of ILG common stock to Starwood stockholders in connection with the Merger. The aggregate number of shares of ILG common stock to be issued will exceed 20% of the shares of ILG common stock outstanding on the record date for the ILG special meeting and may be issued at a value less than the greater of book or market value, and for this reason ILG must obtain the approval of its stockholders for the issuance of these securities to Starwood stockholders in connection with the Merger. The issuance of ILG common stock to Starwood stockholders in connection with the Merger is conditioned on the approval of this Proposal, and therefore consummation of the Transactions requires approval of this Proposal.

        The approval by ILG stockholders of Proposal 1 requires the affirmative vote of a majority of the votes cast by holders of ILG common stock present or represented by proxy at the special meeting at which a quorum is present.

        THE ILG BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE SHARE ISSUANCE AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT ILG STOCKHOLDERS VOTE FOR PROPOSAL 1.

 PROPOSAL 2

Proposal to Adjourn or Postpone the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies if There are Not Sufficient Votes at the Time of the Special Meeting to Approve Proposal 1

        At the special meeting, we may ask ILG stockholders to vote to adjourn or postpone the special meeting to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve Proposal 1. The approval of Proposal 1 is required for completion of the Merger. Because the ILG Board of Directors believes that it is in our and our stockholders' best interest to engage in the Transactions, the ILG Board of Directors believes it is in our and our stockholders' best interest to adjourn the special meeting if there are not sufficient votes at the time of the special meeting to approve Proposal 1. Approval of a motion to adjourn the special meeting requires the affirmative vote of the holders of a majority of the voting power of ILG stockholders that are present in person or by proxy, whether or not a quorum is present.

        THE ILG BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ILG STOCKHOLDERS VOTE FOR PROPOSAL 2.

INDEX—FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Starwood Hotels & Resorts Worldwide, Inc.

        We have audited the accompanying combined balance sheets of Vistana Signature Experiences, Inc. (the "Company") as of December 31, 2014 and 2013, and the related combined statements of comprehensive income, statements of changes in parent equity and statements of cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Vistana Signature Experiences, Inc. at December 31, 2014 and 2013, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP Certified Public Accountants

Miami, Florida
June 16, 2015, except for the sixth paragraph in Note 1, which is as of December 15, 2015

Vistana Signature Experiences, Inc.

COMBINED BALANCE SHEETS

(in millions)

	December 31,
	2014	2013
ASSETS
Cash	$2	$3
Restricted cash (including $11 and $14 from variable interest entities, "VIEs," respectively)	69	32
Accounts receivable, net of allowance for doubtful accounts of $2 each period (including $2 of interest receivable from VIEs each period)	49	38
Vacation ownership notes receivable, net of allowance of $96 and $104, respectively (including $274 and $369 from VIEs, respectively)	608	619
Inventory	213	189
Property and equipment, net	498	550
Goodwill	19	19
Deferred tax assets	59	76
Other assets (including $4 and $6 from VIEs, respectively)	45	48

Total assets	$1,562	$1,574

LIABILITIES AND PARENT EQUITY
Accounts payable	$19	$16
Accrued liabilities (including $1 of interest payable from VIEs each period)	83	80
Securitized debt from VIEs	249	355
Deferred revenues	32	21
Other liabilities	72	76

Total liabilities	455	548

Commitments and contingencies (Note 18)
Net Parent investment	1,151	1,060
Accumulated other comprehensive loss	(44)	(34)

Total Parent equity	1,107	1,026

Total liabilities and Parent equity	$1,562	$1,574

The accompanying notes to the combined financial statements are an integral part of the above statements.

Vistana Signature Experiences, Inc.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	Year ended December 31,
	2014	2013	2012
Revenues
Sales of vacation ownership products, net	$321	$327	$325
Consumer financing	83	84	85
Resort and vacation network management	63	58	55
Resort operations and ancillary services	259	250	230
Cost reimbursements	174	167	162
Residential sales	21	266	684

Total revenues	921	1,152	1,541

Costs and expenses
Cost of sales of vacation ownership products	84	87	80
Sales and marketing	158	157	157
Consumer financing	24	30	34
Resort and vacation network management	28	26	28
Resort operations and ancillary services	234	227	211
Cost reimbursements	174	167	162
Residential	9	146	524
General and administrative	43	41	43
Depreciation and amortization	38	35	35
Restructuring charges, net	—	1	1
Other expenses, net	3	8	9

Total costs and expenses	795	925	1,284

Equity earnings from unconsolidated joint venture	1	2	1
(Loss) on asset dispositions and impairments, net	—	—	(2)

Income before income taxes	127	229	256
Income tax (expense)	(52)	(90)	(100)

Net income	75	139	156
Other comprehensive (loss) income, net of taxes
Foreign currency translation adjustments	(10)	(1)	6

Comprehensive income	$65	$138	$162

The accompanying notes to the combined financial statements are an integral part of the above statements.

Vistana Signature Experiences, Inc.

COMBINED STATEMENTS OF CHANGES IN PARENT EQUITY

(in millions)

	Net Parent Investment	Accumulated Other Comprehensive Income/ (Loss)(1)	Total Parent Equity
Amounts at December 31, 2011	$1,586	$(39)	$1,547
Net income	156	—	156
Other comprehensive income	—	6	6
Net transfers to Parent	(642)	—	(642)

Amounts at December 31, 2012	1,100	(33)	1,067
Net income	139	—	139
Other comprehensive loss	—	(1)	(1)
Net transfers to Parent	(179)	—	(179)

Amounts at December 31, 2013	1,060	(34)	1,026
Net income	75	—	75
Other comprehensive loss	—	(10)	(10)
Net transfers from Parent	16	—	16

Amounts at December 31, 2014	$1,151	$(44)	$1,107

(1)
Balance and activity in accumulated other comprehensive income/(loss) relates exclusively to foreign currency translation adjustments.

The accompanying notes to the combined financial statements are an integral part of the above statements.

Vistana Signature Experiences, Inc.

COMBINED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2014	2013	2012
Operating Activities
Net income	$75	$139	$156
Adjustments to net income
Depreciation and amortization	38	35	35
Deferred income taxes	17	41	20
Provision for loan losses and doubtful accounts	23	13	21
Distributions in excess of equity earnings	2	4	8
Other non-cash items	1	1	(2)
Net change in assets and liabilities
Restricted cash	(40)	14	29
Accounts receivable	(5)	—	6
Issuances of vacation ownership notes receivable	(240)	(251)	(253)
Collection of vacation ownership notes receivable	229	237	236
Inventory	22	152	451
Other assets	(1)	3	25
Accounts payable and accrued liabilities	6	(16)	(16)
Deferred revenues	11	9	(2)
Other liabilities	(4)	(6)	(126)

Cash provided by operating activities	134	375	588

Investing Activities
Capital expenditures for property and equipment (excluding inventory)	(49)	(44)	(35)
Proceeds from asset sales	1	1	—

Cash used in investing activities	(48)	(43)	(35)

Financing Activities
Securitized debt issued	—	—	166
Securitized debt repaid	(106)	(179)	(163)
Debt issuance costs	—	—	(2)
Decrease/(increase) in restricted cash	3	27	(19)
Net transfers from/(to) Parent	16	(179)	(534)

Cash used in financing activities	(87)	(331)	(552)

(Decrease)/increase in cash	(1)	1	1
Cash, beginning of period	3	2	1

Cash, end of period	$2	$3	$2

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest expense	$10	$16	$21
Non-cash property and equipment transfer of the St. Regis® Bal Harbour Hotel to Parent	$—	$—	$(108)

The accompanying notes to the combined financial statements are an integral part of the above statements.

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1. Formation and Organization

Our Spin-off from Starwood Hotels & Resorts Worldwide, Inc.

        On February 10, 2015, Starwood Hotels & Resorts Worldwide, Inc. (together with its consolidating subsidiaries, "Starwood" or "Parent") announced a plan to spin-off its vacation ownership business to stockholders as a separate, publicly traded company. Vistana Signature Experiences, Inc. ("Vistana") was incorporated in Delaware on June 10, 2015 for the purpose of holding this business following such distribution. To effect such distribution, Starwood and Vistana would have implemented an internal restructuring that would result in Vistana owning Starwood's vacation ownership business and five transferred properties. Vistana would have included the following:

  •
  The legal entities containing the majority of Starwood's legacy vacation ownership business;

  •
  The legal entity operating our internal timeshare points-based exchange, which provides our owners the flexibility to vacation at any resort within our vacation ownership network and the ability to convert their annual occupancy rights into Starwood Preferred Guest ("SPG") Starpoints to redeem for stays within Starwood's approximately 1,200 worldwide hotel and resort properties that participate in the SPG Program;

  •
  The legal entities containing The Westin® St. John Resort and Villas located in the U.S. Virgin Islands. The resort's operations have historically been included in Starwood's vacation ownership business since January 1, 2013, and have been included in all historical periods of Vistana's combined financial statements; and

  •
  The legal entities containing five properties that are being transferred by Starwood to Vistana for conversion. These properties include: Sheraton® Kauai Resort; Sheraton® Steamboat Resort; The Westin® Resort and Spa, Cancun; The Westin® Resort and Spa, Los Cabos; and The Westin® Resort and Spa, Puerto Vallarta (the "Transferred Properties"). The vacation ownership portion of Sheraton® Steamboat Resort is currently included within the vacation ownership business; Vistana is obtaining the hotel associated with the resort.

        Certain entities, which historically have been included in Starwood's vacation ownership and residential business, and whose operations are included in Vistana's combined financial statements, would have been retained by Starwood after such spin-off, as follows:

  •
  The entity that developed The St. Regis® Bal Harbour Resort ("SRBH"), which currently represents Vistana's residential segment. The development of this project was completed in 2011, with opening in January 2012. The hotel portion of the project was transferred in 2012 to the Americas segment of Starwood as a wholly owned hotel; and

  •
  Two legal entities comprising Vistana's ownership interests in Aruba, which consist primarily of land held for development.

        Vistana's combined financial statements include all of the entities referenced above, including the entities noted as being retained by Starwood subsequent to such spin-off.

        The spin-off transaction, which was expected to be tax-free to stockholders, would have been effected through a pro rata distribution of Vistana's stock to existing Starwood stockholders. Immediately following completion of such spin-off, Starwood stockholders would have owned 100% of the outstanding shares of common stock of Vistana.

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 1. Formation and Organization (Continued)

        The spin-off was conditioned on, among other things, final approval of the transaction by the Starwood Board of Directors; execution of a Separation and Distribution Agreement and each ancillary agreement contemplated by such Separation and Distribution Agreement; completion of an internal restructuring; and Vistana's registration statement on Form 10 being deemed effective.

        Subsequently, on October 28, 2015, Starwood announced that it had entered into an agreement with Interval Leisure Group ("ILG") whereby a wholly owned subsidiary of ILG will merge with and into Vistana. The merger will be effected through a Reverse Morris Trust transaction pursuant to which, subject to the terms and conditions of certain definitive agreements, (1) Starwood will transfer its vacation ownership business and five Transferred Properties to Vistana, after which (2) Starwood will distribute to Starwood stockholders on a pro rata basis all of the issued and outstanding shares of Vistana held by Starwood (the "Distribution") and, immediately after the Distribution, (3) a wholly owned subsidiary of ILG will merge with and into Vistana (the "Merger"). When the Merger is completed, Vistana will be a wholly owned subsidiary of ILG, with Starwood stockholders owning approximately 55% of the shares of ILG common stock, and the existing stockholders of ILG owning the remaining 45%, in each case, on a fully diluted basis. Both the Distribution and Merger are expected to qualify as tax-free transactions to Starwood stockholders. The transaction is subject to customary closing conditions, including regulatory and ILG stockholder approvals. The transaction will not require a vote of Starwood's stockholders.

        Unless the context otherwise requires, references in these notes to unaudited interim combined financial statements related to "we," "us" and "our" refer to Vistana, as described further below.

Our Business

        We are the exclusive worldwide developer, marketer, seller and manager of high-end vacation ownership properties for the upper-upscale Westin® and Sheraton® brands. Our resorts and our affiliation with the SPG Program provide our owners with world-class vacation experiences and access to approximately 1,200 Starwood hotels and resorts around the world. We generate most of our revenues from selling vacation ownership interests ("VOIs"), financing our customers' VOI purchases, managing our resorts and vacation networks and providing on-site rental and ancillary hospitality services. Through 2014, we were also responsible for the development, marketing and sales of the SRBH project. Development of this project was completed in 2011 and the residences were completely sold out in 2014. At December 31, 2014, our network included 19 vacation ownership resorts and three fractional residence properties in the United States, Mexico and the Caribbean. In addition to our vacation ownership resorts and fractional residence properties, our business includes the Transferred Properties.

        Our business consists of three segments, including (i) vacation ownership sales and financing, (ii) management and rental operations and (iii) residential. Refer to Note 20—Segment Reporting for further discussion.

Principles of Combination and Basis of Presentation

        The accompanying combined financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Starwood. The combined financial statements reflect our historical financial position, results of operations and cash flows, as historically operated, in conformity with U.S. generally accepted accounting principles

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 1. Formation and Organization (Continued)

("U.S. GAAP"). Certain legal entities included within the legacy Starwood vacation ownership business will be retained by Starwood after the spin-off. SRBH, the only operations in our residential segment, became 100% sold out during 2014, and is included within our combined financial statements. Starwood will retain the legal entities associated with SRBH, as well as our ownership interests in Aruba. The operations comprising Vistana are in various legal entities, which have no direct ownership relationship. Accordingly, Parent equity is shown in lieu of stockholders' equity in the combined financial statements. All material intra-company transactions and accounts within these combined financial statements have been eliminated. Our combined financial position, results of operations and cash flows may not be indicative of Vistana had it been a separate stand-alone entity during the periods presented, nor are the results stated herein indicative of what our combined financial position, results of operations and cash flows may be in the future. Refer to Note 19—Related Party Transactions for further discussion.

        All of our significant transactions with Starwood have been included in these combined financial statements. The net effect of the settlement of these intercompany transactions has been included in the combined cash flows as a financing activity within net transfers from/(to) Parent and are also reflected in our combined balance sheets within net Parent investment. Net Parent investment in the combined balance sheets represents Starwood's historical investment in us, our accumulated net earnings after taxes, and the net effect of the transactions with and allocations from Starwood.

        In connection with the spin-off, we will enter into agreements with Starwood and other third parties that have either not existed historically, or that may be on different terms than the terms of the arrangement or agreements that existed prior to the spin-off. Our combined financial statements do not reflect the impact of these new and/or revised agreements. Our combined financial statements include costs for services provided by Starwood including, for the purposes of these combined financial statements, but not limited to, information technology support, systems maintenance, financial services, human resources, and other shared services. Historically, these costs were charged to us on a basis determined by Starwood to reflect a reasonable allocation of the actual costs incurred to perform these services. In addition, Starwood allocated indirect general and administrative costs to us for certain functions provided by Starwood. Both Starwood and we consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided, to or the benefit received by us, during the periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent, publicly traded company for the periods presented, nor are these costs indicative of what we will incur in the future. Refer to Note 19—Related Party Transactions for further details.

        Starwood provides various insurance coverage for us. The combined statements of comprehensive income include expenses related to these insurable risks. Refer to Note 19—Related Party Transactions for further details.

        As more fully described in Note 2—Summary of Significant Accounting Policies and Note 15—Income Taxes, current and deferred income taxes and related tax expense have been determined based on our stand-alone results by applying a separate return methodology, as if the entities were separate taxpayers in the respective jurisdictions, and by applying Accounting Standard Codification ("ASC") Topic 740, Income Taxes.

        Starwood uses a centralized approach to cash management and financing of its operations. Accordingly, none of the Starwood cash, debt and related interest expense has been allocated to us in

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 1. Formation and Organization (Continued)

the combined financial statements. Cash transfers to and from Starwood's cash management system are reflected as a component of net Parent investment. Refer to Note 19—Related Party Transactions for further details.

        Earnings per share data is not presented in the accompanying combined financial statements because we do not operate as a separate legal entity with our own capital structure.

Note 2. Summary of Significant Accounting Policies

        Restricted Cash.    Restricted cash primarily consists of deposits received on sales of vacation ownership product and residential properties that are generally held in escrow until the escrow conditions are satisfied. These generally require that a certificate of occupancy or equivalent is obtained, the rescission period has expired and the deed has been delivered for recording at a governmental property ownership records office or title is otherwise transferred. We also may have the opportunity to release escrow funds by issuing a surety bond. Movements in restricted cash related to vacation ownership products and residential sales is reflected in the operating activities section of our combined statements of cash flows. Additionally, restricted cash includes cash held by our variable interest entities ("VIEs") from our securitization transactions (refer to Note 4—Securitization Transactions). Movements in restricted cash held by our VIEs is reflected in the financing activities section of our combined statements of cash flows.

        Vacation Ownership Notes Receivable, including Loan Loss Reserve.    We record an estimate of expected uncollectibility on our vacation ownership notes receivable as a reduction of revenues at the time we recognize profit on a vacation ownership product. We hold large amounts of homogeneous vacation ownership notes receivable and assess uncollectibility based on pools of receivables and expected default rates. In estimating our loan loss reserves, we use a technique referred to as static pool analysis, which tracks uncollectible notes for each year's mortgage originations over the life of the respective notes and projects an estimated default rate that is used in the determination of our loan loss reserve requirements. As of December 31, 2014 and 2013, the average estimated default rate for our pools of receivables was 9.2% and 9.3%, respectively.

        We use the origination of the notes by brand (Westin®, Sheraton®, and other) and the FICO scores of the buyers as the primary credit quality indicators for stratification of our mortgage originations in our static pool analysis used to calculate the loan loss reserve for our vacation ownership notes, as we believe there is a relationship between the default behavior of borrowers and the brand associated with the vacation ownership property they have acquired, supplemented by the FICO scores of the buyers. We have used FICO scores as a criteria in our underwriting process since 2001. In addition to quantitatively calculating the loan loss reserve based on our static pool analysis, we supplement the process by evaluating certain qualitative data, including the aging of the respective receivables and current default trends by brand and origination year. Prior to 2013, the credit quality indicator used to stratify our mortgage originations in our static pool analysis was the origination by brand. As the historical data supporting our static pool analysis has developed and can support further stratification, in 2013, we enhanced our static pool analysis by incorporating FICO scores as an additional credit quality indicator, which resulted in a favorable adjustment to our provision for loan losses in 2013.

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        We consider a vacation ownership note receivable delinquent when it is more than 30 days outstanding. All delinquent loans are placed on nonaccrual status, and we do not resume interest accruals until payment is made. In the event that payments are made while a vacation ownership note receivable is considered delinquent, we apply payments we receive for vacation ownership notes receivable on non-accrual status first to interest, then to principal and any remainder to fees. We resume accruing interest when vacation ownership notes receivable become current.

        We consider loans to be in default upon reaching more than 120 days outstanding, at which point, we generally commence the reacquisition process. Uncollectible vacation ownership notes receivable are written off when title to the unit is returned to us. We generally do not modify vacation ownership notes receivable that become delinquent or upon default.

        The collection activity associated with our securitized vacation ownership notes receivable determines the amount of our monthly repayments against our securitized debt. Collection activity includes contractual payments due and prepayments. In addition, defaulted and upgraded loans are generally removed from the securitized pool and are substituted or funded for debt repayment purposes. The securitized debt is non-recourse without a specific repayment schedule. As the amount of each principal payment is contingent on the cash flows from underlying vacation ownership notes receivable in a given period, we have not disclosed future contractual debt repayments. Additionally, our vacation ownership notes receivable securitization agreements allow us to receive the net excess cash flows (spread between the collections on the notes and payments for third party obligations as defined in the securitization agreements) from the VIEs.

        Property and Equipment.    Property and equipment are recorded at cost. The cost of improvements that extend the life of property and equipment, such as structural improvements, are capitalized. Costs for normal repairs and maintenance are expensed as incurred. Depreciation is recorded on a straight-line basis over the estimated useful economic lives ranging from 3 to 40 years for buildings and improvements; 3 to 15 years for furniture, fixtures and equipment; 3 to 5 years for information technology software and equipment; and the lesser of the lease term or the economic useful life for leasehold improvements. Gains or losses on the sale or retirement of assets are included in net income when the assets are retired or sold provided there is reasonable assurance of the collectability of the sales price and any future activities to be performed by us relating to the assets sold are insignificant.

        We evaluate the carrying value of our long-lived assets for impairment in accordance with ASC Topic 360, Property, Plant, and Equipment. When indicators of impairment exist for assets in use, we compare the expected undiscounted future cash flows of the assets to the net book value of the assets. If the expected undiscounted future cash flows are less than the net book value of the assets, we charge the excess of the net book value over the estimated fair value to current earnings. Fair value is based upon the discounted cash flows of the assets at rates deemed reasonable for the type of asset and prevailing market conditions, comparative sales for similar assets, appraisals and, if appropriate, current estimated net sales proceeds from pending offers.

        Goodwill.    Goodwill arises in connection with acquisitions. The excess of the purchase price over the estimated fair value of the net assets acquired, including identified intangibles, is recorded as goodwill. We do not amortize goodwill. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, we review all goodwill for impairment annually (refer to Note 9—Goodwill), or upon the occurrence of a trigger event. When testing goodwill for impairment, ASC Topic 350 permits us to

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis to determine whether the two-step impairment test is necessary. We also have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. Impairment charges, if any, are recognized in operating results.

        Equity in Investment in Unconsolidated Joint Venture.    Our investment in unconsolidated joint venture is accounted for using the equity method, whereby the investment is increased for capital contributed and our share of the joint venture's net income and decreased by distributions received and our share of any losses of the joint venture. We evaluate our investment for impairment when circumstances indicate the carrying value may not be recoverable.

        Fair Value of Financial Instruments.    Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy prioritizes the inputs to valuation methodologies used to measure fair value as follows:

  •
  Level 1—Quoted prices in active markets for identical assets or liabilities.

  •
  Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

        Income Taxes.    We have calculated the income tax provision included in these combined financial statements based on a separate return methodology, as if the entities were separate taxpayers in the respective jurisdictions. During the periods presented, most of the legal entities included in these combined financial statements did not file separate tax returns, as they were included in the tax grouping of Starwood within the respective jurisdiction. As a result, our deferred tax balances and effective tax rate as a stand-alone entity will likely differ significantly from those recognized in historical periods.

        Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance if it is more likely than not that a portion will not be realized. In assessing whether it is more likely than not that deferred tax assets will be realized, we consider all available evidence, both positive and negative, including our recent cumulative earnings experience and expectations of future available taxable income of the appropriate character by taxing jurisdiction, tax attribute carry back and carry forward periods available to us for tax reporting purposes, and prudent and feasible tax planning strategies.

        We measure and recognize the amount of tax benefit that should be recorded for financial statements purposes for uncertain tax positions taken or expected to be taken in a tax return. With

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

respect to uncertain tax positions, we evaluate the recognized tax benefits for derecognition, classification, interest and penalties, interim period accounting and disclosure requirements. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns.

        In general, the taxable income (loss) of our various legal entities has been included in Starwood's consolidated tax returns, where applicable, in certain jurisdictions. As such, separate income tax returns were not prepared for many of our entities. Consequently, for entities historically included in Starwood's consolidated tax returns, income taxes currently payable are deemed to have been remitted to Starwood, in cash, in the period the liability arose and income taxes currently receivable are deemed to have been received from Starwood in the period that a refund could have been recognized by us had we been a separate taxpayer.

Revenue Recognition.

        Sales of vacation ownership products, net.    Revenue from vacation ownership products is generally recognized after the period of cancellation with refund has expired, the buyer has demonstrated a sufficient level of initial and continuing investment and the receivables are deemed collectible. If construction of the vacation ownership product is not complete, we determine the portion of revenues to recognize based upon the percentage of completion method, which includes judgments and estimates, including total project costs to complete. Revenue deferred under the buyers' commitment or percentage of completion calculations is included in deferred revenues on the combined balance sheets, and associated direct selling costs are deferred as prepaid expenses within other assets. Additionally, we record an estimate of uncollectible amounts at the time of a financed sale with a charge to provision for loan loss, which we classify as a reduction of sales of vacation ownership products, net. Revisions to estimates of uncollectible amounts impact the provision for loan loss and can therefore impact the amount of net sales of vacation ownership products recognized.

        Consumer financing.    We offer consumer financing as an option to qualifying customers purchasing vacation ownership products, which is typically collateralized by the underlying vacation ownership products. We recognize interest income on an accrual basis.

        Resort and vacation network management.    Revenue from resort and vacation network management consists primarily of management fees from homeowners' associations ("HOAs"), exchange company membership fees and other fee-based services provided to members of our network. Fee revenues are recognized when services have been rendered.

        We provide day-to-day-management services, including housekeeping services, operation of a reservation system, maintenance, and certain accounting and administrative services for HOAs. We receive compensation for such management services, which is generally based on either a percentage of the budgeted cost to operate such resorts or a fixed fee arrangement.

        Resort operations and ancillary services.    We record rental revenue when occupancy has occurred or, in the case of unused prepaid rentals, upon forfeiture. Ancillary services revenue consists of goods and services that are sold or provided by us at restaurants, golf courses and other retail and service outlets located at developed resorts. We recognize ancillary services revenue when goods have been provided and/or services have been rendered.

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        Cost reimbursements.    Cost reimbursements reflect recoveries of costs incurred by us on behalf of the vacation ownership properties we manage for the respective HOAs of these properties. In accordance with the accounting guidance under ASC Topic 605, Revenue Recognition, we record these revenues on a gross basis. The costs being recovered primarily consist of general operating costs associated with management of the HOAs and other services we provide where we are the employer. We recognize cost reimbursements when we incur the related reimbursable costs. Cost reimbursements are equal to actual expenses with no added margin.

        Residential sales.    Revenue from sales of residential units is generally recognized using the completed contract method, whereby revenue is recognized only when a sales contract is completed or substantially completed. During the performance period, costs and deposits are recorded on the balance sheet.

        Inventory and Cost of Sales.    Our inventory consists of completed vacation ownership products, vacation ownership products under construction, and completed residential units associated with our SRBH project. We carry our inventory at the lower of cost or fair value, less costs to sell, which can result in impairment charges and/or recoveries of previous impairments.

        We capitalize costs clearly associated with the acquisition, development and construction of a real estate project when it is probable that the project will move forward. We capitalize salary and related costs only to the extent they directly relate to the project. We capitalize interest expense, taxes and insurance costs when activities that are necessary to get the property ready for its intended use are underway. We cease capitalization of costs during prolonged gaps in development when substantially all activities are suspended or when projects are considered substantially complete.

        We account for our vacation ownership inventory and cost of vacation ownership products in accordance with the authoritative guidance for accounting for real estate time-sharing transactions contained in ASC Topic 978, Real Estate—Time Sharing Activities, which defines a specific application of the relative sales value method for reducing vacation ownership inventory and recording cost of sales. Also, pursuant to the guidance for accounting for real estate time-sharing transactions, we do not reduce inventory for the cost of vacation ownership products related to anticipated credit losses (accordingly, no adjustment is made when inventory is reacquired upon default of the related receivable). These standards provide for changes in estimates within the relative sales value calculations to be accounted for as real estate inventory true-ups, which we refer to as cost of sales true-ups, and are recorded in cost of sales of vacation ownership products to retrospectively adjust the margin previously recorded subject to those estimates. The cost of sales true-ups relating to vacation ownership products for the year ended December 31, 2014 resulted in a $3 million increase to the carrying value of inventory. During the years ended December 31, 2013 and 2012, the cost of sales true-ups resulted in a $6 million and $4 million decrease to the carrying value of inventory, respectively.

        For our SRBH residential project, we allocated costs to the residences in the projects based on the relative estimated sales value of each residence in accordance with ASC Topic 970, Real Estate—General, which defines the accounting for costs of real estate projects. Under this method, we reduce the allocated cost of a unit from inventory and recognize that cost as a cost of residential sales when we recognize the related sale. Changes in estimates within the relative sales value calculations for our residential products are accounted for as prospective adjustments to residential costs.

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        Costs Incurred to Sell Vacation Ownership Products.    We capitalize and defer direct costs attributable to the sale of vacation ownership products until the sales are recognized, in accordance with the guidelines of ASC Topic 978, Real Estate—Time Sharing Activities. All such capitalized costs are included in other assets in the accompanying combined balance sheets, and are subsequently reflected in sales and marketing expense when recognized. If a contract is cancelled, we charge the unrecoverable direct selling costs to expense. In accordance with ASC 978, indirect sales and marketing costs are expensed as incurred.

        Defined Contribution Plan.    Starwood administers and maintains various defined contribution plans, including the Starwood Savings and Retirement Plan, which is a "401(k)" plan. The plan allows participation by employees on U.S. payroll who are at least age 21. Each participant may contribute on a pretax basis between 1% and 50% of his or her eligible compensation to the plan subject to certain maximum limits. Eligible employees are automatically enrolled after 90 days (unless they opt out). A company-paid matching contribution is provided to participants who have completed at least one year of service. We recognized compensation expense (net of cost reimbursements from HOAs) for our participating employees totaling $5 million in each of 2014, 2013 and 2012, respectively.

        Stock-Based Compensation Costs.    Certain of our employees participate in the 2013 Starwood Long-Term Incentive Compensation Plan ("Starwood 2013 LTIP"), which superseded the 2004 Long-Term Incentive Compensation Plan ("Starwood 2004 LTIP," and together, referred to as "Starwood Stock Plan"). The combined statements of comprehensive income include expenses related to our employees' participation in these plans. We calculate the fair value of stock-based awards on the date of grant. Restricted stock awards are valued based on the share price, performance awards are valued based on a Monte Carlo simulation and, when granted in previous years, options were valued using a lattice valuation model. The Monte Carlo simulation estimates the fair value of our performance awards primarily based on the terms associated with the grant and public information that is readily available. The underlying principles in the Monte Carlo simulation are that publicly traded stocks are fairly priced and the future returns of a stock may be estimated primarily by the stock's assumed volatility. The lattice valuation option pricing model required that we estimate key assumptions such as expected life, volatility, risk-free interest rates and dividend yield to determine the fair value of stock-based awards, based on both historical information and management decision regarding market factors and trends. We amortize the stock-based compensation expense over the period that the awards are expected to vest, net of estimated forfeitures. If the actual forfeitures differ from management estimates, additional adjustments to compensation expense are recorded.

        Upon completion of the spin-off, we will continue to participate in the Starwood Stock Plan and record compensation expense based on the stock-based awards granted to Vistana employees. In accounting for these awards, we follow the provisions of ASC Topic 718, Compensation—Stock Compensation, which requires that a company measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.

        Foreign Currency Translation.    Balance sheet accounts are translated at the exchange rates in effect at each period end and income and expense accounts are translated at the average rates of exchange prevailing during the year. The national currencies of foreign operations are generally the functional currencies. Translation adjustments from foreign currency exchange and the effect of exchange rate changes on intercompany transactions of a long-term investment nature are generally included in other comprehensive income (loss). Exchange gains and losses arising from remeasurement of foreign

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

currency-denominated assets and liabilities are included in other expenses, net in the combined statements of comprehensive income in the period in which they occur.

        Use of Estimates.    The preparation of combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses, including allocations of expenses as described in Note 1—Formation and Organization, during the reporting period. Management's estimates are based on historical experience, facts and circumstances available at the time and various other assumptions that are believed to be reasonable. Actual results could differ from those estimates.

        Legal Contingencies.    We are subject to various legal proceedings and claims, the outcomes of which are subject to significant uncertainty. ASC Topic 450, Contingencies, requires that an estimated loss from a loss contingency be accrued with a corresponding charge to income if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. We evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of the loss. Changes in these factors could materially impact our financial position or our results of operations.

Impact of Recently Issued Accounting Standards

Future Accounting Standards

        In February 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update ("ASU") No. 2015-02, "Consolidation (Topic 810) Amendments to the Consolidation Analysis." The amendments in this topic are intended to improve and simplify targeted areas of the consolidation guidance. This update is effective for annual and interim periods beginning after December 15, 2015 with early adoption permitted. We plan to adopt this ASU on January 1, 2016. We do not believe the adoption of this update will have a material impact on our combined financial statements.

        In January 2015, the FASB issued ASU No. 2015-01, "Income Statement—Extraordinary and Unusual Items (Subtopic 225-20) Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items." This topic eliminates from U.S. GAAP the concept of extraordinary items. This update is effective for annual and interim periods beginning after December 15, 2015 with early adoption permitted. We adopted this ASU on a prospective basis on January 1, 2015. We do not believe the adoption of this update will have a material impact on our combined financial statements.

        In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements—Going Concern (Subtopic 205-40) Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern." This topic provides guidance on management's responsibility to evaluate whether there is substantial doubt about the ability to continue as a going concern and to provide related interim and annual footnote disclosures. The amendments in this ASU are effective for reporting periods ending after December 15, 2016, and we plan to adopt this ASU for the annual period ending on December 31, 2016. We do not believe the adoption of this update will have a material impact on our combined financial statements.

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)." This topic provides five principles which should be followed to determine the appropriate amount and timing of revenue recognition for the transfer of goods and services to customers. The principles in this ASU should be applied to all contracts with customers regardless of industry. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, with two transition methods of adoption allowed. Early adoption is not permitted. We are still evaluating the financial statement impacts of the guidance in this ASU and determining which transition method we will utilize.

        In January 2014, the FASB issued ASU No. 2014-04, "Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40) Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure." This topic clarifies when an in-substance repossession or foreclosure occurs and requires certain additional interim and annual disclosures related to such activity. The amendments in this ASU are effective for reporting periods beginning after December 15, 2014, and we adopted this ASU on a prospective basis on January 1, 2015. We do not believe the adoption of this update will have a material impact on our combined financial statements.

Adopted Accounting Standards

        In April 2014, the FASB issued ASU No. 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360) Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity." This topic amends the requirements for reporting discontinued operations. The disposal of a component must represent a strategic shift that will have a major effect on our operations and financial results in order to be reported as discontinued operations and requires certain additional interim and annual disclosures. The amendments in this ASU are effective for reporting periods beginning after December 15, 2014 with early adoption permitted, and we adopted this ASU on a prospective basis on July 1, 2014. The adoption of this update did not have a material impact on our combined financial statements.

        In July 2013, the FASB issued ASU No. 2013-11, "Income Taxes (Topic 740) Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists." This topic provides guidance on whether an unrecognized tax benefit should be presented as a reduction to a deferred tax asset or as a separate liability. This update was effective for annual and interim periods beginning after December 15, 2013, and we adopted this ASU on January 1, 2014. The adoption of this update did not have a material impact on our combined financial statements.

Note 3. Restricted Cash

        Restricted cash consisted of the following (in millions):

	December 31,
	2014	2013
Escrow deposits on vacation ownership products	$56	$16
Securitization VIEs	11	14
Other	2	2

Restricted cash	$69	$32

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 3. Restricted Cash (Continued)

        Restricted cash associated with escrow deposits on vacation ownership products represents amounts that are held in escrow until statutory requirements for release are satisfied, at which time the cash is no longer restricted. Securitization VIEs restricted cash represents cash held in accounts related to vacation ownership notes receivable securitizations, which is generally used to paydown securitized vacation ownership debt in the period subsequent to when the cash is received.

Note 4. Securitization Transactions

        We have variable interests in the entities associated with our four outstanding securitization transactions. As these securitizations consist of similar, homogenous loans, they have been aggregated for disclosure purposes. We applied the variable interest model and determined we are the primary beneficiary of these VIEs and, accordingly, these VIEs are consolidated in our results. In making this determination, we evaluated the activities that significantly impact the economics of the VIEs, including the management of the securitized vacation ownership notes receivable and any related non-performing loans. We are the servicer of the securitized vacation ownership notes receivable. We also have the option, subject to certain limitations, to repurchase or replace vacation ownership notes receivable that are in default at their outstanding principal amounts. Such activity totaled $16 million and $21 million during 2014 and 2013, respectively. We have been able to resell the vacation ownership products underlying the vacation ownership notes repurchased or replaced under these provisions without incurring significant losses. We also hold the risk of potential loss (or gain), as we are the last to be paid out by proceeds of the VIEs under the terms of the agreements. As such, we hold both the power to direct the activities of the VIEs and obligation to absorb the losses (or benefits) from the VIEs.

        The securitization agreements are without recourse to us, except for breaches of representations and warranties. We have the right to fund defaults at our option, subject to certain limitations, and we intend to do so until the debt is extinguished to maintain the credit rating of the underlying notes.

        The following table shows assets which are collateral for the related obligations of the variable interest entities, included in our combined balance sheets (in millions):

	Vacation ownership notes receivable securitization(1)
	December 31,
	2014	2013
Assets
Restricted cash	$11	$14
Interest receivable	2	2
Vacation ownership notes receivable, net	274	369

Total	$287	$385

Liabilities
Interest payable	$1	$1
Securitized debt	249	355

Total	$250	$356

(1)
The creditors of these entities do not have general recourse to us.

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 4. Securitization Transactions (Continued)

        We have capitalized debt costs associated with securitized debt and loan origination costs related to securitized vacation ownership notes receivable. Both capitalized debt costs and loan origination costs are reflected as other assets in our combined balance sheets. As of December 31, 2014 and 2013, capitalized debt costs associated with VIEs amounted to $3 million and $4 million, respectively. As of December 31, 2014 and 2013, loan origination costs associated with VIEs amounted to $1 million and $2 million, respectively.

        Upon transfer of vacation ownership notes receivable, net to the VIEs, the receivables and certain cash flows derived from them become restricted for use in meeting obligations to the VIE creditors. The VIEs utilize trusts which have ownership of cash balances that also have restrictions, the amounts of which are reported in our restricted cash. Our interests in trust assets are subordinate to the interests of third-party investors and, as such, may not be realized by us if needed to absorb deficiencies in cash flows that are allocated to the investors in the trusts' debt. We are contractually entitled to receive the excess cash flows (spread between the collections on the notes and third party obligations defined in the securitization agreements) from the VIEs. Such activity totaled $38 million, $51 million, and $49 million during 2014, 2013 and 2012, respectively, and was initially recognized as cash from operating activities. The net cash flows generated by the VIEs are used to repay our securitized vacation ownership debt and, excluding any restricted cash balances, are reflected in the operating activities section of our combined statement of cash flows. The repayment of our securitized vacation ownership debt is reflected in the financing activities of our combined statements of cash flow.

        During the year ended December 31, 2013, we terminated securitizations we originally completed in 2005 (the "2005 securitization") and 2006 (the "2006 securitization"), including paydown of all principal and interest due. The termination of the 2005 securitization was pre-funded by a securitization we completed in 2012 (the "2012 securitization") and resulted in the transfer of $19 million of notes receivable to the 2012 securitization. The termination of the 2006 securitization required a cash payment of $12 million and resulted in the release of $12 million of previously securitized vacation ownership notes receivable to unsecuritized notes receivable.

Note 5. Vacation Ownership Notes Receivable, net

        Vacation ownership notes receivable (net of reserves) consisted of the following (in millions):

	December 31,
	2014	2013
Vacation ownership loans—securitized	$274	$369
Vacation ownership loans—unsecuritized	334	250

Vacation ownership notes receivable, net	$608	$619

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 5. Vacation Ownership Notes Receivable, net (Continued)

        Interest income related to our vacation ownership notes receivable, which is included in consumer financing revenues in the combined statements of comprehensive income, was as follows (in millions):

	Year Ended December 31,
	2014	2013	2012
Vacation ownership loans—securitized	$45	$63	$69
Vacation ownership loans—unsecuritized	38	21	16

Interest income	$83	$84	$85

        The following tables present future maturities of gross vacation ownership notes receivable along with $17 million of fractional residence notes receivable (in millions) and interest rates:

	Securitized	Unsecuritized	Total
2015	$ 51	$ 43	$ 94
2016	52	31	83
2017	49	34	83
2018	41	35	76
2019	35	38	73
Thereafter	74	221	295

Balance at December 31, 2014	$302	$402	$704

Weighted average interest rates	13.0%	13.0%	13.0%

Range of interest rates	6.0% to 17.0%	5.0% to 17.0%	5.0% to 17.0%

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 5. Vacation Ownership Notes Receivable, net (Continued)

        The activity and balances of our loan loss reserves were as follows (in millions):

	Securitized	Unsecuritized	Total
Balance at December 31, 2011	$80	$56	$136
Provisions	—	20	20
Write-offs	—	(35)	(35)
Securitization	18	(18)	—
Other transfers(1)	(25)	25	—

Balance at December 31, 2012	73	48	121
Provisions (recoveries)(2)	(9)	21	12
Write-offs	—	(29)	(29)
Terminations	(1)	1	—
Other transfers(1)	(19)	19	—

Balance at December 31, 2013	44	60	104
Provisions (recoveries)	(2)	24	22
Write-offs	—	(30)	(30)
Other transfers(1)	(14)	14	—

Balance at December 31, 2014	$28	$68	$96

(1)
Other transfers of loan loss reserves relate to movements between securitized and unsecuritized receivables for defaulted and upgraded mortgages that are either repurchased from the VIE or traded for a similar receivable.

(2)
During the year ended December 31, 2013 we enhanced our static pool analysis to include FICO as an additional credit quality indicator, resulting in a favorable adjustment to the total provision for loan losses of $7 million.

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 5. Vacation Ownership Notes Receivable, net (Continued)

        Balances of our vacation ownership notes receivable by brand and by FICO score were as follows (in millions):

	December 31, 2014
	700+	600 - 699	<600	No Score(1)	Total
Westin®	$189	$88	$6	$34	$317
Sheraton®	159	136	16	60	371
Other	9	2	—	5	16

Vacation ownership notes receivable, gross	$357	$226	$22	$99	$704

	December 31, 2013
	700+	600 - 699	<600	No Score(1)	Total
Westin®	$201	$92	$7	$35	$335
Sheraton®	158	131	20	57	366
Other	11	3	—	8	22

Vacation ownership notes receivable, gross	$370	$226	$27	$100	$723

(1)
Vacation ownership notes receivables without a FICO score are primarily related to foreign buyers.

        Given the significance of the total originations of vacation ownership notes receivable in our static pool models, a change in the overall projected default rate in our static pool models can have a significant impact to our loan loss reserve requirements, with a 10 basis point change estimated to have an impact of approximately $5 million.

        Delinquent and defaulted notes receivable in non-accrual status amounted to $42 million and $48 million as of December 31, 2014 and 2013, respectively.

        Past due balances of vacation ownership notes receivable were as follows (in millions):

			Delinquent
						Defaulted(1)
			31 - 60 Days	61 - 90 Days	91 - 120 Days		Total Delinquent and Defaulted
	Total	Current				>120
December 31, 2014	$704	$662	$9	$4	$5	$24	$42
December 31, 2013	$723	$675	$9	$5	$5	$29	$48

(1)
Notes receivable in excess of 120 days are considered defaulted and have been fully reserved in our loan loss reserve.

Note 6. Inventory

        Inventory consisted of the following (in millions):

	December 31,
	2014	2013
Completed unsold vacation ownership products	$117	$148
Vacation ownership products construction in process	96	34
Residential units (SRBH)	—	7

Inventory	$213	$189

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 6. Inventory (Continued)

        During the year ended December 31, 2014, we placed $43 million of land into development, which resulted in a transfer from property and equipment into vacation ownership products construction in process.

Note 7. Property and Equipment, net

        Property and equipment consisted of the following (in millions):

	December 31,
	2014	2013
Land	$79	$124
Buildings and improvements	467	453
Furniture, fixtures and equipment	224	208
Leasehold improvements	30	31
Construction work in process	17	30

	817	846
Less accumulated depreciation and amortization	(319)	(296)

Property and equipment, net	$498	$550

Note 8. Leases and Rentals

        We lease certain equipment and buildings for operations under various lease agreements. The leases extend for varying periods through 2024 and generally are for a fixed amount each month. In addition, we have two long-term land leases. One of the long-term land leases relates to one of the Transferred Properties and extends through 2060. The other long-term land lease extends through 2066 and is associated with a legal entity that will be retained by Starwood subsequent to the spin-off.

        Our minimum future rents at December 31, 2014 payable under non-cancelable operating leases with third parties were as follows (in millions):

2015	$8
2016	8
2017	2
2018	1
2019	1
Thereafter	51

Total minimum lease payments	$71

        Rent expense under non-cancelable operating leases was $10 million, $11 million, and $11 million for the years ended 2014, 2013 and 2012, respectively.

Note 9. Goodwill

        Goodwill of $256 million was originally generated as a result of Starwood's acquisition of Vistana, Inc. in 1999, the purpose of which was for Starwood to enter into the vacation ownership business. That goodwill has been pushed down to our combined financial statements. Until adoption of ASC Topic 350, Intangibles—Goodwill and Other in 2002, goodwill was amortized. From 1999 to 2001, goodwill amortization amounted to $15 million, resulting in a goodwill carrying value of $241 million.

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 9. Goodwill (Continued)

Subsequently, an impairment charge of $222 million was recorded in 2009, related to deteriorating economic conditions, resulting in a goodwill carrying value of $19 million. This remaining goodwill balance relates exclusively to our management and rental operations segment.

        In 2013 and 2014, we determined qualitatively that it was not more likely than not that the goodwill was impaired. As of December 31, 2013 and 2014, the gross value, accumulated amortization, accumulated impairment losses and net carrying value of goodwill remained unchanged at $256 million, $15 million, $222 million and $19 million, respectively.

Note 10. Accrued Liabilities

        The following table summarizes the components of accrued liabilities (in millions):

	December 31,
	2014	2013
Accrued expenses	$44	$42
Accrued salaries, wages and benefits	35	37
Accrued taxes	4	1

Accrued liabilities	$83	$80

        Accrued expenses consist of accruals for Starpoints purchased from Preferred Guest, Inc. ("PGI"), a special purpose entity of which Starwood is the primary beneficiary, that have yet to be billed (refer to Note 19—Related Party Transactions for further discussion), accrued construction costs and other miscellaneous accruals.

Note 11. Securitized Vacation Ownership Debt

        Securitized vacation ownership debt consisted of the following (in millions):

	December 31,
	2014	2013
2009 securitization, interest rate at 5.81%, maturing 2015	$13	$36
2010 securitization, interest rates ranging from 3.65% to 4.75%, maturing 2021	72	101
2011 securitization, interest rates ranging from 3.67% to 4.82%, maturing 2025	81	105
2012 securitization, interest rates ranging from 2.00% to 2.76%, maturing 2023	83	113

Securitized vacation ownership debt	$249	$355

        During the years ended December 31, 2014, 2013 and 2012, interest expense associated with securitized vacation ownership debt totaled $11 million, $17 million and $22 million, respectively, and is reflected within consumer financing expenses in our combined statements of comprehensive income. As of December 31, 2014 and 2013, accrued interest associated with securitized vacation ownership debt totaled $1 million in each period. The securitized debt is non-recourse with no contractual minimum repayment amounts throughout its term. The amount of each principal payment is contingent on the cash flows from the underlying vacation ownership notes in a given period. Refer to Note 5—Vacation Ownership Notes Receivable, net for the stated maturities of our securitized vacation ownership notes receivable, which provide an indication of the potential repayment pattern before the impact of any prepayments or defaults.

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 12. Deferred Revenue

        The following table summarizes the components of deferred revenue (in millions):

	December 31,
	2014	2013
Deferred sales of vacation ownership products	$23	$21
Other deferred revenue	9	—

Deferred revenue	$32	$21

        Deferred sales of vacation ownership products primarily relate to (i) revenue deferred when a buyer's commitment does not meet certain thresholds as required under U.S. GAAP and (ii) sales associated with incomplete phases or buildings that are being recognized under the percentage-of-completion method. Other deferred revenue principally represents unrecognized revenues in connection with a multi-year marketing affiliation agreement entered into in 2014. Revenue associated with the agreement is being recognized on a straight-line basis over the term of the agreement.

Note 13. Other Liabilities

        Other liabilities consisted of the following (in millions):

	December 31,
	2014	2013
Deposits on vacation packages	$39	$39
Restructuring (Note 14)	14	16
Customer deposits	11	13
Other	8	8

Other liabilities	$72	$76

        Deposits on vacation packages includes advanced payments related to discounted vacation packages sold to potential vacation ownership product customers for future stays at our resorts, provided as a way to market a vacation ownership product to the guest. These advance deposits are reflected as a liability until the customer utilizes their vacation package, at which time the deposit is recorded as a partial offset to related marketing expenses, classified in sales and marketing expense in the combined statements of comprehensive income.

        Customer deposits include amounts received from customers on net sales of vacation ownership products which have yet to meet our contractual requirements, which include: (i) the contract has not yet been executed, or (ii) the executed contract remains in the statutory rescission period. Customer deposits also include advance payments for resort rentals.

Note 14. Restructuring

        During 2009, we ceased development of two vacation ownership projects as a result of economic considerations during that time. One of the projects is located in the United States and the other is located in Mexico. As a result, certain exit costs associated with contractual obligations relating to the two projects were identified and a $14 million liability was established. The liability was based upon the

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 14. Restructuring (Continued)

estimated future cash flows of the respective contractual obligations discounted at a 12% rate. Since inception of the $14 million liability in 2009, we have reflected approximately $9 million of accretion, which has been offset by $5 million of adjustments to the liability primarily relating to subsequent decisions to develop a portion of one of the projects and $4 million of payments.

        During each of the years ended December 31, 2014, 2013 and 2012, we have reflected accretion of approximately $2 million, which is classified as restructuring charges, net in our combined statements of comprehensive income. In addition, restructuring credits totaling approximately $2 million, $1 million and $1 million in 2014, 2013 and 2012, respectively, were recognized primarily as a result of subsequent decisions to develop a portion of one of the projects and are reflected in restructuring charges, net in our combined statements of comprehensive income. During each of the years ended December 31, 2014, 2013 and 2012, we also made payments of approximately $1 million, and during the year ended December 31, 2014 recognized a $1 million reduction in the peso denominated portion of the restructuring liability due to foreign currency adjustments.

        Our contractual obligations associated with the two ceased projects will continue into perpetuity unless the projects are developed and sold or the remaining undeveloped land is sold, at which time the liability would transfer. Our contractual obligations associated with the restructuring activities are approximately $1 million per year for the years ended December 31, 2015 through December 31, 2019. Contractual obligations subsequent to 2019 are estimated to total $9 million based on perpetual annual payments adjusted for inflation annually and discounted back to December 31, 2014 utilizing a 12% discount rate.

Note 15. Income Taxes

        As described in Note 1—Formation and Organization, the current and deferred income taxes and related tax expense have been determined following the separate return methodology and applying ASC Topic 740, Income Taxes. However, for actual federal, state and foreign income tax return filings, Vistana will be continue to be included in Parent's consolidated federal and state income tax return filings for the period prior to the spin-off, thus the tax attributes presented may change based on the use of these attributes in the Parent's consolidated return.

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 15. Income Taxes (Continued)

        The components of income tax expense are as follows (in millions):

	Year Ended December 31,
	2014	2013	2012
Pretax income/(loss)
U.S.	$130	$245	$251
Foreign	(3)	(16)	5

Total pretax income	$127	$229	$256

Income tax (benefit)/expense
Current
U.S. Federal	$28	$35	$60
State and Local	5	7	11
Foreign	2	7	9

Total current income tax expense	35	49	80

Deferred
U.S. Federal	17	49	12
State and Local	2	7	4
Foreign	(2)	(15)	4

Total deferred income tax expense	17	41	20

Total income tax expense	$52	$90	$100

        Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and liabilities plus carry-forward items. The composition of net deferred tax balances was as follows (in millions):

	December 31,
	2014	2013
Deferred tax assets	$59	$76
Deferred tax liabilities(1)	(1)	(1)

Deferred income taxes	$58	$75

(1)
Deferred tax liabilities are included in other liabilities in our combined balance sheets.

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 15. Income Taxes (Continued)

        The tax effect of the temporary differences and carry-forward items that give rise to deferred tax assets (liabilities) was as follows (in millions):

	December 31,
	2014	2013
Property and equipment	$31	$29
Intangibles	3	4
Investments	1	1
Inventory	57	61
Receivables (net of reserves)	(55)	(50)
Accrued liabilities and other reserves	26	37
Employee benefits	8	8
Net operating loss, capital loss and tax credits carryforwards	52	57
Other	2	2

	125	149
Less: valuation allowance	(67)	(74)

Deferred income taxes	$58	$75

        In assessing whether it is more likely than not that deferred tax assets will be realized, we consider all available evidence, both positive and negative, including our recent cumulative earnings experience and expectations of future available taxable income, of the appropriate character by taxing jurisdiction, tax attribute carry back and carry forward periods available to us for tax reporting purposes, and prudent and feasible tax planning strategies. Considering the factors, a possibility exists that we may release a portion of the valuation allowance against some deferred tax assets in the next twelve months in the event of sustainable earnings or the identification of a prudent and feasible tax planning strategy.

        At December 31, 2014, we had gross federal tax credit carryforwards of $5 million which are subject to certain limitations which will fully expire by 2023. It is more likely than not that substantially all of these attributes will be realized prior to expiration.

        At December 31, 2014, we had state tax credit carryforwards of $5 million, all of which are indefinite. It is more likely than not that substantially all of these attributes will be realized.

        At December 31, 2014, we had foreign net operating losses which have varying expiration dates extending through 2034, of approximately $154 million. These carryforwards primarily relate to certain operations in Mexico and the U.S. Virgin Islands, and we have established a valuation allowance against the majority of these attributes as it is more likely than not that these attributes will be not be realized prior to expiration.

        On September 13, 2013, Treasury and the IRS issued final regulations regarding the deduction and capitalization of expenditures related to tangible property, which could affect deferred income taxes. The final regulations under Internal Revenue Code Sections 162, 167, and 263(a) apply to amounts paid to acquire, produce, or improve tangible property as well as dispositions of such property, and are generally effective for tax years beginning on or after January 1, 2014. We have evaluated these regulations and determined they do not have a material impact to our combined results of operations.

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 15. Income Taxes (Continued)

        A reconciliation of our income tax expense at the U.S. statutory rate to the income tax expense as reported is as follows (in millions):

	Year Ended December 31,
	2014	2013	2012
Income tax expense at U.S. statutory rate	$44	$80	$89
U.S. state and local income taxes	4	9	10
Effect of foreign operations and other	(1)	8	(5)
Foreign tax rate differential	(1)	1	(1)
Change in uncertain tax positions	5	—	—
Change in valuation allowances	(1)	29	2
Change in tax law	(1)	(37)	1
Other	3	—	4

Income tax expense	$52	$90	$100

        No U.S. income taxes have been provided on filing basis undistributed foreign earnings and profits of $14 million as of December 31, 2014, since we have the ability and intent to permanently reinvest these amounts. If such earnings were repatriated, additional tax expense may result, although the calculation of such additional taxes is not practicable.

        On December 11, 2013, Mexican federal income tax law changes were enacted, eliminating the statutory income tax rate reduction scheduled to start in 2014, and leaving the current 30% statutory income tax rate in effect for future years. Additionally, the Entrepreneurial Tax of Unique Rate (IETU or Flat Tax) has been repealed as of January 1, 2014. We have revalued our deferred income tax assets and liabilities using the rates expected to be in effect when the underlying temporary differences are expected to reverse. During the year ended December 31, 2013, we recorded a $41 million tax benefit for changes in tax law primarily related to Mexico.

        During the year ended December 31, 2014, we reduced the net valuation allowance by $1 million, primarily related to foreign jurisdictions. During the year ended December 31, 2013, we established a net valuation allowance of $29 million through continuing operations primarily related to foreign jurisdictions, which includes $26 million resulting from the law change in Mexico.

        During the year ended December 31, 2014, the Tax Increase Prevention Act of 2014 was signed into law, which extended certain business tax provisions through December 31, 2014, including Internal Revenue Code section 954(c)(6) dealing with the application of Subpart F to certain inter-company payments among controlled foreign corporations. The expiration of section 954(c)(6) and the other expired provisions could have a material impact on our combined results of operations subsequent to 2015.

        We continually evaluate initiatives to better align our tax and legal entity structure with the footprint of our non-U.S. operations and recognize the tax impact of these initiatives, including changes in assessment of our uncertain tax positions, indefinite reinvestment assertions and realizability of deferred tax assets in the period when we believe all necessary internal and external approvals associated with such initiatives have been obtained, or when the initiatives are materially complete,

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 15. Income Taxes (Continued)

whichever occurs earliest. It is possible that we may recognize the tax impacts of one or more of these initiatives within the foreseeable future.

        As of December 31, 2014, we had approximately $19 million of total unrecognized tax benefits, of which $6 million would affect our effective tax rate if recognized. A reconciliation of the beginning and ending balance of unrecognized tax benefits is as follows (in millions):

	December 31,
	2014	2013	2012
Beginning of year	$13	$13	$14
Additions based on tax positions related to the current year	6	—	(1)

End of year	$19	$13	$13

        We recognize interest and penalties related to unrecognized tax benefits through income tax expense. We had $3 million and $2 million accrued for the payment of interest as of December 31, 2014 and December 31, 2013, respectively, which were classified as accrued liabilities in the combined balance sheets. We had no accruals for the payment of penalties.

        We are subject to taxation in the U.S. federal jurisdiction, as well as various state and foreign jurisdictions. As of December 31, 2014, we are no longer subject to examination by U.S. federal taxing authorities for years prior to 2007 and to examination by any U.S. state taxing authority prior to 2002. All subsequent periods remain eligible for examination. In the significant foreign jurisdictions in which we operate, we are no longer subject to examination by the relevant taxing authorities for any years prior to 2009. We do not expect material changes in unrecognized tax benefits within the next twelve months.

Note 16. Stock-Based Compensation

        Starwood maintains long-term incentive plans for the benefit of its officers, directors and employees, including certain of our employees. The following disclosures represent the portion of the Starwood Stock Plan expenses maintained by Starwood in which our employees participated. Compensation expense associated with Starwood corporate employees is included within the general and administrative costs allocated to us by Starwood, as discussed below in Note 19—Related Party Transactions. All stock-based awards granted under the Starwood Stock Plans relate to Starwood's stock. As such, all related equity account balances are reflected in Starwood's consolidated statements of stockholders' equity and have not been reflected in our combined financial statements.

        In 2013, Starwood adopted the Starwood 2013 LTIP, which superseded the Starwood 2004 LTIP. The Starwood 2013 LTIP authorizes the compensation committee of the board of directors of Starwood to provide equity-based compensation in the form of stock options, stock appreciation rights, unrestricted stock, restricted stock, restricted stock units, performance shares, performance units and other stock-based awards for the purpose of providing its officers and other employees, and those of its subsidiaries, and non-employees who perform employee functions, incentives and rewards for performance. Although no additional awards will be granted under the 2004 LTIP, the provisions under the previous plan will continue to govern awards that have been granted and remain outstanding under that plan. No awards may be granted under the Starwood 2013 LTIP after the tenth anniversary of the date on which the stockholders approved the Starwood 2013 LTIP. However, awards outstanding under

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 16. Stock-Based Compensation (Continued)

the Starwood 2013 LTIP will continue to be governed by the Starwood 2013 LTIP until all awards granted prior to that date are no longer outstanding. The aggregate number of new shares available to be granted under the Starwood 2013 LTIP at December 31, 2014 was approximately 10.7 million.

Performance Shares

        A target number of contingent performance shares was awarded to certain of our executives in 2014. Vesting of the performance shares is dependent upon a market condition and three years of continuous service beginning at date of grant, subject to a prorated adjustment for employees who are terminated under certain circumstances or who retire. The market condition is based on Starwood's total stockholder return relative to the total stockholder return of a specified group of peer companies at the end of a three-calendar-year performance period beginning January 1 and ending December 31 of the respective grant year. The number of performance shares earned is determined based on Starwood's percentile ranking among these companies. The performance shares are entitled to any dividends made during the performance period in the same proportion as the number of performance shares that vest. Dividends will be paid at the end of the service period.

        Starwood classified the performance shares as stock-based equity awards, and as such, compensation expense related to these shares is based on the grant-date fair value, which is recognized ratably over the requisite service period. The fair value of the performance shares was determined using a Monte Carlo simulation valuation model. During the year ended December 31, 2014, Starwood granted approximately 2,000 performance shares to our employees, with a grant date fair value of $103.65 per share, under the Starwood 2013 LTIP. As of December 31, 2014, all of the performance shares remained outstanding, with a remaining life of 2.2 years.

Stock Options

        Stock options granted by Starwood generally have an 8 year term and vest ratably over 4 years. Compensation expense related to these options is based on the grant-date fair value, and is recognized ratably over the requisite service period.

        There was an insignificant amount of stock option activity in 2014. The following table summarizes stock option activity for our employees during 2013 and 2012:

	Options (in thousands)	Weighted average exercise price per share
Outstanding at December 31, 2011	177	$18.23
Exercised	(71)	$13.25

Outstanding at December 31, 2012	106	$25.34
Transferred(1)	(106)	$27.20

Outstanding at December 31, 2013	—

(1)
Certain employees transferred from Vistana to Starwood during 2013. This amount represents the associated options transferred out of Vistana.

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 16. Stock-Based Compensation (Continued)

        The aggregate intrinsic value of options exercised during 2012 was $3 million, resulting in a tax benefit of approximately $1 million.

Restricted Stock and Restricted Stock Units

        For restricted stock and restricted stock unit grants, we recognize compensation expense over the service period, which is typically three years, equal to the fair market value of the stock on the date of grant.

        The following table summarizes restricted stock and units activity for our employees during 2014, 2013 and 2012:

	December 31, 2014		December 31, 2013		December 31, 2012
	Number of restricted stock and units (in thousands)	Weighted average grant date fair value per share	Number of restricted stock and units (in thousands)	Weighted average grant date fair value per share	Number of restricted stock and units (in thousands)	Weighted average grant date fair value per share
Balance at beginning of year	178	$58.52	298	$50.35	573	$28.00
Granted	57	$81.87	74	$60.09	117	$54.93
Lapse of restrictions	(71)	$60.81	(128)	$44.63	(392)	$19.09
Transferred(1)	(3)	$57.96	(66)	$50.60	—	—

Balance at end of year	161	$65.83	178	$58.52	298	$50.35

(1)
Certain employees transferred from Vistana to Starwood during 2013. This amount represents the associated units transferred out of Vistana.

        The fair value of restricted stock and units for which the restrictions lapsed during 2014, 2013 and 2012 was approximately $5 million, $7 million and $20 million, respectively.

        Total compensation expense related to performance shares, stock options and restricted stock and units included in the combined statements of comprehensive income was as follows (in millions):

	Year Ended December 31,
	2014	2013	2012
Resort operations and ancillary services	$1	$1	$1
Sales and marketing	1	1	1
General and administrative	2	2	4

Stock-based compensation expense	$4	$4	$6

        The tax benefits associated with stock-based compensation expense were $2 million in each period.

        As of December 31, 2014, there was $5 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested awards held by our employees, which is expected to be recognized over a weighted-average period of 1.3 years on a straight-line basis.

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 17. Fair Value of Financial Instruments

        The following table presents the carrying amounts and estimated fair values of our financial instruments (in millions):

		December 31, 2014		December 31, 2013
	Hierarchy level	Carrying amount	Fair value	Carrying amount	Fair value
Assets
Restricted cash	1	$69	$69	$32	$32
Vacation ownership notes receivable, net	3	608	763	619	777

Total financial assets		$677	$832	$651	$809

Liabilities
Securitized debt	3	$249	$258	$355	$371

Total financial liabilities		$249	$258	$355	$371

Off-balance sheet
Surety bonds	2	$—	$7	$—	$7

Total off-balance sheet		$—	$7	$—	$7

        The carrying value of our restricted cash approximates its fair value. We estimate the fair value of our vacation ownership notes receivable, net using assumptions related to current securitization market transactions. The amount is then compared to a discounted expected future cash flow model using a discount rate commensurate with the risk of the underlying notes, primarily determined by the credit worthiness of the borrowers based on their FICO scores. The results of these two methods are then evaluated to determine the estimated fair value.

        Our non-public, securitized debt fair value is determined based upon discounted cash flows for the debt at rates deemed reasonable for the type of debt, prevailing market conditions and the length to maturity for the debt.

        The fair values of our surety bonds are estimated to be the same as the contract values based on the nature of the fee arrangements with the issuing financial institutions. Surety bonds issued on our behalf represent guarantees relating to our operations, e.g. tax appeals and/or insurance associated with large deductible insurance programs, primarily required by state or local governments.

Note 18. Commitments and Contingencies

Insurance Recoveries

        Hurricane Odile.    During September 2014, we sustained damages as a result of Hurricane Odile at The Westin® Resort and Spa, Los Cabos and other related assets. The property has temporarily ceased operations and is not expected to reopen before December 31, 2015. As a result of the hurricane damages to the property, we recognized a $7 million loss from the write-down of property and equipment within loss on asset dispositions and impairments, net, which was directly offset by anticipated insurance proceeds as this loss is expected to be recoverable from our insurance carrier. In addition, during 2014, we also incurred approximately $5 million of other costs related to the hurricane that are also expected to be recoverable from our insurance carrier. We received approximately

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 18. Commitments and Contingencies (Continued)

$3 million in proceeds related to our insured losses during 2014. As of December 31, 2014, our insurance claim receivable of $9 million was recorded within accounts receivable, net in our combined balance sheets. Final estimates of the total costs to repair the damages and re-open the hotel, and the ultimate amount of insurance recoveries, are in process.

        We also filed a business interruption claim with our insurance provider during 2014 relating to the hurricane and received $3 million of business interruption insurance proceeds in December 2014, with $2 million relating to business interruption losses incurred through December 2014 that was recognized in other expenses, net in our combined statements of comprehensive income for the year ended December 31, 2014. The remaining $1 million was recognized in other liabilities as of December 31, 2014 in our combined balance sheets.

Other Commitments

        In early phases of development at a resort, we may have subsidy obligations to pay costs that otherwise would be covered by annual maintenance fees associated with vacation ownership interests or units that have not yet been built. These subsidy arrangements help keep maintenance fees at a level that approximates a rate reflective of full build out of the resort for owners that purchase in the early stages of development. On an annual basis we evaluate future HOA commitments. We have commitments to subsidize HOAs of $8 million, which we expect to pay in 2015.

Litigation

        We are involved in various legal matters that have arisen in the normal course of business. We accrue for liabilities related to litigation matters when available information indicates that the liability is probable and the amount can be reasonably estimated. Legal costs such as outside counsel fees and expenses are charged to expense in the period incurred.

Note 19. Related Party Transactions

Services and General Corporate Overhead Provided by Starwood

        Our combined financial statements include costs for services provided to us by Starwood including, but not limited to, information technology support, systems maintenance, financial services, human resources and other shared services. Historically, these costs were charged to us on a basis determined by Starwood to reflect a reasonable allocation to us of the actual costs incurred to perform these services. Starwood charged us approximately $8 million, $8 million and $7 million during the years ended 2014, 2013 and 2012, respectively.

        Starwood allocated indirect general and administrative costs to us for certain functions and services provided to us by Starwood, including, but not limited to, executive office, legal, tax, finance, internal audit, treasury, investor relations, human resources and other administrative support primarily on the basis of our proportion of Starwood's overall room count. We were allocated $6 million in each of the years ended 2014, 2013 and 2012 of Starwood's indirect general and corporate overhead expenses and have included these expenses in general and administrative expenses in our combined statements of comprehensive income.

        Both Starwood and us consider the basis on which the expenses have been allocated to us to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 19. Related Party Transactions (Continued)

periods presented in accordance with Securities and Exchange Commission Staff Accounting Bulletin Topic 1: Financial Statements. We determined that our proportion of Starwood's total room count was a reasonable reflection of Starwood's time and cost related to the historical oversight of our business. The allocations may not, however, reflect the expense, positively or negatively, we would have incurred as an independent, publicly traded company for the periods presented. Actual costs that might have been incurred had we been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions we might have performed ourselves or outsourced and strategic decisions we might have made in areas such as information technology and infrastructure. Following the spin-off, we will perform these functions using our own resources or purchase services from either Starwood or third parties.

Cash Management and Financing

        Starwood did not allocate to us the cash and cash equivalents that Starwood held at the corporate level for any of the periods presented. We reflect transfers of cash to and from Starwood's cash management system as a component of net Parent investment. All historical funding, excluding our securitized debt, was financed by Starwood and historical financing decisions have ultimately been determined by central Starwood treasury operations. Starwood's third-party debt, and the related interest expense, except for amounts capitalized in inventory and property and equipment, have not been allocated to us for any of the periods presented as we were not the legal obligor of the debt and the Starwood borrowings were not directly attributable to us. The transactions to reconcile the net Parent investment, including our transfer of cash to and from Starwood, are reflected in our combined statements of cash flows as net transfers from/(to) Parent.

Insurance Programs

        Starwood provides us with a portfolio of insurance coverages including, but not limited to: property, workers' compensation, auto liability, auto physical damage, general liability, umbrella-excess liability and directors' and officers' liability. The majority of these coverages are procured through the commercial insurance marketplace, and may be subject to deductibles, self-insured retentions, terms, conditions, and/or sub limits reasonable and customary to our industry. We may also share coverage with other insured locations. In addition, Starwood's wholly owned captive insurance company may participate in the underwriting of some of these coverages in exchange for premiums received.

        Premiums associated with these insurance programs have historically been charged to and reflected within our combined statements of comprehensive income. These premiums amounted to $7 million, $7 million and $8 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Property and Equipment Transfers

        In late 2011, we completed the development of a mixed-use project at the SRBH property. During 2012, we transferred property and equipment associated with the SRBH hotel with a carrying value of $108 million, to Starwood. Subsequent to the transfer, we held only the residence portion of the SRBH development, which became sold out in 2014.

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 19. Related Party Transactions (Continued)

SPG Program

        We participate in the SPG Program and we offer Starpoints to customers as incentives to purchase vacation ownership products and/or through exchange and other activities. PGI maintains and administers the SPG Program.

        Our liability to PGI for Starpoints issued but not yet paid totaled $8 million as of both December 31, 2014 and 2013, and was classified in the combined balance sheets as accrued liabilities. Starpoints redeemed for stays at our resorts, to be reimbursed to us by PGI, totaled $1 million as of both December 31, 2014 and 2013, and was classified in our combined balance sheets as accounts receivable. Our purchases (net of reimbursements from Starwood) of Starpoints from PGI amounted to $56 million, $51 million and $45 million during the years ended December 31, 2014, 2013 and 2012, respectively.

Management Fees

        We receive a management fee from our resort HOAs when acting as the manager for the property. For vacation ownership properties with a close proximity to a Starwood property, Starwood may provide certain management services on our behalf. We pay Starwood a portion of the management fee as compensation for providing these services, which amounted to approximately $5 million in each of the years ended December 31, 2014, 2013 and 2012. These amounts are presented in resort and vacation network management expenses in our combined statements of comprehensive income.

Centralized Services Fees

        Starwood charges our hotels and resorts fees related to various management, marketing and licensing activities. During the years ended December 31, 2014, 2013 and 2012, these fees totaled $17 million, $16 million and $14 million, respectively, which were reflected in resort operations and ancillary services expenses in our combined statements of comprehensive income.

Note 20. Segment Reporting

        We present our earnings in three segments:

  (i)
  Vacation ownership sales and financing, which includes the acquisition, development, marketing and sales of vacation ownership products, and also includes consumer financing activities related to sales of vacation ownership products;

  (ii)
  Management and rental operations, which includes fee revenues pursuant to long-term management contracts with our HOAs for managing our resorts, recurring annual and transactional management fees from our owners for belonging to and using our vacation network, as well as rental revenues at our vacation ownership resorts and our Transferred Properties. We also provide ancillary services, which include the sales of goods and services at restaurants, spas, golf courses and other retail and service outlets located at our resorts; and

  (iii)
  Residential, which includes operations related to the sales of residential units at SRBH, which is fully sold as of December 31, 2014. The legal entity that developed SRBH and the rights to sell residential units using Starwood brand names will be retained by Starwood after the spin-off.

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 20. Segment Reporting (Continued)

        Our reportable segments each have a segment manager who is responsible for the management of the segment. Each segment manager reports into our Chief Executive Officer who is also the Chief Operating Decision Maker ("CODM"). Financial information for each reportable segment is reviewed by the CODM to assess performance and make decisions regarding the allocation of resources.

        The CODM primarily evaluates the operating performance of a segment based on segment earnings. We define segment earnings as net income before general and administrative expenses, depreciation and amortization, other net expenses, and taxes. We also exclude certain recurring and nonrecurring items, such as restructuring charges, equity earnings from unconsolidated joint venture and gains/losses on asset dispositions and impairments. Additionally, elimination of intersegment revenues and expenses upon combination are also outside of the segments in the tables below.

        We believe that it is impracticable to allocate specific assets and liabilities to each reportable segment. In addition, our CODM does not review balance sheets by reportable segment as part of his evaluation of segment performance. Consequently, no balance sheet segment information has been presented.

        Information about the results of each of our reportable segments for the periods presented below is as follows (in millions):

	Year Ended December 31,
Revenues	2014	2013	2012
Vacation ownership sales and financing	$404	$411	$410
Management and rental operations	507	486	457
Residential	21	266	684
Eliminations	(11)	(11)	(10)

Total revenues	$921	$1,152	$1,541

	Year Ended December 31,
Segment Earnings Reconciliation to Net Income	2014	2013	2012
Vacation ownership sales and financing	$135	$134	$136
Management and rental operations	63	58	49
Residential	12	120	160

Total segment earnings	210	312	345
General and administrative expenses	(43)	(41)	(43)
Depreciation and amortization	(38)	(35)	(35)
Restructuring charges, net	—	(1)	(1)
Other expenses, net	(3)	(8)	(9)
Equity earnings from unconsolidated joint venture	1	2	1
(Loss) on asset dispositions and impairments, net	—	—	(2)
Income tax (expense)	(52)	(90)	(100)

Net income	$75	$139	$156

Vistana Signature Experiences, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Note 21. Geographic Information

        Our operations are conducted in the United States, the Caribbean, and Mexico. The following table presents revenues and property and equipment by geographic area (in millions):

	Revenues			Property & Equipment, net
	Year Ended December 31,			December 31,
	2014	2013	2012	2014	2013
U.S. & the Caribbean(1)	$811	$1,025	$1,407	$406	$440
Mexico	110	127	134	92	110

Total	$921	$1,152	$1,541	$498	$550

(1)
The revenues and property and equipment, net associated with the Caribbean relate to our resort in the U.S. Virgin Islands.

Vistana Signature Experiences, Inc.

INTERIM COMBINED BALANCE SHEETS

(in millions)

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash	$17	$2
Restricted cash (including $8 and $11 from variable interest entities,"VIEs")	24	69
Accounts receivable, net of allowance for doubtful accounts of $2 for each period, respectively (including $1 and $2 of interest receivable from VIEs, respectively)	40	49
Vacation ownership notes receivable, net of allowance of $91 and $96, respectively (including $187 and $274 from VIEs, respectively)	602	608
Inventory	240	213
Property and equipment, net	473	498
Goodwill	19	19
Deferred tax assets	54	59
Other assets (including $3 and $4 from VIEs, respectively)	47	45

Total assets	$1,516	$1,562

LIABILITIES AND PARENT EQUITY
Accounts payable	$17	$19
Accrued liabilities (including $1 of interest payable from VIEs at December 31, 2014)	88	83
Securitized debt from VIEs	188	249
Deferred revenues	30	32
Other liabilities	76	72

Total liabilities	399	455

Commitments and contingencies (Note 13)
Net Parent investment	1,171	1,151
Accumulated other comprehensive loss(1)	(54)	(44)

Total Parent equity	1,117	1,107

Total liabilities and Parent equity	$1,516	$1,562

(1)
Balance in accumulated other comprehensive loss relates exclusively to foreign currency translation adjustments.

The accompanying notes to the interim combined financial statements are an integral part of the above statements.

Vistana Signature Experiences, Inc.

INTERIM COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

(Unaudited)

	Nine months ended September 30,
	2015	2014
Revenues
Sales of vacation ownership products, net	$252	$231
Consumer financing	61	62
Resort and vacation network management	49	48
Resort operations and ancillary services	208	202
Cost reimbursements	135	130
Residential sales	—	21

Total revenues	705	694

Costs and expenses
Cost of sales of vacation ownership products	56	61
Sales and marketing	131	117
Consumer financing	16	19
Resort and vacation network management	20	20
Resort operations and ancillary services	178	180
Cost reimbursements	135	130
Residential	—	9
General and administrative	33	32
Depreciation and amortization	29	29
Restructuring (credits)/charges, net	(7)	1
Other, net	(4)	5

Total costs and expenses	587	603

Equity earnings from unconsolidated joint venture	1	1
(Loss) on asset dispositions and impairments, net	(32)	—

Income before income taxes	87	92
Income tax (expense)	(33)	(39)

Net income	54	53

Other comprehensive (loss), net of taxes
Foreign currency translation adjustments	(10)	(2)

Comprehensive income	$44	$51

The accompanying notes to the interim combined financial statements are an integral part of the above statements.

Vistana Signature Experiences, Inc.

INTERIM COMBINED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Nine months ended September 30,
	2015	2014
Operating Activities
Net income	$54	$53
Adjustments to net income
Depreciation and amortization	29	29
Deferred income taxes	4	10
Provision for loan losses and doubtful accounts	17	17
Loss on asset dispositions and impairments, net	32	—
Distributions in excess of equity earnings	2	1
Restructuring (credits)/charges, net	(7)	1
Net change in assets and liabilities
Restricted cash	42	(31)
Accounts receivable	6	5
Issuances of vacation ownership notes receivable	(185)	(181)
Collection of vacation ownership notes receivable	175	177
Inventory	(33)	17
Other assets	(8)	(13)
Deferred revenues	(2)	28
Other liabilities	6	(5)

Cash provided by operating activities	132	108

Investing Activities
Capital expenditures for property and equipment (excluding inventory)	(38)	(30)
Proceeds from asset sales	1	1
Property insurance proceeds	12	—

Cash used in investing activities	(25)	(29)

Financing Activities
Securitized debt repaid	(61)	(83)
Decrease in restricted cash	3	2
Net transfers (to)/from Parent	(34)	3

Cash used in financing activities	(92)	(78)

Increase in cash	15	1
Cash, beginning of period	2	3

Cash, end of period	$17	$4

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest expense	$5	$8
Non-cash purchases of property and equipment	2	—

The accompanying notes to the interim combined financial statements are an integral part of the above statements.

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Formation and Organization

Our Spin-off from Starwood Hotels & Resorts Worldwide, Inc.

        On February 10, 2015, Starwood Hotels & Resorts Worldwide, Inc. (together with its consolidating subsidiaries, "Starwood" or "Parent") announced a plan to spin-off its vacation ownership business to stockholders as a separate, publicly traded company. Vistana Signature Experiences, Inc. ("Vistana") was incorporated in Delaware on June 10, 2015 for the purpose of holding this business following such distribution. To effect such distribution, Starwood and Vistana would have implemented an internal restructuring that would result in Vistana owning Starwood's vacation ownership business and five transferred properties. Vistana would have included the following:

  •
  The legal entities containing the majority of Starwood's legacy vacation ownership business;

  •
  The legal entity operating our internal timeshare points-based exchange, which provides our owners the flexibility to vacation at any resort within our vacation ownership network and the ability to convert their annual occupancy rights into Starwood Preferred Guest ("SPG") Starpoints to redeem for stays within Starwood's approximately 1,200 worldwide hotel and resort properties that participate in the SPG Program;

  •
  The legal entities containing The Westin® St. John Resort and Villas located in the U.S. Virgin Islands. The resort's operations have historically been included in Starwood's vacation ownership business since January 1, 2013, and have been included in all historical periods of Vistana's combined financial statements; and

  •
  The legal entities containing five properties that are being transferred by Starwood to Vistana for conversion. These properties include: Sheraton® Kauai Resort; Sheraton® Steamboat Resort; The Westin® Resort and Spa, Cancun; The Westin® Resort and Spa, Los Cabos and The Westin® Resort and Spa, Puerto Vallarta (the "Transferred Properties"). The vacation ownership portion of Sheraton® Steamboat Resort is currently included within the vacation ownership business; Vistana is obtaining the hotel associated with the resort.

        Certain entities, which historically have been included in Starwood's vacation ownership and residential business, and whose operations are included in Vistana's combined financial statements, would have been retained by Starwood after such spin-off, as follows:

  •
  The entity that developed The St. Regis® Bal Harbour Resort ("SRBH"), which currently represents Vistana's residential segment. The development of this project was completed in 2011, with opening in January 2012. The hotel portion of the project was transferred in 2012 to the Americas segment of Starwood as a wholly owned hotel; and

  •
  Two legal entities comprising Vistana's ownership interests in Aruba, which consist primarily of land held for development.

        Vistana's interim combined financial statements include all of the entities referenced above, including the entities noted as being retained by Starwood subsequent to such spin-off.

        The spin-off transaction, which was expected to be tax-free to stockholders, would have been effected through a pro rata distribution of Vistana's stock to existing Starwood stockholders. Immediately following completion of such spin-off, Starwood stockholders would have owned 100% of the outstanding shares of common stock of Vistana.

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 1. Formation and Organization (Continued)

        The spin-off was conditioned on, among other things, final approval of the transaction by the Starwood Board of Directors; execution of a Separation and Distribution Agreement and each ancillary agreement contemplated by such Separation and Distribution Agreement; completion of an internal reorganization; and Vistana's registration statement on Form 10 being deemed effective.

        Subsequently, on October 28, 2015, Starwood announced that it had entered into an agreement with Interval Leisure Group ("ILG") whereby a wholly owned subsidiary of ILG will merge with and into Vistana. The merger will be effected through a Reverse Morris Trust transaction pursuant to which, subject to the terms and conditions of certain definitive agreements, (1) Starwood will transfer its vacation ownership business and five Transferred Properties to Vistana, after which (2) Starwood will distribute to Starwood stockholders on a pro rata basis all of the issued and outstanding shares of Vistana held by Starwood (the "Distribution") and, immediately after the Distribution, (3) a wholly owned subsidiary of ILG will merge with and into Vistana (the "Merger"). When the Merger is completed, Vistana will be a wholly owned subsidiary of ILG, with Starwood stockholders owning approximately 55% of the shares of ILG common stock on a fully diluted basis, and the existing stockholders of ILG owning the remaining 45%. Both the Distribution and Merger are expected to qualify as tax-free transactions to Starwood stockholders. The transaction is subject to customary closing conditions, including regulatory and ILG stockholders approvals. The transaction will not require a vote of Starwood's stockholders.

        Unless the context otherwise requires, references in these notes to unaudited interim combined financial statements related to "we," "us" and "our" refer to Vistana, as described further below.

Our Business

        We are the exclusive worldwide developer, marketer, seller and manager of high-end vacation ownership properties for the upper-upscale Westin® and Sheraton® brands. Our resorts and our affiliation with the SPG Program provide our owners with world-class vacation experiences and access to approximately 1,200 Starwood hotels and resorts around the world. We generate most of our revenues from selling vacation ownership interests ("VOIs"), financing our customers' VOI purchases, managing our resorts and vacation networks and providing on-site rental and ancillary hospitality services. Through 2014, we were also responsible for the development, marketing and sales of the SRBH project. Development of this project was completed in 2011 and the residences were completely sold out in 2014. At September 30, 2015, our network included 19 vacation ownership resorts and three fractional residence properties in the United States, Mexico and the Caribbean. In addition to our vacation ownership resorts and fractional residence properties, our business includes the Transferred Properties.

        Our business consists of three segments, including (i) vacation ownership sales and financing, (ii) management and rental operations and (iii) residential. Refer to Note 15—Segment Reporting for further discussion.

Principles of Combination and Basis of Presentation

        The accompanying interim combined financial statements have been prepared on a stand-alone basis and are derived from the interim consolidated financial statements and accounting records of

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 1. Formation and Organization (Continued)

Starwood. The interim combined financial statements reflect our historical financial position, results of operations and cash flows, as historically operated, in conformity with U.S. generally accepted accounting principles ("U.S. GAAP"). Certain legal entities included within the legacy Starwood vacation ownership business will be retained by Starwood after the spin-off. SRBH, the only operations in our residential segment, became 100% sold out during 2014, and is included within our interim combined financial statements. Starwood will retain the legal entities associated with SRBH, as well as our ownership interests in Aruba. The operations comprising Vistana are in various legal entities, which have no direct ownership relationship. Accordingly, Parent equity is shown in lieu of stockholders' equity in the combined financial statements. All material intra-company transactions and accounts within these interim combined financial statements have been eliminated.

        In our opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of the results for interim periods have been included. Results for interim periods should not be considered indicative of results for a full year. These interim combined financial statements do not represent complete financial statements and should be read in conjunction with the combined financial statements for the years ended December 31, 2014, 2013 and 2012. Our interim combined financial position, results of operations and cash flows may not be indicative of Vistana had it been a separate stand-alone entity during the periods presented, nor are the results stated herein indicative of what our interim combined financial position, results of operations and cash flows may be in the future. Refer to Note 14—Related Party Transactions for further discussion.

        All of our significant transactions with Starwood have been included in these interim combined financial statements. The net effect of the settlement of these intercompany transactions has been included in the interim combined cash flows as a financing activity within net transfers to Parent and are also reflected in our interim combined balance sheets within net Parent investment. Net Parent investment in the interim combined balance sheets represents Starwood's historical investment in us, our accumulated net earnings after taxes, and the net effect of the transactions with and allocations from Starwood.

        In connection with the spin-off and merger, we will enter into agreements with Starwood and other third parties that have either not existed historically, or that may be on different terms than the terms of the arrangement or agreements that existed prior to the spin-off. Our interim combined financial statements do not reflect the impact of these new and/or revised agreements. Our interim combined financial statements include costs for services provided by Starwood including, for the purposes of these interim combined financial statements, but not limited to, information technology support, systems maintenance, financial services, human resources, and other shared services. Historically, these costs were charged to us on a basis determined by Starwood to reflect a reasonable allocation of the actual costs incurred to perform these services. In addition, Starwood allocated indirect general and administrative costs to us for certain functions provided by Starwood. Both Starwood and we consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to, or the benefit received by, us during the periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent, publicly traded company for the periods presented, nor are these costs indicative of what we will incur in the future. Refer to Note 14—Related Party Transactions for further details.

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 1. Formation and Organization (Continued)

        Starwood provides various insurance coverage for us. The interim combined statements of comprehensive income include expenses related to these insurable risks. Refer to Note 14—Related Party Transactions for further details.

        Starwood uses a centralized approach to cash management and financing of its operations. Accordingly, none of the Starwood cash, debt and related interest expense has been allocated to us in the interim combined financial statements. Cash transfers to and from Starwood's cash management system are reflected as a component of net Parent investment. Refer to Note 14—Related Party Transactions for further discussion.

        Earnings per share data is not presented in the accompanying interim combined financial statements because we do not operate as a separate legal entity with our own capital structure.

Note 2. Impact of Recently Issued Accounting Standards

Future Accounting Standards

        In April 2015, the FASB issued ASU No. 2015-03, "Imputation of Interest (Subtopic 835-30) Simplifying the Presentation of Debt Issuance Costs," to modify the presentation of debt issuance costs. Under ASU 2015-03, debt issuance costs related to a recognized debt liability are required to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by this amendment. ASU 2015-03 is effective for public companies for years beginning after December 15, 2015, and interim periods within those fiscal periods. Early adoption is permitted for financial statements that have not already been issued. We plan to adopt this ASU on January 1, 2016. An entity should apply ASU 2015-03 on a retrospective basis, where the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. Upon adoption, an entity is required to comply with the applicable disclosures for a change in an accounting principle. We do not believe the adoption of this update will have a material impact on our combined financial statements.

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)". This topic provides for five principles which should be followed to determine the appropriate amount and timing of revenue recognition for the transfer of goods and services to customers. The principles in this ASU should be applied to all contracts with customers regardless of industry, with two transition methods of adoption allowed. In July 2015, the FASB approved a one-year deferral of this standard (ASU No. 2015-14), with a revised effective date for reporting periods beginning after December 15, 2017. Early adoption is permitted for annual periods beginning after December 16, 2016. We plan to adopt this ASU on January 1, 2018. We are still evaluating the financial statement impacts of the guidance in this ASU and determining which transition method we will utilize.

Adopted Accounting Standards

        In January 2015, the FASB issued ASU No. 2015-01, "Income Statement—Extraordinary and Unusual Items (Subtopic 225-20) Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items." This topic eliminates from U.S. GAAP the concept of extraordinary items. This update is effective for annual and interim periods beginning after December 15, 2015 with

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2. Impact of Recently Issued Accounting Standards (Continued)

early adoption permitted, and we adopted this ASU on a prospective basis on January 1, 2015. The adoption of this update did not have a material impact on our interim combined financial statements.

        In January 2014, the FASB issued ASU No. 2014-04, "Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40) Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure." This topic clarifies when an in-substance repossession or foreclosure occurs and requires certain additional interim and annual disclosures related to such activity. The amendments in this ASU are effective for reporting periods beginning after December 15, 2014, and we adopted this ASU on a prospective basis on January 1, 2015. The adoption of this update did not have a material impact on our interim combined financial statements.

Note 3. Restricted Cash

        Restricted cash consisted of the following (in millions):

	September 30, 2015	December 31, 2014
Escrow deposits on vacation ownership products	$14	$56
Securitization VIEs	8	11
Other	2	2

Restricted cash	$24	$69

        Restricted cash associated with escrow deposits on vacation ownership products represents amounts that are held in escrow until statutory requirements for release are satisfied, at which time the cash is no longer restricted. During 2015, one phase was completed at a property in the Caribbean and one building was completed in California, resulting in the recording of associated sales contracts and the release of restricted cash. Securitization VIEs restricted cash represents cash held in accounts related to vacation ownership notes receivable securitizations, which is generally used to pay down securitized vacation ownership debt in the period subsequent to when the cash is received.

Note 4. Securitization Transactions

        We have variable interests in the entities associated with our three outstanding securitization transactions. As these securitizations consist of similar, homogenous loans, they have been aggregated for disclosure purposes. We applied the variable interest model and determined we are the primary beneficiary of these VIEs, and accordingly, these VIEs are consolidated in our results. In making this determination, we evaluated the activities that significantly impact the economics of the VIEs, including the management of the securitized vacation ownership notes receivable and any related non-performing loans. We are the servicer of the securitized vacation ownership notes receivable. We also have the option, subject to certain limitations, to repurchase or replace vacation ownership notes receivable that are in default at their outstanding principal amounts. Such activity totaled $8 million and $13 million during the nine months ended September 30, 2015 and 2014, respectively. We have been able to resell the vacation ownership products underlying the vacation ownership notes repurchased or replaced under these provisions without incurring significant losses. We also hold the risk of potential loss (or gain), as we are the last to be paid out by proceeds of the VIEs under the terms of the agreements. As

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 4. Securitization Transactions (Continued)

such, we hold both the power to direct the activities of the VIEs and obligation to absorb the losses (or benefits) from the VIEs.

        The securitization agreements are without recourse to us, except for breaches of representations and warranties. We have the right to fund defaults at our option, subject to certain limitations, and we intend to do so until the debt is extinguished to maintain the credit rating of the underlying notes.

        The following table shows assets, which are collateral for the related obligations of these variable interest entities included in our interim combined balance sheets (in millions):

	Vacation ownership notes receivable securitization(1)
	September 30, 2015	December 31, 2014
Assets
Restricted cash	$8	$11
Interest receivable	1	2
Vacation ownership notes receivable, net	187	274

Total	$196	$287

Liabilities
Interest payable	$—	$1
Securitized debt	188	249

Total	$188	$250

(1)
The creditors of these entities do not have general recourse to us.

        We have capitalized debt costs associated with the securitized debt and loan origination costs related to the securitized vacation ownership notes receivable. Both capitalized debt costs and loan origination costs are reflected as other assets in our combined balance sheets. As of September 30, 2015 and December 31, 2014, capitalized debt costs associated with VIEs amounted to $2 million and $3 million, respectively. As of both September 30, 2015 and December 31, 2014, loan origination costs associated with VIEs amounted to $1 million.

        Upon transfer of vacation ownership notes receivable, net to the VIEs, the receivables and certain cash flows derived from them become restricted for use in meeting obligations to the VIE creditors. The VIEs utilize trusts which have ownership of cash balances that also have restrictions, the amounts of which are reported in restricted cash. Our interests in trust assets are subordinate to the interests of third-party investors and, as such, may not be realized by us if needed to absorb deficiencies in cash flows that are allocated to the investors in the trusts' debt. We are contractually obligated to receive the excess cash flows (spread between the collections on the notes and third party obligations defined in the securitization agreements) from the VIEs. Such activity totaled $23 million and $30 million during the nine months ended September 30, 2015 and 2014, respectively. The net cash flows generated by the VIEs are used to repay our securitized vacation ownership debt and, excluding any restricted cash balances, are reflected in the operating activities section of our combined statements of cash flows. The

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 4. Securitization Transactions (Continued)

repayment of our securitized vacation ownership debt is reflected in the financing activities section of our combined statements of cash flows.

        During the third quarter of 2015, we terminated the securitization originally completed in 2009 (the 2009 Securitization) including pay down of all principal and interest due. The termination required a pay down of debt of $3 million and resulted in the release of $34 million of previously securitized vacation ownership notes receivable, net to unsecuritized notes receivable.

Note 5. Vacation Ownership Notes Receivable, net

        Vacation ownership notes receivable (net of reserves) consisted of the following (in millions):

	September 30, 2015	December 31, 2014
Vacation ownership loans—securitized	$187	$274
Vacation ownership loans—unsecuritized	415	334

Vacation ownership notes receivable, net	$602	$608

        Interest income related to our vacation ownership notes receivable, which is included in consumer financing revenues in the interim combined statements of comprehensive income, was as follows (in millions):

	Nine months ended September 30,
	2015	2014
Vacation ownership loans—securitized	$25	$35
Vacation ownership loans—unsecuritized	36	27

Interest income	$61	$62

        The following tables present future maturities of our gross vacation ownership notes receivable along with $13 million of fractional residence notes receivable (in millions) and interest rates:

	Securitized	Unsecuritized	Total
2015	$9	$26	$35
2016	36	43	79
2017	35	45	80
2018	31	45	76
2019	29	45	74
Thereafter	63	286	349

Balance at September 30, 2015	$203	$490	$693

Weighted average interest rates	13.2%	13.0%	13.1%

Range of interest rates	6.0% to 17.0%	5.0% to 17.0%	5.0% to 17.0%

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 5. Vacation Ownership Notes Receivable, net (Continued)

        We record an estimate of expected uncollectibility on our vacation ownership notes receivable as a reduction of revenues at the time we recognize profit on a vacation ownership product. We hold large amounts of homogeneous vacation ownership notes receivable and assess uncollectibility based on pools of receivables and expected default rates. In estimating loss reserves, we use a technique referred to as static pool analysis, which tracks uncollectible notes for each year's sales over the life of the respective notes and projects an estimated default rate that is used in the determination of our loan loss reserve requirements. As of September 30, 2015 and December 31, 2014, the average estimated default rate for our pools of receivables was approximately 9.1% and 9.2%, respectively.

        The activity and balances of our loan loss reserves were as follows (in millions):

	Securitized	Unsecuritized	Total
Balance at December 31, 2013	$44	$60	$104
Provisions (recoveries)	(1)	17	16
Write-offs	—	(19)	(19)
Other transfers(1)	(11)	11	—

Balance at September 30, 2014	$32	$69	$101

Balance at December 31, 2014	$28	$68	$96
Provisions (recoveries)	(2)	18	16
Write-offs	—	(21)	(21)
Terminations	(2)	2	—
Other transfers(1)	(8)	8	—

Balance at September 30, 2015	$16	$75	$91

(1)
Other transfers of loan loss reserves relate to movements between securitized and unsecuritized receivables for defaulted and upgraded mortgages that are either repurchased from the VIE or traded for a similar receivable.

        We use the origination of the notes by brand (Westin®, Sheraton®, and other) and the FICO scores of the buyers as the primary credit quality indicators for stratification of our mortgage originations in our static pool analysis used to calculate the loan loss reserve for our vacation ownership notes, as we believe there is a relationship between the default behavior of borrowers and the brand associated with the vacation ownership property they have acquired, supplemented by the FICO scores of the buyers. In addition to quantitatively calculating the loan loss reserve based on our static pool analysis, we supplement the process by evaluating certain qualitative data, including the aging of the respective receivables and current default trends by brand and origination year.

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 5. Vacation Ownership Notes Receivable, net (Continued)

        Balances of our vacation ownership notes receivable by brand and by FICO score were as follows (in millions):

	September 30, 2015
	700+	600 - 699	<600	>No Score(1)	Total
Westin®	$178	$89	$5	$31	$303
Sheraton®	161	142	14	59	376
Other	8	2	—	4	14

Vacation ownership notes receivable, gross	$347	$233	$19	$94	$693

	December 31, 2014
	700+	600 - 699	<600	>No Score(1)	Total
Westin®	$189	$88	$6	$34	$317
Sheraton®	159	136	16	60	371
Other	9	2	—	5	16

Vacation ownership notes receivable, gross	$357	$226	$22	$99	$704

(1)
Vacation ownership notes receivable without a FICO score are primarily related to foreign borrowers.

        Given the significance of the total originations of vacation ownership notes receivable in our static pool models, a change in the overall projected default rate in our static pool models can have a significant impact to our loan loss reserve requirements, with a 10 basis point change estimated to have an impact of approximately $5 million.

        We consider a vacation ownership note receivable delinquent when it is more than 30 days outstanding. All delinquent loans are placed on nonaccrual status, and we do not resume interest accruals until payment is made. In the event that payments are made while a vacation ownership note receivable is considered delinquent, we apply payments we receive for vacation ownership notes receivable on non-accrual status first to interest, then to principal and any remainder to fees. We resume accruing interest when vacation ownership notes receivable become current.

        We consider loans to be in default upon reaching more than 120 days outstanding, at which point, we generally commence the reacquisition process. Uncollectible vacation ownership notes receivable are written off when title to the unit is returned to us. We generally do not modify vacation ownership notes receivable that become delinquent or upon default.

        Delinquent and defaulted notes receivable in non-accrual status amounted to $41 million and $42 million as of September 30, 2015 and December 31, 2014, respectively.

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 5. Vacation Ownership Notes Receivable, net (Continued)

        Past due balances of vacation ownership notes receivable were as follows (in millions):

			Delinquent
						Defaulted(1)
	Total Receivables		31 - 60 Days	61 - 90 Days	91 - 120 days		Total Delinquent & Defaulted
		Current				>120 Days
September 30, 2015	$693	$652	$10	$5	$5	$21	$41
December 31, 2014	$704	$662	$9	$4	$5	$24	$42

(1)
Notes receivable in excess of 120 days are considered defaulted and have been fully reserved in our loan loss reserve.

Note 6. Inventory

        Inventory consisted of the following (in millions):

	September 30, 2015	December 31, 2014
Completed unsold vacation ownership products	$121	$117
Vacation ownership products construction in process	119	96

Inventory	$240	$213

        For the nine-month period ended September 30, 2015, the amount of capitalized interest included in Inventory was $3 million, which is primarily related to the development of a property in Hawaii. Capitalized interest included in Inventory in the comparative period was not significant.

Note 7. Property and Equipment, net

        Property and equipment consisted of the following (in millions):

	September 30, 2015	December 31, 2014
Land	$76	$79
Buildings and improvements	441	467
Furniture, fixtures and equipment	223	224
Leasehold improvements	30	30
Construction work in process	40	17

	810	817
Less accumulated depreciation and amortization	(337)	(319)

Property and equipment, net	$473	$498

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 7. Property and Equipment, net (Continued)

        During the nine months ended September 30, 2015, we recognized an impairment charge of $32 million, related to one of the Transferred Properties whose projected cash flows were below expectations following a recent renovation. As a result the book value for the Transferred Property exceeded its fair value. The $34 million fair value of the Transferred Property, a level 3 non-financial asset was estimated as of August 1, 2015 using the income approach via the use of discounted cash flow models. Inputs include timeshare unit pricing, cash versus financed sales ratios, expense ratios, construction costs and discount rates deemed reasonable for the type of asset and prevailing market conditions. The impairment charge was recorded to the loss on asset dispositions and impairments, net line item in our interim combined statements of comprehensive income.

Note 8. Securitized Vacation Ownership Debt

        Securitized vacation ownership debt consisted of the following (in millions):

	September 30, 2015	December 31, 2014
2009 securitization, interest rate at 5.81%, maturing 2015	$—	$13
2010 securitization, interest rates ranging from 3.65% to 4.75%, maturing 2021	54	72
2011 securitization, interest rates ranging from 3.67% to 4.82%, maturing 2025	66	81
2012 securitization, interest rates ranging from 2.00% to 2.76%, maturing 2023	68	83

Securitized vacation ownership debt	$188	$249

        During the nine months ended September 30, 2015 and 2014, interest expense associated with securitized vacation ownership debt totaled $6 million and $9 million, respectively, and is reflected within consumer financing expenses on our interim combined statements of comprehensive income. As of December 31, 2014, accrued interest associated with securitized vacation ownership debt was $1 million; related amounts were insignificant as of September 30, 2015. The securitized debt is non-recourse with no contractual minimum repayment amounts throughout its term. The amount of each principal payment is contingent on the cash flows from the underlying vacation ownership notes in a given period. Refer to Note 5—Vacation Ownership Notes Receivable, net for the stated maturities of our securitized vacation ownership notes receivable, which provide an indication of the potential repayment pattern before the impact of any prepayments or defaults. In July 2015, we repaid our remaining principal and interest obligations under the 2009 debt securitization facility of $3 million and reclassified $34 million of the associated securitized vacation ownership receivables to unsecuritized, resulting in a termination of the 2009 Securitization.

Note 9. Restructuring

        During 2009, we ceased development of two vacation ownership projects as a result of economic considerations during that time. One of the projects is located in the United States and the other is located in Mexico. As a result, certain exit costs associated with contractual obligations relating to the two projects were identified and a $14 million liability was established. The liability was based upon the

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 9. Restructuring (Continued)

estimated future cash flows of the respective contractual obligations discounted at a 12% rate. The total amount of other liabilities related to restructuring in the interim combined balance sheets as of September 30, 2015 and December 31, 2014 was $5 million and $14 million, respectively.

        During the third quarter of 2015, we reversed the entire restructuring liability of $8 million associated with our development project in the United States, as a result of an amendment to the development agreement negotiated with a local municipality which removed certain contractual obligations. The reversal was recorded as restructuring (credits) in our interim combined statement of comprehensive income. During each of the nine-month periods ended September 30, 2015 and 2014, we recognized accretion of approximately $1 million, which is classified as restructuring charges in our interim combined statements of comprehensive income. In addition, during each of the nine-month periods ended September 30, 2015 and 2014, the restructuring liability was offset by payments and foreign exchange adjustments associated with liabilities denominated in the peso totaling approximately $2 million.

        Our contractual obligation associated with the one remaining ceased project in Mexico will continue into perpetuity unless the project is developed and sold or the remaining undeveloped land is sold, at which time the liability would transfer.

Note 10. Income Taxes

        We have calculated the income tax provision included in these interim combined financial statements based on a separate return methodology, as if the entities were separate taxpayers in the respective jurisdictions. During the periods presented, most of the legal entities included in these interim combined financial statements did not file separate tax returns as they were included in the tax grouping of Starwood within the respective jurisdiction. As a result, our deferred tax balances and effective tax rate as a stand-alone entity will likely differ significantly from those recognized in historical periods. We provide for income taxes in accordance with principles contained in ASC Topic 740, Income Taxes. The total amount of unrecognized tax benefits as of September 30, 2015 was $26 million, of which $12 million would affect our effective tax rate if recognized.

        We recognize interest and penalties related to unrecognized tax benefits through income tax expense. As of September 30, 2015, we had $3 million accrued for the payment of interest and had no accruals for the payment of penalties.

        We are subject to taxation in the U.S. federal jurisdiction, as well as various state and foreign jurisdictions. As of September 30, 2015, we are no longer subject to examination by U.S. federal taxing authorities for years prior to 2007 or to examination by any U.S. state taxing authority prior to 2006. All subsequent periods remain eligible for examination. In the significant foreign jurisdictions in which we operate, we are no longer subject to examination by the relevant taxing authorities for any years prior to 2009. We do not expect material changes in unrecognized tax benefits within the next twelve months.

Note 11. Stock-Based Compensation

        Starwood maintains long-term incentive plans for the benefit of its officers, directors and employees, including certain of our employees. The following disclosures represent the portion of the

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 11. Stock-Based Compensation (Continued)

Starwood Stock Plan expenses maintained by Starwood in which our employees participated. Compensation expense associated with Starwood corporate employees is included within the general and administrative costs allocated to us by Starwood, as discussed below in Note 14—Related Party Transactions. All stock-based awards granted under the Starwood Stock Plans relate to Starwood's stock. As such, all related equity account balances are reflected in Starwood's interim consolidated statements of stockholders' equity and have not been reflected in our interim combined financial statements.

        During the nine months ended September 30, 2015, Starwood granted 57,953 shares of restricted stock to certain employees under the Starwood 2013 LTIP with a weighted average grant-date-fair value of $80.07. The aggregate number of new shares available to be granted under the Starwood 2013 LTIP at September 30, 2015 was approximately 10.3 million.

        We recognize compensation expense over the service period, which is typically three years, equal to the fair market value of the stock on the date of grant. During the nine months ended September 30, 2015 and 2014, we recorded stock-based employee compensation expense of $3 million in each period. During the nine months ended September 30, 2015 and 2014, the tax benefits associated with stock-based compensation expense were $1 million in each period.

        As of September 30, 2015, there was approximately $6 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested awards held by our employees, which is expected to be recognized over a weighted-average period of 1.28 years on a straight-line basis.

Note 12. Fair Value of Financial Instruments

        The following table presents the carrying amounts and estimated fair values of our financial instruments (in millions):

		September 30, 2015		December 31, 2014
	Hierarchy level	Carrying amount	Fair value	Carrying amount	Fair value
Assets
Restricted cash	1	$24	$24	$69	$69
Vacation ownership notes receivable, net	3	602	751	608	763

Total financial assets		$626	$775	$677	$832

Liabilities
Securitized debt	3	$188	$194	$249	$258

Total financial liabilities		$188	$194	$249	$258

Off-balance sheet
Surety bonds	2	$—	$7	$—	$7

Total off-balance sheet		$—	$7	$—	$7

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 12. Fair Value of Financial Instruments (Continued)

        The carrying value of our restricted cash approximates its fair value. We estimate the fair value of our vacation ownership notes receivable, net using assumptions related to current securitization market transactions. The amount is then compared to a discounted expected future cash flow model using a discount rate commensurate with the risk of the underlying notes, primarily determined by the credit worthiness of the borrowers based on their FICO scores. The results of these two methods are then evaluated to determine the estimated fair value.

        Our non-public, securitized debt fair value is determined based upon discounted cash flows for the debt at rates deemed reasonable for the type of debt, prevailing market conditions and the length to maturity for the debt.

        The fair values of our surety bonds are estimated to be the same as the contract values based on the nature of the fee arrangements with the issuing financial institutions. Surety bonds issued on our behalf represent guarantees relating to our operations, e.g. tax appeals and/or insurance associated with large deductible insurance programs, primarily required by state or local governments.

Note 13. Commitments and Contingencies

Insurance Recoveries

        Hurricane Odile.    During September 2014, we sustained damages as a result of Hurricane Odile at The Westin® Resort and Spa, Los Cabos and other related assets. As a result, the property temporarily ceased operations and is not expected to re-open before 2016. During the nine months ended September 30, 2015, we recognized further property losses of $3 million as a result of our continuing assessment of damages resulting from the hurricane. The loss resulted in the write-down of property and equipment, net, which was directly offset by insurance proceeds recognized in the interim combined statement of comprehensive income. During the nine months ended September 30, 2015, we received approximately $17 million of insurance proceeds from our insurance carrier, which offset the $9 million insurance claims receivable recorded as of December 31, 2014, resulting in a $5 million liability as of September 30, 2015 for insurance proceeds received in excess of losses. The deferred credit will be held until final estimates of the total costs to repair the damages and re-open the hotel, and the ultimate amount of insurance recoveries, are determined, which is not expected to occur until 2016. Of the $17 million in insurance proceeds received in 2015, $5 million were recorded as operating cash flows as they related to claims associated with operating activities (e.g. site clean-up), while $12 million related to claims associated with property damage, and have therefore been recorded as investing cash flows.

        During 2014, we also filed a business interruption claim with our insurance provider relating to the hurricane. During the nine months ended September 30, 2015, we received $7 million of business interruption insurance proceeds. Additionally, we recognized $7 million of insurance-related income in other, net in the interim combined statement of comprehensive income, associated with business interruption losses incurred through the second quarter of 2015 which were finalized and approved by our insurance carrier during the third quarter of 2015. As of both September 30, 2015 and December 31, 2014, a liability associated with business interruption proceeds for net insurance advances amounted to $1 million and is reflected in other liabilities in our interim combined balance sheets. The

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 13. Commitments and Contingencies (Continued)

remaining proceeds will be recognized in earnings once all contingencies related to the business interruption claim have been resolved.

Litigation

        We are involved in various legal matters that have arisen in the normal course of business. We accrue for liabilities related to litigation matters when available information indicates that the liability is probable and the amount can be reasonably estimated. Legal costs such as outside counsel fees and expenses are charged to expense in the period incurred.

Note 14. Related Party Transactions

Services and General Corporate Overhead Provided by Starwood

        Our combined financial statements include costs for services provided to us by Starwood including, but not limited to, information technology support, systems maintenance, financial services, human resources and other shared services. Historically, these costs were charged to us on a basis determined by Starwood to reflect a reasonable allocation to us of the actual costs incurred to perform these services. During the nine months ended September 30, 2015 and 2014, Starwood charged us approximately $6 million in each period for such services.

        Starwood allocated indirect general and administrative costs to us for certain functions and services provided to us by Starwood, including, but not limited to, executive office, legal, tax, finance, internal audit, treasury, investor relations, human resources and other administrative support, primarily on the basis of our proportion of Starwood's overall room count. During the nine months ended September 30, 2015 and 2014, we were allocated $5 million of Starwood's indirect general and corporate overhead expenses in each period, and have included these expenses in general and administrative expenses in our interim combined statements of comprehensive income.

        Both Starwood and us consider the basis on which the expenses have been allocated to us to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented in accordance with Securities and Exchange Commission Staff Accounting Bulletin Topic 1: Financial Statements. We determined that our proportion of Starwood's total room count was a reasonable reflection of Starwood's time and cost related to the historical oversight of our business. The allocations may not, however, reflect the expense, positively or negatively, we would have incurred as an independent, publicly traded company for the periods presented. Actual costs that might have been incurred had we been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions we might have performed ourselves or outsourced, and strategic decisions we might have made in areas such as information technology and infrastructure. Following the spin-off and merger, we will perform these functions using either our own or ILG's resources, or in certain cases, purchase services from either Starwood or third parties.

Cash Management and Financing

        Starwood did not allocate to us the cash and cash equivalents that Starwood held at the corporate level for any of the periods presented. Cash in our interim combined balance sheets primarily represent cash held by international entities at the local level. We reflect transfers of cash to and from Starwood's

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 14. Related Party Transactions (Continued)

cash management system as a component of net Parent investment. All historical funding, excluding our securitized debt, was financed by Starwood and historical financing decisions have ultimately been determined by central Starwood treasury operations. Starwood's third-party debt, and the related interest expense, except for amounts capitalized in inventory and property and equipment, have not been allocated to us for any of the periods presented, as we were not the legal obligor of the debt and the Starwood borrowings were not directly attributable to us. The transactions to reconcile the net Parent investment, including our transfer of cash to and from Starwood, are reflected in our interim combined statements of cash flows as net transfers to Parent.

Insurance Programs

        Starwood provides us with a portfolio of insurance coverages including, but not limited to: property, workers' compensation, auto liability, auto physical damage, general liability, umbrella-excess liability and directors' and officers' liability. The majority of these coverages are procured through the commercial insurance marketplace, and may be subject to deductibles, self-insured retentions, terms, conditions, and/or sub limits reasonable and customary to our industry. We may share coverage with other insured locations. In addition, Starwood's wholly owned captive insurance company may also participate in the underwriting of some of these coverages in exchange for premiums received.

        Premiums associated with these insurance programs have historically been charged to and reflected within our interim combined statements of comprehensive income. These premiums, net of HOA reimbursements, amounted to $4 million and $5 million for the nine-month periods ended September 30, 2015 and 2014, respectively.

SPG Program

        We participate in the SPG Program and we offer Starpoints to customers as incentives to purchase vacation ownership products and/or through exchange and other activities. Preferred Guest, Inc. ("PGI") maintains and administers the SPG Program.

        Our liability to PGI for Starpoints issued but not yet paid totaled $8 million as of both September 30, 2015 and December 31, 2014, and was classified in the interim combined balance sheets as accrued liabilities. Starpoints redeemed for stays at our resorts, to be reimbursed to us by PGI, totaled $1 million as of both September 30, 2015 and December 31, 2014, and was classified in the interim combined balance sheets as accounts receivable. Our purchases (net of reimbursements from Starwood) of Starpoints from PGI amounted to $42 million and $41 million for the nine-month periods ended September 30, 2015 and 2014, respectively.

Management Fees

        We receive a management fee from our resort HOAs when acting as the manager for the property. For vacation ownership properties with a close proximity to a Starwood property, Starwood may provide certain management services on our behalf. We pay Starwood a portion of the management fee as compensation for providing these services, which amounted to $4 million for the nine-month periods ended September 30, 2015 and 2014, respectively. These amounts are presented in resort and vacation network management expenses in our interim combined statements of comprehensive income.

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 14. Related Party Transactions (Continued)

Centralized Services Fees

        Starwood charges our hotels and resorts fees related to various management, marketing and licensing activities. During the nine months ended September 30, 2015 and 2014, these fees totaled $12 million and $13 million, respectively, which were reflected in resort operations and ancillary services expenses in our interim combined statements of comprehensive income.

Note 15. Segment Reporting

        We present our earnings in three segments:

  (i)
  Vacation ownership sales and financing, which includes the acquisition, development, marketing and sales of vacation ownership products, and also includes consumer financing activities related to sales of vacation ownership products;
  (2)

  (ii)
  Management and rental operations, which includes fee revenues pursuant to long-term management contracts with our HOAs for managing our resorts, recurring annual and transactional management fees from our owners for belonging to and using our vacation network, as well as rental revenues and ancillary services at our vacation ownership resorts and our Transferred Properties. We also provide ancillary services, which include the sales of goods and services at restaurants, spas, golf courses and other retail and service outlets located at our resorts; and
  (3)

  (iii)
  Residential, which includes operations related to the sales of residential units at SRBH, which was fully sold at December 31, 2014. The legal entity that developed SRBH and the rights to sell residential units using Starwood brand names will be retained by Starwood after the spin-off.

        Our reportable segments each have a segment manager who is responsible for the management of the segment. Each segment manager reports into our Chief Operating Officer who is also the CODM. Financial information for each reportable segment is reviewed by the CODM to assess performance and make decisions regarding the allocation of resources.

        The CODM primarily evaluates the operating performance of a segment based on segment earnings. We define segment earnings as net income before general and administrative expenses, depreciation and amortization, other net expenses and taxes. We also exclude certain recurring and nonrecurring items, such as restructuring charges, equity earnings on unconsolidated joint venture and gains/losses on asset dispositions and impairments. Additionally, elimination of intersegment revenues and expenses upon combination are also outside of the segments in the tables below.

        We believe that it is impracticable to allocate specific assets and liabilities related to each reportable segment. In addition, our CODM does not review our interim balance sheets by reportable segment as part of his evaluation of segment performance. Consequently, no balance sheet segment information has been presented.

Vistana Signature Experiences, Inc.

NOTES TO INTERIM COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 15. Segment Reporting (Continued)

        Information about the results of each of our reportable segments for the periods presented below is as follows (in millions):

	Nine months ended September 30,
	2015	2014
Revenues
Vacation ownership sales and financing	$313	$293
Management and rental operations	410	388
Residential	—	21
Eliminations	(18)	(8)

Total revenues	$705	$694

	Nine months ended September 30,
	2015	2014
Segment Earnings Reconciliation to Net Income
Vacation ownership sales and financing	$99	$94
Management and rental operations	70	52
Residential	—	12

Total segment earnings	169	158
General and administrative expenses	(33)	(32)
Depreciation and amortization	(29)	(29)
Restructuring credits/(charges), net	7	(1)
Other, net	4	(5)
Equity earnings from unconsolidated joint venture	1	1
(Loss) on asset dispositions and impairments, net	(32)	—
Income tax (expense)	(33)	(39)

Net income	$54	$53

ANNEXES

Annex A—Opinion of Moelis & Company LLC

 Annex A

Opinion of Moelis & Company LLC

399 PARK AVENUE 5th FLOOR NEW YORK, NEW YORK 10022
T 212.883.3800 F 212.880.4260

October 27, 2015

Board of Directors
Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, FL 33143

The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to Interval Leisure Group, Inc., a Delaware corporation (the "Company"), of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger (the "Agreement") to be entered into by and among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation ("Starwood"), Vistana Signature Experiences, Inc., a Delaware corporation and a wholly-owned subsidiary of Starwood ("Vistana"), the Company and Iris Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the "Acquisition Sub"). As more fully described in the Agreement, the Acquisition Sub will be merged with and into Vistana (the "Merger") and each issued and outstanding share of the common stock, par value $0.01 per share ("Vistana Common Stock"), of Vistana will be converted into the right to receive a number of shares of the common stock, par value $0.01 per share ("Company Common Stock"), of the Company equal to the Exchange Ratio, subject to adjustments as specified in the Agreement (as to which adjustments we express no opinion). Pursuant to the Agreement, the "Exchange Ratio" is equal to 72,371,970 divided by the number of shares of Vistana Common Stock issued and outstanding immediately prior to the effective time of the Merger.

        Prior to the Merger, pursuant to the Separation Agreement (the "Separation Agreement") to be entered by and among Starwood, Vistana and the Company, (i) Starwood will contribute to Vistana, and Vistana will assume, assets and liabilities relating to Starwood's business of developing, marketing, selling and managing vacation ownership properties and Vistana or the Company will pay to Starwood an aggregate amount of cash equal to approximately (A) $160 million (representing the Additional Payment Amount, the maximum amount of Vistana Transaction Expenses, the maximum amount of Vistana Separation Expenses and the Target Cash Flow Total Amount (as such terms are defined in the Separation Agreement) less (B) $28 million (which aggregate amount is subject to adjustments as specified in the Separation Agreement (as to which adjustments we express no opinion)) (the "Starwood Internal Reorganization"); and (ii) Starwood will dispose of all of the outstanding shares of Vistana Common Stock to the stockholders of Starwood (the "Distribution" and, together with the Starwood Internal Reorganization and the Merger, the "Transaction"). The amount of cash paid to Starwood pursuant to the Separation Agreement in connection with the Starwood Internal Reorganization is referred to herein as the "Cash Payment".

        We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and Starwood. In the past two years, we have not provided investment banking or similar services to the Company (other than services related to the Transaction), Starwood or Vistana. In the future we may provide investment banking or other services to the Company, Starwood or any of their affiliates and we may receive compensation for such services.

        Our opinion does not address the Company's underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Separation Agreement or the Agreement or any aspect or implication of the Transaction, except for the Exchange Ratio to the extent expressly specified herein. In arriving at our opinion, we have taken into account, among other things, the Cash Payment to be made to Starwood pursuant to the Separation Agreement. With your consent, we express no opinion as to what the value of Company Common Stock actually will be when issued pursuant to the Transaction or the prices at which Company Common Stock may trade at any time. We are not tax, legal, regulatory or accounting experts and have assumed and relied upon, without independent verification, the assessments of the Company and its other advisors with respect to tax, legal, regulatory and accounting matters. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Separation Agreement and the Agreement will not differ in any material respect from the most recent drafts that we have reviewed, that the Transaction will be consummated in accordance with their terms and that the parties to the Separation Agreement and the Agreement will comply with all the material terms of the Separation Agreement and the Agreement. We also have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on Vistana or the Company or on the expected benefits to the Company of the Transaction.

        In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Vistana and the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Vistana furnished to us by Starwood, including financial forecasts provided to or discussed with us by the managements of Starwood and Vistana and adjusted by, and, as so adjusted, approved for our use by, the management of the Company; (iii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iv) reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the Transaction (the "Expected Synergies") and certain other pro forma effects of the Transaction furnished to us by the Company; (v) conducted discussions with members of the senior managements and representatives of the Company, Starwood and Vistana concerning the information described in clauses (i)-(iv) of this paragraph, as well as the businesses and prospects of Vistana and the Company generally; (vi) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vii) reviewed a draft, dated October 26, 2015, of the Separation Agreement; (viii) reviewed a draft, dated October 26, 2015, of the Voting and Support Agreement to be entered into by and among the Company, Liberty Interactive Corporation, a Delaware corporation, and Liberty USA Holdings, LLC, a Delaware limited liability company; (ix) reviewed a draft, dated October 26, 2015, of the Agreement; (x) participated in certain discussions and negotiations among representatives of the Company, Starwood, Vistana and their respective advisors; and (xi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

        In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Vistana or the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and other information relating to Vistana, the Company, Expected Synergies and other pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Starwood and Vistana or the management of the Company, as the case may be, as to the future performance of Vistana and the Company, such Expected Synergies (including the amount, timing and achievability thereof) and such other pro forma effects. We also have assumed, at your direction, that the future financial results (including Expected Synergies and other pro forma effects) reflected in such forecasts will be achieved at the times and in the amounts projected. In addition, we have assumed, at your direction, that the Exchange Ratio would result in the Company issuing in the Merger to holders of shares of Vistana Common Stock a number of shares of Company Common Stock representing approximately 55% of the outstanding shares of Company Common Stock on a fully diluted basis after giving effect to the Merger.

        Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

        This opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) in its evaluation of the Transaction and may not be disclosed without our prior written consent. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, Vistana or Starwood.

        In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

        Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the Company.

Very truly yours,
/s/ Moelis & Company LLC MOELIS & COMPANY LLC

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Officers and Directors.

        Set forth below is a description of how the ILG Charter, the ILG Bylaws and the DGCL treat the indemnification of ILG's directors and officers. This description is intended as a summary only and is qualified in its entirety by reference to the ILG Charter and the DGCL.

        Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

        Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        As permitted by the DGCL, the ILG Charter provides that no director will be personally liable to ILG or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent a director breaches his fiduciary duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, with respect to any transaction from which the director derived an improper personal benefit, and for liability with respect to unlawful payment of a dividend, unlawful stock purchase or redemption.

        As permitted by the DGCL, the ILG Bylaws provide that ILG is required to indemnify its directors and officers (and any director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, in each case, serving at the request of ILG) and that ILG must, upon satisfaction of certain conditions, advance all expenses incurred by such individuals in connection with certain legal proceedings. The ILG Bylaws expressly provide that the rights to indemnification and payment of expenses conferred by the ILG Bylaws are not exclusive of any right such persons may have under any statute, provision in the ILG Charter, agreement or vote of ILG's stockholders or disinterested directors and may not be terminated by ILG, the ILG Board of Directors or the ILG stockholders prior to the date of a person's service.

Item 21.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

Exhibit Number	Title
2.1	Agreement and Plan of Merger, dated as of October 27, 2015, by and among Interval Leisure Group, Inc., Iris Merger Sub, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Vistana Signature Experiences, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K/A filed by Starwood Hotels & Resorts Worldwide, Inc. on November 3, 2015).
2.2
Separation Agreement, dated as of October 27, 2015, by and among Interval Leisure Group, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Vistana Signature Experiences, Inc. (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K/A filed by Starwood Hotels & Resorts Worldwide, Inc. on November 3, 2015).
3.1
Amended and Restated Certificate of Incorporation of Interval Leisure Group, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Interval Leisure Group, Inc. on August 25, 2008).
3.2
Fourth Amended and Restated By-Laws of Interval Leisure Group, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Interval Leisure Group, Inc. on December 12, 2014).
3.3
Certificate of Designations, Preferences and Rights to Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q filed by Interval Leisure Group, Inc. on August 11, 2009).
4.1
Rights Agreement, dated as of June 10, 2009, between Interval Leisure Group, Inc. and the Bank of New York Mellon, as Rights Agent (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by Interval Leisure Group, Inc. on June 11, 2009).
4.2
Amended and Restated Credit Agreement among Interval Acquisition Corp, as Borrower, Interval Leisure Group, Inc., Certain Subsidiaries of the Borrower, as Guarantors, The Lenders Party thereto, Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent; Bank of America, N.A., PNC Bank, National Association, and SunTrust Bank, each as a Syndication Agent; Fifth Third Bank, KeyBank National Association, and Union Bank, N.A., each as a Documentation Agent; and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc. as Joint Lead Arrangers and Joint Bookrunners, dated as of June 21, 2012(13) (incorporated by reference to Exhibit 10.29 to the Annual Report on Form 10-K filed by Interval Leisure Group, Inc. on February 28, 2014).
4.3
First Amendment to Credit Agreement and Incremental Revolving Commitment Agreement, dated as of April 8, 2014, among Interval Acquisition Corp., as Borrower; Interval Leisure Group, Inc. and certain subsidiaries of the Borrower as Guarantors, the lenders who are party to the Amendment, and Wells Fargo Bank, National Association, as Administrative Agent for the lender (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Interval Leisure Group, Inc. on April 8, 2014).
5.1	Opinion of Weil, Gotshal & Manges LLP as to the validity of shares of common stock to be issued by Interval Leisure Group, Inc.+
8.1	Opinion of Weil, Gotshal & Manges LLP as to certain tax matters.+
8.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.+

Exhibit Number	Title
10.1	Voting and Support Agreement, dated as of October 27, 2015, by and among Interval Leisure Group, Inc., Starwood Hotels & Resorts Worldwide, Inc., Liberty Interactive Corporation and Liberty USA Holdings, LLC.*
10.2	Voting and Support Agreement, dated as of October 27, 2015, by and among Interval Leisure Group, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Craig M. Nash.*
10.3	Voting and Support Agreement, dated as of October 27, 2015, by and among Interval Leisure Group, Inc., Starwood Hotels & Resorts Worldwide, Inc. and William L. Harvey.*
10.4	Voting and Support Agreement, dated as of October 27, 2015, by and among Interval Leisure Group, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Jeanette E. Marbert.*
10.5
Employee Matters Agreement, dated as of October 27, 2015, by and among Interval Leisure Group, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Vistana Signature Experiences, Inc. (incorporated by reference to Exhibit A of Exhibit 2.2 to the Current Report on Form 8-K/A filed by Starwood Hotels & Resorts Worldwide, Inc. on November 3, 2015).
10.6
Form of License, Services and Development Agreement to be entered into by and among Interval Leisure Group, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Vistana Signature Experiences, Inc (incorporated by reference to Exhibit B of Exhibit 2.2 to the Current Report on Form 8-K/A filed by Starwood Hotels & Resorts Worldwide, Inc. on November 3, 2015).
10.7
Form of Noncompetition Agreement to be entered into by and among Starwood Hotels & Resorts Worldwide, Inc. and Vistana Signature Experiences, Inc. (incorporated by reference to Exhibit C of Exhibit 2.2 to the Current Report on Form 8-K/A filed by Starwood Hotels & Resorts Worldwide, Inc. on November 3, 2015).
10.8
Form of Starwood Preferred Guest Affiliation Agreement to be entered into by and among Starwood Hotels & Resorts Worldwide, Inc., Preferred Guest, Inc. and Vistana Signature Experiences, Inc. (incorporated by reference to Exhibit D of Exhibit 2.2 to the Current Report on Form 8-K/A filed by Starwood Hotels & Resorts Worldwide, Inc. on November 3, 2015).
10.9
Form of Tax Matters Agreement to be entered into by and among Interval Leisure Group, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Vistana Signature Experiences, Inc. (incorporated by reference to Exhibit E of Exhibit 2.2 to the Current Report on Form 8-K/A filed by Starwood Hotels & Resorts Worldwide, Inc. on November 3, 2015).
10.10
Form of Transition Services Agreement to be entered into by and among Starwood Hotels & Resorts Worldwide, Inc. and Vistana Signature Experiences, Inc. (incorporated by reference to Exhibit F of Exhibit 2.2 to the Current Report on Form 8-K/A filed by Starwood Hotels & Resorts Worldwide, Inc. on November 3, 2015).
10.11
ILG Spinco Agreement, dated as of October 27, 2015, by and among Interval Leisure Group, Inc., Liberty Interactive Corporation and Liberty USA Holding, LLC (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by Interval Leisure Group, Inc. on November 9, 2015).
10.12
Amended and Restated Registration Rights Agreement, dated as of October 27, 2015, by and among Liberty Interactive Corporation, the Liberty Parties and Interval Leisure Group, Inc. (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by Interval Leisure Group, Inc. on November 9, 2015).

Exhibit Number	Title
21.1	Subsidiaries of Interval Leisure Group, Inc. (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed by Interval Leisure Group, Inc. on February 27, 2015).
23.1	Consent of Weil, Gotshal & Manges LLP (to be included in Exhibit 5.1).+
23.2	Consent of Weil, Gotshal &Manges LLP (to be included in Exhibit 8.1).+
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be included in Exhibit 8.2).+
24.4	Consent of Ernst & Young LLP.*
24.5	Consent of Ernst & Young LLP.*
24.6	Power of Attorney (included on signature page).*
99.1	Opinion of Moelis & Company LLC (included as Annex A to this proxy statement/prospectus).*
99.2	Consent of Moelis & Company LLC.*

*
Filed herewith

+
To be filed by amendment

Item 22.    Undertakings.

  (a)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b)
  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (c)
  (1)
  The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2)
    The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 of the Securities Act of 1933, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (e)
  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f)
  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on December 15, 2015.

Interval Leisure Group, Inc.
By:	/s/ CRAIG M. NASH
	Name:	Craig M. Nash
	Title:	Chairman, Chief Executive Officer and President

POWERS OF ATTORNEY

        KNOWN ALL MEN BY THESE PRESENT, that each person whose signature appears immediately below constitutes and appoints Craig M. Nash, William L. Harvey, John A. Galea and Jeanette E. Marbert, and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ CRAIG M. NASH Craig M. Nash	Chairman, Chief Executive Officer and President (Principal Executive Officer)	December 15, 2015
/s/ WILLIAM L. HARVEY William L. Harvey	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	December 15, 2015
/s/ JOHN A. GALEA John A. Galea	Chief Accounting Officer, Senior Vice President and Treasurer (Principal Accounting Officer)	December 15, 2015
/s/ DAVID FLOWERS David Flowers	Director	December 15, 2015

Signature	Capacity	Date

/s/ VICTORIA L. FREED Victoria L. Freed	Director	December 15, 2015
/s/ GARY S. HOWARD Gary S. Howard	Director	December 15, 2015
/s/ LEWIS J. KORMAN Lewis J. Korman	Director	December 15, 2015
/s/ THOMAS J. KUHN Thomas J. Kuhn	Director	December 15, 2015
/s/ THOMAS J. MCINERNEY Thomas J. McInerney	Director	December 15, 2015
/s/ THOMAS P. MURPHY, JR. Thomas P. Murphy, Jr.	Director	December 15, 2015
/s/ AVY H. STEIN Avy H. Stein	Director	December 15, 2015
/s/ JEANETTE E. MARBERT Jeanette E. Marbert	Executive Vice President, Chief Operating Officer and Director	December 15, 2015
/s/ CHAD HOLLINGSWORTH Chad Hollingsworth	Director	December 15, 2015

EXHIBIT INDEX

Exhibit Number	Title
2.1	Agreement and Plan of Merger, dated as of October 27, 2015, by and among Interval Leisure Group, Inc., Iris Merger Sub, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Vistana Signature Experiences, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K/A filed by Starwood Hotels & Resorts Worldwide, Inc. on November 3, 2015).
2.2
Separation Agreement, dated as of October 27, 2015, by and among Interval Leisure Group, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Vistana Signature Experiences, Inc. (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K/A filed by Starwood Hotels & Resorts Worldwide, Inc. on November 3, 2015).
3.1
Amended and Restated Certificate of Incorporation of Interval Leisure Group, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Interval Leisure Group, Inc. on August 25, 2008).
3.2
Fourth Amended and Restated By-Laws of Interval Leisure Group, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Interval Leisure Group, Inc. on December 12, 2014).
3.3
Certificate of Designations, Preferences and Rights to Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q filed by Interval Leisure Group, Inc. on August 11, 2009).
4.1
Rights Agreement, dated as of June 10, 2009, between Interval Leisure Group, Inc. and the Bank of New York Mellon, as Rights Agent (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by Interval Leisure Group, Inc. on June 11, 2009).
4.2
Amended and Restated Credit Agreement among Interval Acquisition Corp, as Borrower, Interval Leisure Group, Inc., Certain Subsidiaries of the Borrower, as Guarantors, The Lenders Party thereto, Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent; Bank of America, N.A., PNC Bank, National Association, and SunTrust Bank, each as a Syndication Agent; Fifth Third Bank, KeyBank National Association, and Union Bank, N.A., each as a Documentation Agent; and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc. as Joint Lead Arrangers and Joint Bookrunners, dated as of June 21, 2012(13) (incorporated by reference to Exhibit 10.29 to the Annual Report on Form 10-K filed by Interval Leisure Group, Inc. on February 28, 2014).
4.3
First Amendment to Credit Agreement and Incremental Revolving Commitment Agreement, dated as of April 8, 2014, among Interval Acquisition Corp., as Borrower; Interval Leisure Group, Inc. and certain subsidiaries of the Borrower as Guarantors, the lenders who are party to the Amendment, and Wells Fargo Bank, National Association, as Administrative Agent for the lender (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Interval Leisure Group, Inc. on April 8, 2014).
5.1	Opinion of Weil, Gotshal & Manges LLP as to the validity of shares of common stock to be issued by Interval Leisure Group, Inc.+
8.1	Opinion of Weil, Gotshal & Manges LLP as to certain tax matters.+
8.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.+

Exhibit Number	Title
10.1	Voting and Support Agreement, dated as of October 27, 2015, by and among Interval Leisure Group, Inc., Starwood Hotels & Resorts Worldwide, Inc., Liberty Interactive Corporation and Liberty USA Holdings, LLC.*
10.2	Voting and Support Agreement, dated as of October 27, 2015, by and among Interval Leisure Group, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Craig M. Nash.*
10.3	Voting and Support Agreement, dated as of October 27, 2015, by and among Interval Leisure Group, Inc., Starwood Hotels & Resorts Worldwide, Inc. and William L. Harvey.*
10.4	Voting and Support Agreement, dated as of October 27, 2015, by and among Interval Leisure Group, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Jeanette E. Marbert.*
10.5
Employee Matters Agreement, dated as of October 27, 2015, by and among Interval Leisure Group, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Vistana Signature Experiences, Inc. (incorporated by reference to Exhibit A of Exhibit 2.2 to the Current Report on Form 8-K/A filed by Starwood Hotels & Resorts Worldwide, Inc. on November 3, 2015).
10.6
Form of License, Services and Development Agreement to be entered into by and among Interval Leisure Group, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Vistana Signature Experiences, Inc. (incorporated by reference to Exhibit B of Exhibit 2.2 to the Current Report on Form 8-K/A filed by Starwood Hotels & Resorts Worldwide, Inc. on November 3, 2015).
10.7
Form of Noncompetition Agreement to be entered into by and among Starwood Hotels & Resorts Worldwide, Inc. and Vistana Signature Experiences, Inc. (incorporated by reference to Exhibit C of Exhibit 2.2 to the Current Report on Form 8-K/A filed by Starwood Hotels & Resorts Worldwide, Inc. on November 3, 2015).
10.8
Form of Starwood Preferred Guest Affiliation Agreement to be entered into by and among Starwood Hotels & Resorts Worldwide, Inc., Preferred Guest, Inc. and Vistana Signature Experiences, Inc. (incorporated by reference to Exhibit D of Exhibit 2.2 to the Current Report on Form 8-K/A filed by Starwood Hotels & Resorts Worldwide, Inc. on November 3, 2015).
10.9
Form of Tax Matters Agreement to be entered into by and among Interval Leisure Group, Inc., Starwood Hotels & Resorts Worldwide, Inc. and Vistana Signature Experiences, Inc. (incorporated by reference to Exhibit E of Exhibit 2.2 to the Current Report on Form 8-K/A filed by Starwood Hotels & Resorts Worldwide, Inc. on November 3, 2015).
10.10
Form of Transition Services Agreement to be entered into by and among Starwood Hotels & Resorts Worldwide, Inc. and Vistana Signature Experiences, Inc. (incorporated by reference to Exhibit F of Exhibit 2.2 to the Current Report on Form 8-K/A filed by Starwood Hotels & Resorts Worldwide, Inc. on November 3, 2015).
10.11
ILG Spinco Agreement, dated as of October 27, 2015, by and among Interval Leisure Group, Inc., Liberty Interactive Corporation and Liberty USA Holding, LLC (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by Interval Leisure Group, Inc. on November 9, 2015).
10.12
Amended and Restated Registration Rights Agreement, dated as of October 27, 2015, by and among Liberty Interactive Corporation, the Liberty Parties and Interval Leisure Group, Inc. (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by Interval Leisure Group, Inc. on November 9, 2015).

Exhibit Number	Title
21.1	Subsidiaries of Interval Leisure Group, Inc. (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed by Interval Leisure Group, Inc. on February 27, 2015).
23.1	Consent of Weil, Gotshal & Manges LLP (to be included in Exhibit 5.1).+
23.2	Consent of Weil, Gotshal &Manges LLP (to be included in Exhibit 8.1).+
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be included in Exhibit 8.2).+
24.4	Consent of Ernst & Young LLP.*
24.5	Consent of Ernst & Young LLP.*
24.6	Power of Attorney (included on signature page).*
99.1	Opinion of Moelis & Company LLC (included as Annex A to this proxy statement/prospectus).*
99.2	Consent of Moelis & Company LLC.*

*
Filed herewith

+
To be filed by amendment